UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12
NEXTGEN HEALTHCARE, INC.
(Name of Registrant as Specified in its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☐	No fee required
☒	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

NEXTGEN HEALTHCARE, INC.

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT
October 6, 2023
Dear Stockholders of NextGen Healthcare, Inc.:
You are cordially invited to attend a special meeting of the stockholders of NextGen Healthcare, Inc., a Delaware corporation (“NextGen,” the “Company,” “we,” “us” or “our”), to be held on November 7, 2023, at 9:00 a.m., local time, at the offices of Latham & Watkins, LLP, located at 650 Town Center Drive, 20th Floor, Costa Mesa, California 92626 (the special meeting and any adjournments or postponements thereof, the “Special Meeting”).
We have entered into an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated as of September 5, 2023, with Next Holdco, LLC, a Delaware limited liability company (“Parent”), and Next Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to and subject to the terms and conditions of the Merger Agreement, Merger Sub will be merged with and into NextGen, with NextGen surviving the merger as a wholly owned subsidiary of Parent (the “Merger”). Parent and Merger Sub are each affiliated with Thoma Bravo Discover Fund IV, L.P. (the “Thoma Bravo Fund”), and Parent, Merger Sub and the Thoma Bravo Fund are each affiliated with Thoma Bravo, L.P. (collectively, with its affiliates, “Thoma Bravo”). Thoma Bravo is a leading private equity firm focused on the software and technology-enabled services sectors.
At the Special Meeting, you will be asked to consider and vote on a proposal to adopt the Merger Agreement (the “Merger Proposal”). The affirmative vote of the holders of a majority of the outstanding shares of NextGen common stock, par value $0.01 per share (the “Company Shares”), issued and outstanding and entitled to vote thereon as of the close of business on October 10, 2023 (the “Record Date”) is required to approve the Merger Proposal. At the Special Meeting, you will also be asked to consider and vote on a proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid or become payable to NextGen’s named executive officers that is based on or otherwise relates to the Merger (the “Merger Compensation Proposal”). The affirmative vote of the holders of a majority in voting power of the votes cast affirmatively or negatively (excluding abstentions) at the Special Meeting by the holders entitled to vote thereon is required to approve the Merger Compensation Proposal. At the Special Meeting, you will also be asked to consider and vote on a proposal to approve the adjournment of the Special Meeting to a later date or dates if necessary to solicit additional proxies if there are insufficient votes in person or by proxy to approve the Merger Proposal at the time of the Special Meeting (the “Adjournment Proposal”). The affirmative vote of the holders of a majority in voting power of the votes cast affirmatively or negatively (excluding abstentions) at the Special Meeting by the holders entitled to vote thereon is required to approve the Adjournment Proposal.
If the Merger is consummated, you will be entitled to receive $23.95 in cash, without interest, for each Company Share that you own (unless you have properly exercised appraisal rights, including by not voting in favor of the Merger Proposal). Such merger consideration represents a premium of approximately 46% over the Company Share closing price of $16.36 on August 22, 2023, the last trading day before the media released a news article speculating that NextGen was contemplating a potential sale transaction.
The Board of Directors of NextGen (the “Board”), after considering the factors more fully described in the enclosed proxy statement, has (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of NextGen and NextGen’s stockholders, and declared it advisable, for NextGen to enter into the Merger Agreement, (ii) approved and declared advisable the execution and delivery by NextGen of the Merger Agreement, the performance by NextGen of its covenants and agreements contained therein and the consummation of the

Merger and the other transactions contemplated by the Merger Agreement upon the terms and subject to the conditions contained therein, and (iii) resolved to recommend that NextGen’s Stockholders adopt the Merger Agreement. The Board unanimously recommends that NextGen stockholders vote “FOR” the Merger Proposal. In addition, the Board unanimously recommends that NextGen stockholders vote “FOR” the Merger Compensation Proposal and “FOR” the Adjournment Proposal.
The enclosed proxy statement provides detailed information about the Special Meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the proxy statement and is incorporated herein by reference. The proxy statement also describes the actions and determinations of the Board in connection with its evaluation of the Merger Agreement and the Merger. We encourage you to read the accompanying proxy statement, including all documents incorporated by reference into the proxy statement, and its annexes, including the Merger Agreement, carefully and in their entirety, as they contain important information. You may also obtain more information about NextGen from documents we file with the Securities and Exchange Commission from time to time.
Whether or not you plan to attend the Special Meeting in person, please complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying postage prepaid envelope or grant your proxy electronically over the Internet or by telephone. Only your last-dated proxy will be counted, and any proxy may be revoked at any time prior to its exercise at the Special Meeting. If you attend the Special Meeting and vote thereat, your vote will revoke any proxy that you have previously submitted.
Your vote is very important, regardless of the number of Company Shares that you own. We cannot consummate the Merger unless the Merger Proposal is approved by the affirmative vote of the holders of at least a majority of the issued and outstanding Company Shares entitled to vote thereon as of the Record Date.
If you have questions or need assistance voting your Company Shares, please contact:

1407 Broadway, 27th Floor
New York, New York 10018
proxy@mackenziepartners.com
Call Collect: (212) 929-5500

or

Toll-Free (800) 322-2885
On behalf of the Board, I thank you for your support and appreciate your consideration of this matter.
Very truly yours,

David Sides
President and Chief Executive Officer
Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved of the transactions described in this document, including the Merger, or determined if the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.
PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY. This proxy statement is dated October 6, 2023 and, together with the enclosed form of proxy card, is first being mailed to stockholders on or about October 12, 2023.

NEXTGEN HEALTHCARE, INC.
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON NOVEMBER 7, 2023

NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of NextGen Healthcare, Inc., a Delaware corporation (“NextGen,” the “Company,” “we,” “us” or “our”), will be held on November 7, 2023, at 9:00 a.m., local time, at the offices of Latham & Watkins, LLP, located at 650 Town Center Drive, 20th Floor, Costa Mesa, California 92626, or at any adjournment or postponement thereof. The Special Meeting is being held for the following purposes:
1.
To consider and vote on a proposal to adopt the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated as of September 5, 2023, by and among Next Holdco, LLC, a Delaware limited liability company (“Parent”), Next Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and NextGen, pursuant to which Merger Sub will be merged with and into NextGen, with NextGen surviving as a wholly owned subsidiary of Parent (the “Merger”);

2.
To consider and vote on a proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid or become payable to NextGen’s named executive officers that is based on or otherwise relates to the Merger; and

3.
To consider and vote on a proposal to approve the adjournment of the special meeting to a later date or dates if necessary to solicit additional proxies if there are insufficient votes in person or by proxy to approve the proposal to adopt the Merger Agreement at the time of the special meeting (the special meeting and any adjournments or postponements thereof, the “Special Meeting”).

Only stockholders of record as of the close of business on October 10, 2023 (the “Record Date”) are entitled to notice of the Special Meeting and to vote at the Special Meeting or at any adjournment or postponement thereof.
The Board unanimously recommends that you vote:
1.	“FOR” the proposal to adopt the Merger Agreement (the “Merger Proposal”);
2.
“FOR” the proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid or become payable to NextGen’s named executive officers that is based on or otherwise relates to the Merger (the “Merger Compensation Proposal”); and

3.
“FOR” the proposal to approve the adjournment of the Special Meeting to a later date or dates if necessary to solicit additional proxies if there are insufficient votes to approve the Merger Proposal at the time of the Special Meeting (the “Adjournment Proposal”).

Your vote is very important, regardless of the number of shares of NextGen common stock, par value $0.01 per share (“Company Shares”), that you own. Whether or not you plan to attend the Special Meeting in person, please complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone. If you fail to return your proxy card, grant your proxy electronically over the Internet or by telephone or attend the Special Meeting, your Company Shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the Merger Proposal.
Under Delaware law, stockholders and beneficial owners who do not vote in favor of the Merger Proposal will have the right to seek appraisal of the fair value of their issued and outstanding Company Shares as determined by the Delaware Court of Chancery if the Merger is consummated, but only if they submit a written demand for such an appraisal to NextGen before the vote on the Merger Proposal and comply with the other Delaware law procedures explained in the accompanying proxy statement.
By Order of the Board of Directors,
Very truly yours,

David Sides President and Chief Executive Officer

October 6, 2023

YOUR VOTE IS VERY IMPORTANT!
If your Company Shares are registered directly in your name: If you are a stockholder of record, you may grant a proxy to vote your Company Shares through the Internet, by telephone or by mail as described below. Please help us save time and postage costs by granting a proxy through the Internet or by telephone. Each such method is generally available 24 hours a day and will ensure that your proxy to vote your Company Shares is confirmed and posted immediately. To grant a proxy to vote your Company Shares:
1.	BY INTERNET
a.	Go to the website at www.proxyvote.com, 24 hours a day, 7 days a week, until the start of the Special Meeting.
b.	Please have your proxy card available to verify your identity and create an electronic proxy.
c.	Follow the simple instructions provided.
2.	BY TELEPHONE
a.	On a touch-tone telephone, call toll-free 1-866-447-1752, 24 hours a day, 7 days a week, until 11:59 p.m. Eastern Time on November 6, 2023, the day preceding the Special Meeting.
b.	Please have your proxy card available to verify your identity.
c.	Follow the simple instructions provided.
3.	BY MAIL
a.	Mark, sign and date your proxy card.
b.	Return it prior to 11:59 p.m. Eastern Time on November 6, 2023, the day preceding the Special Meeting, in the postage-paid envelope provided.
If your Company Shares are held in the name of a bank, broker or other nominee: You will receive instructions on how to vote from the bank, broker or other nominee. You must follow the instructions of such bank, broker or other nominee in order for your Company Shares to be voted. Telephone and Internet voting instructions also may be offered to stockholders owning Company Shares through certain banks and brokers. As a beneficial owner, you have the right to direct your bank, broker or other nominee on how to vote the Company Shares in your account. Your bank, broker or other nominee cannot vote on any of the proposals to be considered at the Special Meeting, including the Merger Proposal, without your instructions.
If you fail to return your proxy card, grant your proxy electronically over the Internet or by telephone or attend the Special Meeting, your Company Shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting. If you hold your Company Shares through a bank, broker or other nominee, you must obtain from such nominee a valid “legal proxy” issued in your name in order to vote at the Special Meeting.

We encourage you to read the accompanying proxy statement, including all documents incorporated by reference into the accompanying proxy statement, and its annexes, carefully and in their entirety. If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or require assistance in submitting your proxy or voting your Company Shares, please contact our proxy solicitor or us by using the contact information provided below:

1407 Broadway, 27th Floor
New York, New York 10018
proxy@mackenziepartners.com
Call Collect: (212) 929-5500

or

Toll-Free (800) 322-2885

or

NextGen Healthcare, Inc.
Attn: Corporate Secretary
Email: secretary@nextgen.com

i

QUESTIONS AND ANSWERS
The following questions and answers address some commonly asked questions regarding the special meeting (together with any adjournments or postponements thereof, the “Special Meeting”), the Merger Agreement (as defined below) and the transactions contemplated by the Merger Agreement, pursuant to which Merger Sub (as defined below) will be merged with and into NextGen (as defined below), with NextGen surviving as a wholly owned subsidiary of Parent (as defined below) (the “Merger”). Please refer to the “Summary” beginning on page 12 of this proxy statement and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents incorporated by reference or referred to in this proxy statement, which you should read carefully and in their entirety.
Except as otherwise specifically noted in this proxy statement or as context otherwise requires, “NextGen,” “we,” “our,” “us,” the “Company” and similar words in this proxy statement refer to NextGen Healthcare, Inc. Throughout this proxy statement we refer to Next Holdco, LLC as “Parent” and Next Merger Sub, Inc. as “Merger Sub.” In addition, throughout this proxy statement we refer to the Agreement and Plan of Merger, dated as of September 5, 2023, as it may be amended from time to time, by and among Parent, Merger Sub and NextGen, as the “Merger Agreement.”
Q:	Why am I receiving these materials?
A:
On September 5, 2023, NextGen entered into the Merger Agreement providing for the merger of Merger Sub, a wholly owned subsidiary of Parent, with and into NextGen, with NextGen surviving the Merger as a wholly owned subsidiary of Parent. The board of directors of NextGen (the “Board”) is furnishing this proxy statement and form of proxy card to the holders of the issued and outstanding shares of NextGen common stock, par value $0.01 per share (the “Company Shares”), in connection with the solicitation of proxies to be voted at the Special Meeting.

Q:	What is the proposed transaction?
A:
The proposed transaction is the acquisition of NextGen by Parent pursuant to the Merger Agreement. If the proposal to adopt the Merger Agreement (the “Merger Proposal”) is approved by the holders of a majority of the Company Shares issued and outstanding and entitled to vote thereon as of the Record Date (as defined below) and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will be merged with and into NextGen, with NextGen surviving the Merger as a wholly owned subsidiary of Parent. As a result of the Merger, Company Shares will no longer be publicly traded and will be delisted from the Nasdaq Global Select Market (“Nasdaq”). In addition, Company Shares will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and NextGen will no longer file periodic reports with the U.S. Securities and Exchange Commission (the “SEC”).

Q:	What will I receive if the Merger is consummated?
A:
Upon consummation of the Merger, you will be entitled to receive $23.95 in cash, without interest (the “Merger Consideration”), for each Company Share that you own as of the Effective Time (as defined below), unless you have properly exercised and not failed to perfect, waived, withdrawn or otherwise lost your right to appraisal in accordance with Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”). For example, if you own 100 Company Shares as of the Effective Time, you will receive $2,395.00 in cash in exchange for your Company Shares (less any applicable withholding taxes). You will not be entitled to receive shares in the surviving corporation or in Parent as a result of the Merger.

Q:
How does the Merger Consideration compare to the market price of Company Shares prior to the public announcement that NextGen entered into the Merger Agreement? How does the Merger Consideration compare to the market price of Company Shares as of a recent trading date?

A:
The Merger Consideration represents a premium of approximately 46% over the Company Share closing price of $16.36 on August 22, 2023, the last trading day before the media released a news article speculating that NextGen was contemplating a potential sale transaction. On October 5, 2023, the last practicable day before the printing of this proxy statement, the closing price of the Company Shares on Nasdaq was $23.78 per share. You are encouraged to obtain current market quotations for Company Shares.

Q:	When and where is the Special Meeting?
A:
The Special Meeting will be held on November 7, 2023, at 9:00 a.m., local time, at the offices of Latham & Watkins, LLP, located at 650 Town Center Drive, 20th Floor, Costa Mesa, California 92626, or at any adjournment or postponement thereof.

Q:	What am I being asked to vote on at the Special Meeting?
A:	You are being asked to consider and vote on the following proposals:
•	The Merger Proposal;
•
To approve, on a non-binding, advisory basis, certain compensation that will or may be paid or become payable to NextGen’s named executive officers that is based on or otherwise relates to the Merger (the “Merger Compensation Proposal”); and

•
To approve the adjournment of the Special Meeting to a later date or dates if necessary to solicit additional proxies if there are insufficient votes in person or by proxy to approve the Merger Proposal at the time of the Special Meeting (the “Adjournment Proposal”).

Q:	Who is entitled to vote at the Special Meeting?
A:
Only holders of record of Company Shares as of the close of business on October 10, 2023 (the “Record Date”) will be entitled to notice of, and to vote at, the Special Meeting. As of the close of business on October 4, 2023, there were 67,096,894 Company Shares issued and outstanding. Each issued and outstanding Company Share on that date will entitle its holder to one vote, in person or by proxy, on all matters to be voted on at the Special Meeting.

Q:	What vote is required to approve the proposal to adopt the Merger Agreement?
A:	The affirmative vote of the holders of a majority of the Company Shares issued and outstanding and entitled to vote thereon as of the Record Date is required to approve the Merger Proposal.
The failure to grant a proxy to vote your Company Shares by submitting a signed proxy card, granting a proxy electronically over the Internet or by telephone or to vote at the Special Meeting will have the same effect as a vote “AGAINST” the Merger Proposal. If you hold your Company Shares in “street name,” the failure to instruct your bank, broker or other nominee on how to vote your Company Shares on the Merger Proposal will result in a broker non-vote and will have the same effect as a vote “AGAINST” the Merger Proposal. Abstentions by you or your bank, broker or other nominee will have the same effect as a vote “AGAINST” the Merger Proposal.
Q:	What factors did the Board consider in deciding to enter into the Merger Agreement and recommending the approval of the Merger Proposal, the Merger Compensation Proposal and the Adjournment Proposal?
A:
In reaching its decision to unanimously approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, and to recommend that our stockholders approve the Merger Proposal, the Merger Compensation Proposal and the Adjournment Proposal, the Board consulted with our management, as well as our legal and financial advisors, and considered the terms of the proposed Merger Agreement and the transactions contemplated thereby, including the Merger, as well as other alternatives. For a more detailed description of these factors, see “The Merger—Recommendation of the Board and Reasons for the Merger” beginning on page 43 of this proxy statement.

Q:	What is a quorum and how many Company Shares are needed to constitute a quorum?
A:
A quorum of stockholders is the presence of stockholders holding the minimum number of shares necessary to transact business at the Special Meeting. The holders of a majority of the voting power of Company Shares entitled to vote at the Special Meeting, either present in person, present by means of remote communication in any manner or represented by proxy, will constitute a quorum at the Special Meeting. If a quorum is not present, then under our second amended and restated bylaws, the person presiding over the meeting shall have power to recess the meeting or adjourn the meeting from time to time in the manner provided under our Bylaws until a quorum is present or represented.

If you submit a signed proxy card, grant a proxy electronically over the Internet or by telephone, or vote at the Special Meeting (regardless of whether you indicate how you wish to vote), your Company Shares will be counted for purposes of determining the presence of a quorum. If you hold your Company Shares in “street name,” the failure to instruct your bank, broker or other nominee on how to vote your Company Shares will result in a broker non-vote and such Company Shares will not be counted for purposes of determining the presence of a quorum. However, if you hold Company Shares in “street name” and give voting instructions to your broker, bank or other nominee with respect to at least one of the proposals, but give no instruction as to one or more of the other proposals, then those Company Shares will be deemed present at the Special Meeting for purposes of establishing a quorum at the Special Meeting, will be voted as instructed with respect to any proposal as to which instructions were given, and will not be voted with respect to any other proposal. Abstentions by you or your bank, broker or other nominee will be counted for purposes of determining the presence of a quorum.
Q:
What vote is required to approve the proposal to approve certain compensation that will or may be paid or become payable to NextGen’s named executive officers that is based on or otherwise relates to the Merger?

A:
The affirmative vote of the holders of a majority in voting power of the votes cast affirmatively or negatively (excluding abstentions and broker non-votes) at the Special Meeting by the holders entitled to vote thereon is required to approve the Merger Compensation Proposal.

The failure of any stockholder of record to submit a signed proxy card, grant a proxy electronically over the Internet or by telephone or to vote at the Special Meeting will not have any effect on the Merger Compensation Proposal. If you hold your Company Shares in “street name,” the failure to instruct your bank, broker or other nominee on how to vote your Company Shares will result in a broker non-vote and will not have any effect on the Merger Compensation Proposal. Abstentions by you or your bank, broker or other nominee are not considered to be votes cast and will have no effect on the Merger Compensation Proposal.
Because the vote on the Merger Compensation Proposal is advisory only, it will not be binding on either NextGen or Parent. Accordingly, if the Merger Proposal is approved and the Merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of NextGen’s stockholders on the Merger Compensation Proposal.
Q:	What vote is required to approve the proposal to approve the adjournment of the Special Meeting to a later date or dates if necessary to solicit additional proxies?
A:
The affirmative vote of the holders of a majority in voting power of the votes cast affirmatively or negatively (excluding abstentions and broker non-votes) at the Special Meeting by the holders entitled to vote thereon is required to approve the Adjournment Proposal.

The failure of any stockholder of record to submit a signed proxy card, grant a proxy electronically over the Internet or by telephone or to vote at the Special Meeting will not have any effect on the Adjournment Proposal. If you hold your Company Shares in “street name,” the failure to instruct your bank, broker or other nominee on how to vote your Company Shares will result in a broker non-vote and will not have any effect on the Adjournment Proposal. Abstentions by you or your bank, broker or other nominee are not considered to be votes cast and will have no effect on the Adjournment Proposal.
Q:	How does the Board recommend that I vote?
A:
The Board, after considering the various factors described under “The Merger—Recommendation of the Board and Reasons for the Merger” beginning on page 43 of this proxy statement, unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of NextGen and its stockholders and declared it advisable for NextGen to enter into the Merger Agreement, (ii) approved and declared advisable the execution and delivery by NextGen of the Merger Agreement, the performance by NextGen of its covenants and agreements contained therein and the consummation of the Merger and the other transactions contemplated thereby upon the terms and subject to the conditions contained therein, (iii) directed that the adoption of the

Merger Agreement be submitted to a vote at a meeting of NextGen’s stockholders and (iv) resolved, subject to the terms and conditions set forth in the Merger Agreement, to recommend that the Merger Agreement be adopted by NextGen’s stockholders.
The Board unanimously recommends that you vote “FOR” the Merger Proposal, “FOR” the Merger Compensation Proposal and “FOR” the Adjournment Proposal.
Q:	What do I need to do now?
A:
We encourage you to read this proxy statement, the annexes to this proxy statement, including the Merger Agreement, and the documents we incorporate by reference and refer to in this proxy statement carefully and consider how the Merger affects you, and then sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope, or grant your proxy electronically on the Internet or by telephone, so that your Company Shares can be voted at the Special Meeting. If you hold your Company Shares in “street name,” please refer to the voting instruction forms provided by your bank, broker or other nominee to vote your Company Shares. Please do not send your stock certificates with your proxy card.

Q:	How do I vote?
A:
If you are a stockholder of record (that is, if your Company Shares are registered in your name with our transfer agent, Computershare Trust Company, N.A. (“Computershare”)), there are four ways to cause your Company Shares to be voted at the Special Meeting:

•	by attending the Special Meeting and voting in person by ballot
•	by visiting the Internet at the address on your proxy card and granting your proxy;
•	by calling toll-free (within the U.S. or Canada) at the phone number on your proxy card and granting your proxy;
•	by completing, dating, signing and returning the enclosed proxy card in the accompanying prepaid reply envelope; or
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the Merger Proposal, the Merger Compensation Proposal and the Adjournment Proposal.
A control number, located on your proxy card, is designed to verify your identity and allow you to grant a proxy to vote your Company Shares, and to confirm that your voting instructions have been properly recorded when granting a proxy electronically over the Internet or by telephone. Please be aware that, although there is no charge for granting a proxy to vote your Company Shares, if you grant a proxy electronically over the Internet or by telephone, you may incur costs such as telephone and Internet access charges for which you will be responsible. Even if you plan to attend the Special Meeting, you are strongly encouraged to grant a proxy to vote your Company Shares.
If your Company Shares are held in “street name” through a bank, broker or other nominee, you should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your Company Shares. Without those instructions, your Company Shares will not be voted, which will have the same effect as voting “AGAINST” the Merger Proposal.
Q:	What is the difference between holding Company Shares as a stockholder of record and as a beneficial owner?
A:
If your Company Shares are registered directly in your name with our transfer agent, Computershare, you are considered, with respect to those Company Shares, to be the “stockholder of record.” In this case, this proxy statement and your proxy card have been sent directly to you by or on behalf of NextGen.

If your Company Shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of such Company Shares and are considered to hold them in “street name.” In that case, this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those Company Shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee on how to vote your shares by following their instructions for voting. You are also invited to attend the Special Meeting. However, because you are not the stockholder of record, you may not vote your Company Shares at the Special Meeting unless you request and obtain a valid “legal proxy” from your bank, broker or other nominee.
Q:	Will my Company Shares held in “street name” or another form of record ownership be combined for voting purposes with Company Shares I hold as the stockholder of record?
A:
No. Because any Company Shares you may hold in “street name” will be deemed to be held by a different stockholder than any Company Shares you hold as the stockholder of record, any Company Shares held in “street name” will not be combined for voting purposes with the Company Shares you hold as the stockholder of record. Similarly, if you own Company Shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those Company Shares because they are held in a different form of record ownership. Company Shares held by a corporation or business entity must be voted by an authorized officer of the entity. Company Shares held in an individual retirement account must be voted under the rules governing the account.

Q:	If I hold my Company Shares in “street name,” will my bank, broker or other nominee vote my Company Shares for me on the proposals to be considered at the Special Meeting?
A:
Not without your direction. Your bank, broker or other nominee will only be permitted to vote your Company Shares on any “non-routine” proposal if you instruct your bank, broker or other nominee on how to vote. Under applicable stock exchange rules, banks, brokers or other nominees have the discretion to vote your Company Shares on routine matters if you fail to instruct your bank, broker or other nominee on how to vote your Company Shares with respect to such matters. The proposals in this proxy statement are non-routine matters, and banks, brokers and other nominees therefore cannot vote on these proposals without your instructions. Therefore, it is important that you instruct your bank, broker or other nominee on how you wish to vote your Company Shares.

You should follow the procedures provided by your bank, broker or other nominee to instruct them, as applicable, to vote your Company Shares. Without such instructions, a broker non-vote will result, and your Company Shares will not be voted at the Special Meeting. A broker non-vote will have the same effect as if you voted “AGAINST” the Merger Proposal.
Q:	What happens if I do not vote?
A:
The required vote to approve the Merger Proposal is based on the total number of Company Shares issued and outstanding as of the close of business on the Record Date, not just the Company Shares that are voted at the Special Meeting. If you do not vote in person or by proxy, it will have the same effect as voting “AGAINST” the Merger Proposal.

Q:	May I change my vote after I have mailed my signed proxy card or otherwise submitted my vote by proxy?
A:	Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time by:
•
signing a new proxy card with a date later than the date of the previously submitted proxy card relating to the same Company Shares and returning it to us by mail prior to 11:59 p.m. Eastern Time on November 6, 2023, the day preceding the Special Meeting;

•	submitting a new proxy by telephone prior to 11:59 p.m. Eastern Time on November 6, 2023, the day preceding the Special Meeting;
•	submitting a new proxy by Internet prior to the start of the Special Meeting; or
•	attending the Special Meeting and voting thereat (simply attending the Special Meeting will not cause your proxy to be revoked).
Please note that if you hold your Company Shares in “street name,” and you have instructed a broker, bank or other nominee to vote your Company Shares, the above-described options for revoking your voting instructions do not apply, and instead you should contact your bank, broker or other nominee for instructions regarding how to change or revoke your vote. You may also vote at the Special Meeting via the Special Meeting website, provided you have pre-registered for the Special Meeting.
Q:	What is a proxy?
A:
A proxy is your legal designation of another person (a “proxy”) to vote your Company Shares. This written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your Company Shares is called a “proxy card.” The Board has designated each of James Arnold, Chief Financial Officer, and Jeffrey Linton, General Counsel, with full power of substitution, as proxies for the Special Meeting.

Q:	If a stockholder gives a proxy, how are the Company Shares voted?
A:
Regardless of the method you choose to grant a proxy to vote your Company Shares, the individuals named on the enclosed proxy card, or your proxies, will vote your Company Shares in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your Company Shares should be voted “FOR” or “AGAINST” or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your proxy card but do not mark the boxes showing how your Company Shares should be voted on a matter, the Company Shares represented by your properly signed proxy will be voted (i) “FOR” the Merger Proposal, (ii) “FOR” the Merger Compensation Proposal and (iii) “FOR” the Adjournment Proposal.
Q:	May I attend the Special Meeting and vote in person?
A:
Yes. All stockholders of NextGen as of the Record Date may attend the Special Meeting and vote in person. Stockholders will need to present proof of ownership of NextGen common stock, such as a bank or brokerage account statement, and a form of personal identification to be admitted to the Special Meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Special Meeting. Even if you plan to attend the Special Meeting in person, we encourage you to complete, sign, date and return the enclosed proxy or grant a proxy electronically over the Internet or via telephone to ensure that your shares will be represented at the Special Meeting. If you hold your shares in “street name,” because you are not the stockholder of record, you may not vote your shares in person at the Special Meeting unless you request and obtain a valid “legal proxy” from your bank, broker or other nominee.

Q:	What happens if I sell or otherwise transfer my Company Shares before consummation of the Merger?
A:
If you sell or transfer your Company Shares before consummation of the Merger, you will have transferred your right to receive the Merger Consideration in the Merger. In order to receive the Merger Consideration, you must hold your Company Shares through consummation of the Merger.

The Record Date for stockholders entitled to vote at the Special Meeting is earlier than the date the Merger is anticipated to be consummated. Accordingly, if you sell or transfer your Company Shares after the Record Date but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your Company Shares and each of you notifies NextGen in writing of such special arrangements, you will transfer the right to receive the Merger Consideration, if the Merger is consummated, to the person to whom you sell or transfer your Company Shares, but you will have retained your right to vote these Company Shares at the Special Meeting. Even if you sell or otherwise transfer your Company Shares after the Record Date, we encourage you to complete, date, sign and return the enclosed proxy card or grant a proxy via the Internet or telephone.
Q:	How will I receive the Merger Consideration to which I am entitled?
A:
If you hold your Company Shares, other than restricted Company Shares, in certificated form, you will receive a letter of transmittal shortly after the Merger is consummated instructing you how to surrender your stock certificates, to an exchange agent to be designated by Parent in order to receive the Merger Consideration to which you are entitled. Please do not send in your stock certificates now. If you hold your Company Shares, other than restricted Company Shares, in book-entry form but not through the Depository Trust Company (“DTC”), you will receive instructions regarding delivery of an “agent’s message” with respect to such book-entry shares. If your Company Shares, other than restricted Company Shares, are held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” Company Shares in exchange for the Merger Consideration.
Q:	Should I send in my stock certificate(s) now or other evidence of ownership now?
A:	No. Please do not send in your stock certificates or other documents evidencing ownership of Company Shares now or with your proxy card.
Q:	I do not know where my stock certificate is. How will I get the Merger Consideration for my Company Shares?
A:
If the Merger is consummated, the transmittal materials you will receive after the consummation of the Merger will include the procedures that you must follow if you cannot locate your stock certificate. This will include an affidavit that you will need to sign attesting to the loss of your stock certificate. You may also be required to post a bond as indemnity against any potential loss.

Q:	When do you expect the Merger to be consummated?
A:
Consummation of the Merger is subject to various closing conditions, including, among others, adoption of the Merger Agreement and approval of the Merger by the holders of a majority of the Company Shares issued and outstanding and entitled to vote thereon as of the Record Date, the expiration or termination of the required waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and certain other conditions.

We currently anticipate that the Merger will be consummated in the fourth quarter of 2023, subject to the satisfaction or waiver of all of the conditions to the Merger. However, it is possible, including as a result of factors outside the control of NextGen and Parent, that the Merger will be consummated at a later time or not at all.
Q:	What effects will the Merger have on NextGen?
A:
The Company Shares are currently registered under the Exchange Act, and are listed on Nasdaq under the symbol “NXGN.” As a result of the Merger, NextGen will cease to be a publicly traded company and will become a wholly owned subsidiary of Parent. As soon as reasonably practicable following the consummation of the Merger, the Company Shares will cease trading on and be delisted from Nasdaq and will be deregistered under the Exchange Act, and NextGen will no longer be required to file periodic reports with the SEC.

Q:	Why am I being asked to vote on the Merger Compensation Proposal?
A:
In accordance with the rules promulgated under Section 14A of the Exchange Act, we are providing you with the opportunity to cast a non-binding, advisory vote on the compensation that may be payable to our named executive officers in connection with the Merger.

Q:	What will happen if the stockholders do not approve the Merger Compensation Proposal at the Special Meeting?
A:
Approval of the Merger Compensation Proposal is not a condition to the completion of the Merger. The vote with respect to the Merger Compensation Proposal is on an advisory basis and will not be binding on NextGen or Parent. Further, the underlying compensation plans and agreements are contractual in nature and are not, by their terms, subject to stockholder approval. Accordingly, if the Merger Proposal is approved and the Merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of NextGen’s stockholders on the Merger Compensation Proposal.

Q:	What happens if the Merger is not consummated?
A:
If the Merger Agreement is not adopted by the holders of a majority of the issued and outstanding Company Shares entitled to vote thereon as of the Record Date or if the Merger is not consummated for any other reason, NextGen stockholders will not receive any payment for their Company Shares pursuant to the Merger Agreement. Instead, NextGen will remain a public company, the Company Shares will continue to be listed and traded on Nasdaq and registered under the Exchange Act and we will continue to file periodic reports with the SEC.

Under specified circumstances, we may be required to pay Parent a termination fee of $41,179,000.00 upon the termination of the Merger Agreement (the “NextGen Termination Fee”), including if the Board changes its recommendation to NextGen stockholders to vote FOR the Merger Proposal, or we enter into an alternative transaction with respect to a Superior Proposal, as further described under “The Merger Agreement—Termination Fee; Certain Expenses” beginning on page 90 of this proxy statement.
Additionally, Parent may be required to pay us a termination fee of $98,829,000.00 under specified circumstances (the “Reverse Termination Fee”), including due to a uncured materials breach of the Merger Agreement by Parent, or the failure of Parent and Merger Sub to close the Merger following the satisfaction or waiver of all of the closing conditions to the Merger (other than those conditions that by their nature are to be satisfied as of immediately prior to the Effective Time, but subject to such conditions being able to be satisfied or waived at or prior to the Effective Time).
Q:	Do any directors or executive officers have interests in the Merger that may differ from those of NextGen stockholders generally?
A:
In considering the recommendation of the Board with respect to the Merger Proposal, you should be aware that our directors and executive officers may have interests in the Merger that may be different from, or in addition to, your interests as a stockholder. The Board was aware of these potential interests and considered them, among other matters, in approving the Merger Agreement and the Merger and in recommending that the Merger Agreement be adopted by our stockholders. For a description of the potential interests of our directors and executive officers in the Merger, see “The Merger—Interests of the Directors and Executive Officers of NextGen in the Merger” beginning on page 56 of this proxy statement.

Q:	Who will count the votes obtained at the Special Meeting?
A:	The votes will be counted by the inspector of election appointed for the Special Meeting.
Q:	Who will solicit votes for and bear the cost and expenses of this proxy solicitation?
A:
We will bear the cost of the solicitation of proxies. We have retained MacKenzie Partners, Inc., a proxy solicitation firm, to solicit proxies in connection with the Special Meeting at a cost of approximately $20,000 plus expenses. We will also indemnify the proxy solicitor against losses arising out of its provisions of these services on our behalf. In addition, we may reimburse banks, brokers and other nominees representing beneficial owners of Company Shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by our directors, officers and employees, personally or by telephone, email, fax, over the Internet or other means of communication. No additional compensation will be paid for such services.

Q:	Where can I find the voting results of the Special Meeting?
A:
We intend to publish final voting results in a Current Report on Form 8-K that we will file with the SEC within four business days of the Special Meeting. All reports that we file with the SEC are publicly available when filed. See “Where You Can Find More Information” beginning on page 102 of this proxy statement.

Q:	What are the material U.S. federal income tax consequences to NextGen stockholders of the exchange of Company Shares for cash pursuant to the Merger?
A:	The exchange of the Company Shares for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. A “U.S. Holder” (as defined below under “The Merger—Material

U.S. Federal Income Tax Consequences of the Merger to Holders of Company Shares” beginning on page 66 of this proxy statement) generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received by such U.S. Holder pursuant to the Merger and such U.S. Holder’s adjusted tax basis in the Company Shares surrendered pursuant to the Merger. A “Non-U.S. Holder” (as defined below under “The Merger—Material U.S. Federal Income Tax Consequences of the Merger to Holders of Company Shares” beginning on page 66 of this proxy statement) generally will not be subject to U.S. federal income tax with respect to the exchange of the Company Shares for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States. You should consult your tax advisors to determine the U.S. federal income tax consequences relating to the Merger in light of your own particular circumstances and any consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction or other tax laws. A more complete description of the U.S. federal income tax consequences of the Merger is provided under “The Merger—Material U.S. Federal Income Tax Consequences of the Merger to Holders of Company Shares” beginning on page 66 of this proxy statement.
Q:	What will the holders of NextGen equity awards receive in the Merger?
A:
The Merger Agreement provides that, effective as of immediately prior to the Effective Time, NextGen’s equity awards that are outstanding immediately prior thereto will be treated in the following manner in connection with the Merger. For additional information regarding the treatment of NextGen equity awards, see “The Merger Agreement—Treatment of Equity Awards and the ESPP” beginning on page 72 of this proxy statement.

•
Treatment of NextGen Options. Effective as of immediately prior to the Effective Time, each outstanding NextGen option to purchase Company Shares with an exercise price per share less than the Merger Consideration that is unexpired and unexercised will be cancelled and converted into the right to receive an amount in cash (without interest) equal to the product obtained by multiplying (1) the aggregate number of Company Shares underlying such NextGen stock option by (2) an amount equal to the Merger Consideration less the applicable per share exercise price of such NextGen stock option (such aggregate amount, the “Option Consideration”), less any applicable withholding taxes.

•
Treatment of NextGen DSUs. Effective as of immediately prior to the Effective Time, each outstanding NextGen deferred stock unit deferred under NextGen’s Deferred Compensation Plan for Non-Employee Directors (“DSU”) award, whether vested or unvested, will be cancelled and converted into the right to receive an amount in cash (without interest) equal to the product obtained by multiplying (1) the aggregate number of Company Shares underlying such DSU award, by (2) the Merger Consideration (such aggregate amount, the “DSU Consideration”), less any applicable withholding taxes.

•
Treatment of NextGen PSUs. Effective as of immediately prior to the Effective Time, each outstanding NextGen restricted stock unit award granted subject to performance-based vesting conditions (including any portion of such award for which the performance-based vesting condition has been satisfied but which remains subject to service-based vesting) (“PSU”) will be cancelled and converted into the right to receive an amount in cash (without interest) equal to the product obtained by multiplying (1) the sum of (x) the number of Company Shares underlying the PSU award for which the applicable performance condition has been achieved prior to the Effective Time but which remain subject to service-based vesting, if any, plus (y) with respect to any portion of such PSU award the vesting of which remains subject to achievement of performance objectives, a number of Company Shares underlying the portion of the PSU award that vests as a result of the Merger as determined in accordance with the terms and conditions of the applicable PSU award agreement, by (2) the Merger Consideration (such aggregate amount, the “PSU Consideration”), less any applicable withholding taxes.

•
Treatment of NextGen RSAs. Effective as of immediately prior to the Effective Time, each outstanding award of restricted Company shares (“Restricted Stock Award”) held by a non-employee member of the Board (each, a “Vested RSA”) will be cancelled and converted into the right to receive an amount in cash (without interest) equal to the product obtained by multiplying (x) the aggregate number of Company Shares underlying such Vested RSA, by (y) the Merger Consideration (the “Vested Restricted Stock Consideration”), less any applicable withholding taxes; and (v) each other outstanding Restricted Stock Award that is not a Vested RSA (“Unvested RSA”) that remains outstanding immediately prior thereto will be cancelled and converted into the right to receive an amount in cash equal to the product obtained by multiplying (x) the aggregate number of Company Shares underlying such Unvested RSA, by (y) the Merger Consideration, less any applicable withholding taxes (the “Unvested Restricted Stock Cash Amount”). The Unvested Restricted Stock Cash Amount will vest and become payable to the holder in cash at the same times and in accordance with the same vesting schedule as applied to the Unvested RSA as of immediately prior to the Effective Time, subject to the holder’s continued service with the Parent and its Affiliates through the applicable vesting dates.
For additional information regarding the treatment of NextGen equity awards, see “The Merger Agreement—Treatment of Equity Awards and the ESPP” beginning on page 72 of this proxy statement.
Q:	What will happen to the NextGen 2014 Employee Stock Purchase Plan?
A:
Effective September 15, 2023, NextGen’s 2014 Employee Stock Purchase Plan (which we refer to as the “ESPP”) was suspended. No further offering period or purchase period will commence pursuant to the ESPP prior to the Effective Time.

For additional information regarding the ESPP, see “The Merger Agreement—Treatment of Equity Awards and the ESPP” beginning on page 72 of this proxy statement.
Q:	Am I entitled to appraisal rights instead of receiving the Merger Consideration for my Company Shares under the DGCL?
A:
Yes. As a holder of record or beneficial owner of Company Shares, you are entitled to exercise appraisal rights under the DGCL in connection with the Merger if you take certain actions and meet certain conditions. Under the DGCL, stockholders and beneficial owners of Company Shares who do not vote for the adoption of the Merger Agreement have the right to seek appraisal of the fair value of their Company Shares as determined by the Delaware Court of Chancery if the Merger is consummated, but only if they comply fully with all applicable requirements of Section 262 of the DGCL. Any appraisal amount determined by the court could be more than, the same as, or less than the value of the Merger Consideration. Any stockholder or beneficial owner intending to exercise appraisal rights must, among other things, submit a written demand for appraisal to NextGen before the vote on the adoption of the Merger Agreement is taken and must not vote or otherwise submit a proxy to vote in favor of adoption of the Merger Agreement. Failure to follow exactly the procedures specified under Section 262 of the DGCL will result in the loss of appraisal rights. Because of the complexity of the DGCL relating to appraisal rights, if you are considering exercising your appraisal rights we encourage you to seek the advice of your own legal counsel. See “The Merger—Appraisal Rights” beginning on page 63 of this proxy statement.

Q:	What should I do if I receive more than one set of voting materials?
A:
You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if your Company Shares are held in more than one brokerage account or are registered differently, you will receive more than one proxy card or voting instruction card. Please complete, date, sign and return (or grant a proxy to vote via the Internet or telephone with respect to) each proxy card and voting instruction card that you receive to ensure that all of your Company Shares are voted.

Q:	What is householding and how does it affect me?
A:
The SEC permits us to send a single set of proxy materials to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if we provide advance notice and follow certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. Certain brokerage firms may have instituted householding for beneficial owners of Company Shares held through brokerage firms. If your family has multiple accounts holding Company Shares, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Q:	Who can help answer my questions?
A:
If you have any more questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or enclosed proxy card, or require assistance in submitting your proxy or voting your Company Shares, please contact our proxy solicitor or us at the contact information provided below:

1407 Broadway, 27th Floor
New York, New York 10018
proxy@mackenziepartners.com
Call Collect: (212) 929-5500
or
Toll-Free (800) 322-2885
or

NextGen Healthcare, Inc.
Attn: Corporate Secretary
Email: secretary@nextgen.com
If your broker, bank or other nominee holds your Company Shares, you should also call your broker, bank or other nominee for additional information.

SUMMARY
This summary highlights selected information contained in this proxy statement, including with respect to the Merger and the Merger Agreement. This summary may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should read carefully this entire proxy statement, the annexes, including the Merger Agreement, and the documents we incorporate by reference in this proxy statement. You may obtain the documents and information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 102 of this proxy statement. The Merger Agreement is attached as Annex A to this proxy statement and incorporated herein by reference.
The Companies (page 24)
NextGen Healthcare, Inc.
NextGen Healthcare is a leading provider of innovative, cloud-based, healthcare technology solutions that empower ambulatory healthcare providers to manage the risk and complexity of delivering care in the United States healthcare system. NextGen’s combination of technological breadth, depth, and domain expertise positions NextGen as a preferred solution provider and trusted advisor for its clients. In addition to highly configurable core clinical and financial capabilities, NextGen’s portfolio includes tightly integrated solutions that deliver on ambulatory healthcare imperatives, including consumerism, digitization, risk allocation, regulatory influence, and integrated care and health equity. The Company Shares are listed on Nasdaq under the symbol “NXGN.” See “The Companies—NextGen Healthcare, Inc.” beginning on page 24 of this proxy statement.
Additional information about NextGen is contained in certain of its public filings that are incorporated by reference herein. See “Where You Can Find More Information” beginning on page 102 of this proxy statement.
Next Holdco, LLC (f/k/a Next Holdco, Inc.)
Parent was formed on August 30, 2023, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and debt financing in connection with the Merger.
The principal executive offices of Parent are c/o Thoma Bravo, L.P., 600 Montgomery Street, 20th Floor, San Francisco, CA 94111 with a telephone number of (415) 263-3600.
Next Merger Sub, Inc.
Merger Sub is a direct wholly owned subsidiary of Parent and was formed on August 30, 2023, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing in connection with the Merger.
Parent and Merger Sub are affiliated with Thoma Bravo Discovery Fund IV, L.P. (the “Thoma Bravo Fund”), and Parent, Merger Sub and the Thoma Bravo Fund are each affiliated with Thoma Bravo, L.P. (“Thoma Bravo”). Thoma Bravo is a leading private equity firm focused on the software and technology-enabled services sectors. At the Effective Time (defined below), the surviving corporation will be indirectly owned by the Thoma Bravo Fund and certain of its affiliates.
In connection with the transactions contemplated by the Merger Agreement, the Thoma Bravo Fund has provided Parent with an equity commitment (as defined below under “—Financing of the Merger”). The amounts committed under the commitment letters (as defined below under “—Financing of the Merger”) will be used to fund the aggregate purchase price required to be paid at the closing of the merger (the “closing”) and to also fund certain other payments at the closing (including the Required Amounts (as defined below under “—Financing of the Merger”)), subject to the terms and conditions of the Merger Agreement. In addition, the Thoma Bravo Fund has agreed to guaranty the payment of certain liabilities and obligations of Parent and/or Merger Sub under the Merger Agreement, subject to an aggregate cap equal to $98,829,000.00, including any termination fee and amounts in respect of certain reimbursement and indemnification obligations of Parent and Merger Sub for certain costs, expenses or losses incurred or sustained by the Company, as specified in the Merger Agreement. For more information, please see the section of this proxy statement entitled “The Merger—Financing of the Merger”.

The principal executive offices of Merger Sub are c/o Thoma Bravo, L.P., 600 Montgomery Street, 20th Floor, San Francisco, CA 94111 with a telephone number of (415) 263-3600.
The Special Meeting (page 25)
This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the Board for use at the Special Meeting to be held on November 7, 2023, at 9:00 a.m., local time, at the offices of Latham & Watkins, LLP, located at 650 Town Center Drive, 20th Floor, Costa Mesa, California 92626, or at any adjournment or postponement thereof.
Company Shares held directly in your name as a stockholder of record may be voted at the Special Meeting via the Special Meeting website, provided you have pre-registered for the Special Meeting. Shares held in “street name” may be voted at the Special Meeting via the Special Meeting website only if you obtain a legal proxy from your bank, broker or other nominee and provided you have pre-registered for the Special Meeting.
At the Special Meeting, we will ask our stockholders of record as of the Record Date to vote on (i) the Merger Proposal, (ii) the Merger Compensation Proposal and (iii) the Adjournment Proposal.
The Merger Proposal (page 93)
You will be asked to consider and vote upon the proposal to adopt the Merger Agreement. The Merger Agreement provides, among other things, that, upon the terms and subject to the satisfaction or waiver of the conditions set forth therein, Merger Sub will be merged with and into NextGen, with NextGen surviving the Merger as a wholly owned subsidiary of Parent and that, at the effective time of the Merger (the “Effective Time”) and as a result of the Merger, each Company Share issued and outstanding immediately prior to the Effective Time (other than (1) Company Shares held by NextGen, Parent, any wholly-owned subsidiary of NextGen or of Parent, (2) any stockholder or beneficial owner who has properly exercised his, her or its appraisal rights or (3) any Company Shares underlying Unvested RSAs) will be automatically canceled and converted into the right to receive the Merger Consideration.
Following the Merger, the Company Shares will no longer be publicly listed and traded on Nasdaq, and existing NextGen stockholders will cease to have any ownership interest in NextGen.
Record Date; Shares Entitled to Vote; Quorum (page 25)
You are entitled to receive notice and to vote at the Special Meeting if you owned Company Shares as of the close of business on the Record Date for the Special Meeting.
A quorum of stockholders is necessary to transact business at the Special Meeting. The presence at the Special Meeting, in person or by proxy, of the holders of a majority of the voting power of our issued and outstanding Company Shares entitled to vote at the Special Meeting, will constitute a quorum at the Special Meeting, permitting NextGen to transact business at the Special Meeting.
Vote Required; Abstentions and Broker Non-Votes (page 26)
Each Company Share issued and outstanding as of the close of business on the Record Date is entitled to one vote at the Special Meeting.
Approval of the Merger Proposal requires the holders of a majority of the Company Shares issued and outstanding and entitled to vote thereon as of the Record Date to vote “FOR” the Merger Proposal. A failure to vote your Company Shares for the Merger Proposal will have the same effect as a vote “AGAINST” the Merger Proposal. If you hold your Company Shares in “street name,” the failure to instruct your bank, broker or other nominee on how to vote your Company Shares on the Merger Proposal will result in a broker non-vote and will have the same effect as voting “AGAINST” the Merger Proposal.
As of the close of business on October 4, 2023, there were 67,096,894 Company Shares issued and outstanding and entitled to vote at the Special Meeting.
Recommendation of the Board and Reasons for the Merger (page 43)
The Board, after considering the various factors more fully described under “The Merger—Recommendation of the Board and Reasons for the Merger” beginning on page 43 of this proxy statement, unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of NextGen and NextGen’s stockholders, and declared it advisable, for NextGen to enter into the Merger Agreement, (ii) approved and declared advisable the execution and delivery by NextGen of the Merger Agreement, the performance by NextGen of its covenants and agreements contained therein and the consummation of the Merger and the other transactions contemplated by the Merger Agreement upon the terms and subject to the conditions contained therein, and (iii) resolved to recommend that NextGen’s Stockholders adopt the Merger Agreement. The Board unanimously recommends that NextGen stockholders vote “FOR” the Merger Proposal. In addition, the Board unanimously recommends that NextGen stockholders vote “FOR” the Merger Compensation Proposal and “FOR” the Adjournment Proposal.
Opinion of Morgan Stanley & Co. LLC (page 47)
NextGen retained Morgan Stanley & Co. LLC (“Morgan Stanley”) as financial advisor to the Board in connection with the proposed Merger and the other transactions contemplated by the Merger Agreement. In connection with this engagement, the Board requested that Morgan Stanley evaluate the fairness, from a financial point of view, to the holders of Company Shares (other than any Company Shares (i) held by NextGen as treasury stock, (ii) owned by Parent or any of its subsidiaries, including Merger Sub, in each case as of immediately prior to the Effective Time, (iii) the Dissenting Company Shares, together with any Company Shares held by any affiliate of NextGen or Parent, or (iv) subject to Vested RSAs, Unvested RSAs or DSU awards , collectively the “Excluded Shares”) of the Merger Consideration proposed to be paid to such holders pursuant to the Merger Agreement. On September 5, 2023, Morgan Stanley rendered to the Board its oral opinion, which was subsequently confirmed by delivery of a written opinion dated September 5, 2023 that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Morgan Stanley in preparing its opinion, the Merger Consideration proposed to be paid to the holders of Company Shares (other than Excluded Shares) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.
The full text of Morgan Stanley’s written opinion, dated September 5, 2023, which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Morgan Stanley in preparing its opinion, is attached as Annex B and is incorporated herein by reference. Morgan Stanley’s financial advisory services and opinion were provided for the information and assistance of the Board (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Merger and other transactions contemplated by the Merger Agreement and Morgan Stanley’s opinion addressed only the fairness, from a financial point of view, as of the date thereof, to the holders of Company Shares (other than Excluded Shares) of the Merger Consideration to be paid to such holders pursuant to the Merger Agreement. Morgan Stanley’s opinion did not address any other term or aspect of the Merger Agreement or the Merger and does not constitute a recommendation to any NextGen stockholder or any other person as to how such stockholder or other person should vote with respect to the Merger or otherwise act with respect to the Merger or any other matter. In connection with Morgan Stanley’s services as the financial advisor to the Board, NextGen has agreed to pay Morgan Stanley an aggregate fee of approximately $29 million, $5 million of which was payable upon the earlier to occur of (i) the date on which Morgan Stanley advised the Board that it was prepared to render its opinion and (ii) the rendering of the opinion, and approximately $24 million of which is payable contingent upon consummation of the Merger.
The full text of Morgan Stanley’s written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Morgan Stanley in preparing its opinion.
Certain Effects of the Merger on NextGen (page 34)
Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will be merged with and into NextGen, with NextGen surviving as a wholly owned subsidiary of Parent. Throughout this proxy statement, we use the term “surviving corporation” to refer to NextGen as the surviving corporation following the Merger. If the Merger is consummated, you will not own any shares of the capital stock of the surviving corporation. The Effective Time will occur, if it occurs, upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later date and time as we and Parent may agree in writing and specify in such certificate of merger). Throughout this proxy statement, we use the term “Closing Date” to refer to the date on which the closing of the Merger occurs.

Effect on NextGen if the Merger Is Not Consummated (page 34)
If the Merger Agreement is not adopted by the holders of a majority of the issued and outstanding Company Shares entitled to vote thereon as of the Record Date or if the Merger is not consummated for any other reason, NextGen stockholders will not receive any payment for their Company Shares pursuant to the Merger Agreement. Instead, NextGen will remain a public company, the Company Shares will continue to be listed and traded on Nasdaq and registered under the Exchange Act, and we will continue to file periodic reports with the SEC. Under specified circumstances, upon termination of the Merger Agreement, NextGen may be required to pay Parent a termination fee, as described under “The Merger Agreement—Termination Fee; Certain Expenses” beginning on page 90 of this proxy statement. Additionally, a reverse termination fee may be payable by Parent to NextGen in the event that the Merger Agreement is terminated under specified circumstances, as described under “The Merger Agreement—Termination Fee; Certain Expenses” beginning on page 90 of this proxy statement.
Furthermore, if the Merger is not consummated, depending on the circumstances that caused the Merger not to be consummated, the price of the Company Shares may decline significantly. If that were to occur, it is uncertain when, if ever, the price of the Company Shares would return to the price at which it trades as of the date of this proxy statement.
Merger Consideration (page 34)
In the Merger, each Company Share issued and outstanding immediately prior to the Effective Time (other than as described herein) will be canceled and extinguished and automatically, without any action by the holders of such Company Shares, be converted into the right to receive the Merger Consideration, and each holder of a share represented by a certificate (“Certificates”) or non-certificated and represented by book-entry (“Book-Entry Shares”), which immediately prior to the Effective Time represented Company Shares, will cease to have any rights with respect to such Company Shares other than the right to receive the Merger Consideration. As described further under “The Merger Agreement—Payment for Company Shares” beginning on page 73 of this proxy statement, prior to the Closing Date, Parent will deposit or cause to be deposited cash in an amount necessary to pay the aggregate Merger Consideration with an exchange agent designated by Parent that is reasonably acceptable to NextGen (the “paying agent”) (which amount will not include any amounts payable to the holders of NextGen equity awards). As soon as practicable after the Effective Time, holders of Certificates will receive a letter of transmittal instructing them to send their Certificates to the exchange agent in order to receive the Merger Consideration for each Company Share represented by such Certificates.
Each Company Share issued and outstanding immediately prior to the Effective Time that is (i) held by NextGen, Parent, Merger Sub, or by any direct or indirect wholly owned subsidiary of NextGen, Parent or Merger Sub (“Canceled Company Shares”) or (ii) subject to Vested RSAs, Unvested RSAs or DSU awards (“Excluded Shares”) will automatically be canceled and extinguished without any conversion thereof or consideration paid therefor (other than the Merger Consideration as described above) at the Effective Time.
Further, any Company Shares that are issued and outstanding and held by NextGen stockholders (or held in a voting trust or by a nominee on behalf of a beneficial owner who beneficially owns such Company Shares) as of immediately prior to the Effective Time who are entitled to demand and who shall have properly and validly demanded their statutory rights of appraisal in respect of such Company Shares in compliance in all respects with Section 262 of the DGCL (“Section 262”) (collectively, “Dissenting Company Shares”) will not be converted into, or represent the right to receive, the Merger Consideration, and the holders thereof will be entitled only to such rights as are granted by Section 262. See “The Merger—Appraisal Rights” beginning on page 63 of this proxy statement for more information.
After the Merger is consummated, under the terms of the Merger Agreement, you will have the right to receive the Merger Consideration, but you will no longer have any rights as a NextGen stockholder as a result of the Merger (except that any holder of Dissenting Company Shares will have those rights granted under Section 262), nor will you be entitled to receive any shares in Parent or the surviving corporation.
Treatment of Equity Awards and the ESPP (page 72)
The Merger Agreement provides that, effective as of immediately prior to the Effective Time, NextGen’s equity awards that are outstanding immediately prior thereto will be treated in the following manner in connection with the Merger. For additional information regarding the treatment of NextGen equity awards, see “The Merger Agreement—Treatment of Equity Awards and the ESPP” beginning on page 72 of this proxy statement.
•
Treatment of NextGen Options. Effective as of immediately prior to the Effective Time, each outstanding NextGen option to purchase Company Shares with an exercise price per share less than the Merger Consideration that is unexpired and unexercised will be cancelled and converted into the right to receive the Option Consideration, less any applicable withholding taxes.

•
Treatment of NextGen DSUsEffective as of immediately prior to the Effective Time, each outstanding NextGen DSU award, whether vested or unvested, will be cancelled and converted into the right to receive the DSU Consideration, less any applicable withholding taxes.

•
Treatment of NextGen PSUs. Effective as of immediately prior to the Effective Time, each outstanding NextGen PSU award will be cancelled and converted into the right to receive the PSU Consideration, less any applicable withholding taxes.

•
Treatment of NextGen RSAs. Effective as of immediately prior to the Effective Time, each outstanding Vested RSA will be cancelled and converted into the right to receive the Vested Restricted Stock Consideration, less any applicable withholding taxes; and (v) each Unvested RSA that remains outstanding immediately prior thereto will be cancelled and converted into the right to receive the Unvested Restricted Stock Cash Amount. The Unvested Restricted Stock Cash Amount will vest and become payable to the holder in cash at the same times and in accordance with the same vesting schedule as applied to the Unvested RSA as of immediately prior to the Effective Time, subject to the holder’s continued service with the Parent and its Affiliates through the applicable vesting dates.

Effective September 15, 2023, the ESPP was suspended. No further offering period or purchase period will commence pursuant to the ESPP prior to the Effective Time.
Interests of the Directors and Executive Officers of NextGen in the Merger (page 56)
In considering the recommendation of the Board with respect to the Merger Proposal, our stockholders should be aware that members of the Board and NextGen’s executive officers may have various interests in the Merger that may be in addition to, or different from, the interests of NextGen stockholders generally. The members of the Board were aware of these potential interests and considered them at the time they approved the Merger Agreement and in making their recommendation that the NextGen stockholders adopt the Merger Agreement. These potential interests include, but may not be limited to:
•
each member of the Board and each of NextGen’s executive officers holds outstanding NextGen equity awards. All such equity awards outstanding as of the date of this proxy statement will be afforded the treatment described above under “—Treatment of NextGen Equity Awards and the ESPP.” In addition, the Unvested RSAs held by each of NextGen’s executive officers will fully accelerate upon a qualifying termination that occurs in connection with a change in control (including the Merger);

•
each of NextGen’s executive officers is party to a preexisting employment agreement or change in control severance agreement that provides for severance payments and benefits upon a qualifying termination that occurs in connection with a change in control (including the Merger);

•
certain of NextGen’s executive officers have account balances under NextGen’s deferred compensation plan, and the portion of such balances representing NextGen contributions will become 100% vested in connection with a change in control (including the Merger); and

•	continued indemnification in favor of the current and former directors and officers of NextGen, as well as certain obligations related to maintenance of directors’ and officers’ liability insurance.
For additional information on the potential interests of members of the Board and NextGen’s executive officers in the Merger, see “The Merger—Interests of the Directors and Executive Officers of NextGen in the Merger” beginning on page 56 of this proxy statement.
Financing of the Merger (page 61)
We presently anticipate that the total funds needed to complete the merger and the related transactions will be approximately $1.87 billion, which will be funded via equity financing described below.

The obligation of Parent and Merger Sub to consummate the merger is not subject to any financing condition. Parent and Merger Sub have represented to the Company that, subject to satisfaction of certain conditions in the merger agreement, they will have available to them sufficient funds to satisfy all of their obligations under the merger agreement on the closing date and under the Equity Commitment Letter (as defined below). This includes funds needed to: pay the aggregate merger consideration and any other amounts required to be paid by Parent or Merger Sub on the Closing Date in connection with the consummation of the transactions contemplated hereby (including any fees and expenses of or payable by Parent or Merger Sub on the Closing Date in connection with the transactions contemplated hereby) (such amount, the “Required Amount”).
The Thoma Bravo Fund has committed to contribute or cause to be contributed to Parent at the closing of the Merger certain equity financing, subject to the terms and conditions set forth in an equity commitment letter, dated as of September 5, 2023 (the “Equity Commitment Letter”). The Company is an express third-party beneficiary of the equity commitment letter solely with respect to enforcing Parent’s right to cause the commitment under the Equity Commitment Letter by the Thoma Bravo Fund to be funded to Parent in accordance with the Equity Commitment Letter, and to cause Parent to enforce its rights against the Thoma Bravo Fund to perform its funding obligations under the Equity Commitment Letter, in each case subject to (1) the limitations and conditions set forth in the Equity Commitment Letter and (2) the terms and conditions of the Merger Agreement.
Pursuant to the limited guaranty delivered by the Thoma Bravo Fund in favor of the Company, dated as of September 5, 2023 (the “limited guaranty”), the Thoma Bravo Fund has agreed to guaranty the payment of certain liabilities and obligations of Parent or Merger Sub under the merger agreement, subject to an aggregate cap equal to $98.8 million, including any termination fee and amounts in respect of certain reimbursement and indemnification obligations of Parent and Merger Sub for certain costs, expenses or losses incurred or sustained by the Company, as specified in the Merger Agreement.
Appraisal Rights (page 63)
If the Merger is consummated, persons who do not wish to accept the Merger Consideration are entitled to seek appraisal of their Company Shares under Section 262 and, if all procedures described in Section 262 are strictly complied with, to receive payment in cash for the fair value of their Company Shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value. The “fair value” of your Company Shares as determined by the Delaware Court of Chancery may be more or less than, or the same as, the Merger Consideration that you are otherwise entitled to receive under the Merger Agreement. These rights are known as “appraisal rights”. This proxy statement serves as a notice of such appraisal rights pursuant to Section 262.
Persons who exercise appraisal rights under Section 262 will not receive the Merger Consideration they would otherwise be entitled to receive pursuant to the Merger Agreement. They will receive an amount determined to be the “fair value” of their Company Shares following petition to, and an appraisal by, the Delaware Court of Chancery. Persons considering seeking appraisal should recognize that the fair value of their Company Shares determined under Section 262 could be more than, the same as or less than the Merger Consideration they would otherwise be entitled to receive pursuant to the Merger Agreement. Strict compliance with the procedures set forth in Section 262 is required. Failure to comply strictly with all of the procedures set forth in Section 262 may result in the withdrawal, loss or waiver of appraisal rights. Consequently, and in view of the complexity of the provisions of Section 262, persons wishing to exercise appraisal rights are urged to consult their legal and financial advisors before attempting to exercise such rights.
A holder of record of Company Shares and a beneficial owner who (i) continuously holds or beneficially owns, as applicable, such Company Shares through the Effective Time, (ii) has not consented to the Merger in writing or otherwise voted in favor of the Merger or otherwise withdrawn, lost or waived appraisal rights, (iii) strictly complies with the procedures under Section 262, (iv) does not thereafter withdraw his, her or its demand for appraisal of such Company Shares and (v) in the case of a beneficial owner, a person who (A) reasonably identifies in his, her or its demand the holder of record of the Company Shares for which the demand is made, (B) provides documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be and (C) provides an address at which such beneficial owner consents to receive notices given by NextGen and to be set forth on the Chancery List (as defined in the section entitled “The Merger—Appraisal Rights” beginning on page 63 of this proxy statement), will be entitled to receive the fair value of his, her or its Company Shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value.
A copy of Section 262 may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. The following summary is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Section 262 and any amendments thereto after the date of this proxy statement. Any person who desires to exercise his, her or its appraisal rights should review carefully Section 262 and is urged to consult his, her or its legal advisor before electing or attempting to exercise such rights. For more information, please see the section entitled “The Merger—Appraisal Rights” beginning on page 63 of this proxy statement.
Material U.S. Federal Income Tax Consequences of the Merger to Holders of Company Shares (page 66)
The receipt of cash for Company Shares pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. The receipt of cash by a U.S. Holder in exchange for such U.S. Holder’s Company Shares in the Merger generally will result in such U.S. Holder’s recognition of gain or loss in an amount equal to the difference, if any, between the cash such U.S. Holder receives in the Merger and such U.S. Holder’s adjusted tax basis in the Company Shares surrendered in the Merger. A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to the exchange of Company Shares for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States. Stockholders should refer to the discussion under “The Merger—Material U.S. Federal Income Tax Consequences of the Merger to Holders of Company Shares” beginning on page 66 of this proxy statement and consult their tax advisors concerning the U.S. federal income tax consequences relating to the Merger in light of their particular circumstances and any consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction or other tax laws.
Regulatory Approvals Required for the Merger (page 69)
Under the Merger Agreement, the Merger cannot be consummated until the applicable waiting period (and any extension thereof) under the HSR Act has expired or been terminated. NextGen and Parent filed their respective HSR Act notifications on September 19, 2023. We currently do not expect that any other clearance, approval or consent would be required under any other applicable antitrust law in connection with the Merger.
No Solicitation; NextGen Acquisition Proposals; Company Board Recommendation Change (page 81)
From the date of the Merger Agreement until the earlier to occur of the termination of the Merger Agreement in accordance with its terms and the Effective Time, NextGen will not, and will cause its directors and officers not to, nor will it authorize or knowingly permit any of its other representatives to, and will direct and use its reasonable best efforts to cause such other representatives not to, directly or indirectly:
•
solicit, initiate, or knowingly encourage or facilitate, any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal (as defined and described under “The Merger Agreement—Other Covenants and Agreements—No Solicitation; NextGen Acquisition Proposals; Company Board Recommendation Change” beginning on page 81 of this proxy statement);

•
furnish to any person (other than Parent, Merger Sub or any designees or Representatives of Parent or Merger Sub) any material non-public information relating to the Company or any of its Subsidiaries, or afford to any Person (other than Parent, Merger Sub or any designees or Representatives of Parent or Merger Sub) access to the business, properties, assets, books, records or other material non-public information, or to any personnel, of the Company or any of its Subsidiaries, in any such case with the intent to encourage or facilitate the making, submission or announcement of any proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal;

•
participate or engage in any discussions or negotiations with any person with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal (except to notify any person of NextGen’s obligations relating to non-solicitation as set forth in the Merger Agreement);

•	adopt, approve or enter into any merger agreement, purchase agreement, letter of intent or similar agreement with respect to an Acquisition Transaction.
Notwithstanding the foregoing, if before obtaining the affirmative vote of the holders of a majority of the outstanding Company Shares entitled to vote thereon as of the Record Date in favor of the Merger Proposal (the “NextGen Stockholder Approval”), NextGen or any of its representatives has received an Acquisition Proposal from any person or group of persons that did not result from a material breach of the Merger Agreement, which is the consequence of an act or omission by the breaching party with the actual knowledge that the taking of such act or failure to take such action would cause or constitute a material breach of the Merger Agreement (a “Willful Breach”), of NextGen’s obligations related to non-solicitation as set forth in the Merger Agreement, then if the Board (or a committee thereof) determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal (as defined and described under “The Merger Agreement—Other Covenants and Agreements—No Solicitation; NextGen Acquisition Proposals; Company Board Recommendation Change” beginning on page 81 of this proxy statement) and that the failure to take action would be inconsistent with its fiduciary duties under applicable law, then NextGen may, subject to certain requirements:
•
enter into an Acceptable Confidentiality Agreement (as defined under “The Merger Agreement—Other Covenants and Agreements—No Solicitation; NextGen Acquisition Proposals; Company Board Recommendation Change” beginning on page 81 of this proxy statement), as required by the Merger Agreement, with such person or group of persons;

•
furnish information with respect to the Company and its Subsidiaries to the Person or group of Persons making such Acquisition Proposal (provided that (x) the Company shall promptly provide or make available to Parent any non-public information concerning the Company that is provided to such person or group of persons and which was not previously provided or made available to Parent and (y) the Company shall have entered into an Acceptable Confidentiality Agreement with such person or group of persons); and

•	participate and engage in discussions or negotiations with the person or group of persons making such Acquisition Proposal regarding such Acquisition Proposal.
Before obtaining the NextGen Stockholder Approval, the Board, in response to (i) the receipt of a written Acquisition Proposal after the date of the Merger Agreement that did not result from a Willful Breach of NextGen’s covenants and agreements related to non-solicitation as set forth in the Merger Agreement, or (ii) the occurrence of an Intervening Event (as defined and described under “The Merger Agreement—Other Covenants and Agreements—No Solicitation; NextGen Acquisition Proposals; Company Board Recommendation Change” beginning on page 81 of this proxy statement), may effect a Company Board Recommendation Change (as defined under “The Merger Agreement—Other Covenants and Agreements—No Solicitation; NextGen Acquisition Proposals; Company Board Recommendation Change” beginning on page 81 of this proxy statement) or, in the case of clause (i) above and subject to compliance with certain procedures specified in the Merger Agreement, enter into a definitive agreement with respect to such applicable Acquisition Proposal and terminate the Merger Agreement.
However, the Board is not permitted to take the actions described in the paragraph immediately above unless, among other things, (i) the Board (or a committee thereof) determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, (ii) in the case of receipt of an Acquisition Proposal, the Board (or a committee thereof) determines in good faith (after consultation with its financial advisors and outside legal counsel) that such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal, (iii) NextGen provides written notice to Parent at least four (4) business days prior to effecting a Company Board Recommendation Change or terminating the Merger Agreement of its intent to take such action, specifying the reasons therefor, (iv) NextGen negotiates, and uses its reasonable best efforts to cause its representatives to negotiate, with Parent in good faith (to the extent Parent desires to negotiate) during such four (4) business day period to make such adjustments in the terms and conditions of the Merger Agreement as would obviate the basis for a Company Board Recommendation Change or the termination of the Merger Agreement, and (v) no earlier than the end of such four (4) business day period, the Board (or a committee thereof) determines in good faith (after consultation with its financial advisors and outside legal counsel), after considering any amendments to the terms and conditions of the Merger Agreement proposed by Parent during such four (4) business day period, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law (and, in the case of receipt of such Acquisition Proposal, that such Acquisition Proposal continues to constitute a Superior Proposal). In the event of any material change to the financial terms (including any change to the amount or form of consideration payable) or other revision to the material terms or conditions of such Acquisition Proposal, NextGen must provide written notice to Parent at least two business days prior to effecting a Company Board Recommendation Change or terminating the Merger Agreement of its intent to take such action, specifying the reasons therefor and, if requested by Parent, negotiate with Parent in good faith (to the extent Parent desires to negotiate) during such period to make such adjustments in the terms and conditions of the Merger Agreement as would obviate the basis for a Company Board Recommendation Change or the termination of the Merger Agreement.
For a further discussion of the limitations on solicitation of Acquisition Proposals from third parties, the limitations on making a Company Board Recommendation Change, approving or recommending a Superior Proposal, or terminating the Merger Agreement to enter into a definitive agreement for a Superior Proposal, see “The Merger Agreement—Other Covenants and Agreements—No Solicitation; NextGen Acquisition Proposals; Company Board Recommendation Change” beginning on page 81 of this proxy statement.
Conditions to the Merger (page 87)
The respective obligations of NextGen, Parent and Merger Sub to consummate the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions, any and all of which may be waived in whole or in part by the mutual consent of Parent, Merger Sub and NextGen, to the extent permitted by applicable law:
•	the NextGen Stockholder Approval shall have been obtained;
•
(i) the expiration or termination of any applicable waiting period under the HSR Act and (ii) all other waivers, approvals and waiting periods under certain other specified antitrust laws have been obtained, terminated or expired; and

•
the absence of any law that is in effect as of immediately prior to the Effective Time that has the effect of making the Merger illegal and the absence of any injunction, order or decree that is in effect as of immediately prior to the Effective Time that has the effect of making the Merger illegal in the United States or in certain specified jurisdictions, or, in each case, that otherwise prohibits the consummation of the Merger or the other transactions contemplated by the Merger Agreement.

The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions, any and all of which may be waived in whole or in part by the mutual consent of Parent and Merger Sub, to the extent permitted by applicable law:
•
the representations and warranties made by NextGen in the Merger Agreement with respect to the occurrence of a Company Material Adverse Effect (as defined below) being true and correct as of the date of the Merger Agreement and as of the Closing Date as though made as of such date;

•
except for any inaccuracies that are, individually or in the aggregate, de minimis, certain specified representations and warranties made by NextGen in the Merger Agreement with respect to the capitalization of NextGen being true and correct as of the date of the Merger Agreement and as of the Closing Date as though made as of such date;

•
the representations and warranties made by NextGen in the Merger Agreement with respect to corporate organization and qualification, corporate power and enforceability, stockholder approval, brokers’ and certain expenses, the opinion of NextGen’s financial advisors and state takeover statutes (without giving effect to any qualification as to “materiality” or Company Material Adverse Effect qualifiers set forth therein) being true and correct in all material respects as of the date of the Merger Agreement and as of the Closing Date as though made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•
except where any failures of any such representations and warranties to be true and correct would not have, individually or in the aggregate, a Company Material Adverse Effect, the other representations and warranties made by NextGen in the Merger Agreement being true and correct (without giving effect to any qualification as to “materiality” or Company Material Adverse Effect qualifiers set forth therein) as of the date of the Merger Agreement and as of the Closing Date as though made as of such date (except to the extent expressly made as of an earlier date, in which case, at and as of such earlier date);
•	NextGen having performed in all material respects the agreements or covenants required to be performed, or complied with, by NextGen under the Merger Agreement at or prior to the Effective Time;
•	the non-occurrence since the date of the Merger Agreement of a Company Material Adverse Effect that is continuing as of the Effective Time; and
•	the delivery by NextGen of a certificate signed by the Chief Executive Officer of NextGen, certifying that the conditions described in the preceding six bullets have been satisfied.
The obligations of NextGen to consummate the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions, any and all of which may be waived in whole or in part by the Company, to the extent permitted by applicable law:
•
the representations and warranties of Parent or Merger Sub made in the Merger Agreement being true and correct (without giving effect to any qualification as to “materiality” or “material adverse effect” qualifiers set forth therein) as of the date of the Merger Agreement and as of the Closing Date as though made as of such date (except to the extent expressly made as of an earlier date, in which case, at and as of such earlier date), except where the failure to be so true and correct would or would reasonably be expected to, individually or in the aggregate, prevent or materially delay, interfere with, hinder or impede the ability to consummate the transactions contemplated by the Merger Agreement (including the Merger) in accordance with the terms of the Merger Agreement;

•
Parent and Merger Sub having performed in all material respects the agreements or covenants required to be performed, or complied with, by Parent or Merger Sub under the Merger Agreement at or prior to the Effective Time; and

•	the delivery by Parent of a certificate signed on behalf of Parent by an officer certifying that the conditions described in the preceding two bullets have been satisfied.
Termination (page 89)
The Merger Agreement may be terminated and the transactions contemplated thereby may be abandoned at any time prior to the Effective Time as follows:
•	by mutual written agreement of NextGen and Parent;
•	by either NextGen or Parent, if:
•
the Effective Time has not occurred on or March 5, 2024 (as such date may be extended pursuant to the terms of the Merger Agreement, the “Termination Date”), provided that the terminating party’s breach of its obligations under the Merger Agreement may not have been a principal cause of the failure of the Effective Time to occur on or before the Termination Date;

•
a court of competent jurisdiction or any other governmental authority of competent jurisdiction has issued any order or law permanently restraining, enjoining, preventing, or otherwise prohibiting or making illegal prior to the Effective Time, the consummation of the transactions contemplated by the Merger Agreement that becomes final and non-appealable (except that the party seeking to terminate the Merger Agreement as described in this bullet must have used reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and each of the other transactions contemplated by the Merger Agreement, including to resist, contest, appeal and remove any legal proceeding and have vacated, lifted, reversed or overturned any order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, restricts or restrains the consummation of the transactions contemplated by the Merger Agreement and, if applicable, taking any and all actions as required by the Merger Agreement to obtain antitrust approvals as more fully described under “The Merger Agreement—Other Covenants and Agreements—Efforts to Consummate the Merger” beginning on page 84 of this proxy statement) prior to asserting the right to terminate arising pursuant to this bullet; or
•	the Special Meeting has been held and the NextGen Stockholder Approval was not obtained at any adjournment or postponement thereof;
•	by NextGen, if:
•
(A) the Company is not in breach of the Merger Agreement such that Parent has the right (or would have the right following notice and an opportunity to cure, if applicable) to terminate the Merger Agreement pursuant to the terms thereof, (B) Parent and/or Merger Sub shall have breached or otherwise failed to perform any of their respective covenants or agreements, or other obligations under the Merger Agreement, or any of the representations and warranties of Parent and Merger Sub set forth in the Merger Agreement shall have become or been inaccurate, which breach, failure to perform or inaccuracy, individually or in the aggregate with other such breaches, failures to perform or inaccuracies, would reasonably be expected to prevent, materially impede or materially delay the ability of Parent or Merger Sub to consummate the transactions contemplated by the Merger Agreement (including the Merger), and (C) such breach, failure to perform or inaccuracy of Parent and/or Merger Sub is not cured within twenty Business Days following the Company’s delivery of written notice to Parent of such breach, failure to perform or inaccuracy;

•
at any time prior to obtaining the NextGen Stockholder Approval, NextGen accepts a Superior Proposal and enters into, substantially concurrently with such termination, a definitive agreement with respect to such Superior Proposal, except that the right to terminate the Merger Agreement as described in this bullet is only available if (i) NextGen has materially complied with its obligations related to non-solicitation and as more fully described under “The Merger Agreement—No Solicitation; NextGen Acquisition Proposals; Company Board Recommendation Change” beginning on page 81 of this proxy statement and (ii) NextGen pays to Parent the termination fee as more fully described under “The Merger Agreement—Termination Fee; Certain Expenses” beginning on page 90 of this proxy statement;

•
if (i) all the other conditions to the Merger have been satisfied or waived at or prior to the Effective Time, (ii) Merger Sub shall have failed to consummate the Merger in accordance with mechanics in the Merger Agreement, (iii) NextGen has delivered written notice to Parent indicating the Company’s intention to terminate this Agreement pursuant to this option if Merger Sub fails to consummate the Merger within three (3) Business Days following the date of the Company’s delivery of such notice (with such notice stating the basis for such termination) and indicating that the Company is ready, willing and able to consummate the Merger on the date such notice is delivered and through the end of the next succeeding three (3) Business Day period, and (iv) Merger Sub fails to consummate the Merger prior to the expiration of such three (3) Business Day period.

•	by Parent, if:
•
(A) Parent and Merger Sub are not in breach of the Merger Agreement such that the Company has the right (or would have the right following notice and an opportunity to cure, if applicable) to terminate the Merger Agreement pursuant to the terms thereof, (B) the Company shall have breached or failed to perform any of its covenants or agreements or other obligations under the Merger Agreement that would give rise to the Company’s failure to perform its obligations under the Merger Agreement if such breach or failure to perform were continuing as of immediately prior to the Effective Time, or any of the representations and warranties of the Company set forth in this Agreement shall have been or becomes inaccurate, such that the condition set forth in the Merger Agreement relating to the accuracy of certain representations and warranties being true and correct as of the date of the Merger Agreement and as of the date of the Closing Date (subject to certain qualifiers) is not capable of being satisfied by the Termination Date, and (C) and such breach, failure to perform or inaccuracy of the Company is not cured within twenty (20) Business Days following Parent’s delivery of written notice to the Company of such breach, failure to perform or inaccuracy; or

•
Prior to receipt of the NextGen Stockholder Approval, a Company Board Recommendation Change occurs or a tender or exchange offer constituting an Acquisition Proposal has been publicly commenced by a person who is not an affiliate or representative of Parent and NextGen fails to publicly reaffirm the Company Board Recommendation within ten business days following the receipt of a written request from Parent to do so.

Termination Fee; Certain Expenses (page 90)
Under certain circumstances, including due to a change in the Company Board Recommendation and the entry by NextGen into a definitive agreement with respect to a Superior Proposal, NextGen will be required to pay Parent the NextGen Termination Fee equal to $41,179,000.00. In addition, in connection with a termination of the Merger Agreement under specified circumstances, including due to a failure to effect the Merger prior to the Termination Date because of an inability to obtain the necessary antitrust approvals or due to the entry of a final, non-appealable antitrust law or order permanently restraining, enjoining, preventing, or prohibiting the Merger, Parent will be required to pay NextGen a termination fee equal to $98,829,000.00 (the “Parent Termination Fee”). For more information, please see “The Merger Agreement—Termination Fee; Certain Expenses” beginning on page 90 of this proxy statement.
Generally, if Parent actually receives the termination fee in circumstances in which it is payable by NextGen, NextGen will have no further liability to Parent or Merger Sub under the Merger Agreement except in certain limited circumstances. Similarly, if NextGen actually receives the termination fee in circumstances in which it is payable by Parent, Parent will have no further liability to NextGen under the Merger Agreement except in certain limited circumstances.
Expenses Generally (page 91)
Except as otherwise described in this proxy statement, including under “The Merger Agreement—Termination Fee; Certain Expenses” beginning on page 90 of this proxy statement, whether or not the Merger is consummated, NextGen, Parent and Merger Sub are each responsible for all of their respective costs and expenses incurred in connection with the Merger and the transactions contemplated by the Merger Agreement.
Market Prices and Dividend Data (page 98)
The Company Shares have been listed on Nasdaq under the symbol “NXGN.” On September 1, 2023, the last trading day prior to the public announcement of the execution of the Merger Agreement, the closing price of the Company Shares on Nasdaq was $19.33 per share. On October 5, 2023, the latest practicable trading day before the printing of this proxy statement, the closing price of the Company Shares on Nasdaq was $23.78 per share. You are encouraged to obtain current market quotations for Company Shares.
NextGen does not currently intend to pay, nor under the Merger Agreement may NextGen pay without the prior written consent of Parent, any cash dividends on its capital stock in the foreseeable future.
Delisting and Deregistration of Company Shares (page 70)
If the Merger is consummated, following the Effective Time, the Company Shares will cease trading on Nasdaq and will be deregistered under the Exchange Act. As such, we would no longer file periodic reports with the SEC.

THE COMPANIES
NextGen Healthcare, Inc.
NextGen Healthcare is a leading provider of innovative, cloud-based, healthcare technology solutions that empower ambulatory healthcare providers to manage the risk and complexity of delivering care in the United States healthcare system. NextGen’s combination of technological breadth, depth, and domain expertise positions NextGen as a preferred solution provider and trusted advisor for its clients. In addition to highly configurable core clinical and financial capabilities, NextGen’s portfolio includes tightly integrated solutions that deliver on ambulatory healthcare imperatives, including consumerism, digitization, risk allocation, regulatory influence, and integrated care and health equity. The Company Shares are listed on Nasdaq under the symbol “NXGN.”
Additional information about NextGen is contained in certain of its public filings that are incorporated by reference herein. See “Where You Can Find More Information” beginning on page 102 of this proxy statement.
Next Holdco, LLC (f/k/a/ Next Holdco, Inc.)
Parent was formed on August 30, 2023, solely for the purpose of engaging in the transactions contemplated by the merger agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the merger agreement and arranging of the equity financing and debt financing in connection with the merger.
The principal executive offices of Parent are c/o Thoma Bravo, L.P., 600 Montgomery Street, 20th Floor, San Francisco, CA 94111 with a telephone number of (415) 263-3600.
Next Merger Sub, Inc.
Merger Sub is a direct wholly owned subsidiary of Parent and was formed on August 30, 2023, solely for the purpose of engaging in the transactions contemplated by the merger agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the merger agreement and arranging of the equity financing in connection with the merger.
Parent and Merger Sub are affiliated with Thoma Bravo Discovery Fund IV, L.P. (the “Thoma Bravo Fund”), and Parent, Merger Sub and the Thoma Bravo Fund are each affiliated with Thoma Bravo, L.P. (“Thoma Bravo”). Thoma Bravo is a leading private equity firm focused on the software and technology-enabled services sectors. At the Effective Time (defined below), the surviving corporation will be indirectly owned by the Thoma Bravo Fund and certain of its affiliates.
In connection with the transactions contemplated by the merger agreement, the Thoma Bravo Fund has provided Parent with an equity commitment (as defined below under “—Financing of the Merger”). The amounts committed under the commitment letters (as defined below under “—Financing of the Merger”) will be used to fund the aggregate purchase price required to be paid at the closing of the merger (the “closing”) and to also fund certain other payments at the closing (including the Required Amounts (as defined below under “—Financing of the Merger”)), subject to the terms and conditions of the merger agreement. In addition, the Thoma Bravo Fund has agreed to guaranty the payment of certain liabilities and obligations of Parent and/or Merger Sub under the merger agreement, subject to an aggregate cap equal to $98,829,000.00, including any termination fee and amounts in respect of certain reimbursement and indemnification obligations of Parent and Merger Sub for certain costs, expenses or losses incurred or sustained by the Company, as specified in the merger agreement. For more information, please see the section of this proxy statement entitled “The Merger—Financing of the Merger”.
The principal executive offices of Merger Sub are c/o Thoma Bravo, L.P., 600 Montgomery Street, 20th Floor, San Francisco, CA 94111 with a telephone number of (415) 263-3600.

THE SPECIAL MEETING
We are furnishing this proxy statement to NextGen stockholders as part of the solicitation of proxies by the Board for use at the Special Meeting or any adjournment or postponement thereof.
Date, Time and Place of the Special Meeting
This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the Board for use at the Special Meeting to be held on November 7, 2023, at 9:00 a.m., local time, at the offices of Latham & Watkins, LLP, located at 650 Town Center Drive, 20th Floor, Costa Mesa, California 92626, or at any adjournment or postponement thereof.
Company Shares held directly in your name as a stockholder of record may be voted at the Special Meeting via the Special Meeting website, provided you have pre-registered for the Special Meeting. Shares held in “street name” may be voted at the Special Meeting via the Special Meeting website only if you obtain a legal proxy from your bank, broker or other nominee and provided you have pre-registered for the Special Meeting.
Purpose of the Special Meeting
At the Special Meeting, we will ask our stockholders of record as of the Record Date to vote on (i) the Merger Proposal, (ii) the Merger Compensation Proposal and (iii) the Adjournment Proposal. If holders of Company Shares fail to adopt the Merger Agreement by approving the Merger Proposal, the Merger will not occur. A copy of the Merger Agreement is attached to this proxy statement as Annex A and incorporated herein by reference, and the material provisions of the Merger Agreement are described under “The Merger Agreement” beginning on page 71 of this proxy statement.
This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on or about October 12, 2023.
Record Date; Shares Entitled to Vote; Quorum
Only stockholders of record as of the close of business on October 10, 2023, the Record Date for the Special Meeting, are entitled to notice of and to vote at the Special Meeting or at any adjournments or postponements thereof. A list of stockholders entitled to vote at the Special Meeting will be available from secretary@nextgen.com, during regular business hours for a period of at least 10 days before the Special Meeting.
As of the close of business on October 4, 2023 , there were 67,096,894 Company Shares issued and outstanding and entitled to be voted at the Special Meeting.
A quorum of stockholders is necessary to transact business at the Special Meeting. Our second amended and restated bylaws provide that the presence at the Special Meeting, in person or by proxy, of the holders of a majority of the voting power of our issued and outstanding Company Shares entitled to vote at the Special Meeting will constitute a quorum for NextGen to transact business at the Special Meeting. In general, Company Shares that were issued and outstanding as of the Record Date and are represented by a properly signed and returned proxy card will be counted as Company Shares present and entitled to vote at the Special Meeting for purposes of determining a quorum. Company Shares represented by proxies received but marked “ABSTAIN” will be included in the calculation of the number of Company Shares considered to be present at the Special Meeting for purposes of determining a quorum. Broker non-votes will not be included in the calculation of the number of Company Shares considered to be present at the Special Meeting for purposes of determining a quorum. However, if a beneficial owner of Company Shares held in street name gives voting instructions to the bank, broker or other nominee with respect to at least one of the proposals, but gives no instruction as to one or more of the other proposals, then those Company Shares will be deemed present at the Special Meeting and for purposes of establishing a quorum at the Special Meeting, will be voted as instructed with respect to any proposal as to which instructions were given, and will not be voted with respect to any other proposal.
In the event that a quorum is not present at the Special Meeting, it is expected that the meeting would be adjourned to a later date to solicit additional proxies, and a quorum will have to be established at such adjourned date.

Vote Required; Abstentions and Broker Non-Votes
Each Company Share issued and outstanding as of the close of business on the Record Date is entitled to one vote at the Special Meeting.
Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the Company Shares that are issued and outstanding as of the Record Date and entitled to vote thereon. Adoption of the Merger Agreement by our stockholders is a condition to the closing of the Merger.
Approval of the Merger Compensation Proposal requires the affirmative vote of the holders of a majority in voting power of the votes cast affirmatively or negatively (excluding abstentions and broker non-votes) at the Special Meeting by the holders entitled to vote thereon.
Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority in voting power of the votes cast affirmatively or negatively (excluding abstentions and broker non-votes) at the Special Meeting by the holders entitled to vote thereon.
If a NextGen stockholder fails to vote, it will have the same effect as if the stockholder voted “AGAINST” the Merger Proposal, but it will have no effect on the Merger Compensation Proposal or the Adjournment Proposal.
If a NextGen stockholder abstains from voting, it will have the same effect as if the stockholder voted “AGAINST” the Merger Proposal, but will not be considered to be a vote cast on, and will have no effect on, the Merger Compensation Proposal or the Adjournment Proposal.
If you hold your Company Shares in “street name,” the failure to instruct your bank, broker or other nominee on how to vote your Company Shares will result in a broker non-vote, and each broker non-vote will have the same effect as a vote “AGAINST” the Merger Proposal, but will have no effect on the Merger Compensation Proposal or the Adjournment Proposal.
Company Shares Held by Directors and Executive Officers
As of the close of business on October 4, 2023, directors and executive officers of NextGen and their affiliates beneficially owned and were entitled to vote, in the aggregate, 3,094,025 Company Shares, which represented approximately 4.6% of the Company Shares issued and outstanding on that date. Our directors and executive officers have informed us that they currently intend to vote all of their Company Shares (i) “FOR” the Merger Proposal, (ii) “FOR” the Merger Compensation Proposal and (iii) “FOR” the Adjournment Proposal, although none of them is obligated to do so.
Voting; Proxies
Voting at the Special Meeting
Stockholders of record will be able to vote in person at the Special Meeting. If you plan to attend the Special Meeting and wish to vote in person, you will be given a ballot at the meeting. If you are not a stockholder of record, but instead hold your Company Shares in “street name” through a bank, broker or other nominee, you must provide a “legal proxy” executed in your favor from your bank, broker or other nominee in order to be able to vote in person at the Special Meeting.
Providing Voting Instructions by Proxy
To ensure that your Company Shares are voted at the Special Meeting, we recommend that you submit your proxy or provide voting instructions for your Company Shares held in “street name” to your bank, broker or other nominee promptly, even if you plan to attend the Special Meeting.
Company Shares Held by Record Holders
If you are a stockholder of record and your Company Shares are registered in your name with our transfer agent, Computershare, you may submit your proxy using one of the methods described below.
Submit a Proxy by Telephone or via the Internet. This proxy statement is accompanied by a proxy card with instructions for submitting a proxy. You can grant a proxy by telephone by calling the toll-free number

866-447-1752, until 11:59 p.m. Eastern Time on November 6, 2023, the day preceding the Special Meeting, or via the Internet, until the start of the Special Meeting, by accessing the Internet address as specified on the enclosed proxy card. Your Company Shares will be voted as you direct, and in the same manner as if you had completed, signed, dated and returned your proxy card, as described below. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to submit a proxy electronically over the Internet or by telephone.
Submit a Proxy Card. If you complete, sign, date and return the enclosed proxy card by mail so that it is received prior 11:59 p.m. Eastern Time on November 6, 2023, the day preceding the Special Meeting, your Company Shares will be voted in the manner directed by you on your proxy card.
Voting instructions are included on your proxy card. All Company Shares represented by properly executed proxies received in time for the Special Meeting will be voted at the Special Meeting in accordance with the instructions of the stockholder. If you sign, date and return your proxy card without indicating how you wish to vote, such Company Shares represented by your properly signed proxy will be voted “FOR” each of the Merger Proposal, the Merger Compensation Proposal and the Adjournment Proposal. If you fail to return your proxy card and you are a holder of record as of the close of business on the Record Date, unless you attend the Special Meeting, your Company Shares will not be considered present at the Special Meeting for purposes of determining whether a quorum is present, and your failure to vote will have the same effect as a vote “AGAINST” the Merger Proposal and will have no effect on the vote regarding the Merger Compensation Proposal or the Adjournment Proposal.
Company Shares Held in “Street Name”
If your Company Shares are held in “street name” through a bank, broker or other nominee, your bank, broker or other nominee will send you instructions as to how to provide voting instructions for your Company Shares. You may cause your Company Shares to be voted through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee, or by the Internet or telephone through your bank, broker or other nominee by following the instructions provided to you by them if such a service is available, or by attending the Special Meeting and voting using your control number, or, if you did not obtain a control number, by contacting your bank, broker or other nominee to obtain a control number so that you may vote.
Under applicable stock exchange rules, banks, brokers or other nominees have the discretion to vote your Company Shares on “routine” matters if you fail to instruct your bank, broker or other nominee on how to vote your Company Shares with respect to such matters. The Merger Proposal, the Merger Compensation Proposal and the Adjournment Proposal described in this proxy statement are “non-routine” matters, and your bank, broker or other nominee therefore cannot vote on these proposals without your instructions. Accordingly, if you do not return your bank’s, broker’s or other nominee’s voting form, do not provide voting instructions via the Internet or telephone through your bank, broker or other nominee, if applicable, or do not attend the Special Meeting and vote in person with a “legal proxy” from your bank, broker or other nominee, such actions will result in a “broker non-vote.” Broker non-votes, if any, will not be considered present at the Special Meeting for purposes of determining whether a quorum is present at the Special Meeting, will have the same effect as if you voted “AGAINST” the Merger Proposal and will have no effect on the Merger Compensation Proposal or the Adjournment Proposal. However, if a beneficial owner of shares of common stock held in street name gives voting instructions to the bank, broker or other nominee with respect to at least one of the proposals, but gives no instruction as to one or more of the other proposals, then those shares will be deemed present at the Special Meeting and for purposes of establishing a quorum at the Special Meeting, will be voted as instructed with respect to any proposal as to which instructions were given, and will not be voted with respect to any other proposal. For Company Shares held in “street name,” only Company Shares affirmatively voted “FOR” the Merger Proposal, the Merger Compensation Proposal or the Adjournment Proposal will be counted as a vote in favor of such proposal.

Revocability of Proxies
Any person giving a proxy pursuant to this solicitation has the power to revoke and change it any time before it is voted at the Special Meeting. If you are a stockholder of record, you may change your vote or revoke your proxy by:
•
signing a new proxy card with a date later than the date of the previously submitted proxy card relating to the same Company Shares and returning it to us by mail prior to 11:59 p.m. Eastern Time on November 6, 2023, the day preceding the Special Meeting;

•	submitting a new proxy by telephone prior to 11:59 p.m. Eastern Time on November 6, 2023, the day preceding the Special Meeting;
•	submitting a new proxy by Internet prior to the start of the Special Meeting; or
•	attending the Special Meeting and voting thereat (simply attending the Special Meeting will not cause your proxy to be revoked).
Please note, however, that only your last-dated proxy will count. Attending the Special Meeting without taking one of the actions described above will not in itself revoke your proxy. Please note that if you want to revoke your proxy by mailing a new proxy card to NextGen or by sending a written notice of revocation to NextGen, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by NextGen before the Special Meeting. Please note that to be effective, your new proxy card, telephonic voting instructions or written notice of revocation must be received by our Corporate Secretary prior to 11:59 p.m. Eastern Time on November 6, 2023, the day preceding the Special Meeting.
If you hold your Company Shares in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote or submit new voting instructions. You may also vote in person at the Special Meeting with your control number, or, if you did not obtain a control number, by contacting your bank, broker or other nominee to obtain a control number. Any adjournment or postponement of the Special Meeting for the purpose of soliciting additional proxies will allow NextGen stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting, as adjourned or postponed.
Abstentions
An abstention occurs when a stockholder attends a meeting, either in person or by proxy, but abstains from voting. Abstentions will be included in the calculation of the number of Company Shares represented at the Special Meeting for purposes of determining whether a quorum has been achieved. Abstaining from voting will have the same effect as a vote “AGAINST” the Merger Proposal, but will have no effect on the Merger Compensation Proposal or the Adjournment Proposal.
Adjournments and Postponements
Although it is not currently expected, subject to certain restrictions in the Merger Agreement, the Special Meeting may be adjourned or postponed, among other reasons, for the purpose of soliciting additional proxies. If a quorum is not present, then under our second amended and restated bylaws, (i) the chairperson of the Special Meeting or (ii) a majority in voting power of the stockholders entitled to vote thereon, present at the Special Meeting in person or represented by proxy, shall have power to adjourn the Special Meeting until a quorum is present or represented, and notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. However, our amended and restated bylaws provide that if any such adjournment is for more than thirty (30) days, or if after an adjournment a new record date for determining stockholders entitled to vote is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the adjourned meeting as of the record date for determining the stockholders entitled to notice of the adjourned meeting.
If the Special Meeting is adjourned or postponed to solicit additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use at the Special Meeting as adjourned or postponed.

In the event that there is present at the Special Meeting, in person or by proxy, sufficient favorable voting power to secure the vote of our stockholders necessary to adopt the Merger Agreement by approving the Merger Proposal, we do not currently anticipate that we will adjourn or postpone the Special Meeting.
Board Recommendation
The Board, after considering the various factors more fully described under “The Merger—Recommendation of the Board and Reasons for the Merger” beginning on page 43 of this proxy statement, unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of NextGen and its stockholders and declared it advisable for NextGen to enter into the Merger Agreement, (ii) approved and declared advisable the execution and delivery by NextGen of the Merger Agreement, the performance by NextGen of its covenants and agreements contained therein and the consummation of the Merger and the other transactions contemplated thereby upon the terms and subject to the conditions contained therein, (iii) directed that the adoption of the Merger Agreement be submitted to a vote at a meeting of NextGen’s stockholders and (iv) resolved, subject to the terms and conditions set forth in the Merger Agreement, to recommend that the Merger Agreement be adopted by NextGen’s stockholders (the matters described in clauses (i) through (iv), the “Company Board Recommendation”).
The Board unanimously recommends that you vote (i) “FOR” the Merger Proposal, (ii) “FOR” the Merger Compensation Proposal and (iii) “FOR” the Adjournment Proposal.
Solicitation of Proxies
The Board is soliciting your proxy, and we will bear the cost of the solicitation of proxies.
We have retained MacKenzie Partners, Inc., a proxy solicitation firm, to solicit proxies in connection with the Special Meeting at a cost of approximately $20,000 plus expenses. We will also indemnify the proxy solicitor against losses arising out of its provisions of these services on our behalf. In addition, we may reimburse banks, brokers and other nominees representing beneficial owners of Company Shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by our directors, officers and employees, personally or by telephone, email, fax, over the Internet or other means of communication. No additional compensation will be paid for such services.
Anticipated Date of Consummation of the Merger
We currently anticipate that the Merger will be consummated in the fourth quarter of 2023, assuming satisfaction or waiver of all of the conditions to the Merger. However, the Merger is subject to various conditions, and it is possible, including as a result of factors outside the control of NextGen and Parent, that the Merger will be consummated at a later time or not at all.
Appraisal Rights
If the Merger is consummated, persons who do not wish to accept the Merger Consideration are entitled to seek appraisal of their Company Shares under Section 262 and, if all procedures described in Section 262 are strictly complied with, to receive payment in cash for the fair value of their Company Shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value. The “fair value” of your Company Shares as determined by the Delaware Court of Chancery may be more or less than, or the same as, the Merger Consideration that you are otherwise entitled to receive under the Merger Agreement. These rights are known as “appraisal rights”. This proxy statement serves as a notice of such appraisal rights pursuant to Section 62.
Persons who exercise appraisal rights under Section 262 will not receive the Merger Consideration they would otherwise be entitled to receive pursuant to the Merger Agreement. They will receive an amount determined to be the “fair value” of their Company Shares following petition to, and an appraisal by, the Delaware Court of Chancery. Persons considering seeking appraisal should recognize that the fair value of their Company Shares determined under Section 262 could be more than, the same as or less than the Merger Consideration they would otherwise be entitled to receive pursuant to the Merger Agreement. Strict compliance with the procedures set forth in Section 262 is required. Failure to comply strictly with all of the procedures set forth in Section 262 may result in the withdrawal, loss or waiver of appraisal rights. Consequently, and in view of the complexity of the provisions of Section 262, persons wishing to exercise appraisal rights are urged to consult their legal and financial advisors before attempting to exercise such rights.
A holder of record of Company Shares and a beneficial owner who (i) continuously holds or beneficially owns, as applicable, such Company Shares through the Effective Time, (ii) has not consented to the Merger in writing or otherwise voted in favor of the Merger or otherwise withdrawn, lost or waived appraisal rights, (iii) strictly complies with the procedures under Section 262, (iv) does not thereafter withdraw his, her or its demand for appraisal of such Company Shares and (v) in the case of a beneficial owner, a person who (A) reasonably identifies in his, her or its demand the holder of record of the Company Shares for which the demand is made, (B) provides documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be and (C) provides an address at which such beneficial owner consents to receive notices given by NextGen and to be set forth on the Chancery List (as defined in the section entitled “The Merger—Appraisal Rights” beginning on page 63 of this proxy statement), will be entitled to receive the fair value of his, her or its Company Shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value.
A copy of Section 262 may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. The following summary is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Section 262 and any amendments thereto after the date of this proxy statement. Any person who desires to exercise his, her or its appraisal rights should review carefully Section 262 and is urged to consult his, her or its legal advisor before electing or attempting to exercise such rights. For more information, please see the section entitled “The Merger—Appraisal Rights” beginning on page 63 of this proxy statement.
Householding of Special Meeting Materials
Unless we have received contrary instructions, we may send a single copy of this proxy statement to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce our expenses.
We will promptly deliver a separate copy of our proxy statement to any stockholder without charge upon a written request or verbal request to NextGen Healthcare, Inc., Attention: Corporate Secretary, email: secretary@nextgen.com. Stockholders sharing an address that are receiving multiple copies of this proxy statement can request delivery of a single copy of the proxy materials by contacting their broker, bank or other intermediary or sending a written request to NextGen Healthcare, Inc. at the address above.

Questions and Additional Information
If you have more questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact our proxy solicitor or us:

1407 Broadway, 27th Floor
New York, New York 10018
proxy@mackenziepartners.com
Call Collect: (212) 929-5500

or

Toll-Free (800) 322-2885

or

NextGen Healthcare, Inc.
Attn: Corporate Secretary
Email: secretary@nextgen.com
If your broker, bank or other nominee holds your Company Shares, you should also call your broker, bank or other nominee for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement, and the documents to which we refer you in this proxy statement, as well as information included in oral statements or other written statements made or to be made by us or on our behalf, contain “forward-looking statements” that do not directly or exclusively relate to historical facts. Forward-looking statements can usually be identified by the use of terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “evolve,” “expect,” “forecast,” “intend,” “looking ahead,” “project,” “may,” “might,” “opinion,” “plan,” “possible,” “potential,” “should,” “will,” “would” and similar words or expressions. Stockholders are cautioned that any such forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, factors and matters described or incorporated by reference in this proxy statement, and the following factors:
•
the inability to consummate the Merger within the anticipated time period, or at all, due to any reason, including the failure to obtain the NextGen Stockholder Approval or the failure to satisfy the other conditions to the consummation of the Merger, including the termination or expiration of the waiting period applicable to the Merger under the HSR Act;

•
the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the Merger Agreement, including the risk that the Merger Agreement may be terminated in circumstances requiring us to pay Parent the NextGen Termination Fee;

•	risks that the proposed Merger disrupts our current plans and operations or affects our ability to retain or recruit key employees;
•
the effect of the announcement, pendency or consummation of the Merger on our business relationships (including, without limitation, suppliers and other business partners), operating results and business generally;

•	potential business uncertainty, including changes to existing business relationships, during the pendency of the Merger that could affect NextGen’s financial performance;
•	the amount of the costs, fees, expenses and charges related to the Merger Agreement or the Merger;
•	risks related to diverting the attention of our management and employees from ongoing business operations;
•	the inability to obtain the NextGen Stockholder Approval with respect to the Merger;
•	the risk that our stock price may decline significantly if the Merger is not consummated;
•
the effect of the restrictions placed on our business activities and the limitations on our ability to pursue alternatives to the Merger during the pendency of the Merger, pursuant to the Merger Agreement;

•	the nature, cost and outcome of any litigation and other legal proceedings, including any such proceedings related to the Merger and instituted against us and others;
•	the fact that under the terms of the Merger Agreement, we are unable to solicit other Acquisition Proposals during the pendency of the Merger;
•	the fact that receipt of the all-cash Merger Consideration would be taxable to our stockholders that are treated as U.S. Holders for United States federal income tax purposes;
•
NextGen’s ability to implement its business strategy, including the fact that our stockholders would forego the opportunity to realize the potential long-term value of the successful execution of our current strategy as an independent public company; and

•	the risks related to the potential impact of general economic, political and market factors on the parties to the proposed Merger.

Consequently, no forward-looking statements may be guaranteed and there can be no assurance that the actual results or developments anticipated by such forward-looking statements will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, NextGen or its businesses or operations. No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements. The foregoing review of risks and uncertainties that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors included in NextGen’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, factors and matters described or incorporated by reference in this proxy statement and other reports filed with the SEC.
Any forward-looking statement made in this proxy statement speaks only as of the date on which it is made. NextGen can give no assurance that the conditions to the Merger will be satisfied. You should not put undue reliance on any forward-looking statements. NextGen undertakes no obligation, and expressly disclaims any obligation, to update, alter or otherwise revise any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise, except as may be required by law. If NextGen does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements.

THE MERGER
This discussion of the Merger does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A and incorporated by reference into this proxy statement. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.
Certain Effects of the Merger on NextGen
If the Merger Agreement is adopted by NextGen stockholders and the other conditions to the closing of the Merger are either satisfied or waived, Merger Sub will be merged with and into NextGen, with NextGen continuing as the surviving corporation and a wholly owned subsidiary of Parent.
At the Effective Time, each Company Share issued and outstanding immediately prior to the Effective Time (other than Canceled Company Shares, Excluded Shares and Dissenting Company Shares) will be canceled and extinguished and automatically converted into the right to receive the Merger Consideration.
The Company Shares are listed and trade on Nasdaq under the symbol “NXGN.” As a result of the Merger, NextGen will cease to be a publicly traded company and will become a wholly owned subsidiary of Parent. Prior to the Effective Time, we will reasonably cooperate with Parent to delist the Company Shares from Nasdaq and deregister the Company Shares under the Exchange Act, provided that such delisting and termination will not be effective until after the Effective Time. Upon such delisting and deregistration, we will no longer be a publicly traded company and will no longer be required to file periodic reports with the SEC, in each case in accordance with applicable law, rules and regulations. If the Merger is consummated, you will not own any shares of the capital stock of the surviving corporation or Parent.
Effect on NextGen if the Merger Is Not Consummated
If the Merger Agreement is not adopted by the holders of a majority of the issued and outstanding Company Shares entitled to vote thereon as of the Record Date or if the Merger is not consummated for any other reason, NextGen stockholders will not receive any payment for their Company Shares pursuant to the Merger Agreement. Instead, NextGen will remain a public company, the Company Shares will continue to be listed and traded on Nasdaq and registered under the Exchange Act, and we will continue to file periodic reports with the SEC.
Furthermore, if the Merger is not consummated, depending on the circumstances that caused the Merger not to be consummated, the price of the Company Shares may decline significantly. If that were to occur, it is uncertain when, if ever, the price of the Company Shares would return to the price at which it trades as of the date of this proxy statement.
Accordingly, if the Merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your Company Shares. If the Merger is not consummated, the Board will continue to evaluate and review our business operations, assets, operating results, financial condition, prospects and business strategy, among other things, and make such changes as are deemed appropriate and continue to seek to enhance stockholder value. If the Merger Agreement is not adopted by the holders of a majority of the issued and outstanding Company Shares entitled to vote thereon as of the Record Date or if the Merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to NextGen will be offered or that our business, prospects or results of operations will not be adversely impacted.
In addition, upon termination of the Merger Agreement, under specified circumstances, NextGen may be required to pay Parent a termination fee, and under other specified circumstances, Parent may be required to pay NextGen a termination fee, in each case, as further described under “The Merger Agreement—Termination Fee; Certain Expenses” beginning on page 90 of this proxy statement.
Merger Consideration
In the Merger, each Company Share issued and outstanding immediately prior to the Effective Time (other than as described herein) will be canceled and extinguished and automatically converted into the right to receive the Merger Consideration.

Each Company Share issued and outstanding immediately prior to the Effective Time that is held by Parent, Merger Sub or NextGen, or by any direct or indirect wholly owned subsidiary of NextGen, Parent, or Merger Sub shall be canceled and extinguished without any consideration paid therefor at the Effective Time.
“Dissenting Company Shares” refers to each Company Share issued and outstanding and held by a stockholder of NextGen as of immediately prior to the Effective Time who is entitled to demand and who has properly and validly demanded his, her or its statutory rights of appraisal in respect of such Dissenting Company Share in compliance in all respects with Section 262 of the DGCL. Dissenting Company Shares shall not be converted into, or represent the right to receive the Merger Consideration. Please see “The Merger—Appraisal Rights” beginning on page 63 of this proxy statement for more information.
Each option to purchase Company Shares with an exercise price per share less than the Merger Consideration that is unexpired and unexercised as of immediately prior to the Effective Time, will, automatically and without any action on the part of NextGen, Parent or the holder thereof, be cancelled and converted into the right to receive the Option Consideration, less any applicable withholding taxes.
Each issued and outstanding Company Share subject to DSU awards as of immediately prior to the Effective Time will, by virtue of the Merger, automatically and without any action on the part of NextGen, Parent or the holder thereof, be cancelled and converted into the right to receive DSU Consideration, less any applicable withholding taxes.
Each issued and outstanding Company Share subject to Vested RSAs as of immediately prior to the Effective Time will, automatically and without any action on the part of NextGen, Parent or the holder thereof, be cancelled and converted into the right to receive the Vested Restricted Stock Consideration, less any applicable withholding taxes.
Each issued and outstanding Company Share subject to Unvested RSAs will, as of immediately prior to the Effective Time, automatically and without any action on the part of NextGen, Parent or the holder thereof, be cancelled and converted into the right to receive the Unvested Restricted Stock Cash Amount, with the payment of such cash contingent on the holder’s continued service with Parent and its Affiliates, and vesting in accordance with the schedule the Unvested RSA from which such Unvested Restricted Stock Consideration was converted would have vested and been payable pursuant to its terms, and shall otherwise remain subject to the same terms and conditions as were applicable to the underlying Unvested RSA immediately prior to the Merger.
Each PSU award as of immediately prior to the Effective Time will, by virtue of the Merger, automatically and without any action on the part of NextGen, Parent or the holder thereof, be cancelled and converted into the right to receive the PSU Consideration, less any applicable withholding taxes.
After the Merger is consummated, under the terms of the Merger Agreement, you will have the right to receive the Merger Consideration, but you will no longer have any rights as a NextGen stockholder as a result of the Merger (except that any holder of Dissenting Company Shares will have those rights granted under Section 262), nor will you be entitled to receive any shares in Parent or the surviving corporation.
Each of the paying agent, the surviving corporation, Merger Sub, and Parent will be entitled to deduct and withhold from any amounts payable pursuant to the Merger Agreement such amounts as are required to be deducted and withheld therefrom under applicable tax laws. If the paying agent, the surviving corporation, Merger Sub, or Parent, as the case may be, so deducts and withholds amounts and timely and properly remits such amounts to the applicable governmental authority, such amounts shall be treated for all purposes under the Merger Agreement as having been paid to the person to whom such amounts would otherwise have been paid.
Background of the Merger
The Board, together with the management team of NextGen, periodically and in the ordinary course evaluate and consider a variety of financial and strategic opportunities as part of NextGen’s long-term strategies to enhance value for its stockholders, including potential acquisitions, divestitures, business combinations, capital raising activities and other financial and strategic alternatives. As part of this process, the Board and NextGen’s management have regularly considered alternatives that could complement, enhance or expand NextGen’s business or that might otherwise offer potential growth opportunities for NextGen and/or access to additional capital, including remaining a standalone entity, potential acquisitions of other businesses and assets, dispositions of one or more of NextGen’s businesses and/or assets, joint ventures, share repurchases and other transactions. In addition, NextGen regularly has had discussions with its significant investors regarding publicly available information related to NextGen, including in connection with its earnings releases and other significant events, in each case in the ordinary course.
Prior to March 2023, representatives of NextGen’s management had, from time to time, met with representatives of Thoma Bravo at industry conferences, to make introductions and participate in high-level discussions regarding NextGen’s business. No details of any potential transaction between NextGen or Thoma Bravo were discussed at these meetings.
In March 2023, a representative of Thoma Bravo contacted David Sides, NextGen’s President and Chief Executive Officer, to express Thoma Bravo’s interest in NextGen, and expressed interest in meeting with Mr. Sides to explore potential partnership opportunities between NextGen and Thoma Bravo.
On April 28 2023, Mr. Sides met telephonically with a representative of Thoma Bravo, who expressed Thoma Bravo’s continued interest in NextGen, and indicated that Thoma Bravo may be interested in pursuing a strategic transaction with NextGen. Following these discussions, Mr. Sides informed members of the Board, and, with the members’ support, representatives of NextGen engaged in discussions with representatives of Thoma Bravo related to publicly available information to enable Thoma Bravo to further assess its potential interest in engaging in a strategic transaction with the Company, and no non-public information was shared during these discussions.
On May 16, 2023, the Board held a meeting attended by NextGen’s management. During the meeting, Mr. Sides reported on his interactions with representatives of Thoma Bravo, including his conversations over the past several weeks, and their expressed potential interest in exploring a strategic transaction with NextGen. Following discussions, the Board expressed support for NextGen’s management to continue engaging in discussions with Thoma Bravo. The Board also formed a transaction committee (the “Transaction Committee”) of the Board, which was comprised of four members of the Board, including Craig Barbarosh, George Bristol, Julie Klapstein, and Jeff Margolis serving as the initial chairperson, to assist the Board in evaluating its strategic alternatives, including its interactions with Thoma Bravo, which was formed for convenience and efficiency, and not to address any potential conflicts of interest.
On June 6, 2023, members of NextGen management received a written non-binding indication of interest from Thoma Bravo to acquire all outstanding Company Shares at a range of $20.80 to $22.50 per share in cash (the “June 6 Offer”). The June 6 Offer was subject to due diligence and other terms and conditions. On that date, the closing price of the Company Shares was $16.07 per share. The June 6 Offer was promptly shared with the Board.
On June 9, 2023, the Transaction Committee held a meeting attended by NextGen’s management to discuss the June 6 Offer. Mr. Sides discussed with the Transaction Committee a summary of his interactions with representatives of Thoma Bravo to date, and the June 6 Offer, including management’s initial perspectives thereon. The Transaction Committee discussed with management and its advisors the relative merits of the June 6 Offer and NextGen’s potential strategic alternatives, including its prospects as a stand-alone company, as well as the potential responses available to NextGen. Following these discussions, the Transaction Committee instructed management to inform Thoma Bravo that NextGen was not prepared to authorize proceeding with further discussions regarding a possible strategic transaction with Thoma Bravo at the price range contemplated by the June 6 Offer.
On June 12, 2023, Mr. Sides informed representatives of Thoma Bravo that NextGen was not prepared to authorize proceeding with further discussions regarding a possible strategic transaction with Thoma Bravo at the price range contemplated by the June 6 Offer.
On June 14, 2023, following additional review of publicly available information, Thoma Bravo submitted a revised written non-binding indication of interest to acquire all outstanding Company Shares at a range of $22.00 to $23.50 per share in cash (the “June 14 Offer”).The June 14 Offer was subject to due diligence and other terms and conditions. On that date, the closing price of the Company Shares was $16.10 per share.
On June 19, 2023, the Transaction Committee held a meeting attended by NextGen’s management and representatives of Latham & Watkins, LLP (“Latham”), legal advisor to NextGen, and representatives of Morgan Stanley. At the meeting, Mr. Sides discussed with the Transaction Committee the terms of the June 14 Offer, including management’s perspectives thereon. Representatives of Latham provided the Transaction Committee with an overview of a potential sale process and reminded the Transaction Committee of the Board’s requirements with respect to receiving offers, including disclosure requirements, and the possibilities associated with a transaction not being consummated. Representatives of Morgan Stanley then discussed with the Transaction Committee the terms of the June 14 Offer, and presented information on NextGen’s stock price, certain comparative financial data, current market conditions and certain precedent transactions. Representatives of Morgan Stanley also discussed with the Transaction Committee a summary of its relationships with Thoma Bravo, and the Transaction Committee determined that these relationships were not material and would not affect Morgan Stanley’s ability to represent and advise NextGen and the Transaction Committee. The Transaction Committee discussed with management and its advisors the relative merits of the June 14 Offer compared against NextGen’s potential strategic alternatives, including its prospects as a stand-alone company, as well as the potential responses available to NextGen, including potentially initiating a strategic review process to solicit competing offers in order to maximize stockholder value. The Transaction Committee discussed the benefits and risks relating to soliciting competing offers, and of running a formalized strategic review process. The Transaction Committee then discussed the potential scope of outreach to third parties in such a strategic review process, including the relative advantages and disadvantages of a broad outreach process compared to a more targeted outreach process, the parties most likely to participate in a strategic process related to NextGen and the relative advantages and disadvantages of each party in terms of various measures of actionability and execution risk, and the likely timing of such a process. As part of these discussions, management, following consultation with its advisors, provided a list of eight additional parties who had previously expressed interest in NextGen and whom management considered most likely to participate in a strategic process related to NextGen, comprised of large and mid-cap health technology companies and private equity firms. In considering these alternatives, the Transaction Committee noted the unsolicited nature of the June 14 Offer, the fact that the June 14 Offer was subject to Thoma Bravo’s due diligence and the status of Nextgen’s review of its strategic alternatives, including its prospects as a stand-alone company. Following these discussions, the Transaction Committee determined to recommend that the Board authorize management, with the assistance of its advisors, to initiate a strategic review process, including outreach to the eight parties identified by management. The Transaction Committee also determined to recommend that the Board authorize management to continue negotiations with Thoma Bravo, to recommend that the Board instruct management, with the assistance of NextGen’s advisors, to generate the best price and other deal terms reasonably obtainable for NextGen’s stockholders, and to seek to execute customary confidentiality agreements with interested parties and to begin preparing a virtual data room.
Later that day, the Board held a meeting attended by NextGen’s management and representatives of Latham and Morgan Stanley to discuss the June 14 Offer. Representatives of Morgan Stanley described the terms of the June 14 Offer, and presented information on NextGen’s stock price, certain comparative financial data, current market conditions and certain precedent transactions, and representatives from Latham provided the Board with an overview of its fiduciary duties in connection with the June 14 Offer and its evaluation of potential strategic alternatives. The Board then reviewed and discussed the same topics discussed by the Transaction Committee regarding the potential outreach process. The members of the Board were invited to disclose any relationships or other conflicts of interest with each of Thoma Bravo and the eight additional parties discussed. During these discussions one member of the Board expressed their relationship with one of the potential bidders identified by management. Such party ultimately declined to submit a proposal to NextGen in connection with a potential transaction. The Transaction Committee members also reported on the results of their meeting, and provided their recommendation to contact the parties discussed. Following these discussions, the Board instructed management, with the assistance of NextGen’s advisors, to initiate a strategic review process, including contacting the eight parties identified by management. The Board also instructed management to continue negotiations with Thoma Bravo, to seek to generate the best price and other deal terms reasonably obtainable for NextGen’s stockholders, and, with the assistance of NextGen’s advisors to seek to execute customary confidentiality agreements with interested parties and to begin preparing a virtual data room. The Board also discussed the updating of the stand-alone financial projections based on NextGen’s recently completed annual budget (the “Unaudited Prospective Financial Information”) and authorized management to prepare those projections and, once finalized, to share them with potential bidders that have signed confidentiality agreements with NextGen. The Board also discussed the engagement of Morgan Stanley as financial advisor for the Board with respect to the strategic review process, and, following those discussions, approved the engagement with Morgan Stanley for that process and instructed management to negotiate and finalize an engagement letter with Morgan Stanley related thereto. Morgan Stanley was selected because of (i) its familiarity with the Company, (ii) its reputation as an internationally recognized investment banking firm and (iii)  its substantial experience in transactions similar to the potential strategic transaction indicated in the June 14 Offer. The Board also confirmed its engagement with Latham as its legal counsel for the strategic review process in light of its familiarity with NextGen, and its expertise in transactions of this nature.
In June 2023, in accordance with the Board’s instructions, representatives of Morgan Stanley contacted the eight parties identified by NextGen’s management and Thoma Bravo regarding their potential interest in participating in an auction process related to NextGen.
All nine potential bidders contacted by representatives of Morgan Stanley, negotiated and executed customary confidentiality agreements, including Thoma Bravo. Each such confidentiality agreement, other than one (as a result of such party’s unwillingness to agree to such a provision), contained customary standstill provisions (which standstill provisions did not prohibit the applicable bidders from privately requesting waivers of such provisions and which terminated upon the entry into the Merger Agreement). Following the execution of such confidentiality agreements, between June 24, 2023 and July 20, 2023, each of the nine parties attended management presentations with NextGen and financial due diligence questions, and all of the potential bidders participated in further due diligence thereafter. Except for Thoma Bravo and Party A (a private equity fund), none of these nine potential bidders made a proposal to NextGen regarding a strategic transaction.
On June 24, 2023, Thoma Bravo executed a confidentiality agreement that contained customary standstill provisions as described above, and, later that day, its representatives submitted a preliminary due diligence request list to NextGen.
Beginning in late July and through the end of August, Morgan Stanley received unsolicited inbound inquiries from 22 third parties, including Party B, Party C, Party D, and Party E, each a private equity fund, inquiring whether NextGen was in a strategic process. Morgan Stanley informed NextGen management of these inquiries. Representatives of Morgan Stanley, at the direction of NextGen management, did not confirm or deny whether NextGen was in a strategic process, but encouraged any interested party to submit an offer based on publicly available information, and stated that NextGen would evaluate any offer and consider whether to engage further. Other than Party B, Party C, Party D, and Party E, each as described below, none of the third parties who made inbound inquiries submitted a proposal or had further communications with NextGen or its representatives.
On August 3, 2023 and August 4, 2023, representatives of Morgan Stanley, in accordance with instructions from the Board, verbally instructed representatives of all potential bidders that were participating in the process to submit their respective preliminary proposals by the August 11, 2023.
Between August 7 and August 16, 2023, NextGen received the following preliminary indications of interest:
•
On August 7, 2023, Party B submitted an indication of interest to acquire all outstanding Company Shares at a price of $20.80 per share in cash, which Party B indicated was submitted based solely on its review of publicly available information, as Party B had not yet executed a confidentiality agreement with the Company;

•
On August 11, 2023, Party C submitted an indication of interest to acquire all outstanding Company Shares at a range of $20.00 to $22.00 per share in cash, which Party C indicated was submitted based solely on its review of publicly available information, as Party C had not yet executed a confidentiality agreement with the Company, but also indicated that it might be able to increase its range once it was provided access to additional due diligence materials;

•
On August 14, 2023, Party A submitted an indication of interest to acquire all outstanding Company Shares at a range of $20.00 to $23.00 per share in cash, but also stated that they need additional equity from third-party partners to proceed with the purchase;

•	On August 14, 2023, Thoma Bravo submitted an updated indication of interest, which re-affirmed its per share price range of $22.00 to $23.50 provided in the June 14 Offer (the “August 14 Offer”); and
•
On August 16, 2023, Party D submitted an indication of interest to acquire all outstanding Company Shares at a range of $22.00 to $24.00 per share in cash. Party D’s offer was made based on its review of public market information only, as Party D had not yet executed a confidentiality agreement with the Company.

On August 16, 2023, the Transaction Committee held a meeting attended by members of NextGen management and representatives of Latham and Morgan Stanley, during which the Committee discussed with management and its advisors the terms of the various offers received to date (including the fact that all of the offers were preliminary in nature and remained subject to commercial and legal due diligence), the due diligence efforts of each party to date, and perspectives on the backgrounds of each of the bidders. Representatives of Morgan Stanley provided feedback from the parties who declined to continue to participate in the process, and provided an update with respect to the parties who remained interested in participating in the auction process but had either not yet submitted an offer or signed a confidentiality agreement. As part of these discussions, management and representatives of Morgan Stanley noted that, while they had engaged in several process calls, due diligence calls and management presentations with potential bidders during the prior two weeks, only Thoma Bravo had maintained consistent activity with NextGen and continued to follow up with substantive supplemental diligence requests during that period. The Transaction Committee also discussed with NextGen management and its advisors the number of unsolicited inquiries, and speculated as to the cause for those inquiries. NextGen management and representatives from Morgan Stanley confirmed that most of the parties who initially contacted NextGen on an unsolicited basis had not followed up with any additional communications, and the Transaction Committee expressed continued support for management’s recommended strategy to encourage any such party to submit an offer based on publicly available information. The Transaction Committee then discussed with management and NextGen’s advisors potential next steps, including potential timing for soliciting an updated round of offers, which parties should be invited to continue in the process (noting, in particular, the relative price ranges, progress and relative likelihood of consummating the transaction), and the importance of encouraging the remaining bidders other than Thoma Bravo to complete their due diligence promptly to maximize the opportunities for other current and potential bidders to participate given the extent of due diligence completed by Thoma Bravo. Following these discussions, the Transaction Committee instructed management and NextGen’s advisors to continue to actively encourage all current and potential bidders to engage in due diligence and submit updated or initial proposals, if not yet submitted, to the Board for its evaluation. The Transaction Committee also provided feedback that the offers from Party A and Party B did not appear to be competitive relative to others received to date, and so authorized management and its advisors to focus on other bidders and to indicate to Party A and Party B that NextGen was not prepared to proceed with either party on the terms proposed. In addition, the Transaction Committee instructed management and NextGen’s advisors to emphasize to the bidders other than Thoma Bravo the importance of moving quickly and to encourage such bidders to engage in further due diligence.
Following the Transaction Committee meeting, members of NextGen management and representatives of Morgan Stanley contacted the various current and potential bidders to communicate the target timing and messaging from the Transaction Committee.
On August 18, 2023, Party C and Party D both negotiated and executed confidentiality agreements. Each such confidentiality agreement contained customary standstill provisions (which standstill provisions did not prohibit the applicable bidders from privately requesting waivers of such provisions and which terminated upon the entry into the Merger Agreement). Following the execution of such confidentiality agreements, both of the potential bidders were provided access to the virtual data room.
Later that day, on August 18, 2023, representatives of Party C participated in a management presentation with the management of NextGen, and, on August 23, 2023, participated in a preliminary financial due diligence call with NexGen. In addition, on August 21, 2023, Party D participated in a management presentation with the management of NextGen, and, on August 25, 2023, participated in a preliminary financial due diligence call with NexGen. Other than these meetings and calls, none of the bidders, other than Thoma Bravo and Party D, requested due diligence calls with NextGen between August 16, 2023 and the signing of the Merger Agreement.
Also on August 18, 2023, Party E contacted a representative of Morgan Stanley to indicate its potential interest in submitting a proposal to acquire all of the outstanding Common Shares of NextGen. The representative of Morgan Stanley encouraged Party E to submit a proposal based on publicly available information as soon as practicable, and stated that any proposals would be communicated to the Board.
On August 20, 2023, representatives of Goodwin Procter LLP (“Goodwin”), legal advisor to Thoma Bravo, provided representatives of Morgan Stanley with an initial list of due diligence requests, along with the request to schedule an introductory meeting with Latham to discuss key due diligence items. Between August 20, 2023 and the signing of the Merger Agreement, representatives of Thoma Bravo and its advisors engaged in extensive due diligence, including participating in several telephonic due diligence calls and submitting multiple rounds of supplemental due diligence requests.
On August 21, 2023, representatives of Goodwin and Latham had an introductory call regarding the transaction, including regarding anticipated timing of an auction draft of the Merger Agreement, and to discuss preliminary due diligence inquiries, including the potential antitrust approvals applicable to the proposed transaction.
On August 23, 2023, the media released a news article speculating that NextGen was contemplating a potential sale transaction. On August 22, 2023, the closing price of the Company Shares was $16.36 per share, and on August 23, 2023, the closing price of the Company Shares was $17.24 per share.
Following this media publication, representatives of Morgan Stanley received three inbound calls from additional potential bidders indicating their potential interest in submitting a proposal to acquire NextGen. Representatives of Morgan Stanley, at the direction of the Board, did not confirm or deny whether NextGen was in a strategic process, but encouraged any interested party to submit an offer based on publicly available information, and stated that NextGen would evaluate any offer and consider whether to engage further. None of the three parties ultimately submitted a proposal or engaged in further discussions with NextGen or its advisors.
On August 25, 2023, Party A contacted representatives of Morgan Stanley to re-emphasize its interest in a potential transaction with NextGen and informed representatives of Morgan Stanley that it had confirmed engagement, in accordance with the terms of its confidentiality agreement with NextGen, of various partners and lenders that Party A intended on involving in the transactions. Party A did not indicate a willingness to increase its previously proposed price during these discussions. The Board ultimately concluded that Party A’s offer was not sufficient in light of other offers received, including Thoma Bravo’s offer, and re-affirmed its decision not to move forward with Party A in a potential transaction.
On August 28, 2023 through August 29, 2023, representatives of NextGen and representatives of Thoma Bravo met in person to discuss NextGen’s business and certain due diligence matters.
On August 29, 2023, an auction draft of the Merger Agreement was posted by Morgan Stanley to the virtual data room.
On August 30, 2023, Party E submitted to NextGen an indication of interest to acquire all outstanding Company Shares at a range of $20.00 to $22.00 per share in cash. Party E’s offer was made based on its review of public market information only.
On August 31, 2023, representatives of Goodwin contacted representatives of Latham to discuss Thoma Bravo’s key issues in the initial draft of the Merger Agreement, including, among other things, (i) removing a reverse termination fee in connection with the potential failure to obtain required regulatory approvals or a permanent injunction, (ii) setting NextGen’s termination fee at 4.0% of the equity value of the potential transaction, (iii) eliminating an antitrust “clear skies provision” for certain affiliates, and (iv) including a monetary damages cap. Representatives of Goodwin also confirmed that Thoma Bravo was prepared to fund the proposed transaction exclusively with equity financing.
On September 1, 2023, Thoma Bravo submitted to NextGen a written, non-binding offer (the “First September 1 Offer”), at an offer price of $22.00 per share (the “First Offer Price”), which was followed up that same day with a call that included representatives from Thoma Bravo, representatives from NextGen and representatives from Morgan Stanley. In the First September 1 Offer, Thoma Bravo indicated that its offer was predicated on entering into definitive transaction documents no later than September 5, 2023, and stated that the offer would expire on Saturday, September 2, 2023.
On that same day, representatives of Goodwin provided a revised draft of the Merger Agreement, which reflected among other things, (1) a more limited “clear skies” provision, (2) a Company termination fee of 4.0% of the fully diluted equity value of NextGen based on the merger consideration, (3) the full back-stop of the merger consideration by equity from Thoma Bravo’s equity funds and (4) the elimination of the reverse termination fee and the insertion of a monetary damages cap of 5.0% of the fully diluted equity value of NextGen based on the merger consideration.

Also on September 1, 2023, representatives of Goodwin provided initial drafts of an Equity Commitment Letter and Limited Guaranty to representatives.
Later that day, the Board held a meeting, with representatives of Morgan Stanley and Latham and members of management present, during which the First September 1 Offer from Thoma Bravo was discussed. The representatives of Morgan Stanley provided preliminary financial views with respect to the First September 1 Offer, and discussed with the Board deal process considerations. A representative of Latham also reviewed with the Board the Board’s fiduciary duties and legal obligations to NextGen and its stockholders in considering a potential sale of NextGen, and provided a summary of the terms and key issues contained in the draft Merger Agreement. The Board then discussed with management and its advisors Thoma Bravo’s stated deadline for signing definitive agreements, including comparing the First Offer Price to the other available offers, the status of discussions with other potential bidders (including the lack of any progress or momentum in due diligence or discussions with the remaining bidders, and the fact that Party E only submitted its preliminary offer two days earlier), the key issues that remained open on the Merger Agreement draft, the impacts of potentially accelerating the negotiating process for Thoma Bravo as requested by Thoma Bravo, and the proposed responses thereto. The Board ultimately concluded that Thoma Bravo’s progress with respect to due diligence and the actionability of their offer had substantially exceeded that of all other bidders to date. After these discussions, the Board directed NextGen’s management and its advisors to respond to Thoma Bravo that NextGen would not be willing to accelerate negotiations with Thoma Bravo on the basis of the First September 1 Offer, and seek to solicit improved terms.
Promptly following the meeting and in accordance with the Board’s instructions, representatives of Morgan Stanley contacted representatives of Thoma Bravo to inform Thoma Bravo that NextGen would not be willing to accelerate its negotiations with Thoma Bravo to align with their requested timeline on the basis of the First September 1 Offer without improved terms.
Later in the evening on September 1, 2023, Thoma Bravo submitted to NextGen a revised written, non-binding offer, which increased its proposed offer price to $23.00 per share (the “Second September 1 Offer”). On September 1, 2023 the closing price of the Company Shares was $19.33 per share.
On September 2, 2023, the Board held a meeting, with representatives of Morgan Stanley and Latham and members of management present, during which the Board discussed with its management the Second September 1 Offer, including comparing it to the other available offers, the status of discussions with other potential bidders (reiterating the lack of progress made by other bidders, and the anticipated timing for any of those bidders to be in a position to update or finalize their offers, if they chose to do so), the key issues that remained open on the Merger Agreement draft, the impacts of potentially accelerating the negotiating process for Thoma Bravo, and the proposed responses thereto. The Board also discussed with management and its advisors Thoma Bravo’s position as a potential buyer, including its availability of capital, experience in consummating public and private acquisitions, and its existing portfolio, including the potential antitrust risk related thereto. The Board noted, in particular, that while there were still open issues in the Merger Agreement and the proposed timing contemplated signing in the near-term, the price reflected in the Second September 1 Offer was at the higher end of any range of proposed offers available at that time, and that, as Thoma Bravo had not requested exclusivity, NextGen would have the opportunity to negotiate with Thoma Bravo to evaluate its final terms, while preserving the option of negotiating with other bidders. Following these discussions, the Board instructed NextGen’s management and its advisors to engage in negotiations with Thoma Bravo to seek to improve the terms of its proposal, with an emphasis on improving price, increasing deal certainty, and reducing the termination fee payable by NextGen in the event that NextGen were to terminate a transaction with Thoma Bravo in favor of a superior proposal.
Following this meeting, and though September 5, 2023, the representatives of Latham and the representatives of Goodwin negotiated the terms of the Merger Agreement, Equity Commitment Letter and Limited Guaranty. As a result of these negotiations, among other things, Thoma Bravo agreed to (a) reduce the size of the NextGen termination fee from 4.0% to 2.5% of the equity value of the potential transaction, (b) include a reverse termination fee of 6.0% of the equity value of the potential transaction that would be payable by Thoma Bravo upon a failure to close the transaction when required by the Merger Agreement and (c) improve deal certainty with respect to Thoma Bravo’s antitrust obligations.

During this time, representatives of Thoma Bravo and NextGen and their respective advisors participated in continued due diligence including with respect to financial matters, NextGen’s capitalization, and other legal and operational matters, and negotiations with respect to the remaining open issues. On September 4, 2023, as a result of such due diligence and continued negotiations, Thoma Bravo verbally increased its proposed offer price to $23.55 per share, and then, subsequently on September 5, to $23.95 per share, at which point Thoma Bravo indicated that it would not be willing to further increase its proposed purchase price. On September 1, 2023, the last prior trading day, the closing price of the Company Shares was $19.33 per share.
In the afternoon on September 4, 2023, the Board held a meeting, with representatives of Morgan Stanley and Latham and members of management present. At this meeting, representatives of Latham discussed with the Board its fiduciary duties in connection with Thoma Bravo’s proposal and the strategic review process. Representatives of Latham also provided the Board with a summary of the key terms of the transaction documents, including the few remaining open points related thereto. Representatives of Morgan Stanley then reviewed with the Board Morgan Stanley’s preliminary financial analyses of Thoma Bravo’s latest proposal, including the valuation methodologies utilized and the value ranges produced under such valuation methodologies. Representatives of Morgan Stanley also provided the Board with an update with respect to the other current and potential bidders, and confirmed that there had been limited progress with other bidders. The Board and its advisors also discussed the terms of Thoma Bravo’s latest proposal compared to NextGen’s strategic alternatives, including, among other topics, the fact that the revised price was at the top of the range of any proposal received to date (all the rest of which were subject to extensive due diligence and other conditionality), the fact that no other bidders had engaged in substantive due diligence to date, Thoma Bravo’s experience and reputation, the deal certainty represented by the proposed terms, and the progress made on the terms of the Merger Agreement, including the reduced termination fee payable in the event that NextGen were to enter into a superior proposal. Both management and representatives of Morgan Stanley confirmed that no bidder had indicated that they expected to submit a proposal at a price in excess of Thoma Bravo’s latest proposal, and did not expect to receive any such proposal from any of the current or potential bidders based on the information available. The Board also discussed with management and its advisors the amount of time it would take any other bidder to be in a position to consummate a transaction (if any). Following discussions, the Board instructed management and its advisors to finalize the terms of the transaction documents so that the Board would be in a position to consider Thoma Bravo’s finalized proposal at the next Board meeting.
On September 5, 2023, representatives of Goodwin and Latham negotiated the remaining open issues in the Merger Agreement and the remaining transaction documents, and, following the resolution of those issues, finalized the drafts.
That same day, the media published a rumor that the announcement of a transaction between NextGen and Thoma Bravo would be announced in the near term. On that date, the closing price of the Company Shares was $20.55 per share, compared to $19.33 per share on September 1, 2023, the preceding trading day.
In the afternoon of September 5, 2023, the Board held a meeting, with representatives of Morgan Stanley and Latham and members of management present. At this meeting, management and representatives of Latham reviewed with the Board the outcome of the negotiations on the few remaining open terms in the Merger Agreement and the other transaction documents. Mr. Sides and representatives from Morgan Stanley also confirmed that there were no updates regarding any other bidder since the last Board meeting. Morgan Stanley reviewed with the Board Morgan Stanley’s financial analyses of the merger consideration, and rendered to the Board an oral opinion, which was subsequently confirmed by delivery of a written opinion dated September 5, 2023, that, as of such date and based upon and subject to the various qualifications, assumptions and limitations set forth therein, the consideration to be received by the holders of Company Shares (other than holders of the Excluded Shares) in the Merger was fair, from a financial point of view, to such holders. For more information about the opinions of Morgan Stanley, see below under the captions “The Merger—Opinion of Morgan Stanley & Co. LLC.” Representatives of Morgan Stanley also provided the Board with an updated conflicts disclosure with respect to its relationships with Thoma Bravo, which were consistent with the disclosures previously provided, Mr. Sides also informed the Board that, based upon, among other things, their views of NextGen’s prospects on a standalone basis, its consideration of all the strategic alternatives available to the Company, including the terms and status of the other current and potential bidders, the benefits and risks related to the proposed transaction, and the information and advice provided by Morgan Stanley and Latham, it was management’s recommendation that the Board approve the transaction as proposed by Thoma Bravo upon the terms contemplated by the Merger

Agreement and the documents related thereto. The Board then discussed the various reasons to approve or not approve the Merger. For a detailed description of the various reasons considered by the board, please the section titled “The Merger—Recommendation of the Board and Reasons for the Merger.” Following that discussion, the Board unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, NextGen and its stockholders, (ii) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, and (iii) resolved to recommend that NextGen’s stockholders vote in favor of the Merger Proposal.
Later during the evening on September 5, 2023, following the Board’s approval of the Merger Agreement, and transactions contemplated thereby, NextGen and Thoma Bravo executed and delivered the Merger Agreement. Thereafter, on September 6, 2023, before the opening of the markets in the U.S., NextGen issued a press release announcing the execution and delivery of the Merger Agreement.
Recommendation of the Board and Reasons for the Merger
Recommendation of the Board
The Board has unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of NextGen and its stockholders, and declared it advisable for NextGen to enter into the Merger Agreement; (ii) approved and declared advisable the execution and delivery by NextGen of the Merger Agreement, the performance by NextGen of its covenants and agreements contained therein and the consummation of the Merger and the other transactions contemplated thereby upon the terms and subject to the conditions contained therein; (iii) directed that the adoption of the Merger Agreement be submitted to a vote at a special meeting of the holders of Company Shares; and (iv) resolved, subject to the terms and conditions set forth in the Merger Agreement, to recommend that the Merger Agreement be adopted by NextGen stockholders.
The Board unanimously recommends that NextGen stockholders vote “FOR” the Merger Proposal, “FOR” the Merger Compensation Proposal and “FOR” the Adjournment Proposal.
Reasons for the Merger
In evaluating the Merger Agreement and the transactions contemplated thereby, the Board consulted with members of NextGen’s senior management, representatives of NextGen’s legal advisor, Latham & Watkins LLP, and representatives of NextGen’s financial advisors, Morgan Stanley. In the course of reaching its determination and recommendation, the Board reviewed, evaluated and considered a significant amount of information and numerous factors and benefits, including those listed below (which are not listed in any relative order of importance), all of which the Board viewed as supporting its (i) determination that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of NextGen and its stockholders and its direction that NextGen enter into the Merger Agreement; (ii) approval and declaration that it is advisable for NextGen to execute and deliver the Merger Agreement; (iii) direction that the adoption of the Merger Agreement be submitted to a vote of NextGen’s stockholders at the Special Meeting; and (iv) resolution, subject to the terms and conditions set forth in the Merger Agreement, to recommend that the Merger Agreement be adopted by NextGen’s stockholders:
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Premium to Market Price. The Board considered the relationship of the Merger Consideration to the price of the Company Shares immediately prior to the execution of the Merger Agreement and the recent historical market price and volatility of the Company Shares, including the fact that the Merger Consideration represents (i) a premium of approximately 46% to the $16.36 closing price per Company Share on Nasdaq on August 22, 2023, the last trading day prior to the public rumors regarding a potential strategic transaction, (ii) a premium of approximately 24% to the $19.33 closing price per Company Share on Nasdaq on September 1, 2023, the last trading day prior to the date on which the Merger Agreement was executed; (iii) a premium of approximately 45% to the trailing volume-weighted average price per share of $16.56 for the period ended September 1, 2023; and (iv) a premium of approximately 9% to the 52-week high closing trading price per share of $21.99 for the 52-week period ended September 1, 2023. The Board believed that the Merger Consideration represents the highest value reasonably obtainable for the Company Shares for the foreseeable future, taking into account the Board’s familiarity with the business strategy, assets and prospects of NextGen on a standalone basis and the recent historical market price of the Company Shares.

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Certainty of Value. The Board considered the all-cash nature of the Merger Consideration to be received by NextGen’s stockholders in the Merger, which would provide liquidity and certainty of value to our stockholders while avoiding exposure to NextGen’s clinical, regulatory, commercialization and other business risks. Taking into account the business, operations, prospects, strategic and short and long term operating plans, assets, liabilities and financial condition of NextGen, the Board weighed the certainty of realizing compelling value for Company Shares by virtue of the Merger against the uncertain prospect that the trading value of Company Shares would approach the Merger Consideration in the foreseeable future and the risks and uncertainties associated with our business generally, including those described below and those discussed in NextGen’s public filings with the SEC. See “Where You Can Find More Information” beginning on page 102 of this proxy statement.

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Strategic Review Process. The Board considered the thorough and extensive strategic review process conducted by NextGen, with the assistance of representatives of Morgan Stanley, including engaging with over 30 bidders that might be interested in pursuing an acquisition of NextGen and executing 12 confidentiality agreements with the potential bidders and the fact that each of the interested bidders who executed a confidentiality agreement received substantially equal access to information and NextGen. The Board also believed that, following the Company’s extensive sales process and the receipt and negotiation of the various proposals from potentially interested bidders, there exist few other potential third parties who had the ability to acquire NextGen on terms as favorable as those set forth in the Merger Agreement, or on the timeline contemplated thereby, particularly in light of the amount of cash required to acquire all of the outstanding shares of Company common stock and current capital markets uncertainties.

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Full and Fair Value. The Board believed that the Merger Consideration of $23.95 per Company Share represents full and fair value for our Company Shares, taking into account the Board’s familiarity with the business strategy, assets and prospects of NextGen on a standalone basis and the relative certainty of the cash consideration payable in the Merger as compared to the risks and uncertainties of continuing on a standalone basis as an independent public company.

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Highest Value Reasonably Obtainable. The Board believed that the Merger Consideration of $23.95 per Company Share represents the highest value reasonably obtainable for our Company Shares for the foreseeable future, taking into account the business, operations, prospects, business strategy, assets, liabilities and general financial condition of NextGen. The Board also considered the progress and the outcome of NextGen’s negotiations with Thoma Bravo, including the increase in the consideration offered by Thoma Bravo from the time of its initial offer to the end of the negotiations, a number of changes in the terms and conditions of the Merger Agreement from the version initially proposed by Thoma Bravo that were favorable to NextGen, Thoma Bravo’s communications that its offer would be withdrawn if an agreement was not reached expeditiously, and the fact that no other bidder substantively engaged with NextGen with respect to their proposals, nor did they provide an actionable proposal. Further, the Board believed, based on these negotiations, that the Merger Consideration was the highest price per share that Thoma Bravo or any other potential bidder was willing to pay and that the Merger Agreement contained the most favorable terms to NextGen to which Thoma Bravo was willing to agree.

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Likelihood of Consummation. The Board considered the anticipated timing of the consummation of the transactions contemplated by the Merger Agreement, including the likelihood of consummation, based upon the scope of the conditions to the consummation of the Merger, the relative likelihood of obtaining required regulatory approvals, the remedies available to NextGen under the Merger Agreement in the event of various breaches by Thoma Bravo, including specific performance, and Thoma Bravo’s reputation in the private equity industry and its financial capacity to complete an acquisition of this size, which the Board believed supported the conclusion that a transaction with Thoma Bravo could be completed relatively expeditiously and in an orderly manner. The Board also considered the substantial Parent Termination Fee payable to NextGen if the Merger Agreement is terminated in certain circumstances, and NextGen’s right under the Merger Agreement to seek specific performance and require Thomas Bravo to complete the Merger and the other transactions contemplated by the Merger Agreement under certain circumstances;

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Morgan Stanley’s Opinions and Related Analysis. The Board considered the opinion of Morgan Stanley rendered to the Board on September 5, 2023, which was subsequently confirmed by delivery of a written opinion dated September 5, 2023, that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Morgan Stanley in preparing its opinion, the Merger Consideration to be paid to the holders of Company Shares (other than the Excluded Shares) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders, as more fully described below under the caption “Opinion of Morgan Stanley & Co. LLC.”

•	Arms’ Length Transaction. The Board considered the fact the Merger Agreement and the terms thereof was the result of arm’s-length negotiation between the parties.
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Stockholder Approval. The Board considered the fact that the Merger is subject to NextGen’s receipt of stockholder approval, and that NextGen’s stockholders are free to vote against the Merger for any reason, including if a Superior Proposal were to be made prior to the special meeting (subject to certain limitations).

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Terms of the Merger Agreement. The Board considered the terms and conditions of the Merger Agreement, which was the product of arm’s-length negotiations with the assistance of NextGen’s advisors, including the structure of the transaction, the all-cash form of the Merger Consideration, the limited scope of the conditions to the consummation of the Merger, and the customary nature of the representations, warranties, and the covenants and agreements of the parties. For the reasons noted below, the Board believed that the provisions of the Merger Agreement were advisable and fair to, and in the best interests of, NextGen and our stockholders. In particular:

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No Financing Condition. The Board considered the representation of Parent that Parent would have available sufficient funds for the satisfaction of all of its obligations under the Merger Agreement and to pay all related fees and expenses required to be paid by Parent or Merger Sub pursuant to the terms of the Merger Agreement, and that the consummation of the Merger is not subject to a financing condition.

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No Solicitation Covenants and Fiduciary Outs. The Board considered the non-solicitation covenants and “fiduciary out” provisions of the Merger Agreement, which, subject to the terms and conditions thereof and limitations set forth therein, permit NextGen to furnish information to, and to engage in discussions with, third parties that make unsolicited Acquisition Proposals meeting certain criteria, permit the Board to change its recommendation to stockholders regarding the Merger Agreement under certain circumstances and permit NextGen to terminate the Merger Agreement in order to enter into a definitive agreement relating to a Superior Proposal, subject to, among other things, payment of a termination fee to Parent of $41,179,000.00, representing 2.5% of the equity value of NextGen. The Board further considered its ability to change its recommendation to stockholders regarding the Merger Agreement in response to an Intervening Event if the failure to do so would reasonably be expected to be inconsistent with the fiduciary duties of the Board under applicable law. The Board further considered the fact that the NextGen Termination Fee, in the opinion of the Board, (i) is reasonable in light of the overall terms of the Merger Agreement and the benefits of the Merger, (ii) is consistent with the amount of such fees payable in comparable transactions on a relative basis, and (iii) would not be a substantial impediment or preclude another party from making a competing proposal to acquire NextGen.

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Termination Date. The Board considered the fact that the Termination Date under the Merger Agreement, on which either party, subject to certain exceptions, can terminate the Merger Agreement, allows for sufficient time to consummate the transactions contemplated by the Merger Agreement, but also prevents the Merger Agreement from being extended for an unreasonable amount of time, which could adversely impact Nextgen’s operations.

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Right to a Parent Termination Fee. The Board considered the fact that Parent would be required to pay NextGen a termination fee equal to $98,829,000.00, representing 6% of the equity value of NextGen, under specified circumstances, including due to a material breach by Parent or Merger Sub of the Merger Agreement or the failure of Parent to close the Merger when required to do so under the Merger Agreement.

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Enforcement. The Board considered NextGen’s ability to obtain specific enforcement of the obligations of Parent and Merger Sub under the Merger Agreement, thereby ensuring that NextGen has an appropriate remedy in the event Parent and Merger Sub were to decline to comply with their obligations under the Merger Agreement.

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Stockholder Approval; Appraisal Rights. The Board considered that the adoption of the Merger Agreement would be subject to the approval of our stockholders, that stockholders would be free to vote against the adoption of the Merger Agreement, and that stockholders who do not vote to adopt the Merger Agreement and who properly exercise their appraisal rights under Delaware law will be entitled to such appraisal rights in connection with the Merger.

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Conditions to Closing; Interim Operations. The Board considered the fact that the terms and conditions of the Merger Agreement minimize, to the extent reasonably practical, the risk that a condition to consummation of the Merger would not be satisfied and also provide reasonable flexibility to operate NextGen’s business during the pendency of the Merger.

In the course of its deliberations, the Board, in consultation with members of NextGen’s senior management and representatives of NextGen’s outside financial and legal advisors, also considered a variety of uncertainties, risks and other potentially negative factors concerning the Merger Agreement and the transactions contemplated by the Merger Agreement, including, but not limited to, the following (which are not listed in any relative order of importance):
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No Stockholder Participation in Future Earnings or Growth. The Board considered that the nature of the Merger as a cash transaction means that, if the Merger is consummated, our stockholders will not participate in future earnings or growth of NextGen and will not benefit from any appreciation in the value of NextGen’s business, the success of any of NextGen’s product candidates or any appreciation in the shares of the surviving corporation.

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Risk Associated with Failure to Consummate the Merger. The Board considered the possibility that the transactions contemplated by the Merger Agreement, including the Merger, might not be consummated, and that consummation of the Merger is subject to the satisfaction of certain conditions that may not be within our control, including receipt of the necessary regulatory clearances and approvals and that no Company Material Adverse Effect with respect to NextGen has occurred that is continuing. The Board considered the fact that there can be no assurance that all conditions to the parties’ obligations to consummate the Merger will be satisfied and, as a result, it is possible that the Merger may not be consummated even if the Merger Agreement is adopted by our stockholders. The Board considered the fact that if the Merger is not consummated (i) NextGen will have incurred significant transaction and opportunity costs, including the possibility of (a) disruption to our operations, (b) diversion of management and employee attention, (c) employee attrition and (d) a negative effect on our business relationships, (ii) the trading price of the Company Shares could be adversely affected, and (iii) the market’s perceptions of our prospects could be adversely affected.

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Interim Operating Covenants. The Board considered the restrictions on the conduct of our business during the pendency of the Merger, which may delay or prevent NextGen from undertaking potential business opportunities that may arise, may have a material adverse effect on our ability to respond to changing market and business conditions in a timely manner (or at all), or may negatively affect our ability to attract, retain and motivate key personnel. The Board also considered that the focus and resources of NextGen’s management may become diverted from other important business opportunities and operational matters while working to consummate the Merger, which could adversely affect our business.

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No Solicitation Covenants and Termination Fee. The Board considered the fact that, subject to certain exceptions, the Merger Agreement precludes NextGen and its representatives from soliciting, or entering into or participating in discussions or negotiations relating to, alternative acquisition proposals, and requires NextGen to pay to Parent the Company Termination Fee if the Merger Agreement is terminated under certain circumstances, including a termination of the Merger Agreement by NextGen to enter into a definitive agreement for a Superior Proposal, as described in “The Merger Agreement—Termination Fee; Certain Expenses” beginning on page 90 of this proxy statement. The Board also considered, but did not consider preclusive of a potential Superior Proposal, the fact that the right afforded to Parent under the Merger Agreement to propose amendments or modifications to the terms and conditions of the Merger Agreement in response to a Superior Proposal may discourage other parties that might otherwise have an interest in a business combination with, or an acquisition of, NextGen. The Board also considered that the amount of the Company Termination Fee, as compared to termination fees in transactions of a similar size, in the opinion of the Board, was reasonable and would not likely deter competing bids. The Board also recognized that the provisions in the Merger Agreement relating to non-solicitation and the Company Termination Fee were required by Parent as conditions to entering into the Merger Agreement.
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Effect of Transaction Announcement. The Board considered the potential effect of the announcement of the Merger Agreement, including effects on our stock price and operations, including our relationships with suppliers, distributors, vendors, collaborators and employees, and our ability to attract and retain key personnel during the pendency of the transactions contemplated by the Merger Agreement.

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Regulatory Approvals. The Board considered the fact that we have incurred and will continue to incur significant transaction costs and expenses in connection with the Merger, regardless of whether the Merger is consummated, including the expenses relating to potential Merger-related stockholder litigation.

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Transaction Costs. The Board considered the risk that the parties may incur significant costs and material delays resulting from seeking regulatory approvals and other clearances, consents and approvals necessary for consummation of the merger.

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Taxable Transaction. The Board considered that receipt of the all-cash Merger Consideration would be taxable to our stockholders that are treated as U.S. Holders (as defined in “The Merger—Material U.S. Federal Income Tax Consequences of the Merger to Holders of Company Shares” beginning on page 66 of this proxy statement) for United States federal income tax purposes.

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Interests of Directors and Executive Officers. The Board considered the possibility that NextGen’s directors and executive officers may have interests in the transactions contemplated by the Merger Agreement that may be different from, or in addition to, those of NextGen’s stockholders generally. See “The Merger—Interests of the Directors and Executive Officers of NextGen in the Merger” beginning on page 56 of this proxy statement.

After considering the foregoing potentially negative factors, the Board concluded that the potential benefits of the Merger substantially outweighed the risks or potential negative consequences.
The foregoing discussion of the information and factors considered by the Board is intended to be illustrative and not exhaustive, but includes the material reasons and factors considered by the Board in reaching its conclusions and recommendation in relation to the Merger, the Merger Agreement and the transactions proposed thereby. In light of the variety of reasons and factors considered and the complexity of these matters, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific reasons or factors considered in reaching their determinations and recommendations. The Board based its recommendation on the totality of the information presented, including thorough discussions with, and questioning of, members of our senior management and representatives of our outside financial advisors and legal counsel. Individual directors may have given differing weights to different factors or may have had different reasons for their ultimate determination. In addition, the Board did not reach any specific conclusion with respect to any of the factors or reasons considered. Instead, the Board conducted an overall analysis of the factors and reasons described above and determined in its business judgment that, in the aggregate, the potential benefits of the Merger to the stockholders of NextGen outweighed the risks or potential negative consequences. It should be noted that this explanation of the reasoning of the Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 32 of this proxy statement.
Opinion of Morgan Stanley & Co. LLC
NextGen retained Morgan Stanley to act as its financial advisor in connection with a potential sale of NextGen and to provide financial advice and assistance and, upon the request of NextGen, to render a financial opinion, in each case in connection therewith. NextGen selected Morgan Stanley to act as its financial advisor based on, among other things, Morgan Stanley’s qualifications, expertise and reputation and its knowledge of and involvement in recent transactions in NextGen’s industry. On September 5, 2023, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, to the Board of Directors to the effect that, as of that date, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in Morgan Stanley’s written opinion, the Merger Consideration to be received by the holders of Company Shares (other than the Excluded Shares) was fair, from a financial point of view, to such holders.
The full text of the written opinion of Morgan Stanley delivered to the Board of Directors, dated September 5, 2023, is attached as Annex B and is incorporated by reference into this proxy statement in its entirety. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. Stockholders of NextGen are urged to, and should, read the opinion carefully and in its entirety. Morgan Stanley’s opinion was directed to the Board of Directors and addressed only the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of Company Shares (other than the Excluded Shares). Morgan Stanley did not express any view on, and the opinion did not address, any other term or aspect of the Merger Agreement or the Merger or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into in connection therewith. Morgan Stanley’s opinion did not address the relative merits of the Merger as compared to any other alternatives available to NextGen, or whether or not such alternatives could be achieved or are available. Morgan Stanley’s opinion was not intended to, and does not, constitute an opinion or recommendation as to how the stockholders of NextGen should vote at the Special Meeting. The summary of Morgan Stanley’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of Morgan Stanley’s opinion.
In connection with rendering its opinion, Morgan Stanley, among other things:
•	reviewed certain publicly available financial statements and other business and financial information of NextGen;
•	reviewed certain internal financial statements and other financial and operating data concerning NextGen;
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reviewed certain financial projections prepared by the management of NextGen, which are more fully described in the section of this proxy statement captioned “—Certain Unaudited Prospective Financial Information”;

•	discussed the past and current operations and financial condition and the prospects of NextGen with senior executives of NextGen;
•	reviewed the reported prices and trading activity for Company Shares;
•	compared the financial performance of NextGen and the prices and trading activity of Company Shares with that of certain other publicly-traded companies comparable with NextGen and their securities;
•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;
•	participated in certain discussions and negotiations among representatives of NextGen, Parent and their legal advisors;
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reviewed the Merger Agreement, the draft Equity Commitment Letter from Thoma Bravo Fund to Parent, substantially in the form of the draft dated September 4, 2023 (the “Commitment Letter”) and certain related documents; and

•	performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.
In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by NextGen and formed a substantial basis for its opinion. With respect to the financial projections, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of NextGen’s management of the future financial performance of NextGen. Morgan Stanley expressed no view as to such financial projections or the assumptions on which they were based. In addition, Morgan Stanley assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions material to Morgan Stanley’s analysis, including, among other things, that Parent will obtain financing in accordance with the terms set forth in the Commitment Letter, and that the Merger Agreement would not differ in any material respect from the draft thereof furnished to Morgan Stanley. Morgan Stanley did not express any view on, and Morgan Stanley’s opinion did not address, any other aspect of the Merger Agreement or the transactions contemplated thereby or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into in connection therewith. Morgan Stanley assumed that, in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the Merger. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of NextGen and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley’s opinion does not address the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of NextGen’s officers, directors or employees, or any class of such persons, relative to the Merger Consideration to be received by the holders of Company Shares (other than the holders of the Excluded Shares) in the Merger. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of NextGen, nor was Morgan Stanley furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, September 5, 2023. Events occurring after September 5, 2023 may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley has not assumed any obligation to update, revise or reaffirm its opinion.
Summary of Financial Analyses
The following is a brief summary of the material analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter, dated as of September 5, 2023, to the Board of Directors. The following summary is not a complete description of Morgan Stanley’s opinion or the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion.
In performing the financial analyses summarized below and in arriving at its opinion, Morgan Stanley utilized and was directed by the Board of Directors to rely upon, among other matters, (1) certain financial projections provided by NextGen management and (2) Wall Street research analyst consensus estimates for NextGen (the “Street Consensus”). Such financial projections are more fully described below in the section of this proxy statement captioned “—Certain Unaudited Prospective Financial Information.” In accordance with direction from the Board of Directors, Morgan Stanley utilized the Projections and, for the public trading comparable analysis, the Street Consensus, in its financial analyses described below.
Public Trading Comparables Analysis
Morgan Stanley performed a public trading comparables analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. Morgan Stanley reviewed and compared certain financial estimates for NextGen with comparable publicly available consensus equity analyst research estimates for companies, selected based on Morgan Stanley’s professional judgment and experience, that share similar business characteristics and have certain comparable operating characteristics including, among other things, similarly sized revenue and/or revenue growth rates, market capitalizations, profitability, scale and/or other similar operating characteristics (these companies are referred to herein as the “comparable companies”).

For purposes of this analysis, Morgan Stanley analyzed the ratio of aggregate value to estimated adjusted EBITDA for calendar year 2024 using the Projections and Street Consensus for NextGen and using publicly available consensus equity analyst research estimates for comparison purposes with the comparable companies. For purposes of this analysis, Morgan Stanley defined “aggregate value” as a company’s fully diluted equity value plus total debt, less cash and cash equivalents, as applicable. Results of the analysis for the comparable companies is indicated in the following table:
Selected Comparable Company	CY2024E AV/Estimated Adjusted EBITDA Multiple
R1 RCM Inc.	12.6x
Veradigm Inc.	7.7x
Median	10.2x
Based on its analysis of the relevant metrics for each of the comparable companies and upon the application of its professional judgment and experience, Morgan Stanley selected a representative range of aggregate value to estimated adjusted EBITDA multiples for calendar year 2024. Morgan Stanley then applied this range of multiples to the estimated adjusted EBITDA for NextGen for calendar year 2024 of $146.1 million based on the Projections and $143.0 million based on the Street Consensus.
Morgan Stanley then calculated NextGen’s equity value assuming net cash of $185.6 million based on NextGen’s cash as of June 30, 2023, adjusted for the pro-forma effect of NextGen’s $31.3 million settlement payment to the Department of Justice and $1.2 million in legal fees, as announced by NextGen in July 2023, and assuming debt of $278.9, based on the value of NextGen’s convertible debt and fair value of NextGen’s earnout obligations as set forth in NextGen’s June 30, 2023 financial statements.
Based on the fully diluted share count of Company Shares as provided by NextGen’s management, Morgan Stanley calculated the estimated implied equity value per Company Share, rounded to the nearest $0.25, as set forth below:
Public Trading Comparables	Selected Comparable Company AV/ CY24 Estimated Adjusted EBITDA Multiple Ranges	Implied Value Per Share of NextGen Common Stock ($)
CY 2024E Adjusted EBITDA
Street Consensus	9.0x–12.5x	17.50–24.50
Projections	9.0x–12.5x	17.75–25.25
No company utilized in this analysis is identical to NextGen. In evaluating the comparable companies, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond NextGen’s control. These include, among other things, the impact of competition on NextGen’s business and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of NextGen and the industry, and in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.
Discounted Cash Flow Analysis
Morgan Stanley performed a discounted cash flow analysis, which is designed to provide an implied value of a company by calculating the present value of the estimated future cash flows and terminal value of such company. Morgan Stanley calculated a range of fully diluted equity values per Company Share based on a discounted cash flow analysis to value NextGen as a standalone entity. Morgan Stanley utilized estimates from the Projections for purposes of its discounted cash flow analysis, as more fully described below.
Morgan Stanley first calculated the estimated unlevered free cash flow, which is defined as adjusted earnings before interest, taxes, depreciation and amortization (burdened by stock-based compensation), less capital expenditures, capitalized software and net cash cost of capitalized commissions, and adjusted for changes in net working capital. The Projections included estimates provided by NextGen’s management through 2024 and estimates based on certain extrapolations prepared based on assumptions provided by NextGen’s management (which extrapolations were reviewed and approved for Morgan Stanley’s use by NextGen management) from 2025 through 2028. The free cash flows and terminal values were discounted to present values as of June 30, 2023, at a discount rate ranging from 8.9 percent to 10.6 percent, which discount rates were selected, upon the application of Morgan Stanley’s professional judgment and experience, to reflect an estimate of NextGen’s weighted average cost of capital estimated using the capital asset pricing model method and utilizing a 6 percent market risk premium, a risk-free rate of 4.2 percent based on the 10-year U.S. Treasury yield as of September 1, 2023, and a 1.04 beta. To calculate terminal values, Morgan Stanley utilized perpetual growth rates of 2.0 percent to 3.0 percent as part of its analyses, with such rates selected upon the application of Morgan Stanley’s professional judgment and experience. The resulting aggregate value was then adjusted for net debt and cash and cash equivalents. For purposes of the Discounted Cash Flow Analysis, Morgan Stanley calculated NextGen’s net debt, treating NextGen’s convertible note as debt of $278.9 – 304.0 million, based on the value of such note at implied prices per share within the multiple range set forth below, assumed to be repaid and discharged in full in cash following the Closing, and including the fair market value of NextGen’s earnout obligations as set forth in NextGen’s June 30, 2023 financial statements. Net cash was assumed to be $185.6 million based on NextGen’s cash as of June 30, 2023, adjusted for the pro-forma effect of NextGen’s $31.3 million settlement payment to the Department of Justice and $1.2 million in legal fees, as announced by NextGen in July 2023.
Based on the fully diluted share count of Company Shares as provided by NextGen’s management, Morgan Stanley calculated the estimated implied value per Company Shares, rounded to the nearest $0.25, as follows:
Discounted Cash Flow Analysis	Implied, Discounted Value Per Share of NextGen Common Stock ($)
Projections	19.50–28.00
Precedent Transactions Multiples Analysis
Morgan Stanley performed a precedent transactions multiples analysis, which is designed to imply a value of a company based on publicly available financial terms. Morgan Stanley compared publicly available statistics for selected public healthcare technology / technology-enabled transactions. Morgan Stanley selected such comparable transactions based on its professional judgment and experience, including because they shared certain characteristics with the Merger, most notably because they were similar technology transactions since 2017 greater than $1.0 billion in aggregate value. For such transactions, Morgan Stanley noted the multiple of aggregate value of the transaction to the last 12 months’ (“LTM”) adjusted EBITDA based on publicly available information at the time of announcement.
The following is a list of the selected transactions reviewed, together with the applicable multiples:
Month and Year Announced	Acquiror	Target	AV/LTM Adj. EBITDA Multiple
July 2017	Internet Brands (KKR & Co. L.P. Portfolio Company)	WebMD Health Corp.	12.3x
June 2018	Verscend Technologies, Inc. (Veritas Capital Backed)	Cotiviti Holdings, Inc.	18.1x
November 2018	Veritas Capital, Evergreen Coast Capital	athenahealth, Inc.	15.2x
July 2020	Churchill Capital Corp III	MultiPlan, Inc.	15.4x
December 2020	Gainwell Technologies (Veritas Capital Backed)	HMS Holdings Corp.	21.2x
January 2021	UnitedHealth Group Incorporated	Change Healthcare Inc.	14.5x
August 2021	Nordic Capital, Insight Partners, 22C Capital	Inovalon Holdings, Inc.	29.3x
The median multiple was 15.4x and the mean multiple was 18.0x for the transactions listed above. Based on its analysis of the relevant metrics and time frame for each of the transactions listed above and upon the application of its professional judgment and experience, Morgan Stanley selected representative ranges of the aggregate value to the estimated LTM adjusted EBITDA multiples of these selected transactions. Morgan Stanley then applied these ranges of multiples to NextGen’s adjusted EBITDA of $118.2 million for the twelve months ending June 30, 2023.
Morgan Stanley then calculated NextGen’s equity value assuming net cash of $185.6 million based on NextGen’s cash as of June 30, 2023, adjusted for the pro-forma effect of NextGen’s $31.3 million settlement payment to the Department of Justice and $1.2 million in legal fees, as announced by NextGen in July 2023, and assuming debt of $278.9, based on the value of NextGen’s convertible debt and the fair value of NextGen’s earnout obligations, as set forth in NextGen’s June 30, 2023 financial statements.
Based on the fully diluted share count of Company Shares as provided by NextGen’s management, Morgan Stanley calculated the estimated implied equity value per share of Company Shares, rounded to the nearest $0.25, as set forth below:
Precedent Transaction Multiples (LTM (6/30/2023) Adj. EBITDA)	Selected Transactions AV/ LTM Adj. EBITDA Multiple Ranges	Implied Value Per Share of NextGen Common Stock ($)
	12.5x–20.0x	20.25–33.00
No company or transaction utilized in the precedent transactions analysis is identical to NextGen or the Merger. In evaluating the precedent transactions, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond NextGen’s control. These include, among other things, the impact of competition on NextGen’s business and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of NextGen and the industry, and in the financial markets in general, which could affect the public trading value of the companies and the aggregate value and fully diluted equity value of the transactions to which they are being compared. The fact that points in the range of implied present value per share of NextGen derived from the valuation of precedent transactions were less than or greater than the $23.95 per share in cash to be received by holders of Company Shares (other than the holders of the Excluded Shares) is not necessarily dispositive in connection with Morgan Stanley’s analysis of the consideration for the Merger but is one of many factors Morgan Stanley considered. Mathematical analysis (such as determining the mean and median) is not in itself a meaningful method of using precedent transaction data.
Other Information
Morgan Stanley observed additional factors that were not considered part of Morgan Stanley’s financial analysis with respect to its opinion but were noted as reference data for the Board of Directors, including the following information described under the sections of this proxy statement captioned “—Illustrative Leveraged Buyout Analysis,” “—Historical Trading Range” and “—Unaffected Broker Price Targets.”
Illustrative Leveraged Buyout Analysis
For reference only, Morgan Stanley performed a hypothetical leveraged buyout analysis to determine the prices at which a financial sponsor might affect a leveraged buyout of NextGen. Morgan Stanley based its analysis on the Projections. Morgan Stanley assumed a transaction date of June 30, 2023, and a 4.76-year investment period ending March 31, 2028. Based on its professional judgment and experience, Morgan Stanley assumed (i) leverage of 6.0x LTM adjusted EBITDA, (ii) a target range of annualized internal rates of return for the financial sponsor of 17.5% to 22.5% and (iii) a range from 9.0x to 11.0x of LTM adjusted EBITDA exit multiples. Based on these calculations, this analysis indicated a range of implied equity value per Company Share, rounded to the nearest $0.25, of $17.50 to $22.75 per share.
Historical Trading Range
For reference only, Morgan Stanley reviewed the historic trading range of Company Share for the 52-week period ending August 22, 2023, the day prior to news reports of a potential transaction involving NextGen, and noted a low and high per share intraday price of $15.23 and $21.99.
Unaffected Broker Price Targets
For reference only, Morgan Stanley reviewed and analyzed future public market trading price targets for Company Shares that were prepared and published by equity research analysts on or before September 1, 2023. These targets reflected each analyst’s estimate of the future public market trading price of Company Shares. The range of undiscounted analyst price targets was $16.00 to $25.00 per Company Share. Morgan Stanley discounted the range of analyst price targets by 12 months, at a discount rate of 10.4%, which rate was selected by Morgan Stanley based on NextGen’s estimated cost of equity (estimated using the capital asset pricing model method and based on Morgan Stanley’s professional judgment and experience), to arrive at an implied range of fully diluted equity values for the Company Shares, rounded to the nearest $0.25, of $14.50 to $22.75 per share.
The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for Company Shares, and these estimates are subject to uncertainties, including the future financial performance of NextGen and future financial market conditions.
General
In connection with the review of the Merger by the Board of Directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of NextGen. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond NextGen’s control. These include, among other things, the impact of competition on NextGen’s business and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of NextGen and the industry, and in the financial markets in general. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.
Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of Company Shares (other than the holders of the Excluded Shares) in the Merger pursuant to the Merger Agreement and in connection with the delivery of its opinion dated as of September 5, 2023 to the Board of Directors. These analyses do not purport to be appraisals or to reflect the prices at which Company Shares might actually trade.
The Merger Consideration to be received by the holders of Company Shares (other than the holders of the Excluded Shares) in the Merger pursuant to the Merger Agreement was determined through arm’s-length negotiations between NextGen and Parent and was approved by the NextGen Board of Directors. Morgan Stanley provided advice to the Board of Directors during these negotiations but did not, however, recommend any specific consideration to NextGen or the Board of Directors, nor did Morgan Stanley opine that any specific consideration constituted the only appropriate consideration for the Merger. Morgan Stanley’s opinion did not address the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. Morgan Stanley’s opinion was not intended to, and does not, constitute an opinion or a recommendation as to how NextGen’s stockholders should vote at the Special Meeting.
Morgan Stanley’s opinion and its presentation to the Board of Directors was one of many factors taken into consideration by the Board of Directors in deciding to approve the execution, delivery and performance by NextGen of the Merger Agreement and the Merger. Consequently, the analysis as described above should not be viewed as determinative of the opinion of the Board of Directors with respect to the Merger Consideration or of whether the Board of Directors would have been willing to agree to different consideration. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with Morgan Stanley’s customary practice.
NextGen retained Morgan Stanley based upon Morgan Stanley’s qualifications, experience and expertise. Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of their customers, in debt or equity securities or loans of entities affiliated with Thoma Bravo, Parent, NextGen and their respective affiliates, or any other company, or any currency or commodity, that may be involved in the Merger, or any related derivative instrument. In addition, Morgan Stanley, its affiliates, directors or officers, including individuals working with the Board of Directors in connection with the Merger, may have committed and may commit in the future to invest in private equity funds managed by Thoma Bravo or in affiliates of Morgan Stanley that may hold direct equity and/or partnership interests in private equity funds managed by Thoma Bravo or its affiliates.
Under the terms of its engagement letter, Morgan Stanley provided NextGen with financial advisory services and an opinion, described in this section and attached to this proxy statement as Annex B in connection with the Merger, and NextGen has agreed to pay Morgan Stanley an aggregate fee of approximately $29 million, approximately $5 million of which was earned following delivery of the opinion described in this section and attached to this proxy statement as Annex B and the remainder of which is contingent upon the consummation of the Merger. NextGen has also agreed to reimburse Morgan Stanley for its reasonable and documented out-of-pocket expenses, including fees of outside counsel and other professional advisors, actually incurred in connection with its engagement. In addition, NextGen has agreed to indemnify Morgan Stanley and its affiliates, its and their respective officers, directors, employees and agents and each other person, if any, controlling Morgan Stanley or any of its affiliates against certain losses, claims, damages or liabilities and expenses related to, arising out of or in connection with Morgan Stanley’s engagement.
In the prior two years, Morgan Stanley has received aggregate fees of approximately $20 – 40 million for financial advisory and financing services provided to entities affiliated with Thoma Bravo. In addition Morgan Stanley or an affiliate thereof is a lender to certain portfolio companies of Thoma Bravo and acts as administrative agent with respect to credit facilities of certain portfolio companies of Thoma Bravo.
Certain Unaudited Prospective Financial Information
We do not, as a matter of course, make public projections as to our future financial performance, due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates and the inherent difficulty of predicting financial performance for future periods. However, NextGen’s management regularly prepares and reviews with the Board estimates regarding the success and timing of the development of, regulatory filings and approvals for and the commercialization of our products and product candidates. In connection with our strategic planning process and the Board’s evaluation of the Merger, as described further in the section captioned “The Merger—Background of the Merger” beginning on page 35 of this proxy statement, NextGen’s management reviewed with the Board certain unaudited prospective financial information of NextGen as an independent company for the second, third and fourth quarters of fiscal year 2023 and the fiscal years 2024 through 2028, as prepared and used as described below (referred to as the “Unaudited Prospective Financial Information”).
The Unaudited Prospective Financial Information was prepared for internal use only and not for public disclosure and was provided to the Board for the purposes of considering, analyzing and evaluating the Merger. The Unaudited Prospective Financial Information was provided to, approved by NextGen for use by, and relied upon by, Morgan Stanley, NextGen’s financial advisor, for the purposes of Morgan Stanley’s financial analysis and fairness opinion in connection with the Merger (as described in more detail in the section captioned “The Merger—Opinion of Morgan Stanley & Co. LLC” beginning on page 47 of this proxy statement), and were the only financial projections with respect to the Company used by Morgan Stanley in performing such financial analyses. The Unaudited Prospective Financial Information was not provided to Thoma Bravo or any other prospective bidder. The Unaudited Prospective Financial Information includes estimates of NextGen’s financial performance on a risk-adjusted basis.
The Unaudited Prospective Financial Information was developed without giving effect to the Merger, including any impact of the negotiation or execution of the Merger Agreement or the Merger, the expenses that have already or may be incurred in connection with completing the Merger or any changes to NextGen’s operations or strategy that may be implemented during the pendency of or following the consummation of the Merger. The Unaudited Prospective Financial Information also does not consider the effect of any failure of the Merger to be completed and it should not be viewed as accurate or continuing in that context.

The Unaudited Prospective Financial Information was not prepared with a view toward public disclosure or complying with accounting principles generally accepted in the United States (which we refer to as “GAAP”). In addition, the accompanying Unaudited Prospective Financial Information was not prepared with a view toward complying with the guidelines established by the SEC or the American Institute of Certified Public Accountants with respect to prospective financial information. The Unaudited Prospective Financial Information included in this document has been prepared by, and is the responsibility of, the Company’s management. Our independent registered public accounting firm has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the Unaudited Prospective Financial Information and accordingly, our independent registered public accounting firm does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference within this document relates to the Company's previously issued financial statements. It does not extend to the Unaudited Prospective Financial Information and should not be read to do so.
Because the Unaudited Prospective Financial Information reflects estimates and judgments, it is susceptible to sensitivities and assumptions, as well as multiple interpretations based on actual experience and business developments. The Unaudited Prospective Financial Information also covers multiple years, and such information by its nature becomes less predictive with each succeeding year. The Unaudited Prospective Financial Information is not, and should not be considered to be, a guarantee of future operating results. Further, the Unaudited Prospective Financial Information is not fact and should not be relied upon as being necessarily indicative of our future results.
Although the Unaudited Prospective Financial Information is presented with numerical specificity, it reflects numerous assumptions and estimates as to future events. The Unaudited Prospective Financial Information will be affected by, among other factors, our ability to achieve our goals for the development, regulatory approval and commercialization of our products and product candidates, including on the timeline assumed for purposes of the Unaudited Prospective Financial Information. The Unaudited Prospective Financial Information reflects assumptions and uncertainties that are subject to change. Important factors that may affect actual results and cause the Unaudited Prospective Financial Information not to be achieved are described in various risk factors described in the section captioned “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 32 of this proxy statement, and in our other filings with the SEC, including those listed under the section captioned “Where You Can Find More Information” beginning on page 102 of this proxy statement. All of these factors are difficult to predict, and many of them are outside of our control. As a result, there can be no assurance that the Unaudited Prospective Financial Information will be realized, and actual results may be materially better or worse than those contained in the Unaudited Prospective Financial Information, whether or not the Merger is consummated. The Unaudited Prospective Financial Information also reflects assumptions as to certain business decisions that are subject to change. The Unaudited Prospective Financial Information may differ from publicized analyst estimates and forecasts and does not consider any events or circumstances after the date that it was prepared, including the announcement of the entry into the Merger Agreement. The Unaudited Prospective Financial Information has not been updated or revised to reflect information or results after the date it was prepared or as of the date of this proxy statement. Except to the extent required by applicable federal securities laws, we do not intend to update or otherwise revise the Unaudited Prospective Financial Information to reflect circumstances existing after the date that such information was prepared or to reflect the occurrence of future events. NextGen has or may report results of operations for periods included in the Unaudited Prospective Financial Information that were or will be completed following the preparation of the Unaudited Prospective Financial Information. Stockholders and investors are urged to refer to NextGen’s periodic filings with the SEC for information on NextGen’s actual historical results.
Certain of the financial measures included in the Unaudited Prospective Financial Information, including Adjusted EBITDA, EBIT, NOPAT and Unlevered Free Cash Flow, are “non-GAAP financial measures.” These are financial performance measures that are not calculated in accordance with GAAP. These non-GAAP financial measures should not be viewed as a substitute for GAAP financial measures, and may be different from non-GAAP financial measures used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures because they exclude charges and credits that are required to be included in a GAAP presentation. In certain circumstances, including those applicable to the Unaudited Prospective Financial Information, financial measures included in forecasts provided to a financial advisor and a board of directors in connection with a business combination transaction are excluded from the definition of “non-GAAP financial measures” under applicable SEC rules and regulations. As a result, the Unaudited Prospective Financial

Information is not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures were not provided to or relied upon by the Board or Morgan Stanley. Accordingly, no reconciliation of the financial measures included in the Unaudited Prospective Financial Information is provided in this proxy statement.
The Unaudited Prospective Financial Information constitutes forward-looking statements. By including the Unaudited Prospective Financial Information in this proxy statement, neither we nor any of our representatives has made or makes any representation to any person regarding our ultimate performance as compared to the information contained in the Unaudited Prospective Financial Information. The inclusion of the Unaudited Prospective Financial Information should not be regarded as an indication that the Board, NextGen or any other person considered, or now considers, the Unaudited Prospective Financial Information to be predictive of actual future results. Further, the inclusion of the Unaudited Prospective Financial Information in this proxy statement does not constitute an admission or representation by NextGen that the information presented is material. The Unaudited Prospective Financial Information is included in this proxy statement solely to give our stockholders access to the information that was provided to the Board and Morgan Stanley. The Unaudited Prospective Financial Information is not included in this proxy statement in order to influence any NextGen stockholder to make any investment decision with respect to the Merger, including whether or not to seek appraisal rights with respect to their shares.
Unaudited Prospective Financial Information
Various judgments and assumptions were made when preparing the Unaudited Prospective Financial Information, including, among others, revised prospects for the Company’s business, changes in general business or economic conditions, certain accounting assumptions, timing of business investments, changes in actual or projected cash flows, competitive pressures and changes in tax or other laws or regulations, corporate general and administrative expenses generally, and or other transactions or events that have occurred or that may occur and that were not anticipated when the financial projections were prepared.
The following table presents estimates of NextGen’s revenue, adjusted EBITDA, EBIT, net operating profits after tax (“NOPAT”) and unlevered free cash flow, in each case, for the fiscal years 2024 through 2028, as reflected in the Unaudited Prospective Financial Information, as approved by NextGen management.
Projected Non-GAAP
($ in millions, Unaudited)
	Q2 24E	Q3 24E	Q4 24E	FY 2025E	FY 2026E	FY 2027E	FY 2028E
Revenue	176.7	178.7	186.3	775.4	839.0	907.7	983.2
Adjusted EBITDA(1)	31.7	32.0	37.7	152.1	178.5	209.7	243.5
EBIT(2)	16.9	16.7	22.3	92.0	117.3	147.4	180.0
(1)
NextGen defines “adjusted EBITDA” as revenue, less net acquisition costs, amortization of acquired intangible assets, amortization of deferred debt issuance costs, impairment of assets, restructuring costs, shareholder disputes and related costs, which include net securities litigation defense, proxy contest, other regulatory and litigation matters, and related costs, net of insurance, share-based compensation, and other non-run-rate expenses before provision for income taxes. Adjusted EBITDA is not a financial measure in conformity with U.S. GAAP.

(2)
NextGen defines “EBIT” as Adjusted EBITDA, less (i) depreciation, (ii) amortization (other than amortization of acquired intangibles), and (iii) stock-based compensation. EBIT is not a financial measure in conformity with U.S. GAAP.

Interests of the Directors and Executive Officers of NextGen in the Merger
Members of the Board and NextGen’s executive officers may have various interests in the Merger that may be in addition to, or different from, the interests of NextGen stockholders generally. The members of the Board were aware of these potential interests and considered them at the time they approved the Merger Agreement and in making their recommendation that NextGen stockholders adopt the Merger Agreement. These potential interests are described below.
Treatment of Equity Awards
Each of our directors and executive officers hold outstanding NextGen equity awards. The NextGen equity awards held by our directors and executive officers immediately prior to the Effective Time will be treated in the

Merger in the same manner as NextGen equity awards held by employees generally. Effective as of immediately prior to the Effective Time, outstanding NextGen equity awards held by our directors and executive officers will be treated as follows:
•
Each outstanding NextGen stock option with an exercise price per share less than the Merger Consideration that is unexpired and unexercised will be cancelled and converted into the right to receive the Option Consideration, less any applicable withholding taxes.

•	Each outstanding NextGen DSU award, whether vested or unvested, will be cancelled and converted into the right to receive the DSU Consideration, less any applicable withholding taxes.
•	Each outstanding NextGen PSU award will be cancelled and converted into the right to receive the PSU Consideration, less any applicable withholding taxes.
•
Each outstanding Vested RSA will be cancelled and converted into the right to receive athe Vested Restricted Stock Consideration, less any applicable withholding taxes; and (v) each Unvested RSA that remains outstanding immediately prior thereto will be cancelled and converted into the right to receive the Unvested Restricted Stock Cash Amount. The Unvested Restricted Stock Cash Amount will vest and become payable to the holder in cash at the same times and in accordance with the same vesting schedule as applied to the Unvested RSA as of immediately prior to the Effective Time, subject to the holder’s continued service with the Parent and its Affiliates through the applicable vesting dates.

The following tables set forth, for any current executive officer or non-employee director or executive officer or non-employee director who served at any time in such capacity since April 1, 2022, (i) the number and value of Company Shares subject to NextGen stock options, all of which are fully vested, (ii) the number and value of Company Shares subject to vested and unvested NextGen DSUs, (iii) the number and value of Company Shares subject to unvested NextGen PSUs that would accelerate at closing in accordance with the terms of the PSU awards, (iv) the number and value of NextGen Restricted Stock Awards, and (v) the total value of Company Shares subject to NextGen equity awards, in each case, held by such current or former director or executive officer as of October 4, 2023. All such amounts actually payable will be less any required withholding taxes and without interest. These amounts do not attempt to forecast any additional equity award grants, vesting, issuances or forfeitures that may occur prior to the Effective Time following the date of this proxy statement. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, the actual amounts to be received by the individuals identified in the table below may materially differ from the amounts set forth below.
	Number of Shares subject to Stock Options (#)	Value of Stock Options ($)(1)	Number of Vested DSUs (#)	Value of Vested DSUs ($)(1)	Number of Unvested DSUs (#)	Value of Unvested DSUs ($)(1)	Number of Accelerated PSUs(2) (#)	Value of Accelerated PSUs ($)(1)	Number of Shares subject to Restricted Stock Awards (#)	Value of Restricted Stock Awards ($)(1)	Total ($)(3)
Non-Employee Directors
Jeffrey H. Margolis	—	—	—	—	—	—	—	—	12,531	300,117	300,117
Craig Barbarosh	—	—	9,483	227,118	—	—	—	—	10,086	241,560	468,678
George Bristol	—	—	—	—	—	—	—	—	10,086	241,560	241,560
Darnell Dent	—	—	—	—	—	—	—	—	10,086	241,560	241,560
Julie D. Klapstein	—	—	—	—	—	—	—	—	10,086	241,560	241,560
Geraldine McGinty, MD	—	—	—	—	—	—	—	—	10,086	241,560	241,560
Morris Panner	—	—	—	—	—	—	—	—	10,086	241,560	241,560
Pamela Puryear, Ph.D.	—	—	—	—	—	—	—	—	10,086	241,560	241,560

Executive Officers
David Sides	—	—	—	—	—	—	381,059	9,126,363	336,200	8,051,990	17,178,353
James R. Arnold, Jr.	425,000	3,816,500	—	—	—	—	316,432	7,578,546	127,750	3,059,613	14,454,659
Srinivas Velamoor	—	—	—	—	—	—	80,522	1,928,502	256,071	6,132,900	8,061,402
Mitchell L. Waters	15,214	110,624	—	—	—	—	63,288	1,515,748	59,429	1,423,325	3,049,696
Jeffrey D. Linton	135,000	1,291,950	—	—	—	—	115,970	2,777,482	44,980	1,077,271	5,146,703

	Number of Shares subject to Stock Options (#)	Value of Stock Options ($)(1)	Number of Vested DSUs (#)	Value of Vested DSUs ($)(1)	Number of Unvested DSUs (#)	Value of Unvested DSUs ($)(1)	Number of Accelerated PSUs(2) (#)	Value of Accelerated PSUs ($)(1)	Number of Shares subject to Restricted Stock Awards (#)	Value of Restricted Stock Awards ($)(1)	Total ($)(3)
Donna Greene	—	—	—	—	—	—	77,551	1,857,346	34,432	824,646	2,681,993
David A. Metcalfe(4)	—	—	—	—	—	—	—	—	—	—	—
(1)	For purposes of this table, the value of each Company Share underlying the equity awards is equal to $23.95.
(2)
In accordance with the terms of the Merger Agreement and based on the Merger Consideration of $23.95, represents, for each PSU award the sum of (i) the number of Company Shares underlying the PSU award for which the applicable performance condition has been achieved prior to October 4, 2023 but which remain subject to service-based vesting, if any, plus (ii) with respect to any portion of such PSU award the vesting of which remains subject to achievement of performance objectives as of October 4, 2023, a number of Company Shares underlying the portion of the PSU award that would vest as a result of the Merger in accordance with the terms and conditions of the applicable PSU award agreement, which for the PSUs granted in 2020 assumes performance achievement at the “maximum” level; for the PSUs granted in 2021, assumes performance achievement above “target” with partial achievement of the next stock price hurdle; and for the PSUs granted in 2022, assumes performance achievement at 140% of the “target” level. For additional information regarding the types of outstanding PSU awards and their accelerated vesting upon a change in control, see “Interests of the Directors and Executive Officers of NextGen in the Merger —Accelerated Vesting of PSUs upon a Change in Control.”

(3)	See page 56 of this proxy statement for additional information regarding Company Shares beneficially owned by executive officers of NextGen and their affiliates.
(4)	Mr. Metcalfe, our former Chief Technology Officer, resigned from NextGen effective February 17, 2023 and no longer holds any NextGen equity awards.
Stock Ownership
Certain non-employee directors and executive officers hold Company Shares. For additional information, see the section entitled “Security Ownership of Certain Beneficial Owners and Management” beginning on page 99 of this proxy statement.
Change in Control Severance Benefits
Mr. Sides has entered into an employment agreement with NextGen, pursuant to which he is entitled to severance benefits upon a qualifying termination of employment, including after a change in control (which will include the Merger). In addition, each of our other executive officers has entered into a change in control severance agreement with NextGen, pursuant to which the executive officer is entitled to severance benefits upon a qualifying termination of employment occurring in connection with a change in control (which will include the Merger).
Employment Agreement with Mr. Sides
NextGen previously entered into an employment agreement with Mr. Sides, which governs the terms of his employment with us as our President and Chief Executive Officer. In the event NextGen terminates Mr. Sides without “cause” or he resigns for “good reason” within the 2 months prior to or the 18 months following a change in control, subject to his execution and non-revocation of a release of claims and his continued compliance with post-termination obligations, Mr. Sides will be entitled to (i) an amount in cash equal to 1.5 times the sum of his annual base salary and target bonus, to be paid in substantially equal installments over the eighteen-month period following the termination date (unless such termination occurs during the eighteen months following a change in control, in which case such amount will be paid in a lump sum), (ii) a lump sum cash amount equal to his annual bonus for the year prior to the year in which the termination occurs, to the extent such amount is unpaid, (iii) a lump sum cash amount equal to a prorated portion of his target annual bonus for the year of termination, (iv) up to 18 months’ of Company-paid continuation health benefits and (iv) accelerated vesting of any unvested time-based equity awards.
For purposes of Mr. Sides’ employment agreement, “cause” means his (i) continued failure to substantially perform his duties after receiving written notification from the Board that he is failing to substantially perform his duties, (ii) intentional failure to substantially follow and comply with the specific, reasonable, and lawful directives of the Board, (iii) commission of fraud or dishonesty directly resulting in actual or material economic, financial, or reputational injury to NextGen, (iv) willful engagement in illegal conduct, gross misconduct, or an act of moral turpitude involving material economic, financial or reputational injury to NextGen; (v) material violation of any material written policy, guideline, code, handbook or similar document governing the conduct of directors, officers, or employees resulting in actual and material economic, financial or reputational injury to NextGen or an affiliate, or (vi) intentional, material violation of any contract or agreement between Mr. Sides and NextGen.
For purposes of Mr. Sides’ employment agreement, “good reason” generally means, if Mr. Sides resigns within 90 days after any of the following events, unless he consents in writing prior to the applicable event: (i) a reduction in annual base salary or target annual bonus, other than a reduction of 10% or less of annual base salary implemented as part of an across-the-board, proportionate reduction of base salaries for other members of NextGen's management team; (ii) a material decrease or a material adverse change in authority, title, duties or areas of responsibility, including a requirement that he report to a corporate officer instead of reporting directly and solely to the Board; (iii) the assignment of authority, titles, duties or areas of responsibility that are inconsistent with the title and position of President and Chief Executive; (iii) the relocation of his primary work location to a location that increases the one-way commute by more than 50 miles from his primary work location (provided that a requirement that he relocate to the city in which NextGen’s principal executive officers are then located shall not constitute “good reason”); or (iv) NextGen’s breach of a material provision of his employment agreement.
Change in Control Severance Agreements with other Executive Officers
NextGen previously entered into change in control severance agreements with each of Messrs. Arnold, Velamoor, Waters, Linton, and Metcalfe and Ms. Greene (however, the agreement with Mr. Metcalfe terminated in connection with his resignation and is no longer in effect) . Under the change in control severance agreements, in the event NextGen terminates the executive officer’s employment without “cause” or the executive officer resigns for “good reason” within the 2 months prior to or the 18 months following a change in control, subject to the executive officer’s execution and non-revocation of a release of claims and continued compliance with post-termination obligations, he or she will be entitled to (i) a lump sum cash severance payment equal to 100% of base salary and target bonus, (ii) up to 12 months of Company-paid continuation health benefits, (iii) a lump sum prorated current year cash bonus based on actual performance (or, in the discretion of NextGen, prorated target bonus) and (iv) certain other limited benefits, including outplacement services and legal fee reimbursement.
For purposes of the change in control severance agreements with NextGen’s executive officers, the term “cause” generally has the same meaning as given to such term in Mr. Sides’ employment agreement described above, except that it also includes the executive officer’s unauthorized use or disclosure of NextGen confidential information or trade secrets. For purposes of the change in control severance agreements, “good reason” generally means any of the following without the executive officer’s express written consent: (i) a material reduction in annual base salary (which is a reduction of at least 10% of base salary), unless it is a reduction pursuant to a salary reduction program applicable generally to similarly situated employees, (ii) a material reduction in the executive officer’s authority, duties or responsibilities, (iii) the relocation of the executive officer’s principal place of employment to a place that increases the executive officer’s one-way commute by more than 50 miles as compared to the executive officer’s then-current place of employment, and (iv) any material breach or material violation of a material provision of the change in control severance agreement or written offer letter by NextGen.
Mr. Sides’ employment agreement and each change in control severance agreement include a so-called “better net after-tax cutback” provision providing that, if the compensation and benefits payable to the executive officer in connection with a change in control would be subject to an excise tax under Section 4999 of the Code, such amounts will either be paid in full or reduced to the level that would avoid application of the excise tax, whichever would place the executive officer in a better after-tax position.
Accelerated Vesting of PSUs upon a Change in Control
NextGen’s executive officers hold one or more of the following PSU awards that provide for accelerated vesting upon a change in control:
•	PSU awards granted to Messrs. Arnold and Linton and to Ms. Greene effective October 27, 2020 are subject to vesting based on NextGen’s achievement of fiscal year 2022 and 2023 revenue goals and modified for 3-year TSR performance during the performance period. In the event of a change in control, such number of PSUs will accelerate as is equal to (1) for any completed performance period, the number of PSUs that would have vested based on revenue performance for such performance period, plus (2) for any incomplete performance period, such number of PSUs determined based on the greater of (i) target or (ii) NextGen’s achievement of the applicable revenue goals during the 12 months prior to such change in control, in each case multiplied by the applicable TSR performance modifier based on NextGen’s actual TSR performance through the date of the change in control.
•
PSU awards granted to Mr. Sides in September 2021 and to Messrs. Arnold, Linton, and Waters and to Ms. Greene in November 2021 are eligible to vest based on the achievement of pre-determined stock price goals over a five-year period that commenced on September 22, 2021, and that include a three-year service vesting requirement (with a third of the PSUs allocated to each price per share goal vesting each year). In the event of a change in control, any outstanding PSUs that are earned performance-vesting PSUs as of the date of the change in control (including PSUs that have a price per share goal below the acquisition price) but that have not satisfied the service vesting requirement as of such date shall be deemed to have satisfied the applicable service vesting requirement and such PSUs shall become fully-vested PSUs as of the date of the change in control. Any PSUs that have not or do not become earned performance-vesting PSUs upon the date of the change in control shall be immediately forfeited and terminated without consideration. If the acquisition price falls between two price per share goals, the PSUs associated with the greater of the price per share goals shall be deemed partially achieved and vest upon the consummation of a change in control in a pro rata portion.

•
PSU awards granted to each of NextGen’s named executive officers (other than Mr. Metcalfe) and to Ms. Greene effective October 28, 2022 are subject to vesting based on NextGen’s achievement of fiscal year 2025 revenue and adjusted EBITDA goals and modified for 3-year TSR performance during the performance period. In the event of a change in control, such number of PSUs will accelerate as is equal to the sum of (a) the funded PSUs, as determined based on, with respect to each of the adjusted EBITDA and revenue goals, the greater of (i) target or (ii) NextGen’s actual achievement of the applicable performance goal as measured by treating the trailing 12 months adjusted EBITDA and revenues immediately prior to a change in control as adjusted EBITDA and revenues for fiscal year 2025 (such funded PSUs, the “Change of Control PSUs”) and (b) the product of (x) the Change in Control Funded PSUs and (y) the applicable TSR modifier percentage, determined based on NextGen’s annual CAGR TSR performance through the date of the change in control.

Double Trigger Vesting of Restricted Stock Awards
Under the terms of the restricted stock award agreements with our employees, including the executive officers, if an employee experiences a “qualifying termination” (as such term is defined in the award agreement) within 12 months following a change in control (including the Merger), then the vesting of the restricted stock award will be accelerated in full. The Unvested Restricted Stock Cash Amount received by an executive officer in the Merger in exchange for each cancelled Unvested RSA held by such executive officer will continue to have, and will be subject to, the same vesting terms and conditions (including the foregoing acceleration provision) as applied to the corresponding Unvested RSA immediately prior to the Effective Time.
Deferred Compensation Plan
NextGen maintains the Deferred Compensation Plan, a non-qualified deferred compensation plan, which provides participating employees the opportunity to defer up to 75% of their base salary and up to 100% of their annual bonus per plan year. NextGen may, but is not required to, make contributions to the Deferred Compensation Plan on behalf of participating employees, which contributions become 100% vested upon the occurrence of a change in control (including the Merger). (Participant deferrals are fully vested at all times.)
New Parent Arrangements
Certain of NextGen’s executive officers may continue to provide employment or other services to Parent after the Effective Time and may enter into new agreements, arrangements or understandings with Parent to set forth the terms and compensation of such post-Effective Time service. As of the date of this proxy statement, no such agreements, arrangements or understandings with Parent exist.

280G Mitigation Actions
If the Effective Time is not reasonably anticipated to occur by December 31, 2023, under the Merger Agreement, NextGen may, in consultation with Parent, implement strategies before the Effective Time to mitigate the possible impact of Sections 280G and 4999 of the Code.
Indemnification of Directors and Officers; Insurance
Directors and officers of NextGen are also entitled to indemnification and covered by insurance in certain circumstances. For a detailed description of these requirements, please see “The Merger Agreement—Other Covenants and Agreements—Indemnification of Directors and Officers; Insurance” beginning on page 86 of this proxy statement.
Financing of the Merger
We presently anticipate that the total funds needed to complete the merger and the related transactions will be approximately $1.87 billion, which will be funded via equity financing described below.
The obligation of Parent and Merger Sub to consummate the merger is not subject to any financing condition. Parent and Merger Sub have represented to the Company that, subject to satisfaction of certain conditions in the Merger Agreement, they will have available to them sufficient funds to satisfy all of their obligations under the Merger Agreement on the Closing Date and under the Equity Commitment Letter. This includes funds needed to pay the aggregate merger consideration and any other amounts required to be paid by Parent or Merger Sub on the Closing Date in connection with the consummation of the transactions contemplated by the Merger Agreement (including any fees and expenses of or payable by Parent or Merger Sub on the Closing Date in connection with the transactions contemplated by the Merger Agreement).
Parent and Merger Sub have obtained committed financing consisting of equity to be provided by the Thoma Bravo Fund pursuant to the terms of the Equity Commitment Letter. In connection with the Merger Agreement, Parent and Merger Sub have delivered to the Company a copy of the Equity Commitment Letter. Notwithstanding anything in the Merger Agreement to the contrary, in no event will the receipt or availability of any funds or financing (including the financing contemplated by the Equity Commitment Letter) by or to Parent or any of its affiliates or any other financing transaction be a condition to any of the obligations of Parent or Merger Sub under the Merger Agreement.
Equity Financing
Pursuant to the Equity Commitment Letter, the Thoma Bravo Fund has committed to contribute or cause to be contributed to Parent at the closing of the Merger certain equity financing for the purpose of funding the Required Amount. The obligations of the Thoma Bravo Fund to provide the equity financing under the Equity Commitment Letter is subject to a number of conditions, including, but not limited to (1) the execution and delivery of the Merger Agreement, (2) satisfaction or written waiver by the Company, Parent and Merger Sub, as applicable, of each of the conditions to the obligations of the Company, Parent and Merger Sub to consummate the Merger set forth in Sections 7.1 and 7.2 of the Merger Agreement (other than any conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of these conditions at such time) and (3) the substantially concurrent consummation of the Merger in accordance with the terms of the Merger Agreement. We refer to the equity financing described in the preceding sentence as the “equity financing.”
The obligation of the Thoma Bravo Fund to fund the equity commitment will automatically and immediately terminate upon the earliest to occur of (1) the consummation of the Closing of the Merger and the payment in full of the aggregate merger consideration in accordance with the Merger Agreement, (2) the valid termination of the Merger Agreement in accordance with its terms and (3) the occurrence of any event that, by the terms of the limited guaranty, is an event that terminates the Thoma Bravo Fund’s obligations or liabilities under the limited guaranty.
The Company is an express third-party beneficiary of the equity commitment letter solely with respect to enforcing Parent’s right to cause the commitment under the Equity Commitment Letter by the Thoma Bravo Fund to be funded to Parent in accordance with the Equity Commitment Letter, and to cause Parent to enforce its rights against the Thoma Bravo Fund to perform its funding obligations under the equity commitment letter, in each case subject to (1) the limitations and conditions set forth in the Equity Commitment Letter and (2) the terms and conditions of the Merger Agreement.

Limited Guaranty
Pursuant to the limited guaranty, the Thoma Bravo Fund has agreed to guaranty the due, punctual and complete payment and performance of (1) the aggregate amount of the Parent Termination Fee solely if and when any of the Parent Termination Fee is payable pursuant to the Merger Agreement, (2) the reimbursement obligations of Parent pursuant to the indemnification obligations to the Company and its representatives in connection with debt financing and (3) any and all damages, losses, costs and expenses resulting from Parent or Merger Sub’s knowing and intentional breach of the Merger Agreement or fraud, subject to certain limitations. We refer to the obligations set forth in the preceding sentence as the “Guaranteed Obligations.” The obligations of the Thoma Bravo Fund under the limited guaranty are subject to an aggregate cap equal to $98,829,000.00.
Subject to specified exceptions, the limited guaranty will terminate upon the earliest of:
•	The closing of the Merger (but only following the funding of the commitment as set forth in the Equity Commitment Letter);
•
the payment and full discharge of the Parent Termination Fee (if payable pursuant to the Merger Agreement) and any reimbursement obligation which NextGen has requested reimbursement for within 90 days following the valid termination of the Merger Agreement in accordance with the terms of the Merger Agreement;

•
the date that is 90 days following the valid termination of the Merger Agreement in accordance with its terms, other than a termination pursuant to which the Company would be entitled to the Parent Termination Fee under the Merger Agreement, unless prior to the expiration of such 90-day period (i) NextGen shall have commenced a legal proceeding in a chosen court against the Thoma Bravo Fund, as the guarantor entity under the limited guaranty, or against Parent or Merger Sub, alleging that Parent or Merger Sub are liable for any payment obligations under the Merger Agreement that constitute Guaranteed Obligations, in which case the limited guaranty shall survive with respect to the amounts so alleged to be owing; provided that if the Merger Agreement has been so terminated and such legal proceeding has been commenced by NextGen, the Thoma Bravo Fund, as the guarantor entity under the limited guaranty, will have no further liability or obligation under the limited guaranty from and after the earliest of (1) the closing of the Merger, including payment of the aggregate merger consideration payable at the closing of the Merger in accordance with the Merger Agreement, (2) a final, non-appealable order of a court of competent jurisdiction determining that the Thoma Bravo Fund, as the guarantor entity under the limited guaranty, does not owe any amount under the limited guaranty and (3) a written agreement between the Thoma Bravo Fund, as the guarantor entity under the limited guaranty, and the Company terminating the obligations and liabilities of the Thoma Bravo Fund, as the guarantor entity under the limited guaranty, pursuant to the limited guaranty; and

•	payment of all of the Guaranteed Obligations by the Thoma Bravo Fund, as the guarantor entity under the limited guaranty, Parent and/or Merger Sub.
Closing and Effective Time of the Merger
The closing of the Merger will take place by electronic exchange of signatures and documents on a date to be specified by the parties, which shall be not later than the fifth business day after the satisfaction (or waiver, if permitted by applicable law) of the last to be satisfied of the conditions set forth in the Merger Agreement (other than those conditions that, by their nature, are to be satisfied at the closing of the Merger, but subject to the satisfaction (or waiver, if permitted by applicable law) of those conditions), and in any event no later than one business day thereafter, or at such other location, date and time as NextGen and Parent shall mutually agree upon in writing.
On the Closing Date, Parent, NextGen and Merger Sub will cause the Merger to be consummated under the DGCL by filing a certificate of merger in such form as required by, and executed in accordance with, the DGCL with the Secretary of State of the State of Delaware and will take such further actions as may be required to make the Merger effective on the Closing Date. The Merger will become effective at the time and day of the filing of such certificate of merger with the Secretary of State of the State of Delaware, or such later time and day as may be agreed in writing by NextGen and Parent (and specified in the certificate of merger).

Appraisal Rights
If the Merger is consummated, persons who do not wish to accept the Merger Consideration are entitled to seek appraisal of their Company Shares under Section 262 and, if all procedures described in Section 262 are strictly complied with, to receive payment in cash for the fair value of their Company Shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value. The “fair value” of your Company Shares as determined by the Delaware Court of Chancery may be more or less than, or the same as, the Merger Consideration that you are otherwise entitled to receive under the Merger Agreement. These rights are known as “appraisal rights”. This proxy statement serves as a notice of such appraisal rights pursuant to Section 262.
Persons who exercise appraisal rights under Section 262 will not receive the Merger Consideration they would otherwise be entitled to receive pursuant to the Merger Agreement. They will receive an amount determined to be the “fair value” of their Company Shares following petition to, and an appraisal by, the Delaware Court of Chancery. Persons considering seeking appraisal should recognize that the fair value of their Company Shares determined under Section 262 could be more than, the same as or less than the Merger Consideration they would otherwise be entitled to receive pursuant to the Merger Agreement. Strict compliance with the procedures set forth in Section 262 is required. Failure to comply strictly with all of the procedures set forth in Section 262 may result in the withdrawal, loss or waiver of appraisal rights. Consequently, and in view of the complexity of the provisions of Section 262, persons wishing to exercise appraisal rights are urged to consult their legal and financial advisors before attempting to exercise such rights.
A copy of Section 262 may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. The following summary is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Section 262 and any amendments thereto after the date of this proxy statement. Any person who desires to exercise his, her or its appraisal rights should review carefully Section 262 and is urged to consult his, her or its legal advisor before electing or attempting to exercise such rights. The following summary does not constitute legal or other advice, nor does it constitute a recommendation that persons seek to exercise their appraisal rights under Section 262. A person who loses his, her or its appraisal rights will be entitled to receive the Merger Consideration under the Merger Agreement.
A holder of record of Company Shares and a beneficial owner who (i) continuously holds or beneficially owns, as applicable, such Company Shares through the Effective Time, (ii) has not consented to the Merger in writing or otherwise voted in favor of the Merger or otherwise withdrawn, lost or waived appraisal rights, (iii) strictly complies with the procedures under Section 262, (iv) does not thereafter withdraw his, her or its demand for appraisal of such Company Shares and (v) in the case of a beneficial owner, a person who (A) reasonably identifies in his, her or its demand the holder of record of the Company Shares for which the demand is made, (B) provides documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be and (C) provides an address at which such beneficial owner consents to receive notices given by NextGen and to be set forth on the Chancery List (as defined below), will be entitled to receive the fair value of his, her or its Company Shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value.
Section 262 requires that where a proposed merger is to be submitted for approval at a meeting of stockholders, the corporation must notify stockholders that appraisal rights will be available not less than twenty (20) days before the meeting to vote on the merger. Such notice must include either a copy of Section 262 or information directing the stockholders to a publicly available electronic resource at which Section 262 may be accessed without subscription or cost. This proxy statement constitutes NextGen’s notice to our stockholders that appraisal rights are available in connection with the Merger, in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262, which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. Failure to comply timely and properly with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your Company Shares, you must satisfy each of the following conditions: you must deliver to NextGen a written demand for appraisal of your Company Shares prior to the Special Meeting, which must (i) reasonably inform us of the identity of the holder of record of Company Shares who intends to demand appraisal of his, her or its Company Shares (and, for beneficial owners only, such demand is accompanied by documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by NextGen and to be set forth on the Chancery List) and (ii) that you intend to demand the appraisal of your shares. In addition, as described above, you must not vote or submit a proxy in favor of the proposal to adopt the Merger Agreement; you must hold or beneficially own, as applicable, your Company Shares continuously through the effective date; and you must comply with the other applicable requirements of Section 262.
A NextGen stockholder who elects to exercise appraisal rights must mail or deliver his, her or its written demand for appraisal to the following contact:
NextGen Healthcare, Inc.
Attention: Corporate Secretary
Email: secretary@nextgen.com
Within ten (10) days after the Effective Time, the surviving corporation must give written notice that the Merger has become effective to each stockholder of any class or series of stock of NextGen who is entitled to appraisal rights that the Merger was approved and that appraisal rights are available for any or all shares of such class or series of stock.
Within one hundred twenty (120) days after the Effective Time, but not thereafter, the surviving corporation and any person who has properly and timely demanded appraisal and otherwise complied with Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by a person, demanding a determination of the fair value of the Company Shares held by all persons that have demanded appraisal. There is no present intent on the part of NextGen or the surviving corporation to file an appraisal petition and persons seeking to exercise appraisal rights should assume that NextGen and the surviving corporation will not file such a petition or initiate any negotiations with respect to the fair value of Company Shares. Accordingly, persons who desire to have their Company Shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. If, within one hundred twenty (120) days after the Effective Time, no petition has been filed as provided above, all rights to appraisal will cease and any person that previously demanded appraisal will become entitled only to the Merger Consideration under the Merger Agreement.
At any time within sixty (60) days after the Effective Time, any person who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand and accept the Merger Consideration specified by the Merger Agreement for that person’s Company Shares by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than sixty (60) days after the Effective Time will require written approval of the surviving corporation. Unless the demand is properly withdrawn by the person within sixty (60) days after the effective date, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any person without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Delaware Court of Chancery deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the person will be entitled to receive only the fair value of such person’s Company Shares determined by the Delaware Court of Chancery in any such appraisal proceeding, which value could be less than, equal to or more than the Merger Consideration offered pursuant to the Merger Agreement.
In addition, within one hundred twenty (120) days after the Effective Time, any person who has theretofore complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of Company Shares not consented in writing or otherwise voted in favor of the Merger and with respect to which demands for appraisal were received by the surviving corporation and the aggregate number of holders of such Company Shares. Such statement must be given within ten (10) days after the written request therefor has been received by the surviving corporation or within ten (10) days after the expiration of the period for the delivery of demands as described above, whichever is later.
Upon the filing of a petition by a person, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation shall be required to, within twenty (20) days after such service, file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal of their Company Shares and with whom the surviving corporation has not reached agreements as to the value of such Company Shares (the “Chancery List”). The Register in Chancery, if so ordered by the Delaware Court of Chancery, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving corporation and to all such persons set forth on the Chancery List.
If a petition for an appraisal is timely filed by a person, at the hearing on such petition, the Delaware Court of Chancery will determine which persons have complied with Section 262 and have become entitled to appraisal rights provided thereby. The Delaware Court of Chancery may require the persons who have demanded an appraisal of their Company Shares and who hold Company Shares represented by certificates to submit their certificates of Company Shares to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to such person.
Upon application by the surviving corporation or any person entitled to participate in the appraisal proceedings, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to appraisal. Any person whose name appears on the Chancery List and may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under Section 262.
Where proceedings are not dismissed, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceedings the Delaware Court of Chancery shall determine the fair value of Company Shares taking into account all relevant factors, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the Effective Time through the date the judgment is paid at five percent (5%) over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue after such payment only on the sum of (x) the difference, if any, between the amount so paid and the fair value of the Company Shares as determined by the Delaware Court of Chancery, and (y) interest theretofore accrued, unless paid at that time.
When the fair value of the Company Shares is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon, if any, to the persons entitled to receive the same.
Although NextGen believes that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and persons should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Moreover, the surviving corporation does not anticipate offering more than the Merger Consideration to any person exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of the relevant Company Shares is less than the Merger Consideration.
In determining “fair value”, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or could be ascertained as of the date of the Merger which throw any light on future prospects of the merged corporation. The Delaware Supreme Court has indicated that transaction price is one of the relevant factors the Delaware Court of Chancery may consider in determining “fair value” and that absent deficiencies in the sale process the transaction price should be given “considerable weight.” Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the Merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.”
The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. However, costs do not include attorneys’ and expert witness fees. Each person is responsible for his, her or its attorneys’ and expert witness fees, although, upon application of a person whose name appears on the Chancery List who participated in the proceeding and incurred expenses in connection therewith, the Delaware Court of Chancery may order that all or a portion of such expenses, including, without limitation, reasonable attorneys’ and expert witness fees, be charged pro rata against the value of all Company Shares entitled to appraisal not dismissed pursuant to Section 262(k) of the DGCL or subject to such an award pursuant to a reservation of jurisdiction under Section 262(k) of the DGCL. Determinations by the Delaware Court of Chancery are subject to appellate review by the Delaware Supreme Court.
Any person who has duly demanded appraisal in compliance with Section 262 will not be entitled to vote for any purpose any Company Shares subject to such demand or to receive payment of dividends or other distributions on such Company Shares, except for dividends or distributions payable to NextGen stockholders of record at a date prior to the Effective Time.
To the extent there are any inconsistencies between the foregoing summary, on the one hand, and Section 262, on the other hand, Section 262 will govern.
Failure to comply strictly with all of the procedures set forth in Section 262 will result in the loss of a stockholder’s statutory appraisal rights.
Material U.S. Federal Income Tax Consequences of the Merger to Holders of Company Shares
The following discussion is a summary of certain material U.S. federal income tax consequences of the Merger that may be relevant to holders of Company Shares whose Company Shares are converted into the right to receive cash pursuant to the Merger. This discussion is based upon the Code, Treasury Regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service (the “IRS”), and other applicable authorities, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations at any time, possibly with retroactive effect. This discussion is limited to holders that hold their Company Shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment purposes). This summary of material U.S. federal income tax consequences is not a complete description of all potential U.S. federal income tax consequences of the Merger. This summary does not describe any of the tax consequences arising under the laws of any state, local or non-U.S. tax jurisdiction and does not consider any aspects of U.S. federal tax law other than income taxation (e.g., state, gift or alternative minimum tax, the Medicare net investment income surtax, or any withholding considerations under the Foreign Account Tax Compliance Act of 2010 (including regulations issued thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith)). In addition, this summary does not address the U.S. federal income tax consequences to holders of Company Shares that exercise appraisal rights under the DGCL. For purposes of this discussion, a “holder” means either a U.S. Holder or a Non-U.S. Holder or both, as the context may require.
This discussion is for general information only and does not address all of the U.S. federal income tax considerations that may be relevant to holders in light of their particular facts and circumstances, including, but not limited to:

•
holders that may be subject to special treatment under U.S. federal income tax laws, such as: financial institutions, tax-exempt organizations, governmental organizations, S corporations, partnerships or any other entities or arrangements treated as pass-through entities or partnerships for U.S. federal income tax purposes or any investor therein, insurance companies, mutual funds, brokers or dealers in stocks, securities, commodities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, regulated investment companies, real estate investment trusts, “controlled foreign corporations,” “passive foreign investment companies” or certain former citizens or long-term residents of the United States;

•	holders holding their Company Shares as part of a hedging, straddle or other risk reducing transaction or as part of a conversion transaction or other integrated investment;
•	holders deemed to sell their Company Shares under the constructive sale provisions of the Code;
•	holders that received their Company Shares in compensatory transactions;
•	holders that hold their Company Shares through individual retirement or other tax-deferred accounts;
•	holders that own an equity interest, actually or constructively, in Parent or the surviving corporation;
•	U.S. Holders whose “functional currency” is not the U.S. dollar;
•	holders that are required to report income no later than when such income is reported in an “applicable financial statement”; or
•	holders that own or have owned (directly, indirectly or constructively) 5% or more of the Company Shares (by vote or value).
If a partnership (including an entity or arrangement classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of Company Shares, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding Company Shares and partners therein should consult their tax advisors regarding the particular tax consequences to them of the Merger.
We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary. No assurance can be given that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation.
THIS DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL OR TAX ADVICE TO ANY HOLDER. A HOLDER SHOULD CONSULT ITS TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR OTHER TAX LAWS.
U.S. Holders
For purposes of this proxy statement, a “U.S. Holder” is a beneficial owner of Company Shares who or that is for U.S. federal income tax purposes:
•	An individual who is a citizen or resident of the United States;
•	A corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;
•	An estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
•
A trust (i) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in Section 7701(a)(30) of the Code or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes.

The receipt of cash by a U.S. Holder in exchange for Company Shares pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, such U.S. Holder will recognize gain or loss equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the Company Shares surrendered pursuant to the Merger. A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the Company Shares. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder’s holding period in such Company Shares is more than one year at the time of the consummation of the Merger. A reduced tax rate on capital gains generally will apply to long-term capital gains of non-corporate U.S. Holders, including individuals. There are limitations on the deductibility of capital losses. If a U.S. Holder acquired different blocks of Company Shares at different times or different prices, such U.S. Holder must determine its adjusted tax basis and holding period separately with respect to each block of Company Shares.
Payments made to a U.S. Holder in exchange for Company Shares pursuant to the Merger may be subject to information reporting to the IRS and backup withholding at a rate of 24%. To avoid backup withholding on such payments, U.S. Holders that do not otherwise establish an exemption should complete and return to the exchange agent a properly executed IRS Form W-9 included in the letter of transmittal certifying that such holder is a United States person for U.S. federal income tax purposes, that the taxpayer identification number provided is correct and that such holder is not subject to backup withholding. Certain types of U.S. Holders (including, with respect to certain types of payments, corporations) generally are not subject to backup withholding or information reporting rules.
Backup withholding is not an additional tax. Any amounts withheld from cash payments to a U.S. Holder pursuant to the Merger under the backup withholding rules generally will be allowed as a refund or a credit against such U.S. Holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.
Non-U.S. Holders
For purposes of this proxy statement, the term “Non-U.S. Holder” means a beneficial owner of Company Shares that is neither a U.S. Holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.
Non-U.S. Holders should consult their tax advisors to determine the U.S. federal, state, local, non-U.S. and other tax consequences that may be relevant to them in light of their particular circumstances.
Any gain realized by a Non-U.S. Holder pursuant to the Merger generally will not be subject to U.S. federal income tax unless:
•
the gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case such gain generally will be subject to U.S. federal income tax at rates generally applicable to U.S. persons, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to an additional branch profits tax at a rate of 30% (or a lower rate specified under an applicable tax treaty);

•
such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and certain other specified conditions are met, in which case such gain will be subject to U.S. federal income tax at a rate of 30% (or a lower rate specified under an applicable tax treaty), which may be offset by U.S.-source capital losses of such Non-U.S. Holder recognized in the same taxable year (if any) provided the Non-U.S. Holder timely files U.S. federal income tax returns with respect to such losses; or

•
Company Shares held by such Non-U.S. Holder constitute a United States real property interest (a “USRPI”) by reason of NextGen’s status as a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code (a “USRPHC”), at any time during the shorter of the five-year period ending on the date of the Effective Time or the period that the Non-U.S. Holder held the applicable Company Shares.

With respect to the third bullet point above, NextGen believes it is not a USRPHC. Because the determination of whether NextGen is a USRPHC depends, however, on the fair market value of its USRPIs relative to the fair market value of its non-U.S. real property interests and other business assets, there can be no assurance NextGen is not a USRPHC. Even if NextGen is a USRPHC, gain arising from the sale or other taxable disposition of NextGen common stock by a Non-U.S. Holder will not be subject to U.S. federal income tax if NextGen common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market and such Non-U.S. Holder owned, actually and constructively, 5% or less of NextGen common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period.
Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.
Payments made to Non-U.S. Holders in exchange for Company Shares pursuant to the Merger may be subject to information reporting to the IRS and backup withholding at a rate of 24%. Non-U.S. Holders generally can avoid information reporting and backup withholding by providing the exchange agent with the applicable and properly completed and executed IRS Form W-8 certifying the holder’s non-U.S. status or by otherwise establishing an exemption. Copies of information returns that are filed with the IRS may be made available under an applicable tax treaty or information exchange agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.
Regulatory Approvals Required for the Merger
HSR Act and U.S. Antitrust Matters
Under the HSR Act, and the rules promulgated thereunder by the Federal Trade Commission (the “FTC”), the Merger cannot be consummated until NextGen and Parent each file a notification and report form with the FTC and the Antitrust Division of the U.S. Department of Justice (the “DOJ”) under the HSR Act and the applicable waiting period thereunder has expired or been terminated. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filing of their respective HSR Act notification forms or the early termination of that waiting period. NextGen and Parent filed their respective HSR Act notifications on September 19, 2023. The waiting period under the HSR Act is set to expire at 11:59 p.m., Eastern Time, on October 19, 2023. The DOJ or the FTC may extend the 30 day waiting period by issuing a Request for Additional Information and documentary materials (a “Second Request”). If either agency issues a Second Request, the waiting period will be extended until 30 days after the parties substantially comply with the request.
At any time before or after consummation of the Merger, notwithstanding the expiration or termination of the waiting period under the HSR Act, the Antitrust Division of the DOJ or the FTC could take such action under applicable antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the consummation of the Merger, and notwithstanding the expiration or termination of the waiting period under the HSR Act, any state could take such action under its applicable antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under applicable antitrust laws under certain circumstances.
General
Subject to the terms of the Merger Agreement, NextGen, Parent and Merger Sub have agreed to take any and all actions reasonably necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and any foreign antitrust laws as soon as practicable (and in any event by the date that is at least five (5) business days before the Termination Date), and to avoid any impediment to the consummation of the Merger under any antitrust laws, including (1) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, conduct of business restrictions, a sale or disposition of such assets or businesses as are required to be divested or a license or grant of commercialization rights to businesses, product lines, fields of use, divisions, business arrangements, contracts, assets or interests therein of NextGen, (2) amending any venture or other arrangement of NextGen, (3) cooperating with each other and using their respective reasonable best efforts to contest and resist any legal proceeding and to have vacated, lifted, reversed or overturned any order that may result from such legal proceedings, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by the Merger Agreement and (4) otherwise taking or committing to take actions after the closing of the Merger with respect to one or more of the businesses, product lines, fields of use, or assets of NextGen, including notification of acquisitions that would not otherwise be required under the HSR Act or any foreign antitrust laws, in each case, as may be required in order to enable the consummation of the transactions contemplated by the Merger Agreement, including the Merger, to occur as soon as reasonably practicable (and in any event no later than the Termination Date) and to otherwise avoid the entry of, or to effect the dissolution of, any preliminary or permanent injunction which would otherwise have the effect of preventing the consummation of the transactions contemplated by the Merger Agreement, including the Merger (the actions referred to in clauses (1), (2), (3) and (4), “Remedy Actions”); provided, however, that notwithstanding anything to the contrary set forth in the Merger Agreement, (A) in no event shall Parent, NextGen or their respective affiliates be required to proffer, consent to or agree to or effect any Remedy Action unless such Remedy Action is conditioned upon the closing of the Merger and (B) nothing in the Merger Agreement shall require Parent, Merger Sub or their respective Affiliates to, and NextGen shall not, without the prior written consent of Parent, commit to or effect any action (x) with respect to the capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, properties or businesses of affiliates of Parent or Merger Sub (other than Parent and Merger Sub) or (y) that, individually or in the aggregate, would, or would reasonably be expected to, have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of NextGen, taken as a whole. Further, and for the avoidance of doubt, without the written consent of NextGen, Parent will not extend any waiting period under the HSR Act (by pull and refile, or otherwise) or enter into any agreement with the FTC, the Antitrust Division of the DOJ or any other governmental authority not to consummate the transactions contemplated by the Merger Agreement without the written consent of NextGen, which shall not be unreasonably withheld.
Other than the filings required under the HSR Act as described above, we currently do not expect that any clearance, approval or consent would be required under any other applicable antitrust law in connection with the Merger.
Delisting and Deregistration of Company Shares
If the Merger is consummated, following the Effective Time, the Company Shares will cease trading on Nasdaq and will be deregistered under the Exchange Act. As such, we would no longer file periodic reports with the SEC.

THE MERGER AGREEMENT
The following summary describes certain material provisions of the Merger Agreement. This summary is not complete and is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. We encourage you to read the Merger Agreement carefully in its entirety because this summary may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.
Explanatory Note Regarding the Merger Agreement
The Merger Agreement and this summary of its terms have been included to provide you with information regarding the terms of the Merger Agreement. Factual disclosures about NextGen contained in this proxy statement or in NextGen’s public reports filed with the SEC may supplement, update or modify the factual disclosures about NextGen contained in the Merger Agreement and described in this summary. The representations, warranties, covenants, and agreements made in the Merger Agreement by NextGen and Parent were qualified and subject to important limitations agreed to by NextGen and Parent in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations, warranties, covenants, and agreements contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations, warranties, covenants, and agreements were negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right to not close the Merger if the representations and warranties of the other party prove to be untrue (or such covenants and agreements were not complied with), due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations, warranties, covenants, and agreements may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases were qualified by disclosures contained in the disclosure letter delivered by NextGen to Parent in connection with the Merger Agreement (the “Disclosure Letter”), which disclosures are not reflected in the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the Merger Agreement, and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement or in the respective public filings made by each of NextGen or Parent with the SEC. For the foregoing reasons, the representations, warranties, covenants, and agreements and any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or condition of NextGen, Parent or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this proxy statement or incorporated by reference into this proxy statement.
Additional information about NextGen may be found elsewhere in this proxy statement and NextGen’s other public filings. See “Where You Can Find More Information” beginning on page 102 of this proxy statement.
When the Merger Becomes Effective
The closing of the Merger will take place by electronic exchange of signatures and documents on a date to be specified by the parties, which shall be not later than the fifth business day after the satisfaction (or waiver, if permitted by applicable law) of the last to be satisfied of the conditions set forth in the Merger Agreement (other than those conditions that, by their nature, are to be satisfied at the closing of the Merger, but subject to the satisfaction (or waiver, if permitted by applicable law) of those conditions), and in any event no later than one business day thereafter, or at such other location, date and time as NextGen and Parent shall mutually agree upon in writing.
On the Closing Date, Parent, NextGen and Merger Sub will cause the Merger to be consummated under the DGCL by filing a certificate of merger in such form as required by, and executed in accordance with, the DGCL with the Secretary of State of the State of Delaware and will take such further actions as may be required to make the Merger effective on the Closing Date. The Merger will become effective at the time and day of the filing of such certificate of merger with the Secretary of State of the State of Delaware, or such later time and day as may be agreed in writing by NextGen and Parent and specified in the certificate of merger.

Structure of the Merger; Certificate of Incorporation; Bylaws; Directors and Officers
Pursuant to the terms and conditions of the Merger Agreement, at the Effective Time, Merger Sub will be merged with and into NextGen and the separate corporate existence of Merger Sub will cease. NextGen will continue as the surviving corporation and as a wholly owned subsidiary of Parent. At the Effective Time, the certificate of incorporation of NextGen will be amended and restated in its entirety as set forth on Annex A-1 of the Merger Agreement and such amended and restated certificate of incorporation will be the certificate of incorporation of the surviving corporation until thereafter amended. At the Effective Time, NextGen, Parent and Merger Sub will take all necessary action such that the bylaws of the Company will be amended and restated in their entirety to read in their entirety as set forth on Annex A-2 of the Merger Agreement, and as so amended and restated, will be the bylaws of the surviving corporation until thereafter amended as provided therein, pursuant to the terms of the certificate of incorporation of the surviving corporation or in accordance with applicable law.
Effect of the Merger on Company Shares
At the Effective Time, each Company Share issued and outstanding immediately prior to the Effective Time (other than Canceled Company Shares, Excluded and Dissenting Company Shares) will be canceled and extinguished and automatically cease to exist and will be converted into the right to receive the Merger Consideration.
At the Effective Time, each Canceled Company Share will be canceled and extinguished, without any conversion thereof or consideration paid therefor at the Effective Time.
If applicable, the Merger Consideration and any other amount payable pursuant the Merger Agreement (including consideration payable in respect of NextGen stock options or restricted stock units) will be equitably adjusted to reflect the effect of any reorganization, reclassification, recapitalization, stock split (including a reverse stock split), subdivision or combination, exchange or readjustment of Company Shares or any stock dividend or stock distribution (including any dividend or other distribution of securities convertible into Company Shares) occurring on or after September 5, 2023 and prior to the Effective Time.
Treatment of Equity Awards and the ESPP
Options. Under the Merger Agreement, effective as of immediately prior to the Effective Time, each outstanding NextGen option to purchase Company Shares with an exercise price per share less than the Merger Consideration that is unexpired and unexercised will be cancelled and terminated and converted into the right to receive as promptly as practicable after the Effective Time (and in no event later than the next regularly scheduled payroll date at least five business days after the closing of the Merger), the Option Consideration, less any applicable withholding taxes. Each NextGen stock option with an exercise price per share equal to or greater than the Merger Consideration will be canceled automatically at the Effective Time for no consideration.
Deferred Stock Units. Under the Merger Agreement, effective as of immediately prior to the Effective Time, each outstanding NextGen DSU award, whether vested or unvested, will be canceled and terminated and converted into the right to receive, as promptly as practicable (and in no event later than the next regularly scheduled payroll date at least five business days after the closing of the Merger) after the Effective Time, the DSU Consideration, less any applicable withholding taxes (provided, that, to the extent that payment of the DSU Consideration would otherwise cause the imposition of a Tax or penalty under Section 409A of the Code, such payment shall instead be made at the earliest time permitted under the Merger Agreement and the terms of the applicable award agreement or equity plan that will not result in the imposition of such Tax or penalty).
Performance Stock Units. Under the Merger Agreement, effective as of immediately prior to the Effective Time, each outstanding NextGen PSU award will be cancelled and converted into the right to receive the PSU Consideration, less any applicable withholding taxes
Restricted Shares.
Under the Merger Agreement, effective as of immediately prior to the Effective Time, each outstanding NextGen Vested RSA that is held by a non-employee member of the NextGen Board will be cancelled and terminated and converted into the right to receive, as promptly as practicable (and in no event later than the next regularly scheduled payroll date at least five business days after the closing of the Merger) after the Effective Time the Vested Restricted Stock Consideration, less any applicable withholding Taxes.

Under the Merger Agreement, effective as of immediately prior to the Effective Time, each outstanding NextGen Unvested RSA will be cancelled and terminated and converted into the right to receive the Unvested Restricted Stock Cash Amount. The Unvested Restricted Stock Cash Amount will vest and become payable to the holder in cash at the same times and in accordance with the same vesting schedule as applied to the Unvested RSA as of immediately prior to the Effective Time, subject to the holder’s continued service with the Parent and its Affiliates through the applicable vesting dates.
ESPP. The Merger Agreement provides that NextGen may, in its discretion, suspend or terminate any current or future offering periods under the ESPP as it deems advisable prior to the Effective Time. Effective September 15, 2023, the ESPP was suspended. No further offering period or purchase period will commence pursuant to the ESPP prior to the Effective Time.
Dissenting Company Shares
The Merger Agreement provides that Dissenting Company Shares will not be converted into, or represent the right to receive, the Merger Consideration, but instead at the Effective Time will be converted into such consideration as may be determined to be due to the holders thereof in respect of such Dissenting Company Shares pursuant to Section 262. If any holder of Dissenting Company Shares fails to perfect, withdraws or otherwise loses or forfeits the right to appraisal of the fair value of such Dissenting Company Shares under Section 262, such Dissenting Company Shares will cease and will be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive, without interest, and less any applicable withholding taxes, pursuant to the Merger Consideration.
Payment for Company Shares
Prior to the Closing Date, Parent will deposit, or cause to be deposited, with a paying agent designated by Parent that is reasonably acceptable to NextGen, for payment to and for the sole benefit of holders of Company Shares pursuant to the provisions of the Merger Agreement, cash in an amount equal to the aggregate Merger Consideration to which NextGen stockholders are entitled under the Merger Agreement (which such amount does not include the Option Consideration, the PSU Consideration, the DSU Consideration, the Vested Restricted Stock Consideration or the Unvested Restricted Stock Consideration).
Following the Effective Time, Parent and Merger Sub shall cause the paying agent to pay the holders of Company Shares that are entitled to receive the Merger Consideration pursuant to and in compliance with the terms of the Merger Agreement.
As soon as practicable after the Effective Time (and in any event not later than the third business day thereafter), Parent or the surviving corporation will cause the paying agent to mail to each person that was, immediately prior to the Effective Time, a holder of record of Company Shares represented by Certificates, which Company Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to the Merger Agreement: (i) a letter of transmittal in customary form reasonably acceptable to Parent and NextGen, which (A) will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the paying agent, (B) will have a customary release of all claims against Parent, Merger Sub and NextGen arising out of or related to such holder’s ownership of Company Shares and (C) will otherwise be in such form as Parent and the paying agent reasonably agree on and (ii) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) in exchange for payment of the Merger Consideration, the forms of which letter of transmittal and instructions are subject to the reasonable approval of NextGen prior to the Effective Time.
Upon surrender of a Certificate (or an affidavit of loss in lieu thereof) to the paying agent or to such other agent or agents as may be appointed in writing by Merger Sub, and upon delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates, the holder of such Certificates will be entitled to receive the Merger Consideration for each Company Share represented by such Certificate (after giving effect to any required tax withholdings), and any Certificate so surrendered will forthwith be canceled.
No holder of non-certificated Company Shares represented by book-entry (“Book-Entry Shares”) as of immediately prior to the Effective Time will be required to deliver a Certificate or, in the case of holders of Book-Entry Shares held through The Depository Trust Company, an executed letter of transmittal to the paying agent, to receive the Merger Consideration that such holder is entitled to receive pursuant to the terms of the

Merger Agreement. In lieu thereof, each holder of record of one or more Book-Entry Shares held through The Depository Trust Company whose Company Shares were converted into the right to receive the Merger Consideration will upon the Effective Time, in accordance with The Depository Trust Company’s customary procedures (including receipt by the paying agent of an “agent’s message” (or such other evidence of transfer or surrender as the paying agent may reasonably request)) and such other procedures as agreed by NextGen, Parent, the paying agent and The Depository Trust Company, be entitled to receive, and Parent will cause the paying agent to pay and deliver to The Depository Trust Company or its nominee, for the benefit of the holder of such Book-Entry Shares held through it, as promptly as practicable after the Effective Time, in respect of each such Book-Entry Share, the Merger Consideration for each such Book-Entry Share (after giving effect to any required tax withholdings) and such Book-Entry Shares of such holder will forthwith be canceled.
As soon as practicable after the Effective Time (and in no event later than five business days after the Effective Time), the surviving corporation will cause the paying agent to mail to each person that was, immediately prior to the Effective Time, a holder of record of Book-Entry Shares not held through The Depository Trust Company (A) a letter of transmittal and (B) instructions for returning such letter of transmittal in exchange for the Merger Consideration the forms of which letter of transmittal and instructions are subject to the reasonable approval of NextGen prior to the Effective Time. Upon delivery of such letter of transmittal, in accordance with the terms of such letter of transmittal, duly executed and in proper form, the holder of such Book-Entry Shares will be entitled to receive in exchange therefor the Merger Consideration, for each such Book-Entry Share (after giving effect to any required tax withholdings), and such Book-Entry Shares so surrendered will forthwith be canceled.
Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until paid or surrendered as contemplated, each Book-Entry Share will be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by the Merger Agreement, except for Book-Entry Shares representing Dissenting Company Shares, which will be deemed to represent the right to receive payment in accordance with and to the extent provided by Section 262 of the DGCL, or Canceled Company Shares.
Representations and Warranties
The Merger Agreement contains representations and warranties of each of NextGen, Parent and Merger Sub (subject to certain qualifications or exceptions in the Merger Agreement and the Disclosure Letter) as to, among other things:
•	corporate organization, existence, good standing and corporate power and authority to conduct its business as currently conducted;
•	corporate power and authority to enter into the Merger Agreement, to perform its obligations thereunder and to consummate the transactions contemplated thereby;
•	required regulatory filings or actions and authorizations, consents or approvals of governmental entities and other persons;
•
the absence of certain violations, defaults or consent requirements under certain contracts, organizational documents, applicable requirements of Nasdaq, and applicable law, in each case arising out of the execution, delivery or performance of, or consummation of the transactions contemplated by, the Merger Agreement;

•	the absence of certain litigation, orders and judgments and governmental proceedings and investigations pending against the parties;
•	matters relating to information to be included in required filings with the SEC, including this proxy statement, in connection with the Merger; and
•	the absence of any fees owed by NextGen to investment bankers or brokers in connection with the Merger, other than those specified in the Disclosure Letter.

The Merger Agreement also contains representations and warranties of NextGen (subject to certain qualifications or exceptions in the Merger Agreement and the Disclosure Letter) as to, among other things:
•
the qualification and good standing of NextGen as a foreign corporation or other entity authorized to do business in each jurisdiction in which the character of the properties owned or held under lease by it or the nature or conduct of the business transacted by it makes such qualification necessary;

•	that NextGen does not own any capital stock or equity interest in any other person other than its Subsidiaries;
•	the capitalization of NextGen, including the authorized and outstanding Company Shares, Restricted Stock Awards, DSU Awards and Company Shares held by NextGen in its treasury;
•	all Company Shares having been, or being when issued, duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights;
•	outstanding NextGen stock options, PSU Awards, Company Shares reserved for issuance under NextGen’s equity incentive plans and Company Shares reserved for issuance under the ESPP;
•	the exercise price of each NextGen stock option as compared to fair market value and the exemption of all such NextGen stock options under Section 409A of the Code;
•
except for NextGen’s equity awards or its 3.75% Convertible Senior Notes Due 2027, the absence of (i) outstanding securities of NextGen convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in NextGen, (ii) options, warrants, rights or other agreements or commitments requiring NextGen to issue any capital stock, voting securities or other ownership interests in NextGen, (iii) obligations requiring NextGen to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in NextGen (clauses (i), (ii) and (iii), together with the capital stock of NextGen, being referred to collectively as “Company Securities”) and (iv) obligations by NextGen to make any payments based on the price or value of the Company Shares;

•
except for NextGen’s equity awards or its 3.75% Convertible Senior Notes Due 2027, as of one business day prior to the date of the Merger Agreement, (i) the absence of outstanding obligations requiring NextGen to purchase, redeem or otherwise acquire any Company Securities, (ii) the absence of voting trusts or other agreements or understandings to which NextGen is a party with respect to the voting of capital stock of NextGen and (iii) that all outstanding securities of NextGen were offered and issued in compliance with all applicable securities laws;

•	that, assuming the due authorization, execution and delivery of the Merger Agreement by Parent and Merger Sub, the Merger Agreement constitutes a legal, valid and binding obligation of NextGen;
•
the affirmative vote of the holders of a majority of the outstanding Company Shares entitled to vote thereon as the only vote of any holders of any class or series of the Company’s capital stock necessary under applicable law and NextGen’s certificate of incorporation and bylaws to adopt the Merger Agreement and approve the Merger;

•
the timeliness and accuracy of NextGen’s filings with the SEC, and the compliance of such filings and financial statements with SEC rules, GAAP (in the case of financial statements), the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act of 2002;

•	the absence of outstanding or unresolved comments received from the SEC staff with respect to NextGen’s SEC filings;
•	NextGen’s disclosure controls and procedures and internal control over financial reporting;
•	the absence of certain undisclosed liabilities of NextGen;
•
the absence of certain changes from June 30, 2023 through the date of the Merger Agreement, including the conduct of the business of NextGen in the ordinary course consistent with past practice, and the absence of a Company Material Adverse Effect from March 31, 2023 until the date of the Merger Agreement;

•	the compliance as to form of the proxy statement with the applicable requirements of the Exchange Act and the accuracy of the information provided in such proxy statement;
•	NextGen’s employee benefit plans and other agreements with its employees;
•	labor matters;
•	the payment of taxes, filing of tax returns, absence of tax audits or proceedings and other tax matters;
•	the compliance by NextGen with applicable laws and the possession by NextGen of all permits necessary to conduct its business;
•	environmental matters, including compliance with environmental laws by NextGen;
•	NextGen’s intellectual property rights;
•	the compliance by NextGen with data privacy and protection laws and the absence of material failures of NextGen information technology systems;
•	real property leased by NextGen;
•	certain categories of specified material contracts;
•
certain regulatory matters, including with respect to regulatory approvals from the FDA, and the compliance with various applicable rules of the FDA and health care laws applicable to the conduct of the business of NextGen;

•	insurance policies maintained by NextGen;
•	compliance with anti-bribery and anti-corruption laws, rules and regulations, including the Foreign Corrupt Practices Act of 1977;
•	transactions with affiliates of NextGen;
•	the receipt by the Board of opinions of Morgan Stanley as to the fairness of the Merger Consideration, from a financial point of view, to the holders of Company Shares; and
•	non-applicability of certain anti-takeover laws to the Merger Agreement and the Merger.
The Merger Agreement also contains representations and warranties of Parent and Merger Sub (subject to certain qualifications or exceptions in the Merger Agreement) as to, among other things:
•	the absence of any ownership by Parent, Merger Sub or any of their respective affiliates of Company Shares or securities convertible into or exchangeable for Company Shares;
•
the availability to Parent and Merger Sub, as of the Closing Date, of sufficient funds to consummate the Merger and the other transactions contemplated by the Merger Agreement that require payment on the Closing Date;

•	actions of Merger Sub prior to the Closing Date;
•	the solvency of Parent and Merger Sub; and
•
the absence of certain arrangements between Parent, Merger Sub or any of their respective affiliates and any stockholder, director, officer, employee or other affiliate of NextGen relating to the Merger Agreement, the Merger or the surviving corporation, pursuant to which (a) any holder of Company Shares would be entitled to receive consideration other than the Merger Consideration or (b) such stockholder, director, officer, employee or other affiliate of NextGen has agreed to provide equity investment to Parent, Merger Sub or NextGen to finance any portion of the Merger.

Some of the representations and warranties in the Merger Agreement are qualified by materiality qualifications or a “Company Material Adverse Effect” clause.
For purposes of the Merger Agreement, a “Company Material Adverse Effect” means any change, occurrence, effect, event, circumstance or development (each an “effect”, and collectively, “effects”) that (A) individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities, financial condition or results of operations of NextGen, taken as a whole, or

(B) solely as applied to the representations and warranties set forth in Section 3.1 and Section 3.6 of the Merger Agreement, would reasonably be expected to prevent the consummation by NextGen of the Merger prior to the Termination Date; provided, however, that no effect directly or indirectly resulting from, attributable to or arising out of any of the following shall be deemed to be or constitute a “Company Material Adverse Effect,” and no effect directly or indirectly resulting from, attributable to or arising out of any of the following shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred (subject to the limitations set forth below):
•	general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;
•
conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

•	conditions (or changes in such conditions) generally affecting any of the industries in which NextGen operates;
•
political conditions (or changes in such conditions) in the United States or any other country or region in the world, or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world (including any acts of war or sanctions imposed in connection with the current dispute involving the Russian Federation and Ukraine, including relating to Belarus);

•
earthquakes, hurricanes, tsunamis, tornadoes, floods, epidemics, pandemics (including COVID-19), mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

•
the announcement of, or the compliance with, the Merger Agreement, or the pendency or consummation of the transactions contemplated hereby, including (A) the identity of Parent, Merger Sub or their affiliates, (B) the termination of (or the failure to renew or enter into) any contracts with customers, suppliers, distributors or other business partners, (C) any departure of any officers, directors, employees or independent contractors of NextGen and (D) any other negative development (or reasonably expected negative development) in NextGen’s relationships with any of its customers, suppliers, distributors or other business partners (in each case, other than for purposes of Section 3.6 of the Merger Agreement);

•
any actions taken or failure to take action, in each case, by Parent or any of its controlled affiliates, or to which Parent has consented, or which Parent has requested or approved, or the taking of any action required by the Merger Agreement, or the failure to take any action prohibited by the Merger Agreement;

•
changes in NextGen’s stock price or the trading volume of NextGen’s stock, in and of itself, or any failure by NextGen to meet any estimates or expectations of NextGen’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by NextGen to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition of a Company Material Adverse Effect); or

•
any legal proceedings made or brought by any of the current or former NextGen stockholders (on their own behalf or on behalf of NextGen) against NextGen arising out of the Merger or in connection with any other transactions contemplated by the Merger Agreement.

Conduct of Business Pending the Merger
The Merger Agreement provides that except (a) as described in the Disclosure Letter or as expressly permitted under Section 5.2 or Section 5.3 of the Merger Agreement, (b) as required by applicable Law (including any reasonable actions after notice has been provided to Parent or Parent’s counsel as may be taken in response to acts or war or sanctions imposed in connection with the current dispute involving the Russian Federation and Ukraine, including relating to Belarus), (c) as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or (d) as required or expressly provided for by the Merger Agreement, during the period from the date of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement or the Effective Time, (x) NextGen will use and will cause each of its subsidiaries to use its commercially reasonable efforts to conduct its operations in all material respects according to its ordinary and usual course of business consistent with past practice, and NextGen will use and will cause each of its subsidiaries to use its commercially reasonable efforts to preserve intact its business organization and to preserve the present relationships with those persons having significant business relationships with NextGen or any of its subsidiaries; provided, that NextGen may take such reasonable actions after notice has been provided to Parent or Parent’s counsel as may be taken in response to acts or war or sanctions imposed in connection with the current dispute involving the Russian Federation and Ukraine, including relating to Belarus, and (y) without limiting the generality of the foregoing, NextGen will not, and will not permit any of its Subsidiaries to:
•	adopt any amendments to the charter or bylaws (or other similar governing documents) of the Company;
•
issue, sell, grant rights to purchase, pledge, or authorize or propose the issuance, sale, grant of rights to purchase or pledge, any NextGen securities, other than Company Shares issuable with respect to the exercise, vesting or settlement of NextGen’s outstanding equity awards as of the date hereof or granted in compliance with the Merger Agreement;

•
acquire or redeem or offer to acquire or redeem, directly or indirectly, or amend any NextGen securities, other than in connection with the satisfaction of exercise price and/or Tax withholding obligations in connection with the vesting, settlement and/or exercise of any NextGen equity awards or the reacquisition of NextGen securities upon any forfeiture or repurchase of any Company Restricted Stock Award;

•
split, combine or reclassify its capital stock or declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on any shares of its capital stock (other than dividends paid to NextGen or one of its wholly owned subsidiaries by a wholly owned subsidiary of NextGen with regard to its capital stock or other equity interests);

•
(A) acquire, by means of a merger, consolidation, recapitalization or otherwise, any material business, assets or securities (other than, in each case, (i) capital expenditures in accordance with of Section 5.1 of the Merger Agreement and (ii) any acquisition of services in the ordinary course of business consistent with past practice) for consideration in excess of $15,000,000, (B) sell, lease, or otherwise dispose of any material assets of the Company or any of its Subsidiaries with a fair market value in excess of $15,000,000, except (1) pursuant to Contracts or commitments existing as of the date of the Merger Agreement, (2) sales of products or services in the ordinary course of business consistent with past practice, (3) incidental contracts, (4) non-exclusive licenses entered into in the ordinary course of business consistent with past practice, (5) dispositions of marketable securities in the ordinary course of business consistent with past practice, and (6) dispositions or abandonments of immaterial tangible assets in the ordinary course of business and consistent with past practice, or (C) adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring;

•	incur, assume or otherwise become liable or responsible for any indebtedness for borrowed money;
•
assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person (except wholly owned subsidiaries of NextGen) in an amount not to exceed $5,000,000 in the aggregate;

•
make any loans, advances (other than for ordinary course business expenses consistent with past practice or pursuant to NextGen’s governing documents or existing indemnification obligations) or capital contributions to, or investments in, any other person (other than wholly owned subsidiaries of NextGen) in excess of $5,000,000, except for advancement of expenses (A) under any indemnification agreement, (B) the charter, bylaws or similar governing documents of NextGen or any of its subsidiaries or (C) made in the ordinary course of business consistent with past practice;

•	change, in any material respect, any financial accounting methods, principles or practices used by it, except as required by GAAP or applicable law;

•
change any annual tax accounting period, make or change any material tax election, amend any material tax return, settle any material tax claim or assessment, consent to any extension or waiver of any limitation period with respect to any material tax claim or assessment, or enter into a closing agreement with any governmental authority regarding any material tax, in each ease, other than as required by applicable law or in the ordinary course of business;

•
except to the extent required by the Merger Agreement, applicable law or the existing terms of any plan or contract: (A) materially increase the compensation or benefits payable or to become payable to any executive officers, employees, individual independent contractors or other service providers of NextGen or any of its subsidiaries, (B) amend any plan, or establish, adopt, or enter into any new such arrangement that if in effect on the date hereof would be a plan (except for adoptions, amendments or terminations in the ordinary course of business that do not materially increase costs to NextGen or any of its subsidiaries, and further excluding any offer letters that provide for no severance or change in control benefits), (C) accelerate the vesting, exercisability or funding under any plan, (D) enter into any new or amend any existing severance, change in control and retention arrangements with any service providers, or (E) terminate (other than for cause or due to death or disability) the employment of or hire any employee with a title of Vice President or above or who is eligible to earn an annualized base salary, wage, fees or equivalent base compensation greater than $150,000, except in the ordinary course of business to replace employees in such roles who have terminated employment;

•
enter into any collective bargaining or similar labor contract or (B) effectuate or announce any plant closing, mass layoff, furlough or other event affecting in whole or in part any site of employment, facility, office, or operating unit that would require advance notice under the worker adjustment and Retraining Notification Act of 1988 or any similar applicable law (individually and collectively, as applicable, the “WARN Act”) or that would result in material liability or obligation to NextGen under the WARN Act;

•
make or authorize any material capital expenditure or incur any obligations, liabilities or indebtedness in respect thereof, except for (A) those contemplated by the capital expenditure budget for the relevant fiscal year, which capital expenditure budget has been provided or made available to Parent prior to the date of the Merger Agreement and (B) any unbudgeted capital expenditure, in an amount not to exceed, in any year, in the aggregate, $10,000,000;

•
settle any suit, action, claim, proceeding or investigation other than as contemplated by Section 6.10 of the Merger Agreement or a settlement solely for monetary damages (net of insurance proceeds received) not in excess of $5,000,000 individually or $10,000,000 in the aggregate;

•
except in the ordinary course of business consistent with past practice or in connection with any transaction to the extent specifically permitted by any other subclause of Section 5.1 of the Merger Agreement, (A) enter into any contract that would, if entered into prior to the date hereof, be a material contract; or (B) materially modify, materially amend or terminate (other than expirations in accordance with its terms) any material contract or waive, release or assign any material rights or material claims thereunder; provided, that any material contract (x) described by the definition set forth in Section 3.18(a)(viii) of the Merger Agreement shall be exclusively governed by Section 5.1(v) and (y) of the Merger Agreement described by the definition set forth in Section 3.18(a)(ix) of the Merger Agreement shall be exclusively governed by Section 5.1(vi) of the Merger Agreement;

•
except in the ordinary course of business or in the reasonable business judgment of NextGen or any of its subsidiaries, license, sell, transfer, dispose of, abandon, cancel, knowingly allow to lapse, or fail to use commercially reasonable efforts to renew, maintain or defend any material intellectual property of NextGen; or

•	offer, agree or commit, in writing or otherwise, to take any of the foregoing actions.
Notwithstanding the foregoing, nothing in the Merger Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the business or operations of NextGen at any time prior to the Effective Time. Prior to the Effective Time, NextGen shall exercise, consistent with the terms and conditions of the Merger Agreement, complete control and supervision over its business and operations.

Other Covenants and Agreements
Special Meeting and Related Actions
Unless the Merger Agreement is terminated in accordance with its terms, NextGen must, as promptly as reasonably practicable after the date of the Merger Agreement, establish a record date for and give notice of the Special Meeting for the purpose of voting upon the adoption of the Merger Agreement. NextGen is permitted to postpone, recess or adjourn the Special Meeting if: (i) with the written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), (ii) for the absence of a quorum, (iii) to solicit additional proxies for the purpose of obtaining the Required Company Stockholder Approval (as defined in the Merger Agreement), or (iv) after consultation with Parent to allow reasonable additional time for the filing and distribution of any supplemental or amended disclosure which the Company Board (or a committee thereof) has determined in good faith (after consultation with its outside legal counsel) is necessary under applicable Laws or the directors’ fiduciary duty and for such supplemental or amended disclosure to be disseminated to and reviewed by the Company Stockholders prior to the Company Stockholder Meeting; provided, further, that, without the prior written consent of Parent, the Special Meeting shall not be postponed, recessed or adjourned to a date that is (i) more than thirty (30) calendar days after the date for which the Special Meeting was originally scheduled (excluding any adjournments, recesses or postponements required by applicable Law).Unless the NextGen Board (or a committee thereof) shall have effected a Company Board Recommendation Change (as defined in the section entitled “The Merger Agreement—Other Covenants and Agreements—No Solicitation; NextGen Acquisition Proposals; Company Board Recommendation Change” beginning on page 81 of this proxy statement), NextGen shall use its commercially reasonable efforts to solicit proxies in favor of the adoption of the Merger Agreement and to solicit the Required Company Stockholder Approval.
Subject to NextGen’s right to effect a Company Board Recommendation Change and to terminate the Merger Agreement in accordance with its terms, NextGen will not be required to hold a Special Meeting if the Merger Agreement is validly terminated. Without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (i) the adoption of the Merger Agreement, (ii) the stockholder advisory vote contemplated by Rule 14a-21(c) under the Exchange Act, (iii) adjournment of the Special Meeting, and (iv) any other matters as required by applicable Law shall be the only matters (other than procedural matters) which NextGen shall propose to be acted on by the holders of Company Shares at the Special Meeting.
Access and Information
From the date of the Merger Agreement until the earlier to occur of the termination of the Merger Agreement in accordance with its terms and the Effective Time, NextGen will (and will cause its Subsidiaries to) (i) afford Parent and its representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books and records and personnel of NextGen and its Subsidiaries (provided, however, that NextGen may restrict or otherwise prohibit access to any documents or information to the extent that (i) any applicable law requires NextGen or its Subsidiaries to restrict or otherwise prohibit access to such documents or information, (ii) granting such access would violate any obligations of NextGen or any of its Subsidiaries with respect to confidentiality to any third party or otherwise breach, contravene or violate, constitute a default under or give a third party the right to terminate or accelerate an obligation under any then-effective contract to which NextGen or any of its Subsidiaries is a party, (iii) access to such documents or information would reasonably be expected to result in a waiver of any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information or (iv) such documents or information relate to the evaluation or negotiation of the Merger Agreement, the transactions contemplated thereby or, subject to the terms of the Merger Agreement, an Acquisition Proposal or a Superior Proposal. In the event that NextGen does not provide access or information in reliance on any of the foregoing provisos in clauses (i), (ii), or (iii) it shall use its reasonable best efforts to communicate the applicable information to Parent in a way that would not violate any applicable law, contract or obligation or waive such a privilege and NextGen shall use its reasonable best efforts to communicate the applicable information to Parent in a way that NextGen reasonably determines would not jeopardize the health and safety of any employee of NextGen or its Subsidiaries).
Any investigations conducted pursuant to the access contemplated by the Merger Agreement (1) must be conducted in a manner that does not unreasonably interfere with the conduct of the business of NextGen or its Subsidiaries or create a risk of damage or destruction to any property or assets of NextGen and (B) will be subject to NextGen’s reasonable security measures and insurance requirements.

The terms and conditions of the confidentiality agreement between Parent and NextGen apply to any information obtained by Parent or any of its representatives in connection with any investigation conducted pursuant to the access contemplated by the Merger Agreement.
Nothing in the Merger Agreement will be construed to require NextGen, any of its Subsidiaries or its representatives to prepare any reports, analyses, appraisals, opinions or other information.
No Solicitation; NextGen Acquisition Proposals; Company Board Recommendation Change
From the date of the Merger Agreement until the earlier to occur of the termination of the Merger Agreement in accordance with its terms and the Effective Time, neither NextGen nor any of its Subsidiaries shall, nor shall they cause their directors and officers to, nor will they authorize or knowingly permit any of their other representatives to, and will direct and use their reasonable best efforts to cause such other representatives to, directly or indirectly:
•	solicit, initiate, or knowingly encourage or facilitate, any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal;
•
furnish to any person (other than Parent, Merger Sub or any designees or representatives of Parent or Merger Sub) any material non-public information relating to NextGen or any of its Subsidiaries, or afford to any person (other than Parent, Merger Sub or any designees or representatives of Parent or Merger Sub) access to the business, properties, assets, books, records or other material non-public information, or to any personnel, of NextGen or any of its subsidiaries, in any such case with the intent to encourage or facilitate the making, submission or announcement of any proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal;

•
participate or engage in any discussions or negotiations with any person, with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal (except to notify any person of NextGen’s obligations relating to non-solicitation as set forth in the Merger Agreement); or

•	adopt, approve or enter into any merger agreement, purchase agreement, letter of intent or similar agreement with respect to an Acquisition Transaction.
In addition, from the date of the Merger Agreement until the earlier to occur of the termination of the Merger Agreement pursuant to its terms and the Effective Time, NextGen and its Subsidiaries must, and must cause their representatives to, immediately cease all existing discussions or negotiations with any person (other than Parent, Merger Sub and their representatives), conducted prior to the date of the Merger Agreement with respect to any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to any Acquisition Proposal.
Notwithstanding the limitations in the preceding paragraphs or any other provision in the Merger Agreement, NextGen and its representatives may (i) participate in discussions in order seek to clarify and understand the terms and conditions of any inquiry or proposal made by any person solely to determine whether such inquiry or proposal constitutes or is reasonably likely to lead to a Superior Proposal and (ii) inform a person that has made or is considering making an Acquisition Proposal of NextGen’s obligations relating to non-solicitation as set forth in the Merger Agreement.
From the date of the Merger Agreement until the earlier to occur of the termination of the Merger Agreement in accordance with its terms and the Effective Time, NextGen must, as promptly as practicable, and in any event within twenty-four (24) hours following receipt of an Acquisition Proposal (i) provide Parent with written notice thereof, which notice shall indicate the identity of the Person making of such Acquisition Proposal and (ii) communicate to Parent the material terms and conditions thereof (and the documentation and other written materials received from such Person of such Person’s Representatives in respect thereof). NextGen must keep Parent reasonably informed on a reasonably prompt basis with respect to the status of or any material changes to the material terms and conditions of an Acquisition Proposal submitted to the Company.
Notwithstanding the limitations in the preceding paragraphs or any other provision in the Merger Agreement, if after the date of the Merger Agreement and prior to the receipt of the Required NextGen Stockholder Approval, NextGen or any of its representatives has received an Acquisition Proposal from any person or group of persons that did not result from a Willful Breach of NextGen’s obligations relating to non-solicitation as set forth in the Merger Agreement, then (i) NextGen and its Representatives may contact and engage in discussions with such Person or group of Persons making the Acquisition Proposal or its or their Representatives and financing sources to clarify the terms and conditions thereof, to request that any Acquisition Proposal made orally be made in writing or to notify such Person or group of Persons or its or their Representatives and financing sources of the provisions as set forth in the Merger Agreement and (ii) if the Board (or a committee thereof) determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and that the failure to take action would be inconsistent with its fiduciary duties under applicable law, then NextGen and any of its representatives may enter into an Acceptable Confidentiality Agreement with such person or group of persons, furnish information with respect to NextGen and its Subsidiaries to the person or group of persons making such Acquisition Proposal (provided that NextGen must promptly provide or make available to Parent any non-public information concerning NextGen that is provided to such person or group of persons and which was not previously provided or made available to Parent and NextGen must have entered into an Acceptable Confidentiality Agreement with such person or group of persons) and participate and engage in discussions or negotiations with the person or group of persons making such Acquisition Proposal regarding such Acquisition Proposal. Prior to or concurrently with NextGen first taking any of the actions described in the immediately preceding sentence with respect to an Acquisition Proposal, NextGen must provide written notice to Parent of the determination of the Board (or a committee thereof) relating to such Acquisition Proposal.
Subject to limited exceptions as described herein, neither the Board nor any committee thereof shall (i) withdraw, amend, modify or qualify in a manner materially adverse to Parent or Merger Sub, or publicly propose to withhold, withdraw, amend, modify or qualify in a manner materially adverse to Parent or Merger Sub, the Company Board Recommendation, (ii) publicly approve or recommend, or propose publicly to approve or recommend, an Acquisition Proposal, (iii) if an Acquisition Proposal structured as a tender or exchange offer is publicly announced or publicly commenced, fail to publicly recommend against acceptance of such tender or exchange offer by the Company Stockholders within ten (10) Business Days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act; (iv) if an Acquisition Proposal is publicly announced (other than by the commencement of a tender or exchange offer) and the Company Board fails to issue a public press release within ten (10) Business Days of such public announcement providing that the Company Board reaffirms the Company Board Recommendation); or (v) fail to include the Company Board Recommendation in the Proxy Statement (each of clauses (i), (ii), (iii), (iv) and (v), a “Company Board Recommendation Change”); provided that a “stop, look and listen” communication by the Board or any committee thereof to NextGen stockholders pursuant to Rule 14d-9(f) of the Exchange Act, or the taking and disclosure to NextGen stockholders of a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act, will not be deemed a Company Board Recommendation Change.
Notwithstanding the limitations in the preceding paragraphs or any other provision in the Merger Agreement, after the date of the Merger Agreement and prior to the receipt of the Required NextGen Stockholder Approval, the Board (or a committee thereof) may (i) in response to the receipt of an Acquisition Proposal received after the date of the Merger Agreement that did not result from a Willful Breach of NextGen’s obligations relating to non-solicitation as set forth in the Merger Agreement, or the occurrence of an Intervening Event, effect a Company Board Recommendation Change, or (ii) in response to the receipt of an Acquisition Proposal received after the date of the Merger Agreement that did not result in a Willful Breach of NextGen’s obligations relating to non-solicitation as set forth in the Merger Agreement, enter into a definitive agreement with respect to such applicable Acquisition Proposal and terminate the Merger Agreement, provided that (a) the Board (or a committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, (b) in the case of receipt of an Acquisition Proposal, the Board (or a committee thereof) determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal, (c) NextGen provides written notice to Parent at least four (4) business days prior to effecting a Company Board Recommendation Change or terminating the Merger Agreement of its intent to take such action, specifying the reasons therefor (a “Change of Recommendation Notice”), (d) prior to effecting such Company Board Recommendation Change or terminating the Merger Agreement, NextGen must, and must use commercially reasonable efforts to cause its representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) during such four (4) business day period to make such adjustments in the terms and conditions of the Merger Agreement as would obviate the basis for a Company Board Recommendation Change or the termination of the Merger Agreement and (e) no earlier than the end of such four

(4) business day period, the Board (or a committee thereof) determines in good faith, after consultation with its financial advisors and outside legal counsel, after considering any proposed amendments to the terms and conditions of the Merger Agreement agreed to in writing by Parent during such four (4) business day period, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law (and, in the case of receipt of such Acquisition Proposal, that such Acquisition Proposal continues to constitute a Superior Proposal). Following delivery of a Change of Recommendation Notice in the case of a Superior Proposal, in the event of any material change to the financial terms (including any change to the amount or form of consideration payable) or other material revision to the material terms or conditions of such Acquisition Proposal, NextGen must provide a new Change of Recommendation Notice to Parent, and any Company Board Recommendation Change or termination of the Merger Agreement following delivery of such new Change of Recommendation Notice must again be subject to clause (c) of the immediately preceding sentence, except that references to four (4) Business Days shall be deemed to be two (2) business days.
Nothing in the Merger Agreement prohibits NextGen or the Board (or a committee thereof) from (i) taking and disclosing to NextGen stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act, and (ii) making any disclosure to NextGen stockholders if the Board (or a committee thereof) determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would be inconsistent with its fiduciary duties to NextGen stockholders under applicable law.
For purposes of the Merger Agreement:
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“Acceptable Confidentiality Agreement” means any confidentiality agreement containing provisions limiting the disclosure and use of non-public information of or with respect to NextGen that (i) contains confidentiality provisions that are not, in the aggregate, materially less favorable to NextGen than the terms of the confidentiality agreement NextGen entered into with an affiliate of Parent, except that such confidentiality agreement need not include explicit or implicit standstill provisions that would restrict the making of or amendment or modification to Acquisition Proposals, or (ii) was entered into prior to the date of the Merger Agreement.

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“Acquisition Proposal” means any offer, proposal or indication of interest, (other than an offer, proposal or indication of interest by Parent or Merger Sub or their respective Affiliates) to engage in an Acquisition Transaction.

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“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by the Merger Agreement) resulting in: (a) any acquisition by any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of beneficial ownership of more than 20% of the outstanding voting securities of NextGen or any tender offer or exchange offer that if consummated would result in any person or group (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning more than 20% of the outstanding voting securities of NextGen; (b) any merger, consolidation, business combination, recapitalization, reorganization or other similar transaction involving NextGen or its Subsidiaries pursuant to which any person or “group” (as defined in or under Section 13(d) of the Exchange Act), other than NextGen stockholders (as a group) immediately prior to the consummation of such transaction, would hold, directly or indirectly, equity interests in the surviving or resulting entity or such transaction representing more than 20% of the voting power of the surviving or resulting entity; (c) any sale or disposition of more than 20% of the assets of NextGen or its Subsidiaries on a consolidated basis (determined by the fair market value thereof) as determined in good faith by the Board; or (d) any liquidation or dissolution of NextGen; provided, however, the Merger and the transactions contemplated thereby shall not be deemed an Acquisition Transaction in any case.

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“Intervening Event” means an effect that (a) was not known or reasonably foreseeable to the Board prior to the date of the Merger Agreement or, if known, the material consequences of which were not reasonably foreseeable by the Board as of the date of the Merger Agreement and (b) does not relate to an Acquisition Proposal.

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“Superior Proposal” means an Acquisition Proposal that did not result from a Willful Breach of NextGen’s obligations relating to non-solicitation as set forth in the Merger Agreement for an Acquisition Transaction on terms that the Board (or a committee thereof) determines in good faith, after consultation with outside legal counsel and its financial advisor(s) and taking into account any legal, regulatory, financial, timing, financing and other aspects of such proposal that the Company Board (or a committee thereof) considers relevant, to be more favorable to NextGen stockholders, from a financial point of view, than the terms of the Merger (including any adjustment to the terms and conditions proposed by Parent in response to such proposal); provided, however, that for purposes of the reference to an “Acquisition Proposal” in this definition of a “Superior Proposal,” all references to “more than 25%” in the definition of “Acquisition Transaction” shall be deemed to be references to more than 50%.
The Merger Agreement provides that nothing will prevent NextGen from (i) complying with its disclosure obligations under Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act with regard to an Acquisition Proposal and (ii) issuing “stop, look and listen” communications or similar communications of the type contemplated by Section 14d-9(f) under the Exchange Act. However, the Board may only make an Adverse Recommendation Change as otherwise permitted in the Merger Agreement.
Employee Matters
For the twelve-month period following the Effective Time, Parent will provide, or will cause the surviving corporation to provide, to each continuing employee (during such employee’s employment) with compensation and benefits that are no less favorable, in the aggregate, than the compensation and benefits provided to continuing employees immediately prior to the Effective Time.
With respect to certain employee benefit plans maintained by Parent or any of its subsidiaries, in each case, in which any continuing employee will participate on or after the Effective Time, Parent is required to, and to cause the surviving corporation to, recognize all service with NextGen rendered prior to the Effective Time by such continuing employee for all purposes under the terms of such employee benefit plan. However, Parent is not required to recognize service with NextGen rendered prior to the Effective Time for purposes of the accrual of or entitlement to pension benefits or retirement welfare benefits. In addition, Parent is required to (i) waive, or cause to be waived, all eligibility waiting periods, pre-existing condition exclusions, evidence of insurability requirements, and actively-at-work or similar requirements to the same extent such limitations are waived under any comparable plan of NextGen applicable to such continuing employee and their eligible dependents prior to the Effective Time, and (ii) recognize, for purposes of annual deductible and out-of-pocket limits under its health plans, deductible and out-of-pocket expenses incurred by a continuing employee and their dependents under the health plans in which they participated immediately prior to transitioning into a plan of Parent or any of its subsidiaries during the portion of the calendar year prior to such transition.
Efforts to Consummate the Merger
Each of NextGen, Merger Sub and Parent must use their reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate the transactions contemplated by the Merger Agreement, including (i) to cause the conditions to the other party’s obligation to close to be satisfied as promptly as practicable after the date of this Agreement, (ii) subject to the terms of the Merger Agreement, obtaining, as promptly as practicable after the date of this Agreement, and maintaining all necessary actions or non-actions and consents from governmental authorities and making all necessary registrations, declarations and filings with governmental authorities, that are necessary to consummate the Merger, (iii) resisting, contesting, appealing and removing any legal proceeding and vacating, lifting, reversing or overturning any order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, restricts or restrains the consummation of the transactions contemplated by the Merger Agreement and (iv) upon writing request of Parent and Merger Sub, obtaining all necessary or appropriate consents under material contracts to which NextGen is a party in connection with the Merger Agreement and the consummation of the transactions contemplated thereby, and (v) reasonably cooperate with the other party or parties with respect to any of the foregoing.
Subject to the terms of the Merger Agreement, NextGen, Parent and Merger Sub have agreed to take any and all actions reasonably necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and any foreign antitrust laws as soon as practicable (and in any event by the date that is at least five (5) business days before the Termination Date), and to avoid any impediment to the consummation of the Merger under any antitrust laws, including (1) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, conduct of business restrictions, a sale or disposition of such assets or businesses as are required to be divested or a license or grant of commercialization rights to businesses, product lines, fields of use, divisions, business arrangements, contracts, assets or interests therein of NextGen, (2) amending any venture or other arrangement of NextGen, (3) cooperating with each other and using their respective reasonable best efforts to contest and resist any legal proceeding and to have vacated, lifted, reversed or overturned any order that may result from such legal proceedings, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by the Merger Agreement and (4) otherwise taking or committing to take actions after the closing of the Merger with respect to one or more of the businesses, product lines, fields of use, or assets of NextGen, including notification of acquisitions that would not otherwise be required under the HSR Act or any foreign antitrust laws, in each case, as may be required in order to enable the consummation of the transactions contemplated by the Merger Agreement, including the Merger, to occur as soon as reasonably practicable (and in any event no later than the Termination Date) and to otherwise avoid the entry of, or to effect the dissolution of, any preliminary or permanent injunction which would otherwise have the effect of preventing the consummation of the transactions contemplated by the Merger Agreement, including the Merger (the actions referred to in clauses (1), (2), (3) and (4), “Remedy Actions”); provided, however, that notwithstanding anything to the contrary set forth in the Merger Agreement, (A) in no event shall Parent, NextGen or their respective affiliates be required to proffer, consent to or agree to or effect any Remedy Action unless such Remedy Action is conditioned upon the closing of the Merger and (B) nothing in the Merger Agreement shall require Parent, Merger Sub or their respective Affiliates to, and NextGen shall not, without the prior written consent of Parent, commit to or effect any action (x) with respect to the capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, properties or businesses of affiliates of Parent or Merger Sub (other than Parent and Merger Sub) or (y) that, individually or in the aggregate, would, or would reasonably be expected to, have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of NextGen, taken as a whole. Further, and for the avoidance of doubt, without the written consent of NextGen, Parent will not extend any waiting period under the HSR Act (by pull and refile, or otherwise) or enter into any agreement with the FTC, the Antitrust Division of the DOJ or any other governmental authority not to consummate the transactions contemplated by the Merger Agreement without the written consent of NextGen, which shall not be unreasonably withheld.
In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by applicable Law or by the applicable governmental authority, the parties hereto agree to (i) give each other reasonable advance notice of all meetings and conference calls with any governmental authority relating to the Merger, (ii) give each other an opportunity to participate in each of such meetings and conference calls, (iii) keep the other party reasonably apprised with respect to any oral communications with any governmental authority regarding the Merger, (iv) closely cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the Merger, articulating any regulatory or competitive argument and/or responding to requests or objections made by any governmental authority, (v) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all written communications (including any analyses, presentations, memoranda, briefs, arguments and opinions) with a governmental authority regarding the Merger, (vi) provide each other (or counsel of each party, as appropriate) with copies of all written communications to or from any governmental authority relating to the Merger and (vii) closely cooperate and provide each other with a reasonable opportunity to participate in, and consider in good faith the views of the other regarding, all material deliberations with respect to all efforts to satisfy the conditions set forth in Section 7.1(b) and Section 7.1(c) of the Merger Agreement. Any such disclosures, rights to participate or provisions of information by one party to the other may be made on a counsel-only basis to the extent required under applicable law or to remove references concerning the valuation of the NextGen or confidential competitively sensitive business information of the NextGen. Notwithstanding the foregoing, Parent, Merger Sub and Nextgen shall cooperate with one another to devise and implement the strategy and timing for obtaining any consents required or sought from any governmental authority in connection with the Merger and each of the other transactions contemplated by the Merger Agreement; provided, that such strategy shall be designed to obtain such consents as promptly as reasonably practicable but in no event later than five (5) business days prior to the Termination Date.

Indemnification of Directors and Officers; Insurance
Parent and the surviving corporation must (and Parent is required to cause the surviving corporation to) (i) honor and fulfill in all respects the obligations of NextGen under (a) certain indemnification agreements entered into between NextGen, on the one hand, and any of its current and former officers and directors and any person who becomes a director or officer of NextGen, on the other hand and (b) certain indemnification agreements entered into between NextGen or any corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise, on the one hand, and any person serving or who served as a director, officer, member, trustee or fiduciary of any of the foregoing at the request of NextGen, in each case, prior to the Effective Time, on the other hand ((a) and (b) collectively, the “Indemnified Persons”), and (c) the indemnification, expense advancement and exculpation provisions in the certificate of incorporation or bylaws in effect on the date of the Merger Agreement, and (ii) during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, to the fullest extent permitted by applicable law, indemnify and hold harmless each Indemnified Person against any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement of or in connection with any threatened or actual action, suit, claim, proceeding, investigation, arbitration or inquiry, whether civil, criminal, administrative or investigative (each an “Indemnified Proceeding”) to the extent such Indemnified Proceeding arises directly or indirectly out of or pertains or relates directly or indirectly to (a) any action or omission or alleged action or omission in such Indemnified Person’s capacity as a director, officer, employee or agent of NextGen or other affiliates (including as a fiduciary with respect to any employment benefit plan) or by reason of the fact that such Indemnified Person is or was serving as a director, officer, employee or agent of NextGen or its affiliates or at the request of NextGen as such (including as a fiduciary with respect to any employee benefit plan) of another person (regardless, in each case, of whether such action or omission, or alleged action or omission, occurred prior to or at the Effective Time), (b) any of the transactions contemplated by the Merger Agreement or (c) the enforcement of any of the rights of such Indemnified Person (or his or her heirs or legal representatives) under the Merger Agreement. In addition, for six years after the Effective Time, the surviving corporation is required to (and Parent shall cause the surviving corporation to) cause the certificate of incorporation and bylaws of the surviving corporation to contain provisions with respect to indemnification, exculpation and advancement of expenses that are no less favorable to the Indemnified Persons than the corresponding provisions in the certificate of incorporation and bylaws of the Company as of the date of the Merger Agreement, and during such six-year period, such provisions cannot be repealed, amended or otherwise modified in any manner adverse to such Indemnified Persons, except as required by applicable law.
For six years after the Effective Time and to the fullest extent permitted by applicable law, Parent and the surviving corporation shall (and Parent shall cause the surviving corporation to) advance, prior to the final disposition of any Indemnified Proceeding for which indemnification may be sought under the Merger Agreement, promptly following request by an Indemnified Person therefor, all costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses) incurred by such Indemnified Person in connection with any such Indemnified Proceeding upon receipt of an undertaking by such Indemnified Person, to the extent required by law, to repay such advances if it is ultimately decided in a final, non-appealable judgment by a court of competent jurisdiction that such Indemnified Person is not entitled to indemnification under the Merger Agreement.
For six years after the Effective Time, Parent is required to, and shall cause the surviving corporation to, maintain for the benefit of the directors and officers of NextGen, as of the date of the Merger Agreement and as of the Effective Time, an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (“D&O Insurance”) that is substantially equivalent to and in any event provides coverage not less favorable to the insured persons than. NextGen’s equivalent insurance policies in effect as of the date of the Merger Agreement. However, in no event will the surviving corporation be required to pay an annual premium for the D&O Insurance in excess of 300% of the last annual premium amount paid by NextGen prior to the date of the Merger Agreement. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained by NextGen prior to the Effective Time. The surviving corporation will (and Parent shall cause the surviving corporation to) maintain the D&O Insurance “tail” policy in full force and effect and continue to honor their respective obligations thereunder for six years after the Effective Time.

If any Indemnified Person notifies the surviving corporation on or prior to the sixth anniversary of the Effective Time that a claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) has been made against such Indemnified Person, the indemnification provisions of the Merger Agreement shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.
In the event that Parent or the surviving corporation (or any of its successor or assigns) consolidates with or merges into any other person and is not the continuing entity of such consolidation or merger, or engages in any division transaction or transfers, conveys or otherwise disposes of all or substantially all of its properties and assets to any person, then, in each case, proper provision shall be made so that the successors and assigns of Parent and the surviving corporation shall assume all of the obligations set forth in the indemnification section of the Merger Agreement.
Miscellaneous Covenants
The Merger Agreement contains additional agreements among NextGen, Parent and Merger Sub relating to, among other matters:
•	the filing by NextGen of this proxy statement with the SEC and cooperation in response to any comments from the SEC with respect to this proxy statement;
•	notification upon the occurrence or non-occurrence of certain matters;
•	the coordination of press releases and other public announcements or filings relating to the Merger;
•	actions necessary to cause Merger Sub to perform its obligations under the Merger Agreement;
•	reporting requirements under Section 16 of the Exchange Act;
•	the delisting of the Company Shares from Nasdaq and the deregistration of Company Shares under the Exchange Act;
•	anti-takeover statutes that become applicable to the transactions;
•	any litigation against NextGen and/or its directors or its officers relating to or in connection with the Merger Agreement, the Merger or any other transactions contemplated by the Merger Agreement;
•	actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate Equity Financing (as defined in the Merger Agreement); and
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actions required under the terms of the Convertible Notes Indenture or the Convertible Notes (as defined in the Merger Agreement) in connection with the Merger and the other transactions contemplated by the Merger Agreement.

Conditions to the Merger
The respective obligations of NextGen, Parent and Merger Sub to consummate the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions, any and all of which may be waived in whole or in part by the mutual consent of Parent, Merger Sub and NextGen, to the extent permitted by applicable law:
•	the NextGen Stockholder Approval shall have been obtained;
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(i) the expiration or termination of any applicable waiting period under the HSR Act and (ii) all other waivers, approvals and waiting periods under certain other specified antitrust laws have been obtained, terminated or expired; and

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the absence of any law that is in effect as of immediately prior to the Effective Time that has the effect of making the Merger illegal and the absence of any injunction, order or decree that is in effect as of immediately prior to the Effective Time that has the effect of making the Merger illegal in the United States or in certain specified jurisdictions, or, in each case, that otherwise prohibits the consummation of the Merger or the other transactions contemplated by the Merger Agreement.

The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions, any and all of which may be waived in whole or in part by the mutual consent of Parent and Merger Sub, to the extent permitted by applicable law:
•
the representations and warranties made by NextGen in the Merger Agreement with respect to the occurrence of a Company Material Adverse Effect (as defined below) being true and correct as of the date of the Merger Agreement and as of the Closing Date as though made as of such date;

•
except for any inaccuracies that are, individually or in the aggregate, de minimis, certain specified representations and warranties made by NextGen in the Merger Agreement with respect to the capitalization of NextGen being true and correct as of the date of the Merger Agreement and as of the Closing Date as though made as of such date;

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the representations and warranties made by NextGen in the Merger Agreement with respect to corporate organization and qualification, corporate power and enforceability, stockholder approval, brokers’ and certain expenses, the opinion of NextGen’s financial advisors and state takeover statutes (without giving effect to any qualification as to “materiality” or Company Material Adverse Effect qualifiers set forth therein) being true and correct in all material respects as of the date of the Merger Agreement and as of the Closing Date as though made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

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except where any failures of any such representations and warranties to be true and correct would not have, individually or in the aggregate, a Company Material Adverse Effect, the other representations and warranties made by NextGen in the Merger Agreement being true and correct (without giving effect to any qualification as to “materiality” or Company Material Adverse Effect qualifiers set forth therein) as of the date of the Merger Agreement and as of the Closing Date as though made as of such date (except to the extent expressly made as of an earlier date, in which case, at and as of such earlier date);

•	NextGen having performed in all material respects the agreements or covenants required to be performed, or complied with, by NextGen under the Merger Agreement at or prior to the Effective Time;
•	the non-occurrence since the date of the Merger Agreement of a Company Material Adverse Effect that is continuing as of the Effective Time; and
•	the delivery by NextGen of a certificate signed by the Chief Executive Officer of NextGen, certifying that the conditions described in the preceding six bullets have been satisfied.
The obligations of NextGen to consummate the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions, any and all of which may be waived in whole or in part by the Company, to the extent permitted by applicable law:
•
the representations and warranties of Parent or Merger Sub made in the Merger Agreement being true and correct (without giving effect to any qualification as to “materiality” or “material adverse effect” qualifiers set forth therein) as of the date of the Merger Agreement and as of the Closing Date as though made as of such date (except to the extent expressly made as of an earlier date, in which case, at and as of such earlier date), except where the failure to be so true and correct would or would reasonably be expected to, individually or in the aggregate, prevent or materially delay, interfere with, hinder or impede the ability to consummate the transactions contemplated by the Merger Agreement (including the Merger) in accordance with the terms of the Merger Agreement;

•
Parent and Merger Sub having performed in all material respects the agreements or covenants required to be performed, or complied with, by Parent or Merger Sub under the Merger Agreement at or prior to the Effective Time; and

•	the delivery by Parent of a certificate signed on behalf of Parent by an officer certifying that the conditions described in the preceding two bullets have been satisfied.

Termination
The Merger Agreement may be terminated and the transactions contemplated thereby may be abandoned at any time prior to the Effective Time as follows:
•	by mutual written agreement of NextGen and Parent;
•	by either NextGen or Parent, if:
•
the Effective Time has not occurred on or March 5, 2024 (as such date may be extended pursuant to the terms of the Merger Agreement, the “Termination Date”), provided that the terminating party’s breach of its obligations under the Merger Agreement may not have been a principal cause of the failure of the Effective Time to occur on or before the Termination Date;

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a court of competent jurisdiction or any other governmental authority of competent jurisdiction has issued any order or law permanently restraining, enjoining, preventing, or otherwise prohibiting or making illegal prior to the Effective Time, the consummation of the transactions contemplated by the Merger Agreement that becomes final and non-appealable (except that the party seeking to terminate the Merger Agreement as described in this bullet must have used reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and each of the other transactions contemplated by the Merger Agreement, including to resist, contest, appeal and remove any legal proceeding and have vacated, lifted, reversed or overturned any order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, restricts or restrains the consummation of the transactions contemplated by the Merger Agreement and, if applicable, taking any and all actions as required by the Merger Agreement to obtain antitrust approvals as more fully described under “The Merger Agreement—Other Covenants and Agreements—Efforts to Consummate the Merger” beginning on page 84 of this proxy statement) prior to asserting the right to terminate arising pursuant to this bullet; or

•	the Special Meeting has been held and the NextGen Stockholder Approval was not obtained at any adjournment or postponement thereof;
•	by NextGen, if:
•
(A) the Company is not in breach of the Merger Agreement such that Parent has the right (or would have the right following notice and an opportunity to cure, if applicable) to terminate the Merger Agreement pursuant to the terms thereof, (B) Parent and/or Merger Sub shall have breached or otherwise failed to perform any of their respective covenants or agreements, or other obligations under the Merger Agreement, or any of the representations and warranties of Parent and Merger Sub set forth in the Merger Agreement shall have become or been inaccurate, which breach, failure to perform or inaccuracy, individually or in the aggregate with other such breaches, failures to perform or inaccuracies, would reasonably be expected to prevent, materially impede or materially delay the ability of Parent or Merger Sub to consummate the transactions contemplated by the Merger Agreement (including the Merger), and (C) such breach, failure to perform or inaccuracy of Parent and/or Merger Sub is not cured within twenty Business Days following the Company’s delivery of written notice to Parent of such breach, failure to perform or inaccuracy;

•
at any time prior to obtaining the NextGen Stockholder Approval, NextGen accepts a Superior Proposal and enters into, substantially concurrently with such termination, a definitive agreement with respect to such Superior Proposal, except that the right to terminate the Merger Agreement as described in this bullet is only available if (i) NextGen has materially complied with its obligations related to non-solicitation and as more fully described under “The Merger Agreement—No Solicitation; NextGen Acquisition Proposals; Company Board Recommendation Change” beginning on page 81 of this proxy statement and (ii) NextGen pays to Parent the termination fee as more fully described under “The Merger Agreement—Termination Fee; Certain Expenses” beginning on page 90 of this proxy statement;

•
if (i) all the other conditions to the Merger have been satisfied or waived at or prior to the Effective Time, (ii) Merger Sub shall have failed to consummate the Merger in accordance with mechanics in the Merger Agreement, (iii) NextGen has delivered written notice to Parent indicating the Company’s intention to terminate this Agreement pursuant to this option if Merger Sub fails to consummate the Merger within three (3) Business Days following the date of the Company’s delivery of such notice (with such notice stating the basis for such termination) and indicating that the Company is ready, willing and able to consummate the Merger on the date such notice is delivered and through the end of the next succeeding three (3) Business Day period, and (iv) Merger Sub fails to consummate the Merger prior to the expiration of such three (3) Business Day period.
•	by Parent, if:
•
(A) Parent and Merger Sub are not in breach of the Merger Agreement such that the Company has the right (or would have the right following notice and an opportunity to cure, if applicable) to terminate the Merger Agreement pursuant to the terms thereof, (B) the Company shall have breached or failed to perform any of its covenants or agreements or other obligations under the Merger Agreement that would give rise to the Company’s failure to perform its obligations under the Merger Agreement if such breach or failure to perform were continuing as of immediately prior to the Effective Time, or any of the representations and warranties of the Company set forth in this Agreement shall have been or becomes inaccurate, such that the condition set forth in the Merger Agreement relating to the accuracy of certain representations and warranties being true and correct as of the date of the Merger Agreement and as of the date of the Closing Date (subject to certain qualifiers) is not capable of being satisfied by the Termination Date, and (C) and such breach, failure to perform or inaccuracy of the Company is not cured within twenty (20) Business Days following Parent’s delivery of written notice to the Company of such breach, failure to perform or inaccuracy; or

•
Prior to receipt of the NextGen Stockholder Approval, a Company Board Recommendation Change occurs or a tender or exchange offer constituting an Acquisition Proposal has been publicly commenced by a person who is not an affiliate or representative of Parent and NextGen fails to publicly reaffirm the Company Board Recommendation within ten business days following the receipt of a written request from Parent to do so.

Any party terminating the Merger Agreement pursuant to the foregoing shall give prompt written notice of such termination to the other party or parties to the Merger Agreement, as applicable.
Termination Fee; Certain Expenses
NextGen must pay to Parent the NextGen Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent in the event that:
•
the Merger Agreement is terminated by either the Company or Parent (1) on or following the Termination Date (provided that termination will not be available to any party whose breach of obligations under the Agreement is the principal cause for the failure of the Effective Time to occur before the Termination Date), (2) for a failure to obtain the Required Company Stockholder Approval, or (3) the Company has materially breached the Merger Agreement, and:

•
following the execution of the Merger Agreement and prior to the Stockholders Meeting, an Acquisition Proposal (whether or not conditional or withdrawn) for 50% or more of the voting securities or assets of the Company is publicly announced or publicly disclosed, and within 12 months following the termination, the Company enters into a definitive agreement with respect to such acquisition of 50% or more of the voting securities or assets of the Company or consummates such a transaction;

•
prior to obtaining the Required Company Stockholder Approval, the Board terminates the Merger Agreement in order to concurrently enter into an alternative acquisition agreement in connection with a Superior Proposal (as defined in the Merger Agreement), which Superior Proposal was not the result of a material breach of the Merger Agreement; or

•
Parent terminates the Merger Agreement because the Board effected a Company Board Recommendation Change or, after an Acquisition Proposal was publicly commenced, the Board failed to reaffirm its recommendation of the Merger Agreement and the Merger to Company stockholders within 10 business days following the receipt of a written request from Parent to do so.

Parent must pay to NextGen the Parent Termination Fee by wire transfer of immediately available funds to an account or accounts designed in writing by NextGen in the event that:
•	the Company terminates the Merger Agreement as a result of a material breach of the Merger Agreement,
•
the Company terminates the Merger Agreement because the other conditions to the closing been satisfied or waived at or prior to the Effective Time, but Merger Sub fails to consummate the Merger within (3) days following notice, or

•	the Company or Parent terminate the Merger Agreement because the Termination Date has passed, but the Company would have been entitled to terminate the Merger Agreement under the scenarios above.
In no event shall either party be required to pay the NextGen Termination Fee or the Parent Termination Fee, as applicable, on more than one occasion, whether or not the applicable termination fee would be payable under more than one provision of the Merger Agreement at the same or at different times.
The Merger Agreement further provides that in the event NextGen or Parent fails to pay any termination fee that becomes due pursuant to, and within the time frame provided in, the Merger Agreement, and NextGen or Parent commences a legal proceeding resulting in a judgment against NextGen or Parent, as applicable, for any portion of the fees or expenses due, NextGen or Parent, as applicable, will be required to pay to NextGen or Parent, as applicable, its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in prosecuting such legal proceeding, together with interest on the amount of the applicable termination fee for the date such payment was required to be made until the date that payment was actually received.
Other than in the case or fraud or a willful breach of the Merger Agreement, any termination fee payable by NextGen or Parent will be the sole and exclusive remedy of NextGen, Parent, and Merger Sub, and their related parties, as applicable. In the event Parent receives the NextGen Termination Fee in circumstances in which it is payable by NextGen, NextGen will have no further liability to Parent or Merger Sub under the Merger Agreement except in certain limited circumstances. Similarly, if NextGen receives the Parent Termination Fee in circumstances in which it is payable by Parent, Parent will have no further liability to NextGen under the Merger Agreement except in certain limited circumstances.
Expenses Generally
Except as otherwise described above or provided in the Merger Agreement, whether or not the Merger is consummated, NextGen, Parent and Merger Sub are each responsible for all of their respective costs and expenses incurred in connection with the Merger and the transactions contemplated by the Merger Agreement.
Specific Performance
The parties to the Merger Agreement are entitled (in addition to any other remedy to which they may be entitled in law or equity) to seek an injunction to prevent breaches of the Merger Agreement and to seek to enforce specifically the terms and provisions of the Merger Agreement.
Amendments; Waiver
Any provision of the Merger Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to the Merger Agreement; provided, however, that any amendment following the receipt of the approval of the holders of a majority of the Company Shares for which further approval of the Company Stockholders is required under the DGCL shall be subject to the same votes required to obtain approval of the holders of a majority of the Company Shares or, in the case of a waiver, by each party against whom the waiver is to be effective.
Governing Law and Jurisdiction
The Merger Agreement, including any claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to the Merger Agreement, or the negotiation, execution or performance thereof or the transactions contemplated thereby, is governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Any action or lawsuit seeking to enforce any provision of, or based on any matter arising out of or in connection with, the Merger Agreement or the transactions contemplated thereby (whether brought by any party or any of its affiliates or against any party or any of its affiliates) is required to be brought in the Delaware Court of Chancery or, if such court does not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court.

PROPOSAL NO. 1: APPROVAL OF THE MERGER PROPOSAL
The Merger Proposal
We are asking you to approve a proposal to adopt the Merger Agreement, which we refer to as the “Merger Proposal.” For a detailed discussion of the terms and conditions of the Merger Agreement, see “The Merger Agreement” beginning on page 71 of this proxy statement. A copy of the Merger Agreement is attached to this proxy statement as Annex A. See also “The Merger” beginning on page 34 of this proxy statement.
Vote Required
As described under “The Merger—Recommendation of the Board and Reasons for the Merger” beginning on page 43 of this proxy statement, after considering various factors described in such section, the Board has unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of, NextGen and our stockholders. The Board has unanimously approved and declared advisable the execution and delivery by NextGen of the Merger Agreement and the other transactions contemplated thereby upon the terms and subject to the conditions contained therein, and the Board unanimously recommends that you vote “FOR” the Merger Proposal.
Under Delaware law, approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the issued and outstanding Company Shares entitled to vote thereon as of the Record Date. Each Company Share issued and outstanding as of the close of business on the Record Date is entitled to one vote at the Special Meeting. If a stockholder signs and returns a proxy and does not indicate how he, she or it wishes to vote on the Merger Proposal, such stockholder’s Company Shares will be voted in favor of the Merger Proposal.
Abstentions and broker non-votes, if any, will have the same effect as a vote “AGAINST” the Merger Proposal.
Board Recommendation
THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE MERGER PROPOSAL.

PROPOSAL NO. 2: ADVISORY VOTE ON THE MERGER COMPENSATION PROPOSAL
The Merger Compensation Proposal
As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, NextGen is required to submit a proposal to NextGen stockholders for a non-binding, advisory vote to approve certain compensation that may be paid or become payable to the named executive officers of NextGen that is based on or otherwise relates to the Merger, as determined in accordance with Item 402(t) of Regulation S-K. This compensation is summarized in the table set forth below, including the footnotes to the table. This proposal is commonly known as a “say-on-golden parachute proposal,” and we refer to it as the “Merger Compensation Proposal.”
The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger, assuming the Merger is consummated on the latest practicable date prior to the filing of this proxy statement, October 4, 2023.
Please note that the amounts indicated below are estimates based on the material assumptions described in the assumptions and notes to the table below, which may or may not actually occur. Some of these assumptions are based on information currently available and, as a result, the actual amounts, if any, that may become payable to a named executive officer may differ in material respects from the amounts set forth below. For purposes of this disclosure, “single-trigger” refers to payments and benefits that arise solely as a result of the completion of the Merger and “double-trigger” refers to payments and benefits that require two conditions, which are the completion of the Merger and a qualifying termination of employment.
Furthermore, for purposes of calculating such amounts, we have assumed:
•
the employment of each named executive officer is terminated by NextGen without “cause” or by the named executive officer for “good reason” (each, a “qualifying termination”), in either case, immediately following the consummation of the Merger;

•
the named executive officer’s base salary and target bonus will remain unchanged from those applicable as of October 4, 2023, which target bonus amount is 100% of base salary, in the case of Mr. Sides, 80% of base salary, in the case of Mr. Arnold, 75% of base salary, in the case of Mr. Velamoor, 70% of base salary, in the case of Mr. Linton and 40% of base salary, in the case of Mr. Waters;

•	each named executive officer’s prorated bonus for 2023 is calculated as of October 4, 2023;
•	each named executive officer’s outstanding NextGen equity awards are those that are outstanding and unvested as of October 4, 2023;
•	vested NextGen stock options which are unexercised as of October 4, 2023 are not included;
•	each named executive officer will receive reimbursement or payment of COBRA premiums, as applicable, for the maximum eligible period;
•	a price per Company Share equal to the Merger Consideration of $23.95; and
•
no reduction will be necessary to mitigate the impact of Sections 280G and 4999 of the Internal Revenue Code or under the “better net after-tax cutback” provisions applicable to the named executive officers.

No amounts are reflected in the table below for Mr. Metcalfe as he separated from employment with NextGen on February 17, 2023, and did not receive and is not entitled to receive any payments or benefits required to be disclosed by Item 402(t) of Regulation S-K.

Quantification of Potential Payments and Benefits to NextGen’s Named Executive Officers
Named Executive Officer	Cash ($)(1)	Equity ($)(2)	Benefits/Perquisites ($)(3)	Total ($)
David Sides	2,562,000	17,178,353	39,343	19,779,696
James Arnold, Jr.	1,229,673	10,638,159	73,621	11,941,453
Srinivas Velamoor	1,153,516	8,061,402	73,621	9,288,539
Mitchell L. Waters	696,916	2,939,072	76,238	3,712,226
Jeffrey D. Linton	859,706	3,854,753	73,055	4,787,514
(1)
Cash. For each named executive officer, consists of (a) cash severance equal to the product of (i) 1.5 for Mr. Sides, and 1.0 for the other named executive officers and (ii) the sum of: (A) the named executive officer’s base salary; and (B) the named executive officer’s target annual bonus; and (b) a prorated annual bonus payment (assumed to equal target performance for purposes of this quantification). The cash severance and the pro-rated annual bonus are “double trigger” and become payable only upon a qualifying termination of employment during the two months preceding or eighteen months following a change in control of NextGen under the terms of the employment agreement with Mr. Sides or, in the case of the other named executive officers, their change in control severance agreements (see “Interests of the Directors and Executive Officers of NextGen in the Merger —Change in Control Severance Benefits”). The estimated amount of each such payment is shown in the following table:

Named Executive Officer	Severance ($)	Prorated Bonus ($)	Total ($)
David Sides	2,190,000	372,000	2,562,000
James Arnold, Jr.	1,002,600	227,073	1,229,673
Srinivas Velamoor	946,750	206,766	1,153,516
Mitchell L. Waters	601,750	95,166	696,916
Jeffrey D. Linton	710,600	149,106	859,706
(2)
Equity. Amounts shown reflect the sum of the value that each named executive officer is expected to receive in connection with the accelerated vesting of their NextGen PSU awards and Unvested RSAs, as more fully described in the section entitled “The Merger Agreement—Treatment of Equity Awards and the ESPP” beginning on page 72 of this proxy statement and in the section entitled “Interests of the Directors and Executive Officers of NextGen in the Merger — Double Trigger Vesting of Restricted Stock Awards” beginning on page 60 of this proxy statement. For additional information regarding the assumptions used to determine the number of Company Shares underlying the PSU awards that would accelerate and vest in connection with the Merger, see “Interests of the Directors and Executive Officers of NextGen in the Merger — Treatment of Equity Awards.”

Given that the NextGen PSU awards will accelerate at the closing of the Merger pursuant to the Merger Agreement without regard to any termination of employment, they are considered “single-trigger” benefits. The acceleration of the Unvested RSAs is considered a “double trigger” benefit, which means that both a change in control of NextGen, such as the Merger, and a qualifying termination of employment must occur (within 12 months, or 18 months in the case of Mr. Sides, following the consummation of the Merger) in order for the vesting of such Unvested RSAs to be accelerated and for the applicable named executive officer to receive a payment in respect of the Unvested RSAs prior to the regularly scheduled vesting date(s).
The following table quantifies each separate form of compensation included in the aggregate total reported in this column:
Named Executive Officer	Number of Accelerated PSUs (#)	Value of Accelerated PSUs ($)	Number of Company Shares underlying Unvested RSAs (#)	Value of Unvested RSAs ($)	Total ($)
David Sides	381,059	9,126,363	336,200	8,051,990	17,178,353
James Arnold, Jr.	316,432	7,578,546	127,750	3,059,613	10,638,159
Srinivas Velamoor	80,522	1,928,502	256,071	6,132,900	8,061,402
Mitchell L. Waters	63,288	1,515,748	59,429	1,423,325	2,939,072
Jeffrey D. Linton	115,970	2,777,482	44,980	1,077,271	3,854,753

(3)
Benefits and Perquisites. Consists of the estimated value of continued health benefits for each named executive officer pursuant to their change in control severance agreements or employment agreement, and in the case of the named executive officers other than Mr. Sides, also includes the estimated value of 12 months of outplacement benefits and $5,000 in legal fee reimbursement pursuant to their change in control severance agreements. Amounts shown for continued health benefits are calculated through the applicable severance period (18 months for Mr. Sides and 12 months for the other named executive officers) and are calculated based on actual average monthly health coverage costs for each respective named executive officer for fiscal year 2024. Such benefits are “double trigger” and are provided only upon a qualifying termination of employment during the 2 months preceding or 18 months following a change in control of NextGen (see “Interests of the Directors and Executive Officers of NextGen in the Merger —Change in Control Severance Benefits”). The estimated value of such benefits is shown in the following table:

Named Executive Officer	Health Benefits Continuation ($)	Outplacement ($)	Legal Fee Reimbursement ($)	Total ($)
David Sides	39,343	—	—	39,343
James Arnold, Jr.	26,621	42,000	5,000	73,621
Srinivas Velamoor	26,621	42,000	5,000	73,621
Mitchell L. Waters	29,238	42,000	5,000	76,238
Jeffrey D. Linton	26,055	42,000	5,000	73,055
Vote Required
The Board unanimously recommends that the stockholders of NextGen approve the following resolution:
“BE IT RESOLVED THAT:
the compensation that may be paid or become payable to NextGen’s named executive officers in connection with the Merger, as disclosed pursuant to Item 402(t) of Regulation S-K under the section entitled “Proposal No. 2: Advisory Vote on the Merger Compensation Proposal—The Merger Compensation Proposal—Quantification of Potential Payments and Benefits to NextGen’s Named Executive Officers” beginning on page 95 of the proxy statement dated October 6, 2023, including the tables, associated footnotes and narrative discussion, is hereby approved, ratified and confirmed on a non-binding, advisory basis.”
Approval of the Merger Compensation Proposal requires the affirmative vote of the holders of a majority in voting power of the votes cast affirmatively or negatively (excluding abstentions) at the Special Meeting by the holders entitled to vote thereon. Each Company Share issued and outstanding as of the close of business on the Record Date is entitled to one vote at the Special Meeting. If a stockholder signs and returns a proxy and does not indicate how he, she or it wishes to vote on the Merger Compensation Proposal, such stockholder’s Company Shares will be voted in favor of the Merger Compensation Proposal. If a NextGen stockholder abstains from voting, it will not be considered to be a vote cast on the Merger Compensation Proposal and will have no effect on the Merger Compensation Proposal. If a NextGen stockholder fails to vote, it will have no effect on the Merger Compensation Proposal. Broker non-votes, if any, will have no effect on the Merger Compensation Proposal.
The vote on the Merger Compensation Proposal is a vote separate and apart from the vote on the Merger Proposal. Accordingly, you may vote to approve the Merger Proposal and vote against or abstain with respect to the Merger Compensation Proposal and vice versa. Because the vote on the Merger Compensation Proposal is advisory only, it will not be binding on either NextGen or Parent. Accordingly, if the Merger Proposal is approved and the Merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of NextGen’s stockholders on the Merger Compensation Proposal.
Board Recommendation
THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE MERGER COMPENSATION PROPOSAL.

PROPOSAL NO. 3: ADJOURNMENT OF THE SPECIAL MEETING
The Adjournment Proposal
We are asking you to approve a proposal to approve the adjournment of the Special Meeting to a later date or dates if necessary to solicit additional proxies if there are insufficient votes to approve the Merger Proposal at the time of the Special Meeting, which we refer to as the “Adjournment Proposal.” If our stockholders approve the Adjournment Proposal, we could adjourn the Special Meeting to solicit additional proxies, including the solicitation of proxies from stockholders that have previously returned properly executed proxies voting against the Merger Proposal. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against the Merger Proposal such that the Merger Proposal would be defeated, we could adjourn the Special Meeting without a vote on the Merger Proposal and seek to convince the holders of those Company Shares to change their votes to vote in favor of the Merger Proposal. In addition, the chairperson of the Special Meeting could adjourn the Special Meeting if under our amended and restated bylaws a quorum is not present for the meeting.
Notwithstanding the foregoing, NextGen’s right to adjourn or postpone the Special Meeting, and the number of times that NextGen may adjourn or postpone the Special Meeting, and the duration of any such adjournment or postponement, is subject to the terms of the Merger Agreement as described further under “The Merger Agreement—Other Covenants and Agreements—Special Meeting and Related Actions” beginning on page 80 of this proxy statement.
If the Special Meeting is adjourned or postponed to solicit additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use at the Special Meeting as adjourned or postponed. NextGen does not intend to call a vote on the Adjournment Proposal if the Merger Proposal is approved at the Special Meeting.
The Board believes that it is in the best interests of NextGen and our stockholders to be able to adjourn the Special Meeting if necessary for the purpose of soliciting additional proxies in respect of the Merger Proposal if there are insufficient votes to approve the Merger Proposal at the time of the Special Meeting.
Vote Required
Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority in voting power of the votes cast affirmatively or negatively (excluding abstentions) at the Special Meeting by the holders entitled to vote thereon. Each Company Share issued and outstanding as of the close of business on the Record Date is entitled to one vote at the Special Meeting. If a stockholder signs and returns a proxy and does not indicate how he, she or it wishes to vote on the Adjournment Proposal, such stockholder’s Company Shares will be voted in favor of the Adjournment Proposal. If a NextGen stockholder abstains from voting, it will not be considered to be a vote cast on the Adjournment Proposal and will have no effect on the Adjournment Proposal. If a NextGen stockholder fails to vote, it will have no effect on the Adjournment Proposal. Broker non-votes, if any, will have no effect on the Adjournment Proposal.
The vote on the Adjournment Proposal is a vote separate and apart from the vote on the Merger Proposal. Accordingly, you may vote to approve the Merger Proposal and vote against or abstain with respect to the Adjournment Proposal and vice versa.
Board Recommendation
THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADJOURNMENT PROPOSAL.

MARKET PRICES AND DIVIDEND DATA
Company Shares are listed on Nasdaq under the symbol “NXGN.”
As of October 4, 2023, there were 67,096,894 Company Shares issued and outstanding, held by approximately 713 stockholders of record.
We do not currently intend to pay, nor under the Merger Agreement may we pay without the prior written consent of Parent, any cash dividends on our capital stock in the foreseeable future.
On September 1, 2023, the last trading day before we publicly announced the execution of the Merger Agreement, the high and low sale prices for the Company Shares as reported on Nasdaq were $19.50 and $18.24 per share, respectively. The closing price of the Company Shares on Nasdaq on September 1, 2023 was $19.33 per share.
On October 5, 2023, the latest practicable trading day before the printing of this proxy statement, the closing price of the Company Shares on Nasdaq was $23.78 per share. You are encouraged to obtain current market quotations for Company Shares.
Upon the consummation of the Merger, there will be no further market for Company Shares and, as promptly as practicable thereafter, the Company Shares will cease trading on and be delisted from Nasdaq and deregistered under the Exchange Act. As a result, following the Merger and such deregistration, we will no longer file periodic reports with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table and accompanying footnotes set forth certain information with respect to the beneficial ownership of the Company Shares on October 4, 2023 for:
•	each of our directors;
•	each of our named executive officers;
•	all of our current directors and executive officers as a group; and
•	each person, or group of affiliated persons, who beneficially owned more than 5% of the Company Shares.
We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all Company Shares that they beneficially own, subject to applicable community property laws.
Applicable percentage ownership is based on 67,096,894 Company Shares issued and outstanding as of October 4, 2023. In computing the number of Company Shares beneficially owned by a person and the percentage ownership of that person, we deemed to be issued and outstanding all Company Shares subject to options, warrants or other rights held by that person or entity that are currently exercisable within 60 days of October 4, 2023. We did not deem these shares issued and outstanding, however, for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address for each beneficial owner listed in the table below is c/o NextGen Healthcare, Inc., a remote-first company, which accordingly, does not maintain a headquarters. Messrs. Barbarosh, Bristol, Dent, Margolis, Panner, Ms. Klapstein and Drs. McGinty and Puryear are current directors. Our NEOs for our fiscal year 2023 were Messrs. Sides, Arnold, Linton, Velamoor and Waters, as well as Mr. Metcalfe, our former Chief Technology Officer, each of whom is included in the table below.
	Beneficial Ownership
	Number	Percentage
Name of Beneficial Owner
5% or Greater Stockholders
Three Prong Investments, LLC(1)	9,889,827	14.7%
Blackrock, Inc.(2)	9,663,011	14.4%
The Vanguard Group(3)	6,389,869	9.5%
Name of Beneficial Owner
Named Executive Officers and Directors
Craig A. Barbarosh(4)	67,269	*
George H. Bristol	82,889	*
Darnell Dent	31,028	*
Julie D. Klapstein	70,104	*
Jeffrey H. Margolis	149,360	*
Geraldine McGinty	32,877	*
Morris Panner	100,043	*
Pamela Puryear	31,028	*
David Sides	630,971	*
James R. Arnold, Jr.(5)	970,229	1.4%
David Metcalfe(6)	178,207	*
Srinivas Velamoor	371,091	*
Mitchell Waters(7)	85,022	*
Jeffrey D. Linton(8)	241,657	*
All executive officers and directors as a group(9)	3,094,025	4.6%
*	Less than 1%.
(1)
This information is derived from a Schedule 13D/A filed by Three Prong Investments, LLC on June 16, 2023. According to the Schedule 13D/A, Three Prong Investments, LLC had sole power to vote 9,889,827 shares and sole power to dispose of 9,889,827 shares, and no shared power to vote or dispose of shares. The address for Three Prong Investments, LLC is 1695 Viking Road, Laguna Beach, California 92651.

(2)
This information is derived from a Schedule 13G/A filed by BlackRock, Inc. on January 27, 2023. According to the Schedule 13G, BlackRock, Inc. had sole power to vote 9,500,918 shares, sole power to dispose of 9,663,011 shares, and no shared power to vote or dispose of shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(3)
This information is derived from a Schedule 13G/A filed by The Vanguard Group on February 9, 2023. According to the Schedule 13G/A, The Vanguard Group had no shares with sole voting power, shared power to vote 64,762 shares, sole power to dispose of 6,265,847 shares, and shared power to dispose of 124,022 shares. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(4)	Does not include 9,483 deferred stock units granted on August 17, 2022, which do not have voting rights.
(5)	Includes 425,000 shares underlying options exercisable as of the record date or within 60 days thereafter.
(6)	As of last Form 4 filed on December 28, 2022.
(7)	Includes 15,214 shares underlying options exercisable as of the record date or within 60 days thereafter.
(8)	Includes 135,000 shares underlying options exercisable as of the record date or within 60 days thereafter.
(9)
With respect to the executive officers and directors as a group, includes 578,214 shares underlying options exercisable as of the record date of within 60 days thereafter. This group includes all current executive officers, including those not reported in this proxy, and directors.

FUTURE STOCKHOLDER PROPOSALS
If the Merger is consummated, we will have no public stockholders and there will be no public participation in any future meetings of our stockholders. However, if the Merger is not consummated, our stockholders will continue to be entitled to attend and participate in meetings of our stockholders.
We intend to hold an annual meeting of stockholders in 2024 only if the Merger is not consummated.
Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our annual meeting of stockholders to be held in 2023 pursuant to Rule 14a-8 under the Exchange Act must have submitted the proposal addressed to our Secretary via email to secretary@nextgen.com in writing by March 28, 2024, and must otherwise comply with Rule 14a-8. While our Board will consider stockholder proposals, we reserve the right to omit from the proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.
Stockholders intending to present a proposal at the 2024 annual meeting of stockholders, but not to include the proposal in our proxy statement, or to nominate a person for election as a director, must comply with the requirements set forth in our second amended and restated bylaws. Our second amended and restated bylaws require, among other things, that our Corporate Secretary receive written notice from the stockholder of record of their intent to present such proposal or nomination not less than ninety (90) days nor more than one hundred and twenty (120) days prior to August 22, 2024, provided that if the date of the 2024 annual meeting is more than thirty (30) days before or more than sixty (60) days after August 22, 2024, notice by a stockholder to be timely must be so delivered, or mailed and received, not later than the ninetieth (90th) day prior to August 22, 2024 or, if later, the tenth (10th) day following the day on which public disclosure of the date of the 2024 annual meeting is first made by the Company. Notice received outside of these dates is considered untimely. For proposals not made in accordance with Rule 14a-8, you must comply with specific procedures set forth in our second amended and restated bylaws and the proposal must contain the specific information required by our second amended and restated bylaws. SEC rules permit management to vote proxies in its discretion in certain cases if the stockholder does not comply with this deadline and, in certain other cases, notwithstanding the stockholder’s compliance with this deadline. Stockholders are advised to review our second amended and restated bylaws which also specify requirements as to the form and content of a stockholder’s notice.
In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules (once they become effective), stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-9 under the Exchange Act no later than June 23, 2024.
We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.

WHERE YOU CAN FIND MORE INFORMATION
The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement. Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement, regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC.
The following NextGen filings with the SEC are incorporated by reference:
•	NextGen’s Annual Report on Form 10-K for the fiscal year ended March 31, 2023, filed with the SEC on May 23, 2023;
•	NextGen’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, filed with the SEC on July 25, 2023; and
•	NextGen’s Current Report on Form 8-K filed with the SEC on July 14, 2023, August 23, 2023 and September 6, 2023 (other than the portions of such document not deemed to be filed).
We also incorporate by reference into this proxy statement any documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement and the earlier of the date of the Special Meeting or the termination of the Merger Agreement. The information provided on our website is not part of this proxy statement and therefore is not incorporated by reference herein.
Information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this proxy statement.
Stockholders may obtain free copies of the documents filed with the SEC by NextGen through the SEC’s website, www.sec.gov, or through the Investors section of our website, investor.nextgen.com, and the “SEC Filings” section therein.
You may obtain any of the documents incorporated by reference into this proxy statement, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents, without charge, by requesting them in writing or by telephone from us at the following address:
NextGen Healthcare, Inc.
Attention: Corporate Secretary
Email: secretary@nextgen.com
If you would like to request documents from us, please do so by October 26, 2023, to receive them before the Special Meeting. If you request any documents from us, we will mail them to you by first class mail or another equally prompt method, within 1 business day after we receive your request. Please note that all of our documents that we file with the SEC are also promptly available through the Investors section of our website, investor.nextgen.com, and the “SEC Filings” section therein. The information included on our website is not incorporated by reference into this proxy statement.

If you have any questions about this proxy statement, the Special Meeting or the Merger or need assistance with voting procedures, you should contact our proxy solicitor or us at:

1407 Broadway, 27th Floor
New York, New York 10018
proxy@mackenziepartners.com
Call Collect: (212) 929-5500

or

Toll-Free (800) 322-2885

or

NextGen Healthcare, Inc.
Attn: Corporate Secretary
Email: secretary@nextgen.com

MISCELLANEOUS
NextGen has supplied all information relating to NextGen, and Parent has supplied, and NextGen has not independently verified, all of the information relating to Parent and Merger Sub contained in “Summary—The Companies” beginning on page 12 of this proxy statement and “The Companies” beginning on page 24 of this proxy statement.
If you hold any certificates representing Company Shares, you should not send in such certificates until you receive transmittal materials after the Merger is consummated.
You should rely only on the information contained in this proxy statement, the annexes to this proxy statement and the documents incorporated by reference into this proxy statement to vote on the Merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated October 6, 2023. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement) and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Annex A
AGREEMENT AND PLAN OF MERGER

by and among

NEXT HOLDCO, LLC,

NEXT MERGER SUB, INC.

and

NEXTGEN HEALTHCARE, INC.

Dated as of September 5, 2023

A-cvi

A-cvii

A-cviii

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of September 5, 2023 by and among Next Holdco, LLC, a Delaware limited liability company (“Parent”), Next Merger Sub, Inc., a Delaware corporation and a direct wholly owned Subsidiary of Parent (“Merger Sub”), and NextGen Healthcare, a Delaware corporation (the “Company”).
W I T N E S S E T H:
WHEREAS, it is proposed that, on the terms and subject to the conditions set forth in this Agreement, (i) Merger Sub will merge with and into the Company (the “Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), (ii) each Company Share that is outstanding immediately prior to the Effective Time (other than Excluded Shares) will thereupon be canceled and converted into the right to receive cash in an amount equal to the Merger Consideration and (iii) the Company will survive the Merger as a wholly owned Subsidiary of Parent, all upon the terms and subject to the conditions set forth herein;
WHEREAS, the Board of Directors of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth herein, (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of the Company and the Company Stockholders, and declared it advisable, for the Company to enter into this Agreement, (ii) approved and declared advisable the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Merger and the other transactions contemplated by this Agreement upon the terms and subject to the conditions contained herein, and (iii) resolved to recommend that the Company Stockholders adopt this Agreement (such recommendation, the “Company Board Recommendation”);
WHEREAS, the (A) Board of Directors of each of Parent and Merger Sub have (i) declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement, and (ii) approved the execution and delivery by Parent and Merger Sub, respectively, of this Agreement, the performance by Parent and Merger Sub, of their respective covenants and agreements contained herein and the consummation of the Merger upon the terms and subject to the conditions contained herein and (B) the Board of Directors of Merger Sub has recommended that Parent, as the sole stockholder of Merger Sub, adopt this Agreement by written consent in lieu of a meeting effective immediately following the execution and delivery of this Agreement;
WHEREAS, concurrently with the execution of this Agreement, and as a condition for the Company’s willingness to enter into this Agreement, Thoma Bravo Discover Fund IV, L.P. (the “Investor”) has entered into an equity commitment letter (the “Equity Commitment Letter”), dated as of the date hereof;
WHEREAS, concurrently with the execution of this Agreement, and as a condition for the Company’s willingness to enter into this Agreement, the Investor is entering into the Limited Guarantee with respect to certain obligations of Parent and Merger Sub under this Agreement; and
WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the transactions contemplated hereby and to prescribe certain conditions with respect to the consummation of the transactions contemplated by this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:
ARTICLE I
DEFINITIONS & INTERPRETATIONS
1.1 Certain Definitions. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:
“Acceptable Confidentiality Agreement” shall mean any confidentiality agreement containing provisions limiting the disclosure and use of non-public information of or with respect to the Company that (i) contains confidentiality provisions that are not, in the aggregate, materially less favorable to the Company than the terms of the Confidentiality Agreement, except that such confidentiality agreement need not include explicit or implicit standstill provisions that would restrict the making of or amendment or modification to Acquisition Proposals, or (ii) was entered into prior to the date of this Agreement.
“Acquisition Proposal” shall mean any offer, proposal or indication of interest (other than an offer, proposal or indication of interest by Parent or Merger Sub or their respective Affiliates) to engage in an Acquisition Transaction.
“Acquisition Transaction” shall mean any transaction or series of related transactions (other than the transactions contemplated by this Agreement) resulting in: (a) any acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of beneficial ownership of more than twenty percent (20%) of the outstanding voting securities of the Company or any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning more than twenty percent (20%) of the outstanding voting securities of the Company; (b) any merger, consolidation, business combination, recapitalization, reorganization or other similar transaction involving the Company or its Subsidiaries pursuant to which any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), other than the Company Stockholders (as a group) immediately prior to the consummation of such transaction, would hold, directly or indirectly, equity interests in the surviving or resulting entity of such transaction representing more than twenty percent (20%) of the voting power of the surviving or resulting entity; (c) any sale or disposition of more than twenty percent (20%) of the assets of the Company or its Subsidiaries on a consolidated basis (determined by the fair market value thereof as determined in good faith by the Company Board); or (d) any liquidation or dissolution of the Company; provided, however, the Merger and the transactions contemplated hereby shall not be deemed an Acquisition Transaction in any case.
“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.
“Antitrust Law” shall mean the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act, as amended, any Foreign Antitrust Laws, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the transactions contemplated by this Agreement.
“Breach” shall mean “breach” as defined in 45 C.F.R. § 164.402.
“Business Associate” shall mean a “business associate” as defined in 45 C.F.R. § 160.103.
“Business Associate Agreement” shall mean a written agreement between a Business Associate and a Covered Entity that satisfies the requirements set forth in HIPAA (including under 45 C.F.R. §§ 164.308(b) and 164.502(e)) and contains all elements required by HIPAA (including under 45 C.F.R. §§ 164.314(a) and 164.504(e)).
“Business Day” shall have the meaning given to such term in Rule 14d-1(g) under the Exchange Act; provided, that a day on which commercial banks are authorized or required by Law to be closed in New York, New York shall not be a “Business Day”.
“Charter” shall mean the Company’s certificate of incorporation, as amended.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Company Credit Facilities” shall mean that certain Second Amended and Restated Credit Agreement, dated as of March 12, 2021, among NextGen Healthcare, Inc., JPMorgan Chase Bank, N.A., as administrative agent, U.S. Bank National Association and Bank of the West, as co-syndication agents, and certain other agents and lenders, as amended.

“Company DSU Award” shall mean any award of deferred stock units with respect to Company Shares outstanding under any Company Stock Plan and which represents restricted stock deferred under the Director Deferred Compensation Plan.
“Company ESPP” shall mean the Company’s 2014 Employee Stock Purchase Plan.
“Company Intellectual Property Rights” shall mean all Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries.
“Company Material Adverse Effect” shall mean any change, occurrence, effect, event, circumstance or development (each an “Effect”, and collectively, “Effects”) that (A) individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the business, assets, Liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (B) solely as applied to the representations and warranties set forth in Section 3.1 and Section 3.6, would reasonably be expected to prevent the consummation by the Company of the Merger prior to the Termination Date; provided, however, that no Effect directly or indirectly resulting from, attributable to or arising out of any of the following shall be deemed to be or constitute a “Company Material Adverse Effect,” and no Effect directly or indirectly resulting from, attributable to or arising out of any of the following shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred (subject to the limitations set forth below):
(i) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;
(ii) conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;
(iii) conditions (or changes in such conditions) generally affecting any of the industries in which the Company or its Subsidiaries operate;
(iv) political conditions (or changes in such conditions) in the United States or any other country or region in the world, or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world (including any acts of war or sanctions imposed in connection with the current dispute involving the Russian Federation and Ukraine, including relating to Belarus);
(v) earthquakes, hurricanes, tsunamis, tornadoes, floods, epidemics, pandemics (including COVID-19), mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;
(vi) the announcement of, or the compliance with, this Agreement, or the pendency or consummation of the transactions contemplated hereby, including (A) the identity of Parent, Merger Sub or their Affiliates, (B) the termination of (or the failure to renew or enter into) any Contracts with customers, suppliers, distributors or other business partners, (C) any departure of any officers, directors, employees or independent contractors of the Company or its Subsidiaries and (D) any other negative development (or reasonably expected negative development) in the Company’s relationships with any of its customers, suppliers, distributors or other business partners (in each case, other than for purposes of Section 3.6);
(vii) any actions taken or failure to take action, in each case, by Parent or any of its controlled Affiliates, or to which Parent has consented, or which Parent has requested or approved, or the taking of any action required by this Agreement, or the failure to take any action prohibited by this Agreement;
(viii) changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself, or any failure by the Company to meet any estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition of a Company Material Adverse Effect);
(ix) any Legal Proceedings made or brought by any of the current or former Company Stockholders (on their own behalf or on behalf of the Company) against the Company arising out of the Merger or in connection with any other transactions contemplated by this Agreement; or
(x) any items set forth in Section 3.9 of the Company Disclosure Letter;
except, in each case of clauses (i), (ii), (iii), (iv) and (v) above, to the extent that such Effects disproportionately and adversely affect the Company and its Subsidiaries in any material respect relative to other similarly situated companies operating in any industry or industries in which the Company or its Subsidiaries operate (in which case, the incremental disproportionate impact or impacts may be taken into account in determining whether there has occurred a Company Material Adverse Effect).
“Company Options” shall mean any options to purchase Company Shares outstanding under any Company Stock Plan.
“Company Preferred Stock” shall mean the preferred stock, par value $0.01 per share, of the Company.
“Company Products” means the products and services currently offered by the Company and its Subsidiaries.
“Company PSU Award” shall mean any award of restricted stock units with respect to Company Shares outstanding under any Company Stock Plan that is subject to performance-based vesting (and for the avoidance of doubt, any award of restricted stock units that was subject to performance-based vesting but remains subject to time-based vesting following the satisfaction of a performance-based vesting requirement shall be treated as a Company PSU Award for purposes of this Agreement).
“Company Registered Intellectual Property Rights” shall mean all of the Registered Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries.
“Company Restricted Stock Award” shall mean any award of restricted Company Shares outstanding under any Company Stock Plan that is, at the time of determination, subject to time-based vesting, forfeiture or repurchase by the Company.
“Company Shares” means shares of common stock, par value $0.01 per share, of the Company.
“Company Stock Awards” shall mean the Company Restricted Stock Awards, the Company Options, the Company DSU Awards and the Company PSU Awards.
“Company Stock Plans” shall mean the Company’s Amended and Restated 2015 Equity Incentive Plan, as amended, and the Company’s 2021 Employment Inducement Equity Incentive Plan, as amended.
“Company Stockholders” shall mean holders of Company Shares in their capacity as such.
“Consent” shall mean any approval, consent, license, ratification, permission, waiver, order or authorization (including from any Governmental Authority).
“Continuing Employees” shall mean all employees of the Company or any of its Subsidiaries who, as of the Closing, continue their employment with the Company or any of its Subsidiaries.
“Contract” shall mean any legally binding contract, subcontract, agreement, obligation, license, sublicense, note, bond, mortgage, indenture, deed of trust, franchise, lease, sublease, loan, credit agreement or other instrument.
“Convertible Notes” shall mean the Company’s 3.75% Convertible Senior Notes Due 2027.
“Convertible Notes Indenture” mean the Indenture, dated as of November 1, 2022, between the Company and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”).
“Covered Entity” shall mean “Covered Entity” as defined in 45 CFR § 160.103.

“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.
“COVID-19 Measures” shall mean any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the Coronavirus Aid, Relief and Economic Security Act, as may be amended, and Families First Coronavirus Response Act, as may be amended.
“Cures Act” shall mean collectively the information blocking prohibitions in the 21st Century Cures Act and its implementing regulations at 45 C.F.R. Part 170 and 171 et seq., as amended from time to time.
“Data Protection Laws” shall mean any applicable Laws relating to the Processing of data (including the cross-border transfer of Personal Data), data privacy, data protection or data security, including HIPAA, HITECH, Cures Act, state breach notification Laws, the Federal Trade Commission Act, the Telephone Consumer Protection Act, CAN-SPAM Act, the Fair Credit Reporting Act.
“Data Protection Requirements” shall mean all applicable: (i) Data Protection Laws; (ii) Company privacy policies; (iii) terms of any agreements to which Company or any of its Subsidiaries are bound relating to the Company’s or its Subsidiaries’ Processing of Personal Data; and (iv) industry standards or self-regulatory frameworks binding on the Company, relating to privacy, data protection or data security.
“Debt Financing Sources” shall mean the Persons that at any time have committed to provide or arrange or otherwise enter into agreements in connection with the Debt Financing (including the Persons party to any debt commitment letter or any joinder agreements, credit agreements, purchase agreements, indentures or other definitive agreements relating thereto) and, in each case, their respective former, current and future direct or indirect Affiliates, and their and their Affiliates’ respective representatives, shareholders, members, managers, general or limited partners, management companies, investment vehicles, officers, directors, employees, agents and representatives and each of their respective successors and assigns.
“Deferred Compensation Plan” shall mean the Company’s 2009 Amended and Restated Deferred Compensation Plan.
“Director Deferred Compensation Plan” shall mean the Company’s Deferred Compensation Plan for Non-Employee Directors.
“DOJ” shall mean the United States Department of Justice or any successor thereto.
“Environmental Law” shall mean all Laws relating to pollution or the protection of the environment, including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.).
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.
“ERISA Affiliate” shall mean, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.
“FTC” shall mean the United States Federal Trade Commission or any successor thereto.
“GAAP” shall mean generally accepted accounting principles, as applied in the United States.

“Governmental Authority” shall mean (a) any government, (b) any governmental or regulatory entity, body, department, commission, subdivision, board, administrative agency or instrumentality, (c) any court, tribunal, judicial body, or an arbitrator or arbitration panel, or (d) any non-governmental self-regulatory agency, securities exchange, commission or authority, in each of (a) through (d) whether supranational, national, federal, state, county, municipal, provincial, and whether local, domestic or foreign.
“Hazardous Substance” shall mean any material, substance or waste that is defined, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” a “pollutant,” a “contaminant,” “radioactive” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, urea formaldehyde insulation, and chlorofluorocarbons.
“Health Care Laws” shall mean, as applicable, all health care-related Laws of any Governmental Authority, including, without limitation, all Laws relating to the management, administration of, and payment for, health care services and items that are applicable to the Company, including: (i) (A) Title XVIII of the Social Security Act, 42 U.S.C. § 1395 et seq. (the Medicare statute); (B) Title XIX of the Social Security Act, 42 U.S.C. § 1396 et seq. (the Medicaid statute); (C) the federal Anti-Kickback Statute, 42 U.S.C. § 1320a-7b; (D) the TRICARE statute, 10 U.S.C. § 1071 et seq., and any other laws related to the provision of healthcare services to beneficiaries of the Veterans Affairs Administration; (E) the federal False Claims Act, 31 U.S.C. §§ 3729-3733; (F) the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; (G) the exclusion statute, 42 U.S.C. § 1320a-7; (H) the Civil Monetary Penalties Law, 42 U.S.C. § 1320a-7a; (I) Health Care Fraud, 18 U.S.C. § 1347; (J) the Travel Act, 18 U.S.C. § 1952; (K) information blocking, 42 U.S.C. § 300jj–52 et seq; (L)_ONC Certification Program (including all Certification Criteria); and (M) Medicare Promoting Interoperability Program, in each case including, to the extent not specifically identified herein, all local, state, and federal Laws regarding the same or similar conduct or subject matter; and (ii) any other applicable Law, including federal, state, and local Laws, with respect to health care-related fraud and abuse, false claims, self-referral, anti-kickback, billing, coding, or submission of claims, in each case, as amended, and including all regulations promulgated thereunder.
“HIPAA” shall mean collectively the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations at 45 C.F.R. Parts 160, 162 and 164 et seq., as amended and supplemented by the HITECH Act, when each is effective and as each is amended from time to time.
“HITECH” shall mean the Health Information Technology for Economic and Clinical Health Act, found in the American Recovery and Reinvestment Act of 2009 at Division A, Title XIII and Division B, Title IV, and all regulations promulgated pursuant thereto.
“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.
“Incidental Contracts” shall mean (a) shrink-wrap, click-wrap and off-the-shelf Contracts for commercially available software or services, (b) material transfer agreements, (c) Contracts that are ancillary to a sale of products or services to customers or the purchase or use of software, services, equipment or other materials, and (d) non-disclosure agreements, in each case, entered into in the ordinary course of business consistent with past practice.
“Intellectual Property” shall mean all intellectual property regardless of form, including: (a) published and unpublished works of authorship, including audiovisual works, collective works, computer software, compilations, databases, derivative works, literary works and mask works (“Works of Authorship”); (b) inventions and discoveries, including articles of manufacture, business methods, compositions of matter, improvements, machines, methods, and processes and new uses for any of the preceding items (“Inventions”); (c) words, names, symbols, devices, designs, slogans, logos, trade dress and other designations, and combinations of the preceding items, used to identify or distinguish the origin of a business, good, group, product, or service or to indicate a form of certification (“Trademarks”); (d) improvements, derivatives, modifications, enhancements, revisions and releases relating to any of the foregoing; (e) instantiations of any of the foregoing in any form and embodied in any media; and (f) Internet domain names that are registered with any domain name registrar (“Domain Names”).
“Intellectual Property Rights” shall mean all U.S. and foreign common Law and statutory rights in, arising out of, or associated with Intellectual Property or Registered Intellectual Property Rights in any jurisdiction, including (a) rights in, arising out of, or associated with Works of Authorship, including rights granted under the U.S. Copyright Act or analogous foreign common Law or statutory regime; (b) rights in, arising out of, or associated with Inventions, including rights granted under the U.S. Patent Act or analogous foreign common Law or statutory regime, including patents, utility models and inventors’ certificates and all disclosures, applications reissues, divisionals, re-examinations, renewals, substitutions, revisions, extensions, provisionals, continuations and continuations-in-part thereof; (c) rights in, arising out of, or associated with Trademarks, including rights granted under the Lanham Act or analogous foreign common Law or statutory regime; (d) rights granted under the Uniform Trade Secrets Act or analogous foreign common Law or statutory regime; and (e) all U.S. and foreign common Law and statutory rights to sue or recover and retain damages, costs or attorneys’ fees for past, present or future infringement, misappropriation or other violation of any of the foregoing.
“Intervening Event” shall mean an Effect that (a) was not known or reasonably foreseeable to the Company Board prior to the date of this Agreement or, if known, the material consequences of which were not reasonably foreseeable by the Company Board as of the date of this Agreement and (b) does not relate to an Acquisition Proposal.
“IRS” shall mean the United States Internal Revenue Service or any successor thereto.
“Knowledge” shall mean, (a) with respect to the Company, the actual knowledge of any of the individuals listed on Section 1.1(a) of the Company Disclosure Letter and (b) with respect to Parent or Merger Sub, the actual knowledge of the executive officers of Parent.
“Law” shall mean any and all applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, ordinance, code, rule, regulation, ruling or other legal requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.
“Legal Proceeding” shall mean any (a) civil, criminal or administrative actions, or (b) litigations, arbitrations or other proceedings, in each of (a) and (b) before any Governmental Authority, arbitrator or other tribunal.
“Liabilities” shall mean any liability, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP).
“Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance or other restriction of similar nature (including any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
“NASDAQ” shall mean The Nasdaq Global Select Market.
“ONC Certification Program” shall mean the certification program administered by the United States Department of Health and Human Services Office of the National Coordinator for Health Information Technology and the associated regulations contained in 45 CFR Part 170.
“Open Source Materials” shall mean software or other material that is distributed as “free software,” “open source software,” or under similar licensing or distribution terms (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), Apache Software License, any of the Creative Common suites of licenses, and any other licenses identified as open source licenses at www.opensource.org).
“Order” shall mean any order, judgment, award, decision, decree, injunction, ruling, writ or assessment of any Governmental Authority (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.
“Permit” shall mean franchises, grants, authorizations, establishment registrations, licenses, permits, easements, variances, exceptions, Consents, certificates, approvals and Orders of any Governmental Authority.
“Permitted Liens” shall mean any of the following: (a) Liens for Taxes, assessments and governmental charges or levies either not yet delinquent or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (b) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s, landlords’ or other Liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default for a period greater than sixty (60) days or that are being contested in good faith by appropriate proceedings, and for which appropriate reserves have been established to the extent required by GAAP; (c) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions, zoning, entitlements, conservation, building and other land use and environmental restrictions or regulations promulgated by Governmental Authorities, in each case that do not materially and adversely impact the current use of the affected property; (d) Liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2023 or the Company’s subsequent Quarterly Reports on Form 10-Q; (e) all exceptions, restrictions, imperfections of title, charges and other Liens that do not materially and adversely interfere with the present use of the assets of the Company and its Subsidiaries, taken as a whole; (f) Liens arising under any lines of credit or other credit facilities or arrangements of the Company or its Subsidiaries in effect on the date hereof (or any replacement facilities thereto permitted pursuant to Section 5.1); (g) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security; (h) with respect to leased or licensed personal property, the terms and conditions of the lease or license applicable thereto; (i) non-exclusive licenses to Intellectual Property Rights granted by or to any Person in the ordinary course of business; and (j) Liens described in Section 1.1(b) of the Company Disclosure Letter.
“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.
“Personal Data” has the same meaning as the term “personal data,” “personal information,” or the equivalent under applicable Data Protection Laws.
“PHI” shall mean, collectively, “protected health information” as defined in 45 C.F.R. § 160.103 and “electronic health information” as defined in 45 C.F.R. § 171.102, that is in the possession or under the control of the Company (including its workforce) or any Business Associate of the Company.
“Process” or “Processing” or “Processed” shall mean, with respect to data, the access, use, collection, treatment, processing, storage, hosting, recording, organization, adaption, alteration, transfer, retrieval, transmittal, consultation, disclosure, disposal, dissemination or combination of such data.
“Registered Intellectual Property Rights” shall mean all Domain Names and all Intellectual Property Rights that are the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded by, any Governmental Authority in any jurisdiction or domain name registrar.
“Reimbursement Obligations” shall mean any amounts payable or reimbursable by Parent pursuant to Section 6.11(e).
“Release” shall mean any release, spill, emission, discharge, leaking, pouring, dumping or emptying, pumping, injection, deposit, disposal, dispersal, or leaching into the indoor or outdoor environment.
“Representative” shall mean with respect to any Person, its directors, officers or other employees, controlled Affiliates, or any investment banker, attorney or other authorized agent or representative retained by such Person.
“Required Company Stockholder Approval” means the affirmative vote to adopt this Agreement from the holders of at least a majority of the Company Shares issued and outstanding and entitled to vote thereon.
“Required Financial Information” shall mean (1) the audited consolidated balance sheets and related consolidated statements of net income, comprehensive income, shareholders’ equity and cash flows of the Company and its Subsidiaries on a consolidated basis for the fiscal years ended March 31, 2021, 2022 and 2023 and, if such fiscal year ends at least sixty (60) days prior to the Closing Date, 2024 and (2) in respect of any fiscal quarter (other than any fiscal quarter ending March 31 of any fiscal year) ending after the date hereof and at least forty (40) days prior to the Closing Date, the unaudited condensed consolidated balance sheets and related condensed consolidated statements of net income, comprehensive income, stockholders’ equity and cash flows of the Company and its Subsidiaries for such fiscal quarter in each case prepared in accordance with GAAP (subject to the absence of footnotes and normal year-end audit adjustments, in the case of unaudited financial statements).

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.
“SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.
“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.
“Significant Subsidiary” means a “significant subsidiary” as defined in Regulation S-X promulgated by the SEC.
“Subsidiary” or “Subsidiaries” of any Person shall mean (a) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (b) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (c) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (d) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.
“Superior Proposal” shall mean an Acquisition Proposal that did not result from a Willful Breach of Section 5.2 for an Acquisition Transaction on terms that the Company Board (or a committee thereof) determines in good faith, after consultation with outside legal counsel and its financial advisor(s) and taking into account any legal, regulatory, financial, timing, financing and other aspects of such proposal that the Company Board (or a committee thereof) considers relevant, to be more favorable to the Company Stockholders, from a financial point of view, than the terms of the Merger (including any adjustment to the terms and conditions proposed by Parent in response to such proposal); provided, however, that for purposes of the reference to an “Acquisition Proposal” in this definition of a “Superior Proposal,” all references to “more than twenty-five percent (25%)” in the definition of “Acquisition Transaction” shall be deemed to be references to “more than fifty percent (50%).”
“Tax” shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax or similar duties, fees or charges or assessments in the nature of a tax imposed by any Governmental Authority, including any interest, penalty or addition to tax imposed by such Governmental Authority.
“Tax Return” shall mean any report, declaration, return, information return or statement required to be filed with any Governmental Authority relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.
“Unsecured PHI” shall mean “unsecured protected health information,” as defined by 45 C.F.R. § 164.402, that is in the possession or under the control of the Company (including its workforce) or any Business Associate of the Company.
“Willful Breach” shall mean a material breach of this Agreement that is the consequence of an act or omission by the breaching party with the actual knowledge that the taking of such act or failure to take such action would cause or constitute a material breach of this Agreement.

1.2 Additional Definitions. The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:
Term	Section Reference
“Aggregate Consideration”	4.10(b)
“Agreement”	Preamble
“Alternative Financing Commitment Letter”	6.12(b)
“Alternative Financing”	6.12(b)
“Ancillary Documents”	9.13
“Antitrust Consents”	7.1(c)
“Book-Entry Shares”	2.7(h)(iii)
“Canceled Company Shares”	2.7(a)(ii)
“Capitalization Date”	3.2(a)
“Cautionary Note Regarding Forward-Looking Statements”	Article III
“Certificate of Merger”	2.2
“Certificates”	2.7(h)(ii)
“Change of Recommendation Notice”	5.3(c)
“Closing Date”	2.3
“Closing”	2.3
“COBRA”	3.11(d)
“Company Board Recommendation Change”	5.3(b)
“Company Board Recommendation”	Recitals
“Company Board”	Recitals
“Company Disclosure Letter”	Article III
“Company Financial Advisors”	3.10
“Company SEC Reports”	3.7(a)
“Company Securities”	3.2(c)
“Company Source Code”	3.16(f)
“Company Stockholder Damages”	8.2
“Company Stockholder Meeting”	5.4(c)
“Company Termination Fee”	8.3(b)
“Company”	Preamble
“Confidentiality Agreement”	9.4
“D&O Insurance”	6.7(c)
“Debt Financing”	4.10(a)
“Definitive Financing Agreements”	6.12(a)
“DGCL”	Recitals
“Dissenting Company Shares”	2.7(c)(i)
“Effective Time”	2.2
“Enforceability Exceptions”	3.4
“Equity Commitment Letter”	Recitals
“Equity Financing”	4.10(a)
“Exchange Fund”	2.7(g)
“Financing Letters”	4.10(a)
“Financing”	4.10(a)
“Foreign Antitrust Laws”	3.6
“Indemnified Persons”	6.7(a)
“Indemnified Proceeding”	6.7(b)
“Investors”	Recitals
“Company IT Systems”	3.16(h)
“Letter of Transmittal”	2.7(h)(ii)
“Limited Guarantee”	4.10(f)

Term	Section Reference
“Material Contract”	3.18(a)(xi)
“Merger Consideration”	2.7(a)(i)
“Merger Sub”	Preamble
“Merger”	Recitals
“Multiemployer Plan”	3.11(c)
“Option Consideration”	2.7(d)
“Owned Real Property”	3.17(a)
“Parent 401(k) Plan”	6.8(c)
“Parent Termination Fee”	8.3(c)
“Parent”	Preamble
“Paying Agent”	2.7(f)
“Payoff Letter”	6.11(d)
“Plans”	3.11(a)
“Proxy Date”	5.4(c)
“Proxy Statement”	5.4(a)
“Real Property Leases”	3.17(b)
“Remedy Actions”	6.2(a)
“Required Amount”	4.10(b)
“Risk Factors”	Article III
“Service Provider”	3.11(e)
“Solvent”	4.8
“Surviving Corporation”	2.1
“Termination Date”	8.1(b)(i)
1.3 Certain Interpretations.
(a) Unless otherwise indicated, all references herein to Articles, Sections, Annexes, Exhibits or Schedules, shall be deemed to refer to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement, as applicable, and all references herein to “paragraphs” or “clauses” shall be deemed references to separate paragraphs or clauses of the section or subsection in which the reference occurs. The words “hereof,” “herein,” “hereby,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.
(b) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”
(c) Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.
(d) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).
(e) Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.
(f) When used herein, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.”
(g) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.
(h) References to “$” and “dollars” are to the currency of the United States of America.

(i) For the avoidance of doubt, any dollar or percentage thresholds set forth herein are made for the benefit of the parties hereto as a way of allocating risk between the parties hereto and are not intended to be dispositive for purposes of determining what is or is not “material” or a Company Material Adverse Effect under this Agreement.
(j) “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.
(k) Except as otherwise specified, (i) references to any statute or Law shall be deemed to refer to such statute or Law as amended from time to time and to any rules or regulations promulgated thereunder, (ii) references to any Person include the successors and permitted assigns of that Person, and (iii) references from or through any date mean from and including or through and including, respectively.
(l) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.
(m) Where used with respect to information, the phrases “delivered” or “made available” means that the information referred to has been physically or electronically delivered to the relevant parties or their respective Representatives including, in the case of “made available” to Parent or Merger Sub or its Representatives, material that has been posted in the “data room” (virtual or otherwise) established by the Company at least one day prior to the date hereof.
(n) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
ARTICLE II
THE MERGER
2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall thereupon cease and the Company shall continue as the surviving corporation of the Merger and as a Subsidiary of Parent (the “Surviving Corporation”).
2.2 The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated under the DGCL by filing a certificate of merger in such form as required by, and executed in accordance with, the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, and shall take such further actions as may be required to make the Merger effective on the Closing Date. The Merger shall become effective at the time and day of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time and day as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger (such time and date being referred to herein as the “Effective Time”).
2.3 The Closing. The consummation of the Merger shall take place by electronic exchange of signatures and documents (the “Closing”) no later than the fifth (5th) Business Day after the satisfaction (or waiver, if permitted by applicable Law) of the last to be satisfied of the conditions set forth in Article VII (other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction (or waiver, if permitted by applicable Law) of those conditions), or at such other location, date and time as Parent, Merger Sub and the Company shall mutually agree upon in writing. The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date.”
2.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, in each case, except as provided by the DGCL.

2.5 Certificate of Incorporation and Bylaws.
(a) Certificate of Incorporation. At the Effective Time, subject to the provisions of Section 6.7(a), by virtue of the Merger and without the necessity of further action by the Company or any other Person, the Charter shall be amended and restated in its entirety to read in its entirety as set forth on Annex A-1 hereto, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.
(b) Bylaws. At the Effective Time, subject to the provisions of Section 6.7(a), by virtue of the Merger and without the necessity of further action by the Company or any other Person, the bylaws of the Company shall be amended and restated in their entirety to read in the form of Annex A-2 hereto, and as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein, in the certificate of incorporation of the Surviving Corporation or in accordance with applicable Law.
2.6 Directors and Officers.
(a) Directors. At the Effective Time, the Company and the Surviving Corporation shall take all necessary action such that the directors of Merger Sub immediately prior to the Effective Time, or such other individuals designated by Parent as of the Effective Time, shall become the directors of the Surviving Corporation, each to hold office, from and after the Effective Time, in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.
(b) Officers. At the Effective Time the officers of the Company immediately prior to the Effective Time, or such other individuals designated by Parent as of the Effective Time, shall become the officers of the Surviving Corporation, each to hold office, from and after the Effective Time, in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, until their respective successors have been duly appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.
2.7 Effect on Capital Stock.
(a) Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or the holders of any of the following securities, the following shall occur:
(i) Company Shares. Each Company Share that is issued and outstanding immediately prior to the Effective Time (excluding (A) Canceled Company Shares, (B) any Dissenting Company Shares, and (C) any Company Shares subject to Vested Company Restricted Stock Awards, or Unvested Company Restricted Stock Awards, or Company DSU Awards as of immediately prior to the Effective Time (collectively, the “Excluded Shares”)) shall be canceled and extinguished and automatically converted into the right to receive cash in an amount equal to the $23.95 per Company Share (the “Merger Consideration”), without interest thereon and less any applicable withholding Tax pursuant to Section 2.7(n), upon compliance with the procedures set forth in Section 2.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit in the manner provided in Section 2.9).
(ii) Excluded Company Shares. Each Company Share owned by Parent, Merger Sub or the Company (including treasury shares), or by any direct or indirect wholly owned Subsidiary of Parent, Merger Sub or the Company, in each case immediately prior to the Effective Time (“Canceled Company Shares”), shall be canceled and extinguished without any conversion thereof or consideration paid therefor at the Effective Time by virtue of the Merger.
(iii) Capital Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.01 of the Surviving Corporation, and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall thereafter be deemed for all purposes represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.
(b) Adjustment to the Merger Consideration. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the Effective Time, any change in the outstanding equity interests of the Company shall occur as a result of any reorganization, reclassification, recapitalization, stock split (including a reverse stock split), subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution (including any dividend or other distribution of securities convertible into Company Shares) with a record date during such period, the Merger Consideration and any other similarly dependent items (including the Option Consideration, the PSU Consideration, the DSU Consideration and the Restricted Stock Consideration), as the case may be, will be equitably adjusted to reflect such change and provide the holders of each Company Share, Company Option, Company PSU Award, Company DSU Award and Company Restricted Stock Award, respectively, the same economic effect as contemplated by this Agreement prior to such event.
(c) Statutory Rights of Appraisal.
(i) Notwithstanding anything to the contrary set forth in this Agreement, all Company Shares that are issued and outstanding immediately prior to the Effective Time and held by Company Stockholders who are entitled to demand and who shall have properly and validly demanded their statutory rights of appraisal in respect of such Company Shares in compliance in all respects with Section 262 of the DGCL (collectively, “Dissenting Company Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration pursuant to Section 2.7(a), but instead such holder will be entitled to receive such consideration as may be determined to be due to such holder of Dissenting Company Shares pursuant to Section 262 of the DGCL, except that all Dissenting Company Shares held by Company Stockholders who shall have failed to perfect or who shall have effectively withdrawn or otherwise lost or forfeited their rights to appraisal of such Dissenting Company Shares under such Section 262 of the DGCL shall no longer be considered to be Dissenting Company Shares and shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without interest thereon, and less any applicable withholding Tax pursuant to Section 2.7(n), upon the terms and conditions hereof, including the surrender of the certificate or certificates evidencing such Company Shares in the manner provided in Section 2.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit in the manner provided in Section 2.9).
(ii) The Company shall give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company in respect of Dissenting Company Shares and (B) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL in respect of Dissenting Company Shares. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent voluntarily make any payment with respect to any demands for appraisal, or settle or offer to settle any such demands for payment, in respect of Dissenting Company Shares. For purposes of this Section 2.7(c)(ii), “participate” means that Parent will be kept apprised of the proposed material strategy and other material decisions with respect to demands for appraisal pursuant to Section 262 of the DGCL in respect of Dissenting Company Shares (to the extent that the attorney-client privilege between the Company and its counsel is not (or could not reasonably be expected to be) undermined or otherwise affected in any respect), and Parent may offer comments or suggestions with respect to such demands, which the Company will consider in good faith, but Parent will not be afforded any decision-making power or other authority over such demands except for the payment, settlement or compromise consent set forth above.
(d) Company Options. Effective as of immediately prior to the Effective Time, each Company Option (each, a “Company Option”) shall by virtue of the Merger automatically and without any action on the part of the Company, the Parent or the holder thereof, be cancelled and terminated and converted into the right to receive an amount in cash (without interest), if any, equal to the product obtained by multiplying (x) the aggregate number of Company Shares underlying such Company Option immediately prior to the Effective Time, by (y) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Option (the “Option Consideration”), less any applicable withholding Taxes. Parent shall cause the Option Consideration (less any applicable withholding Taxes) to be paid to each holder of such Company Option through the payroll system of the Surviving Corporation or the applicable Subsidiary as soon as practicable following the Closing Date (and in no event later than the next regularly scheduled payroll run of the Surviving Corporation or the applicable Subsidiary occurring at least five (5) Business Days following the Closing Date). For the avoidance of doubt, if the exercise price per share of any Company Option is equal to or greater than the Merger Consideration, then by virtue of the occurrence of the Effective Time and without any action on the part of Parent, the Company or the holders thereof, the Company Option will automatically terminate and be canceled without payment of any consideration to the holder thereof.
(e) Company DSU Awards. Effective as of immediately prior to the Effective Time, each Company DSU Award, whether vested or unvested, that remains outstanding immediately prior thereto shall by virtue of the Merger automatically and without any action on the part of the Company, Parent or the holder thereof, be cancelled and terminated and converted into the right to receive an amount in cash (without interest) equal to the product obtained by multiplying (x) the aggregate number of Company Shares underlying such Company DSU Award immediately prior to the Effective Time, by (y) the Merger Consideration (the “DSU Consideration”), less any applicable withholding Taxes. Parent shall cause the DSU Consideration to be paid to each holder of such Company DSU Award through the payroll system of the Surviving Corporation or the applicable Subsidiary as soon as practicable following the Closing Date (and in no event later than the next regularly scheduled payroll run of the Surviving Corporation or the applicable Subsidiary occurring at least five (5) Business Days following the Closing Date) (provided, that, to the extent that payment of the DSU Consideration would otherwise cause the imposition of a Tax or penalty under Section 409A of the Code, such payment shall instead be made at the earliest time permitted under this Agreement and the terms of the applicable Company DSU Award or Plan that will not result in the imposition of such Tax or penalty).
(f) Company PSU Awards. Effective as of immediately prior to the Effective Time, each Company PSU Award that remains outstanding immediately prior thereto shall by virtue of the Merger automatically and without any action on the part of the Company, Parent or the holder thereof, be cancelled and terminated and converted into the right to receive an amount in cash (without interest) equal to the product obtained by multiplying (x) the sum of (i) the number of Company Shares underlying such Company PSU Award for which the applicable performance condition has been achieved prior to the Effective Time but which remain subject to service-based vesting as of immediately prior to the Effective Time in accordance with the terms of the Company PSU Award, if any, plus (ii) with respect to any portion of such Company PSU Award the vesting of which remains subject to achievement of performance objectives, the number of Company Shares that vest as a result of the Merger as determined in accordance with the terms and conditions applicable to the Company PSU Award, by (y) the Merger Consideration (the “PSU Consideration”), less any applicable withholding Taxes. Parent shall cause the PSU Consideration to be paid to each holder of such Company PSU Award through the payroll system of the Surviving Corporation or the applicable Subsidiary as soon as practicable following the Closing Date (and in no event later than the next regularly scheduled payroll run of the Surviving Corporation or the applicable Subsidiary occurring at least five (5) Business Days following the Closing Date). Notwithstanding anything to the contrary in this Section 2.7(f) or any other provision of the Agreement, the aggregate number of Company Shares underlying Company PSU Awards that shall be cancelled and terminated and converted into the right to receive PSU Consideration under this Agreement shall in no event exceed 1,308,054 Company Shares.
(g) Company Restricted Stock Awards.
(i) Effective as of immediately prior to the Effective Time, each Company Restricted Stock Award that is held by a non-employee member of the Company Board (each, a “Vested Company Restricted Stock Award”) shall by virtue of the Merger automatically and without any action on the part of the Company, Parent or the holder thereof, be cancelled and terminated and converted into the right to receive an amount in cash (without interest) equal to the product obtained by multiplying (x) the aggregate number of Company Shares underlying such Vested Company Restricted Stock Award immediately prior to the Effective Time, by (y) the Merger Consideration (the “Vested Restricted Stock Consideration”), less any applicable withholding Taxes. Parent shall cause the Vested Restricted Stock

Consideration to be paid to each holder of such Vested Company Restricted Stock Award through the payroll system of the Surviving Corporation or the applicable Subsidiary as soon as practicable following the Closing Date (and in no event later than the next regularly scheduled payroll run of the Surviving Corporation or the applicable Subsidiary occurring at least five (5) Business Days following the Closing Date).
(ii) Effective as of immediately prior to the Effective Time, each Company Restricted Stock Award that remains outstanding immediately prior thereto and is not a Vested Company Restricted Stock Award (each, an “Unvested Company Restricted Stock Award”) shall by virtue of the Merger automatically and without any action on the part of the Company, Parent or the holder thereof, be cancelled and terminated and converted into the contingent right to receive an amount in cash (without interest) equal to the product obtained by multiplying (x) the aggregate number of Company Shares underlying such Unvested Company Restricted Stock Award immediately prior to the Effective Time, by (y) the Merger Consideration (the “Unvested Restricted Stock Consideration”). Subject to the holder’s continued service with Parent and its Affiliates (including the Surviving Corporation and its Subsidiaries) through the applicable vesting dates, such Unvested Restricted Stock Consideration amounts will vest and become payable in cash at the same time as the Unvested Company Restricted Stock Award from which such Unvested Restricted Stock Consideration was converted would have vested and been payable pursuant to its terms and shall otherwise remain subject to the same terms and conditions as were applicable to the underlying Unvested Company Restricted Stock Award immediately prior to the Effective Time (including, for the avoidance of doubt, with respect to any terms providing for acceleration of vesting) (except for terms rendered inoperative by reason of the transactions contemplated by this Agreement or for such other administrative or ministerial changes as in the reasonable and good faith determination of Parent are appropriate to conform the administration of the Unvested Restricted Stock Consideration amounts, provided that no such changes shall impair the rights of the applicable holder of Unvested Restricted Stock Consideration) with respect to their receipt of the Unvested Restricted Stock Consideration. All such Unvested Restricted Stock Consideration will be subject to accelerated vesting upon a qualifying termination of employment or service without cause or constructive termination as set forth in Section 3.2(b) of the Company Disclosure Letter.
(h) Company ESPP. Prior to the Effective Time, the Company shall take all actions with respect to the Company ESPP that are necessary or desirable to provide that, subject to the consummation of the Merger, the Company ESPP shall terminate effective immediately prior to the Effective Time. As soon as practicable following the date of this Agreement, the Company Board (or, if applicable, any subcommittee thereof administering the Company ESPP) shall adopt such resolutions or take such other necessary actions such that (i) with respect to the offering period under the Company ESPP that would otherwise be in effect on the Closing Date (notwithstanding this Section 2.7(i)), such offering period shall terminate and each then-outstanding Purchase Right (as defined in the Company ESPP) shall be exercised no later than four (4) Business Days prior to the Effective Time; (ii) no new offering period under the Company ESPP will be authorized or commenced after the date hereof; (iii) no new participants will commence participation in the Company ESPP after the date hereof; and (iv) no Company ESPP participant will be permitted to increase such participant’s payroll deduction election or contribution rate in effect as of the date hereof or to make separate non-payroll contributions on or following the date hereof, except as may be required by applicable Law. Without limiting the foregoing, the Company may, in its discretion, suspend or terminate any current or future offering periods under the Company ESPP as it deems advisable prior to the Effective Time.
(i) Paying Agent. Prior to the Effective Time, Parent and Merger Sub shall designate and appoint a nationally recognized, reputable U.S. bank or trust company (the identity and terms of designation and appointment of which shall be subject to the reasonable prior approval of the Company) to act as the paying agent for the Company Stockholders entitled to receive Merger Consideration pursuant to Article II (the “Paying Agent”).
(j) Exchange Fund. Prior to the Effective Time, Parent shall deposit (or cause to be deposited) with the Paying Agent, for payment to and for the sole benefit of the Company Stockholders entitled to receive the Merger Consideration pursuant to the provisions of this Article II, (which, for the avoidance of doubt, shall not include the Option Consideration, the PSU Consideration, the DSU Consideration, the Vested Restricted Stock Consideration or the Unvested Restricted Stock Consideration) (such cash amount being referred to herein as the “Exchange Fund”). Until disbursed in accordance with the terms and conditions of this Agreement, such funds shall be invested by the Paying Agent, as directed by Parent or the Surviving Corporation, in obligations of or guaranteed by the United States of America or obligations of an agency of the United States of America which are backed by the full faith and credit of the United States of America. Any interest and other income resulting from such investments shall be paid to Parent or the Surviving Corporation in accordance with Section 2.7(l). No investment or losses thereon shall affect the consideration to which holders of Company Shares are entitled under this Section 2.7(a) and to the extent that there are any losses with respect to any investments of the Exchange Fund, or the Exchange Fund diminishes for any reason below the amount required to promptly pay in full the cash amounts contemplated by this Section 2.7(a), Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make in full such payments contemplated by this Section 2.7(a). The Exchange Fund shall not be used for any purpose other than as expressly provided in this Agreement. The Exchange Fund shall be invested by the Paying Agent as directed by Parent or Merger Sub, in its sole discretion, pending payment thereof by the Paying Agent to the Company Stockholders as of immediately prior to the Effective Time; provided that, unless otherwise agreed by Parent and the Company prior to the Closing, any such investments shall be in obligations of, or guaranteed by, the United States government or any agency or instrumentality thereof, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $5.0 billion (based on the most recent financial statements of such bank that are then publicly available). Earnings from such investments shall be the sole and exclusive property of Parent or Merger Sub, and no part of such earnings shall accrue to the benefit of the Company Stockholders.
(k) Payment Procedures.
(i) Following the Effective Time, Parent and Merger Sub shall cause the Paying Agent to pay the Company Stockholders that are entitled to receive the Merger Consideration pursuant to Article II such amount in respect thereof in accordance with the terms of Article II and in compliance with the terms of this Agreement.
(ii) Certificates. As soon as practicable after the Effective Time (and in no event later than three (3) Business Days after the Effective Time), Parent or the Surviving Corporation shall cause the Paying Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Company Shares represented by certificates (the “Certificates”), which Company Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement: (A) a letter of transmittal, which shall be in a customary form reasonably acceptable to the Company and Parent prior to the Effective Time and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, shall have a customary release of all claims against Parent, Merger Sub and the Company arising out of or related to such holder’s ownership of Company Shares and shall otherwise be in such form as Parent and the Paying Agent shall reasonably agree upon (a “Letter of Transmittal”) and (B) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) in exchange for payment of the Merger Consideration the forms of which Letter of Transmittal and instructions shall be subject to the reasonable approval of the Company prior to the Effective Time. Upon surrender of a Certificate (or affidavit of loss in lieu thereof) to the Paying Agent or to such other agent or agents as may be appointed in writing by Merger Sub, and upon delivery of a Letter of Transmittal, duly executed and in proper form, with respect to such Certificates, the holder of such Certificates shall be entitled to receive the Merger Consideration for each Company Share formerly represented by such Certificates (after giving effect to any required Tax withholdings as provided in Section 2.7(n)), and any Certificate so surrendered shall forthwith be canceled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name any surrendered Certificate is registered, it shall be a condition precedent of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the Person requesting such payment shall have paid any transfer Taxes required by reason of the payment of the Merger

Consideration to a Person other than the registered holder of the Certificate so surrendered and shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not required to be paid. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. Until surrendered as contemplated hereby, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Agreement, except for Certificates representing any Dissenting Company Shares, which shall represent the right to receive payment of the fair value of such Company Shares in accordance with and to the extent provided by Section 262 of the DGCL, or any Canceled Company Shares.
(iii) Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, no holder of non-certificated Company Shares represented by book-entry (“Book-Entry Shares”) as of immediately prior to the Effective Time shall be required to deliver a Certificate or, in the case of holders of Book-Entry Shares held through The Depository Trust Company, an executed Letter of Transmittal to the Paying Agent, to receive the Merger Consideration that such holder is entitled to receive pursuant to the terms hereof. In lieu thereof, each holder of record of one (1) or more Book-Entry Shares held through The Depository Trust Company whose Company Shares were converted into the right to receive the Merger Consideration shall upon the Effective Time, in accordance with The Depository Trust Company’s customary procedures (including receipt by the Paying Agent of an “agent’s message” (or such other evidence of transfer or surrender as the Paying Agent may reasonably request)) and such other procedures as agreed by the Company, Parent, the Paying Agent and The Depository Trust Company, be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver to The Depository Trust Company or its nominee, for the benefit of the holder of such Book-Entry Shares held through it, as promptly as practicable after the Effective Time, in respect of each such Book-Entry Share, the Merger Consideration for each such Book-Entry Share (after giving effect to any required Tax withholdings as provided in Section 2.7(n)) and such Book-Entry Shares of such holder shall forthwith be canceled. As soon as practicable after the Effective Time (and in no event later than five (5) Business Days after the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Book-Entry Shares not held through The Depository Trust Company (A) a Letter of Transmittal and (B) instructions for returning such Letter of Transmittal in exchange for the Merger Consideration the forms of which Letter of Transmittal and instructions shall be subject to the reasonable approval of the Company prior to the Effective Time. Upon delivery of such Letter of Transmittal, in accordance with the terms of such Letter of Transmittal, duly executed and in proper form, the holder of such Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration, for each such Book-Entry Share (after giving effect to any required Tax withholdings as provided in Section 2.7(n)), and such Book-Entry Shares so surrendered shall forthwith be canceled. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. No interest will be paid or accrued on any amount payable upon due surrender of Book-Entry Shares. Until paid or surrendered as contemplated hereby, each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Agreement, except for Book-Entry Shares representing Dissenting Company Shares, which shall be deemed to represent the right to receive payment in accordance with and to the extent provided by Section 262 of the DGCL, or Canceled Company Shares.
(l) Transfers of Ownership. In the event that a transfer of ownership of Company Shares is not registered in the stock transfer books or ledger of the Company, or if the Merger Consideration is to be paid in a name other than that in which the Certificates or Book-Entry Shares surrendered in exchange therefor are registered in the stock transfer books or ledger of the Company, the Merger Consideration may be paid to a Person other than the Person in whose name the Certificate or Book-Entry Share so surrendered is registered in the stock transfer books or ledger of the Company only if such Certificate or Book-Entry Shares is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid any transfer Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Book-Entry Shares, or established to the reasonable satisfaction of Parent (or any agent designated by Parent) that such transfer Taxes have been paid or are otherwise not payable.
(m) Required Withholding. Each of the Paying Agent, Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement to any holder or former holder of Company Shares, Company Options, Company PSU Awards, Company DSU Awards or the Company Restricted Stock Awards such amounts as are required to be deducted or withheld therefrom under applicable Tax Laws. To the extent that such amounts are so deducted and withheld, each such payor shall take all action as may reasonably be necessary to ensure any such amounts so withheld are timely and properly remitted to the appropriate Governmental Authority. Any amounts deducted and withheld under this Agreement that are properly remitted to the appropriate Governmental Authority shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
(n) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Paying Agent, Parent, Merger Sub, the Surviving Corporation or any other party hereto shall be liable to a holder of Company Shares for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.
(o) Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund (including any interest or other amounts earned with respect thereto) that remains undistributed to the holders of the Certificates or Book-Entry Shares on the date that is twelve (12) months after the Effective Time shall be delivered to Parent upon demand, and any Company Stockholders who have not theretofore surrendered their Certificates or Book-Entry Shares representing such Company Shares that were issued and outstanding immediately prior to the Effective Time for exchange pursuant to the provisions of this Section 2.7(l) shall thereafter look for payment of the Merger Consideration payable in respect of the Company Shares formerly represented by such Certificates or Book-Entry Shares solely to Parent or the Surviving Corporation, as general creditors thereof, for any claim to the applicable Merger Consideration to which such holders may be entitled pursuant to the provisions of this Article II.
2.8 No Further Ownership Rights in Company Shares. At the Effective Time, the stock transfer books of the Company shall be closed with respect to the Company Shares outstanding prior to the Effective Time, and thereafter there shall be no further recording or registration of transfers of such Company Shares on the records of the Company. From and after the Effective Time, the holders of Certificates and Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Shares except the right to receive the Merger Consideration payable therefor upon the surrender of the Certificates or Book-Entry Shares representing such Company Shares immediately prior to the Effective Time in accordance with the provisions of this Article II, or Certificates and Book-Entry Shares representing Dissenting Company Shares immediately prior to the Effective Time, which shall be deemed to represent the right to receive payment in accordance with and to the extent provided by Section 262 of the DGCL, or Canceled Company Shares. The Merger Consideration paid to such Company Stockholders in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Shares, except for Certificates and Book-Entry Shares representing Dissenting Company Shares immediately prior the Effective Time, which shall represent the right to receive payment in accordance with and to the extent provided by Section 262 of the DGCL. Notwithstanding the foregoing, if, after the Effective Time, Certificates or any other valid evidence of ownership of Company Shares as of immediately prior to the Effective Time that have not previously been surrendered are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged for the applicable Merger Consideration as provided in this Agreement.
2.9 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit, in customary form, reasonably acceptable to Parent, of that fact by the holder thereof, the Merger Consideration payable in respect thereof; provided, however, that the Paying Agent may, in its discretion and as a condition precedent to the payment of such Merger Consideration require the owner(s) of such lost, stolen or destroyed Certificates to deliver a bond in a customary and reasonable sum as it may reasonably direct as indemnity against any claim that may be made against Parent, Merger Sub, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.
2.10 Further Actions. As of the Effective Time, the officers and directors of the Surviving Corporation and Merger Sub shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, as applicable, any deeds, bills of sale, assignments, assumptions and assurances and to take and do, in the name and on behalf of the Company or Merger Sub, as applicable, or otherwise, all such other actions and things as may be necessary or desirable to continue, vest, perfect or confirm of record or otherwise any and all right, title and interest in, to and under, or duty or obligation with respect to, such property, rights, privileges, powers or franchises, or any such debts or Liabilities, in the Surviving Corporation or otherwise to carry out the intent of this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except (i) as disclosed in the letter delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Letter”), or (ii) as disclosed in any Company SEC Reports filed with or furnished to the SEC since April 1, 2022 and publicly available prior to the date hereof (excluding any disclosure under the heading “Risk Factors” or “Cautionary Note Regarding Forward-Looking Statements” and other disclosures to the extent predictive, cautionary or forward-looking in nature but, for the purpose of clarification, including and giving effect to any factual or historical statements included in any such statements), the Company hereby represents and warrants to Parent and Merger Sub as follows:
3.1 Organization and Qualification.
(a) The Company is duly organized and validly existing under the Laws of Delaware. Each of the Company’s Subsidiaries is duly organized and validly existing under the Laws of its respective jurisdiction of incorporation or formation. The Company and each of its Subsidiaries is in good standing (to the extent such concepts are recognized in the applicable jurisdiction) with all corporate power and authority to own, lease and operate its properties and conduct its business as currently conducted, except for such failures to be in good standing or have such power that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and each of its Subsidiaries is duly qualified and in good standing as a foreign corporation or other entity authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature or conduct of the business transacted by it makes such qualification necessary, except for such failures to be so qualified and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(b) The Company has heretofore made available to Parent true, correct and complete copies of the Charter and bylaws (or similar governing documents) as currently in effect for the Company and each of its Significant Subsidiaries. Neither the Company nor any of its Subsidiaries, directly or indirectly, owns any interest in any Person other than the Company’s Subsidiaries.
3.2 Capitalization.
(a) The authorized capital stock of the Company consists of 100,000,000 Company Shares. At the close of business on September 3, 2023 (the “Capitalization Date”), (i) 71,960,163 Company Shares were issued and 67,110,931 Company Shares were outstanding (including 3,690,311 Company Shares subject to outstanding Company Restricted Stock Awards and 9,483 Company Shares subject to outstanding Company DSU Awards, but excluding Company Shares subject to issuance pursuant to outstanding Company Options and Company PSU Awards), (ii) no shares of Company Preferred Stock were issued and outstanding, and (iii) 4,849,232 Company Shares were held by the Company in its treasury. From the Capitalization Date to the execution of this Agreement, the Company has not issued any Company Shares except pursuant to the exercise of the purchase rights under the Company ESPP, the exercise of Company Options or the settlement of Company DSU Awards or Company PSU Awards outstanding as of the Capitalization Date in accordance with their terms. All of the outstanding Company Shares have been duly authorized and validly issued and are fully paid and nonassessable and are free of preemptive rights.

(b) As of the close of business on the Capitalization Date (i) 937,289 Company Shares were subject to issuance pursuant to outstanding Company Options, with a weighted average exercise price of $14.86, (ii) 929,080 Company Shares were subject to issuance pursuant to outstanding Company PSU Awards, assuming, that applicable performance metrics are achieved at target levels of performance, which amount increases to 2,093,378 Company Shares if “maximum” (or “stretch”) levels are achieved, (iv) 9,483 Company Shares were subject to outstanding Company DSU Awards, (iv) 2,869,944 Company Shares were reserved for future issuance under the Company ESPP, (v) 2,964,768 Company Shares were reserved for future issuance under the Company Stock Plans (other than the Company ESPP) (excluding Company Shares subject to outstanding Company Restricted Stock Awards, Company Options, Company PSU Awards and Company DSU Awards described in Section 3.2(a) and clauses (i) through (iii) of this Section 3.2(b) above), and (vi) $275.0 million aggregate principal amount of Convertible Notes (with a conversion rate as of the date hereof equal to 38.9454 shares of Company Share per $1,000 principal amount, subject to adjustment as provided in the Convertible Notes Indenture) were issued and outstanding. Section 3.2(b) of the Company Disclosure Letter sets forth a true, correct and complete list of the Company Stock Awards outstanding as of the Capitalization Date, and with respect to each outstanding Company Stock Award, the employee number of the holder of such Company Stock Award, the grant date of such Company Stock Award, the applicable vesting schedule, and, to the extent applicable, the per share exercise price of such Company Stock Award and the expiration date.
(c) Except for the Company Stock Awards and the Convertible Notes, as of the close of business on the Capitalization Date there are no outstanding (i) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company, (ii) options, warrants, rights or other agreements or commitments requiring the Company to issue, or other obligations requiring the Company to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) the Company (or, in each case, the economic equivalent thereof), (iii) obligations requiring the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Company, being referred to collectively as “Company Securities”) or (iv) obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of the Company Shares.
(d) Except for the Company Stock Awards and the Convertible Notes in accordance with their respective terms, as of the close of business on the Capitalization Date, (i) there were no outstanding obligations requiring the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any Company Securities; (ii) there were no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company; and (iii) all outstanding securities of the Company have been offered and issued in compliance in all material respects with all applicable securities Laws, including the Securities Act and “blue sky” Laws.
(e) As of the close of business on the Capitalization Date, the Company or another of its Subsidiaries was the record and beneficial owner of all of the outstanding shares of, or other equity or voting interests in, capital stock of each Subsidiary of the Company, free and clear of any Lien (other than Permitted Liens), which shares have been duly authorized and validly issued and are fully paid and nonassessable and are free of preemptive rights, and there are no irrevocable proxies with respect to any such shares.
(f) As of the close of business on the Capitalization Date, neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Company Stockholders on any matter.
(g) No Company Shares are held by any Subsidiary of the Company.
3.3 Subsidiaries. Section 3.3 of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company, including its jurisdiction of incorporation or formation. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, any Person.

3.4 Corporate Power; Enforceability. The Company has all requisite corporate power and authority, assuming the accuracy of the representation set forth in the first sentence of Section 4.5 and subject to receipt of the Required Company Stockholder Approval, to execute and deliver this Agreement, to perform its covenants and obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and, assuming the accuracy of the representation set forth in the first sentence of Section 4.5 and subject to receipt of the Required Company Stockholder Approval, the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, and, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no additional corporate proceedings or actions on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally, and (b) is subject to general principles of equity (collectively, the “Enforceability Exceptions”).
3.5 Stockholder Approval. Assuming the accuracy of the representation set forth in the first sentence of Section 4.5, other than the Required Company Stockholders Approval, no votes of the holders of any class or series of the Company’s capital stock are necessary under applicable Law and the Charter and the Company’s bylaws to adopt this Agreement and approve the Merger.
3.6 Consents and Approvals; No Violation. Assuming the accuracy of the representation set forth in the first sentence of Section 4.5 and subject to receipt of the Required Company Stockholder Approval, neither the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder nor the consummation of the transactions contemplated hereby will (a) violate or conflict with or result in any breach of any provision of the respective certificate of incorporation or bylaws (or other similar governing documents) of the Company or any of its Subsidiaries, (b) require any Permit of, or filing with or notification to, any Governmental Authority except (i) as may be required under the HSR Act or any applicable foreign antitrust or competition Laws (“Foreign Antitrust Laws”), (ii) the applicable requirements of any federal or state securities Laws, including compliance with the Exchange Act and the rules and regulations promulgated thereunder, (iii) the filing and recordation of appropriate merger documents as required by the DGCL, including the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or (iv) the applicable requirements of NASDAQ, (c) violate, conflict with, or result in a breach of any provisions of, or require any Consent or result in a default (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Material Contract, (d) result in (or, with the giving of notice, the passage of time or otherwise, would result in) the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries (other than Permitted Liens or a Lien created by Parent or Merger Sub) or (e) violate any Law or Order applicable to the Company or any of its Subsidiaries or by which any of their respective assets are bound, except, in the case of clauses (b) through (e), inclusive, as have not and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
3.7 Reports; Financial Statements.
(a) Since April 1, 2022, the Company has timely filed or furnished all reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC (as amended or supplemented since the time of filing, the “Company SEC Reports”), all of which have complied as of their respective filing dates or, if amended, supplemented or superseded by a subsequent filing, as of the date of the last such amendment, supplement or superseding filing, in all material respects with all applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Sections 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report. As of their respective dates (to the extent that information contained in such Company SEC Report has been amended or supplemented by a later filed Company SEC Report prior to the date of this Agreement, as of the date of such amendment or supplement) none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information filed or furnished by the Company to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Reports. None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.
(b) The audited and unaudited consolidated financial statements, including the related notes and schedules thereto, of the Company included (or incorporated by reference) in the Company SEC Reports (i) complied as to form in all material respects with the applicable accounting requirements and the applicable published rules and regulations of the SEC with respect thereto in effect at the time of such filing, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be described in the notes to such financial statements or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q or any successor form under the Exchange Act) and (iii) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of their respective dates, and the consolidated income, stockholders equity, results of operations and changes in consolidated financial position or cash flows for the periods presented therein (subject, in the case of the unaudited financial statements, to the absence of footnotes and normal year-end audit adjustments).
(c) The Company maintains, and at all times since April 1, 2022, has maintained, a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) which is reasonably designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and the Company Board (or a committee thereof); and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on the financial statements. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended March 31, 2023, and, except as set forth in the Company SEC Reports filed prior to the date of this Agreement, that assessment concluded that those controls were effective.
(d) The Company maintains and since April 1, 2022, has maintained “disclosure controls and procedures” as defined in and required by Rule 13a-15 or 15d-15 under the Exchange Act that are reasonably designed to ensure that all information required to be disclosed in the Company’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.
(e) Except for matters resolved prior to the date hereof, since April 1, 2022, none of the Company or any of its Subsidiaries or any of their respective directors or officers, nor, to the Knowledge of the Company, any of their respective employees, auditors, accountants or other Representatives, has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company, any of its Subsidiaries or their respective internal accounting controls, including any written complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in improper accounting or auditing practices, except as would not, individually or in the aggregate, reasonably be expected to be material to the preparation or accuracy of the Company’s financial statements.
3.8 No Undisclosed Liabilities. Other than as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has any Liabilities, except (a) for liabilities disclosed on the Company’s audited balance sheet as of March 31, 2023, including the footnotes thereto, including in the Company’s Annual Report on Form 10-K the period ended March 31, 2023, (b) for liabilities incurred in the ordinary course of business since April 1, 2022, (c) for performance obligations on the part of the Company or any of its Subsidiaries pursuant to the terms of any Material Contract or Plan (other than liabilities or obligations due to breaches thereunder) and (d) for liabilities arising out of or in connection with this Agreement and the transactions contemplated hereby.
3.9 Absence of Certain Changes. From March 31, 2023 until the date of this Agreement, the Company and its Subsidiaries have not suffered any Company Material Adverse Effect. From June 30, 2023 until the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of business in all material respects and in a manner consistent with past practice in all material respects, except for the negotiation, execution, delivery and performance of this Agreement.
3.10 Brokers; Certain Expenses. As of the date of this Agreement, no broker, finder, investment banker or financial advisor (other than the advisors set forth on Section 3.10 of the Company Disclosure Letter (such advisors the “Company Financial Advisors”), whose fees and expenses shall be paid by the Company) is or would be entitled to receive any brokerage, finder’s, financial advisor’s, transaction or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon agreements or arrangements made by or on behalf of the Company, any of its Subsidiaries or any of their respective officers, directors or employees.
3.11 Employee Benefit Matters/Employees.
(a) Section 3.11(a) of the Company Disclosure Letter sets forth a complete list as of the date of this Agreement of each material (i) “employee benefit plan” as that term is defined in Section 3(3) of ERISA, whether or not subject to ERISA, (ii) employment, consulting, pension, retirement, profit sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation, bonus or other incentive plans, programs, policies or agreements and (iii) medical, vision, dental or other health plans, life insurance plans, or fringe benefit plans, in each case, maintained or contributed to by the Company or any of its Subsidiaries and under which the Company or any of its Subsidiaries has any material obligation or liability, excluding any plan or program that is sponsored solely by a Governmental Authority (collectively, the “Plans”).
(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Plan that is intended to be qualified under Section 401(a) of the Code either has received a favorable determination letter from the IRS or may rely upon a favorable prototype opinion letter from the IRS as to its qualified status and, to the Knowledge of the Company, no events have occurred that would reasonably be expected to result in disqualification of any such Plan or require corrective action to the IRS Employee Plans Compliance Resolution System to maintain such qualification. Each Plan and any related trust complies and has been established, maintained and administered in compliance with its terms and all applicable Laws, including ERISA, the Affordable Care Act and the Code. As of the date hereof, other than routine claims for benefits, there are no suits, claims, proceedings, actions, governmental audits or investigations that are pending against or involving any Plan or asserting any rights to or claims for benefits under any Plan, or to the Knowledge of the Company, threatened in writing. All payments and/or contributions required to have been made with respect to all Plans either have been timely made or have been accrued in accordance with the terms of the applicable Plan and applicable Law.
(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any ERISA Affiliate has within the previous six (6) years maintained, contributed to, or been required to or had any liability (whether contingent or otherwise) or obligation with respect to: (i) any “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”); (ii) any employee benefit plan that is or was subject to Title IV of ERISA, Section 302 of ERISA, or Section 412 of the Code; (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code; (iv) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code); or (v) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA). Neither the Company nor any of its ERISA Affiliates has any liability under Title IV of ERISA.
(d) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, no Plan provides for post-retirement or other post-employment welfare benefits other than (i) statutory liability for providing group health care continuation coverage as required by Section 4980B of the Code or any similar state Law (“COBRA”) or ERISA or any other applicable Law, (ii) coverage through the end of the calendar month in which a termination of employment occurs or (iii) under an employment agreement or severance agreement, plan or policy in effect as of the date hereof or established after the date hereof in compliance with this Agreement requiring the Company or any Subsidiary to pay or subsidize COBRA or welfare plan premiums for a terminated employee or the employee’s beneficiaries following such employee’s termination.
(e) Except as required under this Agreement or as set forth in Section 3.11(e) of the Company Disclosure Letter, neither the execution by the Company of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon occurrence of any additional or subsequent events): (i) entitle any current or former employee, consultant or director of the Company or any of its Subsidiaries (each, a “Service Provider”) to any payment of compensation; (ii) materially increase the amount of compensation or benefits due to any current or former Service Provider; or (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit to any current or former Service Provider.
(f) Neither the Company nor any of its Subsidiaries is party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of Taxes imposed by Section 409A(a)(1)(B) or Section 4999 of the Code.
(g) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries is the subject of any pending or, to the Knowledge of the Company, threatened proceeding alleging that the Company or any of its Subsidiaries has engaged in any unfair labor practice under any Law, and (ii) there is no pending or, to the Knowledge of the Company, threatened labor strike, dispute, walkout, work stoppage, slowdown or lockout with respect to employees of the Company or any of its Subsidiaries. As of the date hereof, neither the Company nor any of its Subsidiaries is a party to, nor are there any negotiations currently pending related to, any collective bargaining agreement or similar labor Contract, and there are no labor unions or other organizations representing or, to the Knowledge of the Company, purporting to represent or attempting to represent any employee of the Company or any of its Subsidiaries. Without limiting the foregoing, to the Knowledge of the Company there are no employee or union organizing efforts pending or threatened with respect any employee(s) of the Company or any of its Subsidiaries.
(h) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and each of its Subsidiaries is in compliance with all applicable Laws relating to employment, including Laws relating to terms and conditions of employment, health and safety, wage payment, wages and hours, classification of workers as independent contractors or employees, classification of employees as exempt or non-exempt for purposes of wage and hour laws, overtime and minimum wage, child labor, paid vacation, paid sick time, leaves of absence, meal breaks and rest periods, pay equity, restrictive covenants, immigration and work authorizations, background checks, employment discrimination, retaliation, whistleblowing, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, prevailing wages, workers’ compensation, labor relations, collective bargaining, social welfare obligations and unemployment insurance.
(i) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is delinquent in any payments to any of its or their employees or other Service Providers for any wages, salaries, bonuses, commissions, incentives, fees or other compensation earned or due with respect to their employment or services or for amounts required to be reimbursed.

(j) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, as of the date hereof, there is no Legal Proceeding or governmental or administrative investigation, audit, inquiry or action pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries relating or with respect to any labor or employment practices or matters.
3.12 Litigation. Except as set forth in Section 3.12 of the Company Disclosure Letter, as of the date hereof, there is no Legal Proceeding or governmental or administrative investigation, audit, inquiry or action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any outstanding Order that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.
3.13 Tax Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:
(a) The Company and each of its Subsidiaries have timely filed all income and other Tax Returns required to be filed (taking into account any extensions of time within which to file such Tax Returns that are automatically granted by the applicable Governmental Authority) and all such Tax Returns are complete and accurate in all material respects. The Company and each of its Subsidiaries have paid all income and other material Taxes that are required to be paid (whether or not reflected as due and owing on any Tax Return), or have established an adequate reserve therefor in accordance with GAAP.
(b) There are no pending audits, examinations, assessments or other proceedings in respect of material Taxes of the Company or any Subsidiary, no such audits or proceedings have been asserted or proposed in writing, and the Company and its Subsidiaries have not received written notice of any audits or proceedings. Neither the Company nor any of its Subsidiaries has executed any waiver of any statute of limitations with respect to, or extended the period for the assessment or collection of, any material Tax, which waiver or extension remains in effect.
(c) In the last two (2) years, no written claim has been made by a Governmental Authority in a jurisdiction where any of the Company or any of its Subsidiaries does not file Tax Returns (or a particular type of Tax Returns) that the Company or such Subsidiary, as the case may be, is or may be subject to Tax (or subject to a particular type of Tax) in that jurisdiction.
(d) There are no liens for Taxes on any assets of the Company or any of its Subsidiaries, other than Permitted Liens.
(e) The Company and each of its Subsidiaries have timely withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder or other third person, and each of the Company and its Subsidiaries has complied in all material respects with all related reporting and recordkeeping requirements.
(f) The Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for Tax-free treatment under Section 355 of the Code within the past two (2) years.
(g) Any transfer of property which was subject to a substantial risk of forfeiture and which would otherwise have been subject to taxation under Section 83(a) of the Code is covered by a valid and timely filed election under Section 83(b) of the Code, and a copy of such election has been provided to the Company.
(h) Neither the Company nor any of its Subsidiaries has entered into a “listed transaction” that has given rise to a disclosure obligation under Section 6011 of the Code and the Treasury Regulations promulgated thereunder and that has not been disclosed in the relevant Tax Return of the Company or the relevant Subsidiary.
(i) Neither the Company nor any of its Subsidiaries has deferred material Taxes under any applicable law, rules and regulation, order or directive of any Governmental Authority enacted, implemented or issued in response to COVID-19, which deferred amounts remain unpaid as of the date of this Agreement.

(j) Neither the Company nor any of its Subsidiaries (A) is a party to or bound by, or currently has any material liability pursuant to, any Tax sharing, allocation or indemnification agreement (other than any such agreement entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes); (B) has been a member of an affiliated group filing a consolidated, unitary or combined or other similar Tax Return (other than an affiliated group the common parent of which is the Company or any Subsidiary of the Company); or (C) has any material liability for the Taxes of any Person other than the Company and its Subsidiaries pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or otherwise by operation of Law.
(k) The Company is treated as a corporation for U.S. federal income Tax purposes and has been since the date of its formation.
(l) Neither the Company nor any of its Subsidiaries (A) are, or have been, subject to Tax in a country other than the country in which it is organized or (B) currently have, or have had, a permanent establishment (as defined in any applicable Tax treaty) or other fixed place of business in a country other than the country in which it is organized.
(m) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (iv) any deferred intercompany gain or excess loss account described in Treasury Regulations under section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), (v) installment sale or open transaction disposition made on or prior to the Closing Date, or (vi) prepaid amount received or deferred revenue accrued outside of the ordinary course of business on or prior to the Closing Date.
Parent and Merger Sub agree and acknowledge that this Section 3.13 constitutes all of the representations and warranties with respect to Taxes, and no other representation or warranty in this Agreement shall be construed to apply to any matter relating to Taxes. Notwithstanding anything to the contrary in this Agreement, Parent and Merger Sub agree and acknowledge that neither the Company nor any of its Subsidiaries makes any representations or warranties in respect of the existence, amount, usability or any other aspect of any Tax attributes of the Company, including, but not limited to, net operating losses, capital loss carryforwards, Tax credit carryforwards, asset bases and depreciation periods.
3.14 Compliance with Law; Permits. Except as set forth in Section 3.14 of the Company Disclosure Letter, in each case as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) neither the Company nor any of its Subsidiaries is, or has been since April 1, 2022, in conflict with, in material default with respect to or in violation of any Laws applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected; (b) the Company and each of its Subsidiaries have all Permits required to conduct their businesses as currently conducted and such Permits are valid and in full force and effect; (c) neither the Company nor any of its Subsidiaries has since April 1, 2022 received any written notice from any Governmental Authority threatening to revoke or suspend any such Permit; and (d) the Company and each of its Subsidiaries is in material compliance with the terms of such Permits.
3.15 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:
(a) except as set forth in Section 3.15(a) of the Company Disclosure Letter, each of the Company and its Subsidiaries is now, and has been at all times since April 1, 2022, in material compliance with all applicable Environmental Laws;
(b) there is no Legal Proceeding or Order relating to or arising under Environmental Laws that is pending or, to the Knowledge of the Company, threatened in writing against or affecting the Company or any of its Subsidiaries or any real property currently operated or leased by the Company or any of its Subsidiaries that remains open or unresolved;

(c) neither the Company nor its Subsidiaries has since April 1, 2022 received any written notice of or entered into or assumed (by Contract or operation of Law or otherwise), any Liability for the Company or any of its Subsidiaries relating to or arising under Environmental Laws; and
(d) since April 1, 2022 there have been no Releases of Hazardous Substances on properties currently (or, to the Knowledge of the Company, formerly) owned, operated or leased by the Company or any of its Subsidiaries that would reasonably be expected to form the basis of any Legal Proceeding or Order relating to or arising under Environmental Laws and involving the Company or any of its Subsidiaries.
3.16 Intellectual Property.
(a) Section 3.16(a) of the Company Disclosure Letter sets forth a list, as of the date hereof, of all material Company Registered Intellectual Property Rights, together with the name of the current owner(s), the applicable jurisdictions and the applicable application, registration or other similar identification numbers. Except as otherwise indicated, the Company or a Subsidiary of the Company is the exclusive owner of all material Company Registered Intellectual Property Rights set forth in Section 3.16(a) of the Company Disclosure Letter, free and clear of any Liens other than Permitted Liens.
(b) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and its Subsidiaries require each Person who is or was an employee or contractor of the Company and who is or was involved in the creation or development of any Company Intellectual Property Rights execute an agreement containing a present assignment to the Company or a Subsidiary of all of such employee’s or contractor’s rights to such Company Intellectual Property Rights.
(c) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, all material Company Registered Intellectual Property Rights that have been issued or that have completed registration are valid and, to the Knowledge of the Company, enforceable. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since April 1, 2022, the Company and its Subsidiaries have not received written notice from any third party challenging the validity, enforceability or ownership of any Company Registered Intellectual Property Rights, nor is the Company or its Subsidiaries currently a party to any proceeding relating to any such challenge, except for office actions and other ex parte proceedings in the ordinary course of prosecuting or maintaining the Company Registered Intellectual Property Rights.
(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since April 1, 2022, neither Company nor any of its Subsidiaries have received any written notice from any third party that the operation of the business of Company or any of its Subsidiaries as currently conducted infringe or misappropriate the Intellectual Property Rights of any third party.
(e) To the Knowledge of the Company, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, no third party is currently infringing or misappropriating any Company Intellectual Property Rights. The Company and its Subsidiaries are not currently a party to any proceeding (i) challenging the validity, enforceability or ownership of any Intellectual Property Rights of any third party or (ii) asserting that the operation of the business of any third party, or any third party products or services, infringes or misappropriates any Company Intellectual Property Rights.
(f) The Company and its Subsidiaries have not disclosed, delivered or licensed to any Person or agreed or obligated themselves to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, the source code for any material Company Product (“Company Source Code”), other than disclosures to employees, contractors and consultants involved in the development of material Company Intellectual Property Rights, each of whom are subject to a written agreement obligating such individual or entity to maintain the confidentiality of such Company Source Code. To the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice, lapse of time or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by the Company or any of its Subsidiaries of any material Company Source Code, other than disclosures to employees, contractors and consultants involved in the development or maintenance of Company Intellectual Property Rights, each of whom are subject to a written agreement obligating such individual or entity to maintain the confidentiality of such Company Source Code.

(g) To the Knowledge of the Company, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company is in compliance with the terms and conditions of all licenses for the Open Source Materials used in or distributed with any Company Products in all material respects. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have not used Open Source Materials in such a way that would reasonably be expected to (i) require the disclosure or distribution of material Company Source Code, (ii) require the licensing of material Company Source Code for the purpose of making derivative works, or (iii) impose any material restriction on the consideration to be charged for the distribution of material Company Source Code.
(h) Except as would not, individually or in the aggregate, reasonably be expected to have a Company material Adverse Effect, to the Knowledge of the Company, (i) the Company Products do not contain any viruses, undocumented or unauthorized portals or other access (including backdoors), worms, time-bombs, key-locks, key-logs, or any other devices, codes or commands designed to disrupt or interfere with the operation of the Company Products or equipment upon which the Company Products operate, or the safety, security or integrity of the data contained therein, and (ii) the Company Products do not include or install any spyware, adware, or other similar software that monitors the use of the Company Products or contacts any remote computer without the knowledge and express consent of the user(s) of the applicable Company Product or remote computer, as applicable.
(i) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company’s and its Subsidiaries’ information technology assets and equipment, computers, systems, networks, hardware, software, applications, and databases (collectively, “Company IT Systems”) operate as required in connection with the operation of the business of the Company and its Subsidiaries as currently conducted and, to Knowledge of the Company, are free and clear of material bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants; (ii) the Company and its Subsidiaries have taken commercially reasonable steps to maintain and protect the confidentiality, integrity, availability, privacy and security of the Company IT Systems; (iii) to the Knowledge of the Company, since April 1, 2022, there have been no material breaches, outages or unauthorized uses of the Company IT Systems; and (iv) the Company and its Subsidiaries have implemented commercially reasonable backup and disaster recovery procedures.
(j) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since April 1, 2022, the Company and its Subsidiaries have complied with the Data Protection Requirements. During the past three (3) years, neither the Company nor any of its Subsidiaries has received written notice of any claim or action against the Company or its Subsidiaries with respect to alleged violations of Data Protection Requirements.
3.17 Real Property; Assets.
(a) Section 3.17(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all real property that is owned by the Company or its Subsidiaries (“Owned Real Property”). Except as set forth in Section 3.17(a) of the Company Disclosure Letter, the Company has not granted, subleased, leased, assigned to any other Person, other than its Subsidiaries, any Owned Real Property. There are no pending or (to the Knowledge of the Company) threatened condemnation, expropriation, eminent domain, adverse possession, claims of adverse rights or similar proceedings affecting the use or occupancy of any Owned Real Property. The Company or its Subsidiaries collectively have good title to all of the Owned Real Property, free and clear of all Liens (other than Permitted Liens).
(b) The Company has heretofore made available to Parent true, correct and complete copies of all material leases, subleases, licenses, occupancy agreements and other agreements under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (including all guaranties thereof and all material modifications, amendments, supplements, waivers and side letters thereto) (the “Real Property Leases”). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Real Property Lease is valid and binding on the Company or the Subsidiary of the Company that is a party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, subject to the Enforceability Exceptions, (ii) all rent and other sums and charges payable by the Company or any of its

Subsidiaries as tenants thereunder are current, (iii) no termination event or condition or uncured default of a material nature on the part of the Company or, if applicable, its Subsidiaries or, to the Knowledge of the Company, the landlord thereunder, exists under any Real Property Lease, (iv) the Company and each of its Subsidiaries has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all Liens, except Permitted Liens, (v) neither the Company nor any of its Subsidiaries has received any written notice from any landlord under any Real Property Lease that such landlord intends to terminate such Real Property Lease, and (vi) neither the Company nor any of its Subsidiaries has received written notice of any pending, and to the Knowledge of the Company, there is no threatened, condemnation with respect to any property leased pursuant to any of the Real Property Leases.
3.18 Material Contracts.
(a) Section 3.18(a) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, and the Company has made available to Parent and Merger Sub (or Parent’s outside counsel) true, correct and complete (subject to any necessary redactions) copies of, each Contract (other than Plans), which is in effect as of the date hereof (or pursuant to which the Company or any of its Subsidiaries has any continuing material obligations thereunder) and under which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound that:
(i) would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;
(ii) involves, by its terms, aggregate payments by the Company and its Subsidiaries or aggregate payments payable to the Company or any of its Subsidiaries under such Contract of more than $10,000,000 in the year ended March 31, 2023 (including by means of royalty payments);
(iii) are Contracts with service providers or clients that contain covenants that (A) limit in any material respect the freedom of the Company or any of its Affiliates to compete or engage in any line of business or in any geographic area, (B) contain any “most favored nations” terms and conditions (including with respect to pricing) binding upon the Company or any of its Affiliates, or (C) contain exclusivity obligations or otherwise limit, in any material respect, the freedom or right of the Company or any of its Affiliates to sell, distribute or develop any products or services for any other Person, except, in each case of clauses (A) through (C), for any such Contract that may be cancelled without penalty or other Liability of the Company or any of its Affiliates upon notice of sixty (60) days or less;
(iv) grants any material third party rights of first refusal, rights of first option or similar rights or options to purchase or otherwise acquire any interest in any of the material properties or assets owned by the Company or any of its Affiliates;
(v) provides for or governs the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and its Subsidiaries, taken as a whole;
(vi) provides for the use or license by the Company or any of its Subsidiaries of any material Intellectual Property Rights owned by a third party, other than Incidental Contracts, or the joint development of products or technology with a third party;
(vii) provides for the license by the Company or any of its Subsidiaries of any of its material Intellectual Property Rights to any third party, other than Incidental Contracts;
(viii) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of a business or capital stock or other equity interest of another Person that has continuing contingent consideration payment obligations by the Company in excess of $5,000,000 in the aggregate in respect of such agreement;
(ix) other than solely among wholly owned Subsidiaries of the Company, relates to indebtedness for borrowed money having an outstanding principal amount in excess of $5,000,000;

(x) is a settlement, conciliation or similar agreement with or before any Governmental Authority and pursuant to which, after the date of this Agreement, the Company or any of its Subsidiaries will be required to (A) pay consideration in excess of $5,000,000 in the aggregate in respect of such agreement or (B) conduct its business in accordance with any material obligations or limitations from and after the execution of such agreement;
(xi) involves the settlement of any pending or threatened claim, action or proceeding which (1) requires payment obligations after the date hereof, in excess of $5,000,000 or (2) imposes any continuing material non-monetary obligations on the Company (which obligations shall include any monitoring or material reporting obligations to any other Person or any obligations that limit in any material respect the ability of the Company or any of its Subsidiaries to operate its business); or
(xii) is with (A) each of the ten (10) largest customers of the Company and its Subsidiaries, taken as a whole, and (B) each of the five (5) largest commercial vendors of the Company and its Subsidiaries, taken as a whole, in each case by dollar amount for the year ended March 31, 2023.
Each Contract of the type described in clauses (i) through (xii) above, other than a Plan, is referred to herein as a “Material Contract.”
(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Material Contract is valid and binding on the Company or the Subsidiary of the Company that is a party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, subject to the Enforceability Exceptions, (ii) the Company and its Subsidiaries have complied with all obligations required to be performed or complied with by them under each Material Contract, (iii) there is no default under any Material Contract by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, by any other party thereto, and (iv) to the Knowledge of the Company, as of the date hereof neither the Company nor any of its Subsidiaries has received any written notice or claim from any third party to any Material Contract of any default, termination, intended non-renewal or cancelation under any Material Contract.
3.19 Insurance. Section 3.19 of the Company Disclosure Letter sets forth a true, correct and complete list of all currently effective material insurance policies issued in favor of the Company or any of its Subsidiaries. With respect to each such insurance policy, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) the policy is in full force and effect and all premiums due thereon have been paid, (b) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any such policy, (c) to the Knowledge of the Company, no insurer on any such policy has been declared insolvent by a court or insurance regulator of competent and applicable jurisdiction or placed in receivership, conservatorship or liquidation, and no notice of cancellation or termination has been received with respect to any such policy; and (d) as of the date hereof, there are no pending or, to the Knowledge of the Company, threatened claims under any such policy as to which coverage has been questioned, denied or disputed by the underwriters thereof.
3.20 Certain Payments. Except as set forth in Section 3.20 of the Company Disclosure Letter, in the past five years, none of the Company nor any of its Subsidiaries nor any of their respective directors, executives, representatives, agents or employees, directly or indirectly, (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses to influence political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees, (c) has violated or is violating any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-corruption Law or regulation (the “Anti-Corruption Laws”), (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (e) has made any bribe, unlawful rebate, unlawful payoff, influence payment, kickback or other unlawful payment of any nature. The Company has maintained, and has caused each of its Subsidiaries and Affiliates to maintain, systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) and written policies to ensure compliance with the Anti-Corruption Laws, and to ensure that all books and records of the Company and its Subsidiaries accurately and fairly reflect, in reasonable detail, all transactions and dispositions of funds and assets. None of the Company nor any of its Subsidiaries nor any of their respective officers, directors, executives, representatives, agents or employees are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the Anti-Corruption Laws.
3.21 Trade Control Laws. (a) The Company and its Subsidiaries have been in compliance with all applicable import, export control, and economic and trade sanctions laws, regulations, statutes, and orders, including the Export Administration Regulations, the International Traffic in Arms Regulations, and the regulations administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (the “Trade Laws”) and have obtained, or are otherwise qualified to rely upon, all necessary import and export licenses, consents, notices, waivers, approvals, orders, authorizations, registrations, declarations or other authorizations from, and made any filings with, any governmental authority required for (i) the import, export, and reexport of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals (the “Trade Approvals”).
(b) Section 3.21(b) of the Company Disclosure Letter contains a complete and accurate list of all items (excluding software) manufactured, developed, or exported by the Company and its Subsidiaries over the last five years, including, for each item, the correct Export Control Classification Number (under the Commerce Control List of the Export Administration Regulations) or United States Munitions List Category (of the International Traffic in Arms Regulations), the date such classification was made, and an indication whether the item was self-classified or was the result of an agency determination.
(c) There are no pending or threatened claims against the Company or its Subsidiaries, nor any actions, conditions, facts, or circumstances that would reasonably be expected to give rise to any material future claims with respect to the Trade Laws or Trade Approvals. The Company has established sufficient internal controls and procedures to ensure compliance with the Trade Laws and has made available all of such documentation to Parent.
3.22 Health Care Matters. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole:
(a) The Company is, and has been at all times in the last three (3) years, in material compliance with all Health Care Laws applicable to their respective businesses. Except as set forth on Section 3.22(a) of the Company Disclosure Schedule, there has been no Legal Proceeding by or before any Governmental Authority against the Company, or Legal Proceeding threatened in writing against the Company, alleging any material failure to comply with any Health Care Laws. No Person has filed or, to the Knowledge of the Company, threatened to file against any the Company any Action under any Health Care Law, including any federal or state whistleblower statute, including under the False Claims Act of 1863 (31 U.S.C. Section 3729 et seq.), in each case, other than any Legal Proceeding filed under seal that has not been disclosed to the Company.
(b) The Company is not authorized to bill, nor has it directly claimed or received reimbursement from, any Governmental Program or from any other Third-Party Payor Program for services reimbursable under such programs. The Company does not employ or contract with any physicians or other Health Care Professionals to provide professional healthcare services requiring a license or accreditation under any Health Care Laws.
(c) Neither the Company nor, to the Knowledge of the Company, any of its respective owners, officers, directors, managers, members, employees or independent contractors, (i) have, in the last three (3) years, been (A) convicted of a federal or state health care program related offense, or convicted of, charged with a violation of federal or state Health Care Law, (B) debarred, excluded or suspended from participation in any Governmental Program or any federal or state procurement or non-procurement program, or (c) subject to any order or consent decree of, or criminal, civil, or administrative fine or penalty imposed by, any Governmental Authority; or (ii) is currently, or has been in the last three (3) years, listed on the General Services Administration’s published list of parties excluded from federal procurement programs and non-procurement programs or the List of Excluded Individuals/Entities maintained by the Office of Inspector General of the United States Department of Health and Human Services.

(d) Neither the Company nor, to the Knowledge of the Company, any of its managing employees, agents (as those terms are defined in 42 C.F.R. Section 1001.2), officers, directors or any other Person described in 42 C.F.R. Section 1001.1001(a)(1)(ii) is a party to, or bound by, is currently, nor, during the last three (3) years, have they ever been a party or subject to the terms of a corporate integrity agreement with the Office of Inspector General of the U.S. Department of Health and Human Services, any deferred prosecution agreement, consent decree, settlement, integrity agreement, corrective action plan, order, or other similar obligation or agreement with any Governmental Authority.
(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since April 1, 2022, the Company and its Subsidiaries have complied with the Data Protection Requirements. During the past three (3) years, neither the Company nor any of its Subsidiaries has received written notice of any claim or action against the Company or its Subsidiaries with respect to alleged violations of Data Protection Requirements.
(f) The Company is in compliance and has complied in the last three (3) years, to the extent applicable, with HIPAA, HITECH and the Cures Act.
(g) Since April 1, 2022, neither the Company nor to the Knowledge of the Company, any of its subcontractor Business Associates, has experienced a Breach of Unsecured PHI that would require notification to any Governmental Authority or other Person, except as set forth on Section 3.21(i) of the Disclosure Schedule. Since April 1, 2022, the Company has not made, nor been required by Data Protection Laws to make, any disclosures or other notification to any Covered Entity, Person or Governmental Authority regarding an actual or potential use or disclosure of information in violation of Data Protection Laws.
(h) Since April 1, 2022, the Company has not received: (i) any written complaints from any Covered Entity, Governmental Authority or other Person regarding the Company’s use or disclosure of PHI, (ii) or written notice or complaint of, and to the Knowledge of the Company, there are no investigations or proceedings pending or threatened with respect to any alleged Breach of Unsecured PHI or violation of HIPAA or the Cures Act.
(i) Since April 1, 2022, the Company has not received any written claim, complaint, notice, allegation, suit, proceeding, hearing, enforcement action, audit, investigation, arbitration or other similar action from any Covered Entity regarding violation of or noncompliance with, the provisions of any Business Associate Agreement between the Company and a Covered Entity.
(j) Since April 1, 2022, to the extent required by HIPAA and the Cures Act, as applicable , the Company has: (i) implemented all security management processes required by HIPAA, including a risk analysis, risk management plan, a sanction policy and information system activity review, as described at 45 C.F.R. § 164.308(a)(1)(ii); (ii) implemented all required implementation specifications and all addressable implementation specifications, as required by HIPAA; (iii) implemented appropriate corrective actions to address all material vulnerabilities in the Company’s HIPAA safeguards and controls identified through periodic assessments; (iv) created and maintained written policies and procedures required by HIPAA; and (v) trained its workforce with respect to the Company’s obligations under HIPAA and the Cures Act.
(k) Since April 1, 2022, the Company has executed business associate agreements, as required by HIPAA, with each “covered entity” or “business associate” (as such terms are defined under HIPAA) with which they contract and from which they receive or to which they provide Protected Health Information, and each business associate agreement complies with applicable requirements under HIPAA and any other requirements imposed by Covered Entity upon downstream contractors.
3.23 Related Party Transactions. No current director, officer or controlled Affiliate of the Company or any of its Subsidiaries (a) has outstanding any indebtedness to the Company or any of its Subsidiaries, or (b) is otherwise a party to, or directly or indirectly benefits from, any Contract, arrangement or understanding with the Company or any of its Subsidiaries (other than a Plan) of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.
3.24 Opinion of Financial Advisors of the Company. The Company Board (or a committee thereof) has received the written opinion of each of the Company Financial Advisors to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the review undertaken in preparing such opinion as set forth therein, the Merger Consideration to be paid to the Company Stockholders (other than holders of the Excluded Shares) pursuant to this Agreement is fair, from a financial point of view, to such holders. As of the date of this Agreement, the foregoing opinions have not been withdrawn, revoked or modified in any respect.
3.25 State Takeover Statutes Inapplicable. Assuming that the representations of Parent and Merger Sub set forth in this Agreement are true, accurate and complete, the Company Board (or a committee thereof) has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL are not applicable to this Agreement and the transactions contemplated hereby, and to the Knowledge of the Company, no other state takeover statute or similar statute or regulation applies to or purports to apply to the Merger or the other transactions contemplated hereby.
3.26 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither the Company nor any Representative or other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated hereby, and Parent and Merger Sub expressly disclaim reliance on any representation or warranty of the Company or any other Person other than the representations and warranties expressly contained in this Article III.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB
Parent and Merger Sub hereby represent and warrant to the Company as follows:
4.1 Organization and Qualification. Each of Parent and Merger Sub is duly organized and validly existing and in good standing under the Laws of the jurisdiction of its organization, with all requisite power and authority to own its properties and conduct its business as currently conducted, except for such failures to be in good standing or have such power that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or hinder the consummation of the transactions contemplated hereby. All of the issued and outstanding capital stock of Merger Sub is owned directly or indirectly by Parent. Both Parent and Merger Sub are in compliance with the provisions of their respective certificates of incorporation and bylaws (or other similar governing documents).
4.2 Authority. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement, to perform their respective covenants and obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and, subject to the adoption of this Agreement by Parent, as the sole stockholder of Merger Sub (which adoption shall occur immediately after the execution and delivery of this Agreement), the performance by Parent and Merger Sub of their respective covenants and obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate actions on the part of Parent and Merger Sub and no additional corporate proceedings or action on the part of Parent or Merger Sub are necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement, the performance by Parent and Merger Sub of their respective covenants and obligations hereunder or the consummation by Parent and Merger Sub of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions. As of the date of this Agreement, (a) the Board of Directors of Parent has approved this Agreement and the transactions contemplated hereby, including the Merger, and (b) the Board of Directors of Merger Sub has (i) determined that it is in the best interests of Merger Sub and its stockholder(s), and declared it advisable, to enter into this Agreement, (ii) approved the execution and delivery by Merger Sub of this Agreement, the performance by Merger Sub of its covenants and agreements contained herein and the consummation of the Offer and the Merger upon the terms and subject to the conditions contained herein and (iii) recommended that Parent, as the sole stockholder of Merger Sub, adopt this Agreement and approve the transactions contemplated hereby in its capacity as the sole stockholder of Merger Sub, in each case of clauses (a) and (b) above, at meetings duly called and held (or by unanimous written consent). No vote of Parent’s stockholders is necessary to approve this Agreement or any of the transactions contemplated hereby.

4.3 Consents and Approvals; No Violation. Except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or hinder the consummation of the transactions contemplated hereby, the execution and delivery of this Agreement by Parent or Merger Sub, the performance by Parent and Merger Sub of their respective covenants and obligations hereunder and the consummation of the transactions contemplated hereby do not and will not, (a) violate or conflict with or result in any breach of any provision of the respective certificate of incorporation or bylaws (or other similar governing documents) of Parent or Merger Sub, (b) require any Permit of, or filing with or notification to, any Governmental Authority, except (i) as may be required under the HSR Act and any Foreign Antitrust Laws, (ii) the applicable requirements of any federal or state securities Laws, including compliance with the Exchange Act and the rules and regulations promulgated thereunder, (iii) the filing and recordation of appropriate merger documents as required by the DGCL, including the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or (iv) the applicable requirements of NASDAQ, (c) violate, conflict with or result in a breach of any provision of, or require any notice or Consent or result in a default (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Contract or obligation to which Parent or Merger Sub or any of their respective Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets may be bound, or (d) violate any Law or Order applicable to Parent or any of its Subsidiaries (including Merger Sub) or by which any of their respective assets are bound.
4.4 Litigation. As of the date hereof, there is no Legal Proceeding or governmental or administrative investigation or action pending or, to the Knowledge of Parent, threatened against or relating to Parent or any of its Subsidiaries that would, or seeks to, prevent, materially delay or hinder the consummation of the transactions contemplated hereby. As of the date hereof, neither Parent nor any of its Subsidiaries is subject to any outstanding Order that, individually or in the aggregate, would, or seeks to, prevent, materially delay or hinder the consummation of the transactions contemplated hereby.
4.5 Interested Stockholder. Neither Parent nor any of its Subsidiaries (including Merger Sub), nor any “affiliate” or “associate” (as such terms are defined in Section 203 of the DGCL) thereof, is, or has been at any time during the period commencing three (3) years prior to the date hereof, an “interested stockholder” of the Company, as such term is defined in Section 203 of the DGCL. None of Parent, Merger Sub nor any of their Affiliates beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Company Shares or other securities of the Company or any options, warrants or other rights to acquire securities of, or any other economic interest (through derivative securities or otherwise) in, the Company.
4.6 No Other Operations. Merger Sub was formed solely for the purpose of effecting the Merger. Merger Sub has not and will not prior to the Effective Time engage in any activities other than those incidental to its formation or those contemplated by this Agreement and has, and will have as of immediately prior to the Effective Time, no liabilities other than those contemplated by this Agreement.
4.7 Brokers. The Company will not be responsible for any brokerage, finder’s, financial advisor’s or other fee or commission payable to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement based upon agreements or arrangements made by and on behalf of Parent and Merger Sub.
4.8 Solvency. Neither Parent nor Merger Sub is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors. Immediately after giving effect to the consummation of the transactions contemplated by this Agreement, the payment of the aggregate Merger Consideration and any other repayment or refinancing of debt that may be contemplated, and payment of all related fees and expenses, and assuming the accuracy of the representations and warranties set forth in Article III and assuming that the Equity Financing is funded in accordance with the Equity Commitment Letter, the Surviving Corporation will be Solvent. For purposes of this Section 4.8, the term “Solvent” with respect to the Surviving Corporation means that, as of any date of determination, (a) the amount of the fair saleable value of the assets of the Surviving Corporation and its Subsidiaries, taken as a whole, exceeds, as of such date, the sum of (i) the value of all Liabilities of the Surviving Corporation and its Subsidiaries, on a consolidated basis, including contingent and other liabilities, as of such date, as such quoted terms are generally determined in accordance with the applicable Laws governing determinations of the solvency of debtors, and (ii) the amount that will be required to pay the probable Liabilities of the Surviving Corporation and its Subsidiaries, on a consolidated basis, on its existing debts (including contingent liabilities) as such debts become absolute and matured; (b) the Surviving Corporation will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which they are engaged or proposed to be engaged by Parent following such date; and (c) the Surviving Corporation and its Subsidiaries, on a consolidated basis, will be able to pay their Liabilities, including contingent and other liabilities, in the ordinary course of business as they mature.
4.9 Absence of Certain Arrangements. As of the date of this Agreement, other than this Agreement, neither Parent or Merger Sub nor any of their respective Affiliates is a party to any Contract, or has authorized, made or entered into or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any stockholder, director, officer, employee or other Affiliate of the Company or any of its Subsidiaries (a) relating to (i) this Agreement, or the Merger or (ii) the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time or (b) pursuant to which any (i) such holder of Company Shares would be entitled to receive consideration of a different amount or nature than the Merger Consideration in respect of such holder’s Company Shares, (ii) such holder of Company Shares has agreed to vote against any Superior Proposal or (iii) such stockholder, director, officer, employee or other Affiliate of the Company has agreed to provide, directly or indirectly, equity investment to Parent, Merger Sub or the Company to finance any portion of the Merger.
4.10 Equity Financing.
(a) As of the date of this Agreement, Parent has provided to the Company a true, correct and complete copy, dated as of the date of this Agreement, of the Equity Commitment Letter from the Investor, pursuant to which the Investor has committed to provide, subject only to the terms and conditions expressly set forth therein, equity financing in the amounts set forth therein (the equity financing contemplated by the Equity Commitment Letter being collectively referred to as the “Equity Financing”). As of the date of this Agreement, there are no side letters or other agreements to which Parent, Merger Sub or any of their respective Affiliates is a party relating to the Equity Financing, other than the Equity Commitment Letter. As of the date of this Agreement, (A) the Equity Commitment Letter, in the form provided to the Company, (i) has not been amended, supplemented, terminated, rescinded or modified (and no waiver of any provision thereof has been granted) and, to the Knowledge of Parent, no such amendment, supplement, termination, rescission or modification is contemplated, and (ii) is a legal, valid and binding obligation of Parent, Merger Sub and, to the Knowledge of Parent, the Investor, is in full force and effect, and is enforceable in accordance with the terms thereof against Parent, Merger Sub and, to the Knowledge of Parent, the Investor, subject, in each case, to the effect of any Enforceability Exceptions, and (B) assuming the truth and accuracy of the representations and warranties in Article III and subject to the satisfaction of the conditions set forth in Section 7.1 and Section 7.2, to the Knowledge of Parent, no event has occurred which would result in a breach of or constitute a default under (or an event which with notice or lapse of time or both would result in any breach of or constitute a default under) or result in a failure to satisfy a condition precedent, in each case, on the part of Parent, Merger Sub or the Investor that would prevent or materially delay or impede the Closing.
(b) Assuming the truth and accuracy of the representations and warranties in Article III and subject to the satisfaction of the conditions set forth in Section 7.1 and Section 7.2 and that the Equity Financing is funded and applied in accordance with the Equity Commitment Letter, Parent and Merger Sub will have on the Closing Date aggregate funds, together with cash on hand or other sources of immediately available funds, sufficient to pay the aggregate Merger Consideration (the “Aggregate Consideration”) and any other amounts required to be paid by Parent or Merger Sub on the Closing Date in connection with the consummation of the transactions contemplated hereby (including any fees and expenses of or payable by Parent or Merger Sub on the Closing Date in connection with the transactions contemplated hereby) (such amount, the “Required Amount”).
(c) As of the date of this Agreement, the Equity Commitment Letter (i) contains all of the conditions precedent to the obligations of the Investor to make the applicable portion of the Required Amount available to Parent and Merger Sub on the terms set forth therein, and (ii) does not contain any contingencies that would permit the Investor to reduce, or rescind its obligation to provide, the total amount of the Financing below the amount required to pay the Required Amount. As of the date of this Agreement, the obligations and commitments contained in the Equity Commitment Letter have not been withdrawn or rescinded in any respect. As of the date hereof, each of Parent and Merger Sub, as applicable, has fully paid, or caused to be fully paid, any and all commitment fees or other fees to the extent required to be paid on or prior to the date hereof in connection with the Equity Financing.
(d) The Equity Commitment Letter provides, and will continue to provide, that the Company is an express third party beneficiary of the Equity Commitment Letter, and, subject to Section 9.8, the Company is (on its own behalf and on behalf of the Company Stockholders) entitled to enforce, directly or indirectly, the Equity Commitment Letter in accordance with its terms against the Investor.
(e) Parent and Merger Sub acknowledge and agree that it is not a condition to the Closing or to any of the other obligations under this Agreement that Parent and Merger Sub obtain financing for or relating to the transactions contemplated hereby (including the Equity Financing contemplated by the Equity Commitment Letter or any debt financing).
(f) Concurrently with the execution of this Agreement, Parent has delivered to the Company a true, correct and complete copy of a duly executed limited guarantee of the Investor, dated as of the date of this Agreement (the “Limited Guarantee”). The Limited Guarantee is (a) a legal, valid and binding obligation of the Investor, (b) enforceable against the Investor in accordance with its terms, and (c) in full force and effect, subject, in the case of clauses (a) and (b), to the effect of any Enforceability Exceptions. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of the Investor under the Limited Guarantee. As of the date hereof, Parent does not have any reason to believe that any of the conditions to providing the Limited Guarantee will not be satisfied on a timely basis on or prior to the Closing Date or that the full amount of the Limited Guarantee will not be available to Parent on the Closing Date. Neither Parent nor Merger Sub is aware of any fact, event or other occurrence that makes any of the representations or warranties of Parent or Merger Sub in the Limited Guarantee misleading or inaccurate in any material respect. The Limited Guarantee contains all of the conditions precedent and other conditions and contingencies to the obligations of the parties thereunder to make the full amount of the Limited Guarantee available to Parent on the terms therein. There are no side letters or other agreements, arrangements or understandings (written or oral) to which Parent or any of its Affiliates is a party related (directly or indirectly) to the Limited Guarantee other than as expressly set forth in the Limited Guarantee, other than any expense reimbursement or similar agreements by and among Parent (or its Affiliates) or its direct or indirect equity investors that do not adversely affect the ability of Parent to perform its obligations thereunder.
4.11 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, neither Parent, Merger Sub nor any Representative or other Person on behalf of either makes any express or implied representation or warranty with respect to them or with respect to any other information provided to the Company in connection with the transactions contemplated hereby. Parent and Merger Sub each acknowledges and agrees (individually and on behalf of each of their respective Affiliates and any Representatives of any of the foregoing) that, except for the representations and warranties expressly set forth in Article III (a) none of the Company, its Affiliates, any of their respective Representatives or any other Person makes, or has made, any representations or warranties relating to itself or its business or otherwise in connection with the Merger and entry into this Agreement, and none of Parent, Merger Sub, any of their respective Affiliates or any Representative of any of the foregoing is relying on any representation or warranty of the Company, any of its Affiliates, any Representative of any of the foregoing or any other Person except for those expressly set forth in Article III of this Agreement, (b) no Person has been authorized by the Company or any of its Subsidiaries to make any representation or warranty relating to the Company or any of its Subsidiaries or their businesses or otherwise in connection with the Merger, and if made, such representation or warranty must not and has not been be relied upon by Parent, Merger Sub, any of their respective Affiliates or any Representative of any of the foregoing as having been authorized by such party, and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent, Merger Sub, any of their respective Affiliates or any Representatives of any of the foregoing are not and shall not be deemed to be or include representations or warranties of the Company, any of its Affiliates, any Representative of any of the foregoing or any other Person unless and only to the extent any such materials or information is the subject of any express representation or warranty set forth in Article III.

ARTICLE V
COVENANTS OF THE COMPANY
5.1 Conduct of Business of the Company. Except (a) as described in Section 5.1 of the Company Disclosure Letter or as expressly permitted under Section 5.2 or Section 5.3, (b) as required by applicable Law (including any reasonable actions after notice has been provided to Parent or Parent’s counsel as may be taken in response to acts or war or sanctions imposed in connection with the current dispute involving the Russian Federation and Ukraine, including relating to Belarus), (c) as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or (d) as required or expressly provided for by this Agreement, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, (x) the Company will use and will cause each of its Subsidiaries to use its commercially reasonable efforts to conduct its operations in all material respects according to its ordinary and usual course of business consistent with past practice, and the Company will use and will cause each of its Subsidiaries to use its commercially reasonable efforts to preserve intact its business organization and to preserve the present relationships with those Persons having significant business relationships with the Company or any of its Subsidiaries; provided, that the Company or any of its Subsidiaries may take such reasonable actions after notice has been provided to Parent or Parent’s counsel as may be taken in response to acts or war or sanctions imposed in connection with the current dispute involving the Russian Federation and Ukraine, including relating to Belarus, and (y) without limiting the generality of the foregoing, the Company will not, and will not permit any of its Subsidiaries to:
(i) adopt any amendments to the Charter or bylaws (or other similar governing documents) of the Company;
(ii) issue, sell, grant rights to purchase, pledge, or authorize or propose the issuance, sale, grant of rights to purchase or pledge, any Company Securities, other than Company Shares issuable with respect to the exercise, vesting or settlement of Company Stock Awards outstanding as of the date hereof or granted in compliance with this Agreement;
(iii) acquire or redeem or offer to acquire or redeem, directly or indirectly, or amend any Company Securities, other than in connection with the satisfaction of exercise price and/or Tax withholding obligations in connection with the vesting, settlement and/or exercise of any Company Stock Award or the reacquisition of Company Securities upon any forfeiture or repurchase of any Company Restricted Stock Award;
(iv) split, combine or reclassify its capital stock or declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on any shares of its capital stock (other than dividends paid to the Company or one of its wholly owned Subsidiaries by a wholly owned Subsidiary of the Company with regard to its capital stock or other equity interests);
(v) (A) acquire, by means of a merger, consolidation, recapitalization or otherwise, any material business, assets or securities (other than, in each case, (i) capital expenditures in accordance with subclause (xiv) below and (ii) any acquisition of services in the ordinary course of business consistent with past practice) for consideration in excess of $15,000,000, (B) sell, lease, or otherwise dispose of any material assets of the Company or any of its Subsidiaries with a fair market value in excess of $15,000,000, except (1) pursuant to Contracts or commitments existing as of the date of this Agreement, (2) sales of products or services in the ordinary course of business consistent with past practice, (3) Incidental Contracts, (4) non-exclusive licenses entered into in the ordinary course of business consistent with past practice, (5) dispositions of marketable securities in the ordinary course of business consistent with past practice, and (6) dispositions or abandonments of immaterial tangible assets in the ordinary course of business and consistent with past practice, or (C) adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring;
(vi) incur, assume or otherwise become liable or responsible for any indebtedness for borrowed money;
(vii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (except wholly owned Subsidiaries of the Company) in an amount not to exceed $5,000,000 in the aggregate;
(viii) make any loans, advances (other than for ordinary course business expenses consistent with past practice or pursuant to the Company’s governing documents or existing indemnification obligations) or capital contributions to, or investments in, any other Person (other than wholly owned Subsidiaries of the Company) in excess of $5,000,000, except for advancement of expenses (A) under any indemnification agreement, (B) the Charter, bylaws or similar governing documents of the Company or any of its Subsidiaries or (C) made in the ordinary course of business consistent with past practice;
(ix) change, in any material respect, any financial accounting methods, principles or practices used by it, except as required by GAAP or applicable Law;
(x) change any annual Tax accounting period, make or change any material Tax election, amend any material Tax Return, settle any material Tax claim or assessment, consent to any extension or waiver of any limitation period with respect to any material Tax claim or assessment, or enter into a closing agreement with any Governmental Authority regarding any material Tax, in each ease, other than as required by applicable Law or in the ordinary course of business;
(xi) except to the extent required by this Agreement, applicable Law or the existing terms of any Plan or Contract: (A) materially increase the compensation or benefits payable or to become payable to any executive officers, employees, individual independent contractors or other Service Providers of the Company or any of its Subsidiaries, (B) amend any Plan, or establish, adopt, or enter into any new such arrangement that if in effect on the date hereof would be a Plan (except for adoptions, amendments or terminations in the ordinary course of business that do not materially increase costs to the Company or any of its Subsidiaries, and further excluding any offer letters that provide for no severance or change in control benefits), (C) accelerate the vesting, exercisability or funding under any Plan, (D) enter into any new or amend any existing severance, change in control and retention arrangements with any Service Providers, or (E) terminate (other than for cause or due to death or disability) the employment of or hire any employee with a title of Vice President or above or who is eligible to earn an annualized base salary, wage, fees or equivalent base compensation greater than $150,000, except in the ordinary course of business to replace employees in such roles who have terminated employment;
(xii) enter into any collective bargaining or similar labor Contract or (B) effectuate or announce any plant closing, mass layoff, furlough or other event affecting in whole or in part any site of employment, facility, office, or operating unit that would require advance notice under the Worker Adjustment and Retraining Notification Act of 1988 or any similar applicable law (individually and collectively, as applicable, the “WARN Act”) or that would result in material liability or obligation to the Company or any of its Subsidiaries under the WARN Act;
(xiii) make or authorize any material capital expenditure or incur any obligations, Liabilities or indebtedness in respect thereof, except for (A) those contemplated by the capital expenditure budget for the relevant fiscal year, which capital expenditure budget has been provided or made available to Parent prior to the date of this Agreement and (B) any unbudgeted capital expenditure, in an amount not to exceed, in any year, in the aggregate, $10,000,000;
(xiv) settle any suit, action, claim, proceeding or investigation other than as contemplated by Section 6.10 or a settlement solely for monetary damages (net of insurance proceeds received) not in excess of $5,000,000 individually or $10,000,000 in the aggregate;
(xv) except in the ordinary course of business consistent with past practice or in connection with any transaction to the extent specifically permitted by any other subclause of this Section 5.1, (A) enter into any Contract that would, if entered into prior to the date hereof, be a Material Contract; or (B) materially modify, materially amend or terminate (other than expirations in accordance with its terms) any Material Contract or waive, release or assign any material rights or material claims thereunder; provided, that any Material Contract (x) described by the definition set forth in Section 3.18(a)(viii) shall be exclusively governed by Section 5.1(v) and (y) described by the definition set forth in Section 3.18(a)(ix) shall be exclusively governed by Section 5.1(vi);
(xvi) except in the ordinary course of business or in the reasonable business judgment of the Company or any of its Subsidiaries, license, sell, transfer, dispose of, abandon, cancel, knowingly allow to lapse, or fail to use commercially reasonable efforts to renew, maintain or defend any material Company Registered Intellectual Property Rights; or

(xvii) offer, agree or commit, in writing or otherwise, to take any of the foregoing actions.
Notwithstanding the foregoing, nothing in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries at any time prior to the Effective Time. Prior to the Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their own business and operations.
5.2 No Solicitation.
(a) Subject to Section 5.2(c), at all times during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, neither the Company nor any of its Subsidiaries shall, nor shall they authorize or knowingly permit any of their Representatives to, directly or indirectly, (i) solicit, initiate, or knowingly encourage or facilitate, any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal, (ii) furnish to any Person (other than Parent, Merger Sub or any designees or Representatives of Parent or Merger Sub) any material non-public information relating to the Company or any of its Subsidiaries, or afford to any Person (other than Parent, Merger Sub or any designees or Representatives of Parent or Merger Sub) access to the business, properties, assets, books, records or other material non-public information, or to any personnel, of the Company or any of its Subsidiaries, in any such case with the intent to encourage or facilitate the making, submission or announcement of any proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal, (iii) participate or engage in any discussions or negotiations with any Person with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal (except to notify any Person of the provisions of this Section 5.2), or (iv) adopt, approve or enter into any merger agreement, purchase agreement, letter of intent or similar agreement with respect to an Acquisition Transaction. Subject to Section 5.2(c), during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company and its Subsidiaries shall, and shall cause its and their Representatives to, immediately cease all existing discussions or negotiations with any Person (other than Parent, Merger Sub and their Representatives) conducted prior to the date of this Agreement with respect to any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to any Acquisition Proposal. Promptly after the date of this Agreement, the Company will terminate access by any Person (other than Parent, Merger Sub and their Representatives) to any physical or electronic dataroom relating to a potential Acquisition Proposal (or prior discussions in respect of a potential Acquisition Proposal) and request that each Person (other than Parent, Merger Sub and their Representatives) that has executed a confidentiality agreement (other than the Confidentiality Agreement) relating to a potential Acquisition Proposal promptly return to the Company or destroy all non-public documents and materials containing material non-public information of the Company that has been furnished by the Company or any of its Representatives to such Person pursuant to the terms of such confidentiality agreement. Notwithstanding anything to the contrary contained in this Agreement, the Company and its Representatives may (A) participate in discussions in order to seek to clarify and understand the terms and conditions of any inquiry or proposal made by any Person solely to determine whether such inquiry or proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) inform a Person that has made or is considering making an Acquisition Proposal of the provisions of this Section 5.2.
(b) From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, as promptly as practicable, and in any event within twenty-four (24) hours following receipt of an Acquisition Proposal, the Company shall (i) provide Parent with written notice thereof, which notice shall indicate the identity of the Person making of such Acquisition Proposal and (ii) communicate to Parent the material terms and conditions thereof (and the documentation and other written materials received from such Person or such Person’s Representatives in respect thereof). The Company shall keep Parent reasonably informed on a reasonably prompt basis with respect to the status of or any material changes to the material terms and conditions of an Acquisition Proposal submitted to the Company. For the avoidance of doubt, all information provided to Parent pursuant to this Section 5.2(b) will be subject to the terms of the Confidentiality Agreement.

(c) Notwithstanding anything to the contrary set forth in this Section 5.2 or elsewhere in this Agreement, if after the date of this Agreement and prior to the receipt of the Required Company Stockholder Approval, the Company or any of its Representatives has received an Acquisition Proposal from any Person or group of Persons that did not result from a Willful Breach of this Section 5.2, then (i) the Company and its Representatives may contact and engage in discussions with such Person or group of Persons making the Acquisition Proposal or its or their Representatives and financing sources to clarify the terms and conditions thereof, to request that any Acquisition Proposal made orally be made in writing or to notify such Person or group of Persons or its or their Representatives and financing sources of the provisions of this Section 5.2 and (ii) if the Company Board (or a committee thereof) determines in good faith, after consultation with its financial advisor(s) and outside legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and that the failure to take such action described in clause (A), (B) or (C) below would be inconsistent with its fiduciary duties under applicable Law, then the Company and any of its Representatives may (A) enter into an Acceptable Confidentiality Agreement with such Person or group of Persons, (B) furnish information with respect to the Company and its Subsidiaries to the Person or group of Persons making such Acquisition Proposal (provided that (x) the Company shall promptly provide or make available to Parent any non-public information concerning the Company that is provided to such Person or group of Persons and which was not previously provided or made available to Parent and (y) the Company shall have entered into an Acceptable Confidentiality Agreement with such Person or group of Persons) and (C) participate and engage in discussions or negotiations with the Person or group of Persons making such Acquisition Proposal regarding such Acquisition Proposal. Prior to or concurrently with the Company first taking any of the actions described in clauses (A), (B) or (C) of the immediately preceding sentence with respect to an Acquisition Proposal, the Company shall provide written notice to Parent of the determination of the Company Board (or a committee thereof) made pursuant to clause (ii) of the immediately preceding sentence. From the date of this Agreement until the earlier to occur of the valid termination of this Agreement in accordance with its terms and the Effective Time, the Company will be required to enforce, and will not be permitted to waive, terminate, amend or otherwise modify, any provision of any standstill or similar provision that prohibits or purports to prohibit a proposal being made to the Company Board (or any committee thereof); provided, that the Company shall be permitted to waive, terminate, amend or otherwise modify, waive or fail to enforce any provision of any such confidentiality, “standstill” or similar agreement if the Company Board determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law.
(d) The Company agrees that any material breach of this Section 5.2 by any of its Representatives (acting as such at the direction of or on behalf of the Company) will be deemed to be a breach of this Agreement by the Company.
5.3 Company Board Recommendation.
(a) Subject to the terms of this Section 5.3, the Company Board (or a committee thereof) shall effect the Company Board Recommendation.
(b) Subject to Section 5.3(c), neither the Company Board nor any committee thereof shall (i) withdraw, amend, modify or qualify in a manner materially adverse to Parent or Merger Sub, or publicly propose to withhold, withdraw, amend, modify or qualify in a manner materially adverse to Parent or Merger Sub, the Company Board Recommendation, (ii) publicly approve or recommend, or propose publicly to approve or recommend, an Acquisition Proposal, (iii) if an Acquisition Proposal structured as a tender or exchange offer is publicly announced or publicly commenced, fail to publicly recommend against acceptance of such tender or exchange offer by the Company Stockholders within ten (10) Business Days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act; (iv) if an Acquisition Proposal is publicly announced (other than by the commencement of a tender or exchange offer) and the Company Board fails to issue a public press release within ten (10) Business Days of such public announcement providing that the Company Board reaffirms the Company Board Recommendation); or (v) fail to include the Company Board Recommendation in the Proxy Statement (each of clauses (i), (ii), (iii), (iv) and (v), a “Company Board Recommendation Change”); provided, however, that a “stop, look and listen” communication by the Company Board or any committee thereof to the Company Stockholders pursuant to Rule 14d-9(f) of the Exchange Act, shall not be deemed to be a Company Board Recommendation Change.

(c) Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, after the date of this Agreement and prior to the receipt of the Required Company Stockholder Approval, the Company Board (or a committee thereof) may (i) in response to the receipt of (x) an Acquisition Proposal received after the date hereof that did not result from a Willful Breach of Section 5.2, or (y) the occurrence an Intervening Event, effect a Company Board Recommendation Change, or (ii) in response to the receipt of an Acquisition Proposal received after the date hereof that did not result from a Willful Breach of Section 5.2, enter into a definitive agreement with respect to such applicable Acquisition Proposal and terminate this Agreement pursuant to Section 8.1(c)(ii), provided that (A) the Company Board (or a committee thereof) determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, (B) in the case of receipt of an Acquisition Proposal, the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisor(s) and outside legal counsel) that such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal, (C) the Company provides written notice to Parent at least four (4) Business Days prior to effecting a Company Board Recommendation Change or terminating this Agreement pursuant to Section 8.1(c)(ii) of its intent to take such action, specifying the reasons therefor (a “Change of Recommendation Notice”), and (D) prior to effecting such Company Board Recommendation Change or terminating this Agreement pursuant to Section 8.1(c)(ii), the Company shall, and shall use commercially reasonable efforts to cause its Representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) during such four (4) Business Day period to make such adjustments in the terms and conditions of this Agreement as would obviate the basis for a Company Board Recommendation Change or the termination of this Agreement pursuant to Section 8.1(c)(ii) and (E) no earlier than the end of such four (4) Business Day period, the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisor(s) and outside legal counsel), after considering any proposed amendments to the terms and conditions of this Agreement agreed to in writing by Parent during such four (4) Business Day period, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law (and, in the case of receipt of such Acquisition Proposal, that such Acquisition Proposal continues to constitute a Superior Proposal). Following delivery of a Change of Recommendation Notice in the case of a Superior Proposal, in the event of any material change to the financial terms (including any change to the amount or form of consideration payable) or other material revision to the material terms or conditions of such Acquisition Proposal, the Company shall provide a new Change of Recommendation Notice to Parent, and any Company Board Recommendation Change or termination of this Agreement pursuant to Section 8.1(c)(ii) following delivery of such new Change of Recommendation Notice shall again be subject to clause (C) of the immediately preceding sentence, except that references to four (4) Business Days shall be deemed to be two (2) Business Days.
(d) Nothing in this Agreement shall prohibit the Company Board (or a committee thereof) from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act, and (ii) making any disclosure to the Company Stockholders if the Company Board (or a committee thereof) determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would be inconsistent with its fiduciary duties to the Company Stockholders under applicable Law.
5.4 Proxy Statement; Company Stockholder Meeting.
(a) As promptly as reasonably practicable, and in no event later than the twenty-first (21st) calendar day, following the date of this Agreement, the Company shall prepare and cause to be filed with the SEC a proxy statement in preliminary form, as required by the Exchange Act, relating to the Company Stockholder Meeting (together with any amendments or supplements thereto, the “Proxy Statement”). Unless the Company Board (or a committee thereof) shall have effectuated a Company Board Recommendation Change in accordance with Section 5.3, the Proxy Statement shall include the Company Board Recommendation with respect to the Merger. The Company shall promptly notify Parent upon the receipt of any comments from the SEC (or the staff of the SEC) with respect to the Proxy Statement or any request from the SEC (or the staff of the SEC) for amendments or supplements to the Proxy Statement, and shall promptly provide Parent with copies of all correspondence relating to the Proxy Statement between the Company and its Representatives, on the one hand, and the SEC (or the staff of the SEC), on the other hand. Each of the parties hereto shall use their commercially reasonable efforts to respond as promptly as reasonably practicable to any comments of the SEC (or the staff of the SEC) with respect to the Proxy Statement. The Company shall use its commercially reasonable efforts so that the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder and to cause the definitive Proxy Statement to be mailed to the Company Stockholders as of the record date established for the Company Stockholder Meeting as promptly as reasonably practicable after the date of this Agreement, and in no event more than ten (10) Business Days after the date on which the SEC confirms that it has no further comments on the Proxy Statement. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding in writing to any comments of the SEC (or the staff of the SEC) with respect thereto, the Company shall provide Parent a reasonable opportunity to review and to propose comments on such document or response to the extent permitted by applicable Law and shall include any such comments reasonably proposed by Parent; provided, however, that the Company may amend or supplement the Proxy Statement without the review or comment of Parent from and after any Company Board Recommendation Change. The Company shall use its reasonable best efforts to cause the Proxy Statement to be disseminated to the Company Stockholders as promptly as permitted by applicable Law following the filing thereof.
(b) Parent shall, as promptly as practicable, use reasonable best efforts to furnish to the Company all information concerning Parent and Merger Sub as may be requested by the Company in connection with the Proxy Statement, including such information that is required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement, and shall otherwise assist and reasonably cooperate with the Company in the preparation of the Proxy Statement and the resolution of comments from the SEC (or the staff of the SEC). Parent will, upon request of the Company, use its reasonable best efforts to confirm and/or supplement the information relating to Parent or Merger Sub supplied by it for inclusion in the Proxy Statement, such that at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Stockholder Meeting, such information shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(c) In accordance with the Charter and bylaws of the Company and the requirements of the NASDAQ and the DGCL, the Company shall use reasonable best efforts to, as promptly as reasonably practicable (but subject to the last sentence of this Section 5.4(c) and the timing contemplated in Section 5.4(a)), (x) conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act and establish a record date for and give notice of a meeting of Company Stockholders, for the purpose of voting upon the adoption of this Agreement (including any adjournment or postponement thereof, the “Company Stockholder Meeting”) and (y) mail to the holders of Company Shares as of the record date established for the Company Stockholder Meeting a Proxy Statement and all other proxy materials (such date, the “Proxy Date”) and if necessary to comply with applicable securities Laws, after the Proxy Statement shall have been so mailed, promptly circulate amended, supplemental, or supplemented proxy material, and, if required in connection therewith, re-solicit proxies so long as no Company Board Recommendation Change has been effected. The Company shall use reasonable best efforts to duly call, convene and hold the Company Stockholder Meeting as promptly as reasonably practicable after the Proxy Date; provided, however, that the Company may postpone, recess or adjourn the Company Stockholder Meeting: (i) with the written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), (ii) for the absence of a quorum, (iii) to solicit additional proxies for the purpose of obtaining the Required Company Stockholder Approval, or (iv) after consultation with Parent to allow reasonable additional time for the filing and distribution of any supplemental or amended disclosure which the Company Board (or a committee thereof) has determined in good faith (after consultation with its outside legal counsel) is necessary under applicable Laws or the directors’ fiduciary duty and for such supplemental or amended disclosure to be disseminated to and reviewed by the Company Stockholders prior to the Company Stockholder Meeting; provided, further, that, without the prior written consent of Parent, the Company Stockholders Meeting shall not be postponed, recessed or adjourned to a date that is (i) more than thirty (30) calendar days after the date for which the Company Stockholders Meeting was originally scheduled (excluding any adjournments, recesses or postponements required by applicable Law). Unless the Company Board (or a committee thereof) shall have effected a Company Board Recommendation Change in accordance with Section 5.3, the Company shall use its commercially reasonable efforts to solicit proxies in favor of the adoption of this Agreement and to solicit the Required Company Stockholder Approval. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to hold the Company Stockholder Meeting if this Agreement is validly terminated. Without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (i) the adoption of this Agreement, (ii) the stockholder advisory vote contemplated by Rule 14a-21(c) under the Exchange Act, (iii) adjournment of the Company Stockholder Meeting, and (iv) any other matters as required by applicable Law shall be the only matters (other than procedural matters) which the Company shall propose to be acted on by the holders of Company Shares at the Company Stockholder Meeting.
(d) If at any time prior to the Effective Time and the occurrence of any Company Board Recommendation Change any event or circumstance relating to the Company or Parent or any of the Company’s or Parent’s Subsidiaries, or their respective officers or directors, is discovered by the Company or Parent, respectively, which, pursuant to the Exchange Act, is required to be set forth in an amendment or a supplement to the Proxy Statement, such party shall promptly inform the others. Each of Parent, Merger Sub and the Company agrees to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading.
(e) The Company covenants and agrees that the Proxy Statement (including any letter to stockholders, the notice of meeting and form of proxy and any other document incorporated by reference therein, in each case including any amendments or supplements thereto) at the date mailed to the Company Stockholders and at the time of any meeting of the Company Stockholders to be held in connection with the Merger, when it is filed with the SEC, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no covenant is made by the Company with respect to (i) statements therein relating to Parent and its Affiliates, including Merger Sub, or based on information supplied by Parent or Merger Sub for inclusion in the Proxy Statement or (ii) any financial projections or conditional or forward-looking statements. The Proxy Statement (and any amendment thereof or supplement thereto) will comply as to form in all material respects with the provisions of the Exchange Act and any other applicable federal securities Laws.
(f) Parent covenants and agrees that the information supplied by Parent for inclusion or incorporation by reference in the Proxy Statement (and any amendment thereof or supplement thereto) will not, at the date mailed to the Company Stockholders and at the time of the meeting of the Company Stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.
ARTICLE VI
ADDITIONAL COVENANTS
6.1 Reasonable Best Efforts.
(a) Upon the terms and subject to the conditions set forth in this Agreement, and except to the extent that any action is governed by a different covenant or obligation hereunder (including, without limitation, any covenant or obligation set forth in Article V or Section 6.11) each of Parent, Merger Sub and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and each of the other transactions contemplated by this Agreement, including using reasonable best efforts to (i) cause each of the conditions to the Merger set forth in Article VII to be satisfied, in each case as promptly as practicable after the date of this Agreement; (ii) subject to Section 6.2, obtain, as promptly as practicable after the date of this Agreement, and maintain all necessary actions or non-actions and Consents from Governmental Authorities and make all necessary registrations, declarations and filings with Governmental Authorities, that are necessary to consummate the Merger; (iii) resist, contest, appeal and remove any Legal Proceeding and have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, restricts or restrains the consummation of the transactions contemplated by this Agreement (including any Legal Proceeding or Order in connection with the matters contemplated by Section 6.2), (iv) upon the written request of Parent or Merger Sub, obtain all necessary or appropriate Consents under any Material Contracts to which the Company or any of its Subsidiaries is a party in connection with this Agreement and the consummation of the transactions contemplated hereby and (v) reasonably cooperate with the other party or parties with respect to any of the foregoing. In addition to the foregoing, and except to the extent that any action is governed by a different covenant or obligation hereunder (including any covenant or obligation set forth in Article V), neither Parent or Merger Sub, on the one hand, nor the Company, on the other hand, shall take any action, or fail to take any action, that is intended to, or has (or would reasonably be expected to have) the effect of, preventing, impairing, delaying or otherwise adversely affecting the consummation of the Merger or the ability of such party to fully perform its obligations under this Agreement. Notwithstanding anything to the contrary herein, the Company shall not be required prior to the Effective Time to pay any consent or other similar fee, “profit-sharing” or other similar payment or other consideration (including increased rent or other similar payments or agree to enter into any amendments, supplements or other modifications to (or waivers of) the existing terms of any Contract), or provide additional security (including a guaranty) or otherwise assume or incur or agree to assume or incur any Liability that is not conditioned upon the consummation of the Merger, to obtain any Consent of any Person (including any Governmental Authority) under any Contract.
(b) Parent agrees, on behalf of itself and its Affiliates, that, between the date of this Agreement and earlier of (1) the valid termination of this Agreement in accordance with its terms and (2) the Effective Time, Parent shall not, and shall cause its Affiliates not to, directly or indirectly, (i) acquire, purchase, lease or license (or agree to acquire, purchase, lease or license), by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division or part thereof, or any securities or collection of assets, if doing so would or would reasonably be expected to (A) result in any material delay in obtaining, or materially increase the risk of not obtaining, any Consent of any Governmental Authority required in connection with the transactions contemplated hereby (including the Merger) or (B) restrict, prevent, prohibit, impede or materially delay the consummation of the Merger or any of the other transactions contemplated by this Agreement, or (ii) take or agree to take any other action (including entering into agreements with respect to any equity investments, joint ventures, acquisitions, mergers, consolidations or business combinations) which would or would reasonably be expected to (X) result in any material delay in obtaining, or materially increase the risk of not obtaining, any Consent of any Governmental Authority required in connection with the transactions contemplated hereby (including the Merger) or (Y) restrict, prevent, prohibit, impede or materially delay the consummation of the Merger or any of the other transactions contemplated by this Agreement.
6.2 Antitrust Obligations.
(a) Each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall file (x) with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby as required by the HSR Act and (y) any other submission required pursuant to any applicable Foreign Antitrust Law, as soon as practicable after the date of this Agreement but with respect to the foregoing clause (x) in no event later than ten (10) Business Days following the date of this Agreement (unless a later date is mutually agreed between the parties). Each of Parent and the Company shall use reasonable best efforts to (i) cooperate and coordinate with the other in the making of such filings, (ii) supply the other with any information and documentary material that may be required in order to make such filings, (iii) supply any additional information that reasonably may be required or requested by the FTC, the DOJ or any foreign Governmental Authority responsible for the enforcement of any Foreign Antitrust Law, and (iv) take any and all actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and any Foreign Antitrust Laws as soon as practicable (and in any event by the date that is at least five (5) Business Days before the Termination Date), and to avoid any impediment to the consummation of the Merger under any Antitrust Laws, including (1) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, conduct of business restrictions, a sale or disposition of such assets or businesses as are required to be divested or a license or grant of commercialization rights to businesses, product lines, fields of use, divisions, business arrangements, Contracts, assets or interests therein of the Surviving Corporation and its Subsidiaries, (2) amending any venture or other arrangement of the Surviving Corporation and its Subsidiaries, (3) cooperating with each other and using their respective reasonable best efforts to contest and resist any Legal Proceeding and to have vacated, lifted, reversed or overturned any Order that may result from such Legal Proceedings, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement and (4) otherwise taking or committing to take actions after the Closing with respect to one or more of the businesses, product lines, fields of use, or assets of the Surviving Corporation and its Subsidiaries, including notification of acquisitions that would not otherwise be required under the HSR Act or any foreign Antitrust Laws, in each case, as may be required in order to enable the consummation of the transactions contemplated hereby, including the Merger, to occur as soon as reasonably practicable (and in any event no later than the Termination Date) and to otherwise avoid the entry of, or to effect the dissolution of, any preliminary or permanent injunction which would otherwise have the effect of preventing the consummation of the transactions contemplated hereby, including the Merger (the actions referred to in clauses (1), (2), (3) and (4), “Remedy Actions”); provided, however, that, notwithstanding anything to the contrary set forth in this Agreement, (A) in no event shall Parent, the Company or their respective Affiliates be required to proffer, consent to or agree to or effect any Remedy Action unless such Remedy Action is conditioned upon the closing of the Merger and (B) nothing in this Agreement shall require Parent, Merger Sub or their respective Affiliates to, and the Company shall not, without the prior written consent of Parent, commit to or effect any action (x) with respect to the capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, properties or businesses of Affiliates of Parent or Merger Sub (other than Parent and Merger Sub) or (y) that, individually or in the aggregate, would, or would reasonably be expected to, have a material adverse effect on the business, assets, Liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole. Further, and for the avoidance of doubt, without the written consent of the Company, Parent will not extend any waiting period under the HSR Act (by pull and refile, or otherwise) or enter into any agreement with the FTC, the Antitrust Division of the DOJ or any other Governmental Authority not to consummate the transactions contemplated by this Agreement.
(b) Each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall promptly inform the other of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement in connection with any filings or investigations with, by or before any Governmental Authority relating to this Agreement or the transactions contemplated hereby, including any proceedings initiated by a private party. If any party hereto or an Affiliate thereof shall receive a request for additional information or documentary material from any Governmental Authority with respect to the transactions contemplated by this Agreement pursuant to the HSR Act or any other Antitrust Law with respect to which any such filings have been made, then such party shall use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by applicable Law or by the applicable Governmental Authority, the parties hereto agree to (i) give each other reasonable advance notice of all meetings and conference calls with any Governmental Authority relating to the Merger, (ii) give each other an opportunity to participate in each of such meetings and conference calls, (iii) keep the other party reasonably apprised with respect to any oral communications with any Governmental Authority regarding the Merger, (iv) closely cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the Merger, articulating any regulatory or competitive argument and/or responding to requests or objections made by any Governmental Authority, (v) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all written communications (including any analyses, presentations, memoranda, briefs, arguments and opinions) with a Governmental Authority regarding the Merger, (vi) provide each other (or counsel of each party, as appropriate) with copies of all written communications to or from any Governmental Authority relating to the Merger and (vii) closely cooperate and provide each other with a reasonable opportunity to participate in, and consider in good faith the views of the other regarding, all material deliberations with respect to all efforts to satisfy the conditions set forth in Section 7.1(b) and Section 7.1(c). Any such disclosures, rights to participate or provisions of information by one party to the other may be made on a counsel-only basis to the extent required under applicable Law or to remove references concerning the valuation of the Company or confidential competitively sensitive business information of the Company. Notwithstanding the foregoing, Parent, Merger Sub and the Company shall cooperate with one another to devise and implement the strategy and timing for obtaining any Consents required or sought from any

Governmental Authority in connection with the Merger and each of the other transactions contemplated by this Agreement; provided, that such strategy shall be designed to obtain such Consents as promptly as reasonably practicable but in no event later than five (5) Business Days prior to the Termination Date.
(c) Each of Parent, Merger Sub and the Company shall cooperate with one another in good faith to (i) promptly determine whether any filings not contemplated by Section 6.2(a) are required to be made, and whether any other Consents not contemplated by Section 6.2(a) are required to be obtained, from any Governmental Authority under any other applicable Law in connection with the transactions contemplated hereby, and (ii) promptly make any filings, furnish information required in connection therewith and seek to obtain timely any such Consents that the parties determine are required to be made or obtained in connection with the transactions contemplated hereby.
6.3 Public Statements and Disclosure. So long as this Agreement is in effect, Parent and Merger Sub, on the one hand, and the Company, on the other, shall not, and shall cause their respective controlled Affiliates not to, issue any press release or make any public statement with respect to the Merger or this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or regulatory or governmental body to which the relevant party is subject, in which case, to the extent permitted by applicable Law and practicable under the circumstances, the party proposing to issue such press release or make such public announcement shall consult in good faith with the other party before making any such public announcement, (b) with respect to any press release or other public statement by the Company permitted by Section 5.3 (including to announce a Company Board Recommendation Change in accordance with Section 5.3) or otherwise made by the Company from and after any Company Board Recommendation Change or (c) statements consistent in all material respects with any release, disclosure or other public statements previously made in accordance with this Section 6.3, or (d) public statement regarding the transactions contemplated hereby in response to questions from the press, analysts, investors or those attending industry conferences, and make internal announcements to employees, in each case, to the extent that such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by the parties or approved by the parties, and otherwise in compliance with this Section 6.3, and provided that such public statements do not reveal material nonpublic information regarding this Agreement or the transactions contemplated hereby. The press release announcing the execution and delivery of this Agreement shall be a joint release of, and shall not be issued prior to the approval of each of, the Company and Parent (which approval shall not be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary set forth in this Agreement, nothing herein shall restrict Parent or the Debt Financing Sources or their respective Affiliates or Representatives from making customary announcements and communications in connection with the arrangement and consummation of the Debt Financing; provided, that such public statements do not reveal material nonpublic information regarding this Agreement or the transactions contemplated hereby.
6.4 Anti-Takeover Laws. If any state takeover Law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote Company Shares (including any “control share acquisition,” “fair price,” “moratorium,” “business combination” or other similar takeover Law) becomes or is deemed to be applicable to the Company, Parent, Merger Sub, this Agreement, the Merger or any other transactions contemplated by this Agreement, then Parent, Merger Sub and the Company shall cooperate and take all action reasonably available to render such Law inapplicable to the foregoing; provided, however, that nothing in the foregoing shall be interpreted to require the Company Board (or a committee thereof) to take any action that would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law or following a Company Board Recommendation Change. Neither Parent, Merger Sub nor the Company will take any action that would cause this Agreement, the Merger or the other transactions contemplated by this Agreement to be subject to the requirements imposed by any such Laws; provided, however, that nothing in the foregoing shall be interpreted to require the Company Board (or a committee thereof) to refrain from taking any action that would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law or any other action following a Company Board Recommendation Change.
6.5 Access. During the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall (and shall cause its Subsidiaries to) afford Parent and its Representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books and records and personnel of the Company and its Subsidiaries; provided, however, that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (i) any applicable Law requires the Company or its Subsidiaries to restrict or otherwise prohibit access to such documents or information, (ii) granting such access would violate any obligations of the Company or any of its Subsidiaries with respect to confidentiality to any third party or otherwise breach, contravene or violate, constitute a default under, or give a third party the right to terminate or accelerate an obligation under, any then effective Contract to which the Company or any of its Subsidiaries is a party, (iii) access to such documents or information would reasonably be expected to result in a waiver of any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information or (iv) such documents or information relate to the evaluation or negotiation of this Agreement, the transactions contemplated hereby or, subject to Section 5.2, an Acquisition Proposal or Superior Proposal. In the event that the Company does not provide access or information in reliance on clauses (i), (ii), or (iii) of the preceding sentence, it shall use its reasonable best efforts to communicate the applicable information to Parent in a way that would not violate any applicable Law, Contract or obligation or waive such a privilege, it shall use its reasonable best efforts to communicate the applicable information to Parent in a way that the Company reasonably determines would not would jeopardize the health and safety of any employee of the Company or its Subsidiaries. Any investigation conducted pursuant to the access contemplated by this Section 6.5 (1) shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company or its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries, and (2) shall be subject to the Company’s reasonable security measures and insurance requirements. The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 6.5. Nothing in this Section 6.5 or elsewhere in this Agreement shall be construed to require the Company, any of its Subsidiaries or any Representatives of any of the foregoing to prepare any reports, analyses, appraisals, opinions or other information, subject to the Company’s obligations under Section 6.11.
6.6 Section 16(b) Exemption. The Company shall take all actions reasonably necessary to cause the dispositions of equity securities of the Company (including “derivative securities” (as defined in Rule 16a-1(c) under the Exchange Act)) in connection with the transactions contemplated by this Agreement by any director or executive officer of the Company who is a covered Person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder to be exempt under Rule 16b-3 promulgated under the Exchange Act.
6.7 Directors’ and Officers’ Indemnification and Insurance.
(a) Parent and the Surviving Corporation and its Subsidiaries as of the Effective Time shall (and, Parent shall cause the Surviving Corporation and its Subsidiaries as of the Effective Time to) honor and fulfill in all respects the obligations of the Company and its Subsidiaries under (i) the indemnification agreements to the extent made available to Parent between (A) the Company or any of its Subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its Subsidiaries and (B) any corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise and any Person serving or who served as a director, officer, member, trustee or fiduciary of any of the foregoing at the request of the Company or any of its Subsidiaries, in each case, prior to the Effective Time (the “Indemnified Persons”), and (ii) indemnification, expense advancement and exculpation provisions in the Charter or bylaws or comparable organizational document of the Company or any of its Subsidiaries in effect on the date of this Agreement. In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause the certificates of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation, and its Subsidiaries, to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are no less favorable than the indemnification, exculpation and advancement of expenses provisions contained in the certificates of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries as of the date hereof, and during such six (6) year period, such provisions shall not be repealed, amended or otherwise modified in any manner adverse to the Indemnified Persons except as required by applicable Law or as provided below.

(b) Without limiting the generality of the provisions of Section 6.7(a), during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, to the fullest extent permitted by applicable Law, Parent and the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) indemnify and hold harmless each Indemnified Person from and against any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, Liabilities and amounts paid in settlement of or in connection with any threatened or actual action, suit, claim, proceeding, investigation, arbitration or inquiry, whether civil, criminal, administrative or investigative (each an “Indemnified Proceeding”), to the extent such Indemnified Proceeding arises directly or indirectly out of or pertains or relates directly or indirectly to (i) any action or omission or alleged action or omission in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of its Subsidiaries or other Affiliates (including as a fiduciary with respect to any employment benefit plan) or by reason of the fact that such Indemnified Person is or was serving at the request of the Company or its Subsidiaries as such (including as a fiduciary with respect to any employee benefit plan) of another Person (regardless, in each case, of whether such action or omission, or alleged action or omission, occurred prior to or at the Effective Time), or (ii) any of the transactions contemplated by this Agreement; provided that if, at any time prior to the sixth (6th) anniversary of the Effective Time, any Indemnified Person delivers to the Surviving Corporation a written notice asserting a claim for indemnification under this Section 6.7(b), then the claim asserted in such notice shall survive the sixth (6th) anniversary of the Effective Time until such time as such claim is fully and finally resolved. In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, to the fullest extent permitted by applicable Law, Parent and the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) advance, prior to the final disposition of any Indemnified Proceeding for which indemnification may be sought under this Agreement, promptly following request by an Indemnified Person therefor, all costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses) incurred by such Indemnified Person in connection with any such Indemnified Proceeding upon receipt of an undertaking, to the extent required by Law, by such Indemnified Person to repay such advances if it is ultimately decided in a final, non-appealable judgment by a court of competent jurisdiction that such Indemnified Person is not entitled to indemnification hereunder. None of Parent, the Surviving Corporation or an Indemnified Person shall settle, compromise or consent to the entry of any judgment in any threatened or actual Indemnified Proceeding for which indemnification could be sought by an Indemnified Person hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Person from all liability arising out of such Indemnified Proceeding or such Indemnified Person otherwise consents in writing to such settlement, compromise or consent.
(c) During the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, Parent shall, and shall cause the Surviving Corporation to, maintain for the benefit of the directors and officers of the Company and its Subsidiaries, as of the date of this Agreement and as of the Effective Time, an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event providing coverage not less favorable to the insured persons than the policies of the Company and its Subsidiaries in effect as of the date of this Agreement; provided that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of three hundred percent (300%) of the last annual premium paid prior to the date of this Agreement, but in such case shall purchase coverage as favorable to the insured persons as is available for such amount. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained by the Company prior to the Effective Time, and if requested by Parent, the Company shall use reasonably best efforts to so obtain such prepaid policies prior to the Effective Time. The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain the D&O Insurance “tail” policy in full force and effect and continue to honor their respective obligations thereunder, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time.
(d) Notwithstanding anything herein to the contrary, if any Indemnified Person notifies the Surviving Corporation on or prior to the sixth (6th) anniversary of the Effective Time that a claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) has been made against such Indemnified Person, the provisions of this Section 6.7 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.
(e) In the event that Parent or the Surviving Corporation (or any of its successors or assigns) (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or engages in any division transaction, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 6.7.
(f) This Section 6.7 shall survive the consummation of the Merger and is intended to benefit, and shall be enforceable by, the Indemnified Persons and their respective heirs and legal representatives, and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Person without the written consent of such affected Indemnified Person. The rights provided under this Section 6.7 shall not be deemed to be exclusive of any other rights to which any Indemnified Person is entitled, whether pursuant to Law, Contract or otherwise.
6.8 Employee Matters.
(a) For the period commencing at the Effective Time and ending on the earlier of (x) the date that is twelve (12) months following the Effective Time and (y) the date on which the employment of a Continuing Employee terminates, Parent, the Surviving Corporation or any of their respective Affiliates shall provide each Continuing Employee with compensation and benefits that are no less favorable, in the aggregate, than the compensation and benefits provided to Continuing Employees immediately prior to the Effective Time.
(b) Effective as of the Effective Time and thereafter, Parent and its Affiliates shall recognize, or shall cause the Surviving Corporation to recognize, each Continuing Employee’s employment or service with the Company (including any current or former Affiliate thereof or any predecessor) prior to the Closing for all purposes (other than the accrual of or entitlement to pension benefits or retirement welfare benefits), including for purposes of determining, as applicable, eligibility for participation, vesting and entitlement of the Continuing Employee under all employee benefit plans maintained by the Surviving Corporation, Parent or any of their respective Affiliates (other than the accrual of or entitlement to pension benefits or post-retirement welfare benefits), including vacation plans or arrangements, 401(k) or other retirement plans and any severance or welfare plans, except to the extent such recognition would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, effective as of the Effective Time and thereafter, Parent and its Affiliates shall, or shall cause the Surviving Corporation to, (i) cause any pre-existing conditions or limitations, eligibility waiting periods, actively at work requirements, evidence of insurability requirements or required physical examinations under any health or similar plan of the Surviving Corporation, Parent or any of their respective Affiliates to be waived with respect to Continuing Employees and their eligible dependents, except to the extent that any waiting period, exclusions or requirements still applied to such Continuing Employee under the comparable Plan in which such Continuing Employee participated immediately before the Effective Time and (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by such Continuing Employee and his or her eligible dependents under the health plans in which they participated immediately prior to transitioning into a plan of Parent or an Affiliate of Parent during the portion of the calendar year prior to such transition in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of Parent or an Affiliate of Parent.
(c) Unless otherwise directed in writing by Parent at least ten (10) Business Days prior to the Effective Time, the Company Board will authorize the full vesting of all account balances under and termination of any and all Plans intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code, effective no later than the day immediately preceding the Closing Date. Each Continuing Employee who is a participant in a 401(k) plan of the Company (each, a “401(k) Participant”) will be allowed to participate, effective as of the Effective Time, in a tax qualified plan which includes a cash or deferred arrangement intended to satisfy the provisions of Section 401(k) of the Code that is sponsored by Parent or an Affiliate of Parent (the “Parent 401(k) Plan”). Parent will use commercially reasonable efforts, or will cause an Affiliate to, take all actions necessary so that the Parent 401(k) Plan will accept rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, inclusive of loans) from the 401(k) Plan of the Company, and Parent (or its affiliate) will thereafter maintain such loan under the Parent 401(k) Plan.
(d) Without limiting the generality of Section 6.8(a), annual cash and short-term bonus or incentives for the fiscal year in which the Effective Time occurs shall be treated as set forth in Section 6.8(d) of the Company Disclosure Letter.
(e) The provisions of this Section 6.8 are solely for the benefit of the parties to this Agreement, and no Continuing Employee (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third-party beneficiary of this Agreement, and no provision of this Section 6.8 shall create such rights in any such Persons. Nothing herein shall (i) guarantee employment for any period of time or preclude the ability of Parent, the Surviving Corporation or any of their respective Affiliates, as applicable, to terminate the employment of any Continuing Employee at any time and for any reason or alter the at-will nature of any Continuing Employee’s employment; (ii) require Parent, the Surviving Corporation or any of their respective Affiliates, as applicable, to continue any Plans, or other employee benefit plans or arrangements or prevent the amendment, modification or termination thereof after the Effective Time; or (iii) amend any Plans or other employee benefit plans or arrangements.
6.9 Obligations of Merger Sub. Parent shall take all actions necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement before and after the Effective Time, as applicable (including, with respect to Merger Sub, to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement).
6.10 Certain Litigation(a) . Prior to the earlier of the Effective Time or the termination of this Agreement, the Company shall promptly notify Parent of any Legal Proceeding brought by the stockholders of the Company or other Persons (other than Parent, Merger Sub, or its Affiliates) against the Company or any of its directors, officers or the Representatives of the Company arising out of or relating to this Agreement or the transactions contemplated hereby, and shall keep Parent reasonably informed with respect to the status thereof. Without limiting the preceding sentence, subject to the preservation of privilege and confidential information, and other than with respect to matters related to any Company Board Recommendation Change if the Company Board (or a committee thereof) has made a Company Board Recommendation Change, prior to the earlier of the Effective Time or the termination of this Agreement, the Company shall give Parent the right to participate in (but not control) the defense (including by allowing for advanced review and comment on all filings or responses to be made in connection therewith) or settlement (including the right to participate in (at the participating party’s expense) the negotiations, arbitrations or mediations with respect thereto) of any such Legal Proceeding, and the Company will in good faith give consideration to Parent’s advice with respect to such Legal Proceeding and the underlying strategy documentation with respect thereto. Prior to the earlier of the Effective Time or the termination of this Agreement, no such settlement relating to this Agreement or the transactions contemplated thereby shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).
6.11 Financing Cooperation.
(a) During the period from the date of this Agreement through the earlier of the Closing Date or the date of termination of this Agreement, the Company shall use reasonable best efforts to provide, and shall cause its Subsidiaries and their respective Representatives to use reasonable best efforts to cause their respective Representatives to provide, in each case at Parent’s sole cost and expense, such customary cooperation as may be reasonably requested in writing (which, for purposes of this Section 6.11 may be through email) by Parent in connection with the arrangement of the debt financing for the transactions contemplated by this Agreement (the “Debt Financing”), including using reasonable best efforts to: (i) furnish as promptly as practicable pertinent and customary information (and supplementing such information to the extent any such information contains any untrue statement of a material fact or omits to state a material fact necessary to make such information not materially misleading in light of the circumstances under which such statements were made, when considered as a whole (after giving effect to all supplements and updates thereto through the date furnished)) regarding the Company and its Subsidiaries as may be reasonably requested by Parent in connection with the Debt Financing and customarily required for the completion of similar financings; (ii) assist in preparation for and upon reasonable notice and at reasonable times and locations, participate in a reasonable number of meetings, presentations and road shows with arrangers or agents, prospective lenders and other investors and sessions with rating agencies and accountants, due diligence sessions and drafting sessions (in each case which may be telephonic or virtual meetings or sessions, as circumstances require) and otherwise cooperate with the marketing and due diligence efforts for any of the Debt Financing; (iii) provide Parent and the Debt Financing Sources, at least four (4) Business Days prior to the Closing Date, with all documentation and other information with respect to the Company and its Subsidiaries as shall have been reasonably requested in writing by Parent or any Debt Financing Source at least eight (8) Business Days prior to the Closing Date that is required in connection with the Debt Financing by U.S. regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA Patriot Act of 2001, and the requirements of 31 C.F.R. §1010.230; (iv) execute and deliver any guarantee, pledge and security documents, other definitive financing documents (including, to the extent regarding the Company or its Subsidiaries, the schedules thereto), or other certificates or documents as may be reasonably requested by Parent, including the use of reasonable best efforts to provide original copies of all certificated securities (with transfer powers executed in blank) to the extent in the possession of the Company or its Subsidiaries, (v) furnish Parent as promptly as practicable the Required Financial Information, (vi) provide reasonable and customary assistance to Parent and the Debt Financing Source (A) in obtaining any corporate credit and family ratings from any ratings agencies to the extent required in connection with the Debt Financing and (B) in the preparation of customary offering documents, lender presentations, private placement memoranda, bank information memoranda, syndication memoranda, ratings agency presentations (including executing customary authorization and representation letters authorizing the distribution of information relating to the Company and its Subsidiaries to prospective lenders or investors and containing representations with respect to the presence of or absence of material non-public information relating to the Company and its Subsidiaries and the accuracy of the information relating to the Company and its Subsidiaries contained therein, provided, that when furnished or considered as a whole, such materials are or will be, complete and correct in all material respects (after giving effect to any supplements thereto) and will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made, when considered as a whole (after giving effect to all supplements and updates thereto through the date furnished)) and other customary marketing material for the Debt Financing; (vii) provide reasonable and customary assistance to assist Parent in producing any pro forma financial statements and data regarding the Company and its Subsidiaries to the extent required by the Definitive Financing Agreements; provided that it is understood that the Company and its Subsidiaries shall not be (A) responsible for preparing such pro forma financial information or (B) required to provide any information or assistance relating to (x) the proposed debt and equity capitalization that is required for such pro forma financial information or assumed interest rates and fees and expenses related to such debt and equity capitalization, (y) any post-Closing or pro forma cost savings, synergies, capitalization ownership or other pro forma adjustments or (z) any information related to Parent or any of its Subsidiaries or any adjustments that are not directly related to the acquisition of the Company, (viii) assist in the preparation of, and execution and delivering at Closing, definitive agreements with respect to the Debt Financing (the “Definitive Financing Agreements”) (including schedules, annexes and exhibits thereto), including guarantee and collateral documents and instruments as may be reasonably requested by Parent, customary closing certificates, a customary solvency certificate, perfection certificates and other customary documents and instruments as may be reasonable requested by Parent; provided that the effectiveness of any documentation executed by the Company or any of its Subsidiaries shall be subject to the occurrence of the Closing, (ix) cooperate with the Debt Financing Sources’ due diligence, to the extent customary and reasonable and (x) taking reasonable corporate actions, subject to and only effective upon the occurrence of the Closing, reasonably necessary to permit the consummation of the Debt Financing. Notwithstanding anything to the contrary in this Section 6.11(a), nothing will require the Company to provide (or be deemed to require the Company to prepare) any (1) pro forma financial statements (other than the assistance provided for in clause (vii) above); (2) information regarding any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments; (3) description of all or any portion of the Debt Financing, including any “description of notes” or any information customarily provided by a lead arranger, underwriter or initial purchaser in a customary information memorandum or offering memorandum for a secured bank financing or high yield debt securities, as applicable, including sections customarily drafted by a lead arranger or an initial purchaser or underwriter, such as those regarding confidentiality, timelines, syndication process, limitations of liability and plan of distribution; (4) risk factors relating to all or any component of the Debt Financing; (5) other information required by Rules 3-10 or 3-16 of Regulation S-X under the Securities Act, any Compensation Discussion and Analysis or other information required by Item 402 of Regulation S-K under the Securities Act or any other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield debt securities under Rule 144A promulgated under the Securities Act; (6) any financial statements or financial information not readily available or prepared in the ordinary course of business of the Company at the time requested by Parent; or (7) any information with respect to any Person other than the Company and its Subsidiaries.
(b) Notwithstanding anything in Section 6.11(a) to the contrary, (i) such requested cooperation shall not unreasonably interfere (in the sole and reasonable judgment of the Company) with the business or the operations of the Company or its Subsidiaries, (ii) nothing in this Section 6.11 shall require cooperation to the extent that it would (A) subject any of the Company’s or its Subsidiaries’ respective directors, managers, officers or employees to any actual or potential personal liability with respect to matters related to the Debt Financing, (B) conflict with, or violate, the Company’s or any of its Subsidiaries’ organization documents, or any applicable Law or (C) reasonably be expected to result in a material violation or breach of, or a material default under, any material contractual obligation to which the Company or any of its Subsidiaries is a party; provided that in the event the Company does not disclose such information in reliance on the foregoing clause (C), the Company shall inform Parent thereof and of the general nature of the information being withheld, (iii) neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur or assume any actual or potential liability or other obligation in connection with the financings contemplated by the Debt Financing prior to the Effective Time or be required to take any action that would subject it to liability, to bear any cost or expense or make any other payment or agree to provide any indemnity, in each case in connection with the Debt Financing or any information utilized in connection therewith, in each case, that would not be reimbursed or indemnified by Parent or Merger Sub to the extent required by, and subject to the limitations in, Section 6.11(e), (iv) none of the Company, its Subsidiaries or their respective directors, officers or employees shall be required to execute, deliver or enter into, or perform any agreement, certificate, document or instrument with respect to the Debt Financing that is not contingent upon the Closing (other than the execution and delivery of customary authorization letters and representation letters in connection with the obligations under Section 6.11(a)) and the directors and managers of the Company and its Subsidiaries shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained unless Parent and Merger Sub shall have determined that such directors and managers are to remain as directors and managers of such Person on and after the Closing and such resolutions are contingent upon the occurrence of, or only effective as of, the Closing, (v) disclosure of any confidential information to the Debt Financing Sources shall be made subject to the acknowledgment and acceptance by such Debt Financing Sources that such information is being disseminated on a confidential basis in accordance with (x) the Confidentiality Agreement (under which such Debt Financing Sources and their applicable Representatives shall be deemed to constitute “Representatives”) or (y) customary “click through” confidentiality arrangements or other customary market standards for dissemination of such type of information and (vi) neither the Company nor any of its Subsidiaries shall be required to take any action requiring the Company or any of its Subsidiaries to disclose information subject to any attorney-client, attorney work product or other legal privilege; provided that the Company or such Subsidiary shall use reasonable best efforts to provide an alternative means of disclosing or providing such information and in the case of any confidentiality obligation, the Company shall, to the extent permitted by such confidentiality obligations, notify Parent if any such information that Parent, Merger Sub or any Debt Financing Source has specifically identified and requested is being withheld as a result of any such obligation of confidentiality.
(c) For the avoidance of doubt, the parties hereto acknowledge and agree that the provisions contained in this Section 6.11 represent the sole obligation of the Company and its Subsidiaries with respect to cooperation in connection with the arrangement of any financing (including the Debt Financing) to be obtained by Parent or Merger Sub with respect to the transactions contemplated by this Agreement and no other provision of this Agreement (including the Exhibits and Schedules hereto) shall be deemed to expand or modify such obligations. Parent and Merger Sub acknowledge and agree that it is not a condition to the Closing or any of the other obligations under this Agreement that Parent and Merger Sub obtain the Equity Financing or any Debt Financing. For the avoidance of doubt, if the Equity Financing or any Debt Financing has not been obtained, Parent and Merger Sub shall continue to be obligated to complete the Merger and consummate the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement, any breach by the Company or its Subsidiaries of any of the covenants required to be performed by it under this Section 6.11 shall not be considered in determining the satisfaction of the condition set forth in Section 7.1(b) or any right to termination set forth in Section 8.1(d)(i), unless such breach is a Willful Breach.
(d) The Company shall use reasonable best efforts to deliver to Parent at least two (2) Business Days prior to the Closing Date an appropriate and customary draft payoff letter (a fully-executed copy of which shall be delivered no later than the Closing Date) and lien terminations with respect to the Company Credit Facility in form and substance reasonably acceptable to Parent and Merger Sub (the “Payoff Letter”), specifying the aggregate payoff amount of the Company’s obligations (including principal, interest, fees, expenses, premium (if any) and other amounts payable in respect of such indebtedness) that will be outstanding under such indebtedness as of the Closing and providing for a release of all guarantees and liens in respect thereof upon the receipt of the payoff amounts specified in the Payoff Letter (it being understood and agreed that Parent and Merger Sub shall be responsible for paying all amounts under the Payoff Letter).
(e) Parent agrees to indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives prior to the Closing or the termination of this Agreement (and thereafter, promptly upon demand and in each case directly to the applicable Company Representative) from losses, damages, claims, judgments, fines, penalties, interest and awards (excluding lost profits and losses from any consequential, indirect, special or punitive damages, other than such damages payable to third parties) such Persons may incur in connection with the Debt Financing, the Payoff Letter and the performance of their respective obligations under this Section 6.11 and the provision of any information utilized in connection therewith (other than information provided by the Company or its Subsidiaries) (including reasonable and documented costs and expenses of counsel and advisors), except (x) to the extent incurred as a result of the gross negligence, bad faith or willful misconduct of the Company, its Subsidiaries and their respective Representatives or (y) to the extent resulting from documents and written historical financial information relating to any Company or any of its Subsidiaries furnished by or on behalf of the Company or any of its Subsidiaries specifically for use in connection with the Debt Financing, and such Subsidiaries and Representatives shall be express third party beneficiaries of this sentence, and Parent’s obligation in this sentence shall survive any termination or expiration of this Agreement. Parent agrees to, promptly on request by the Company, reimburse the Company, its Subsidiaries and their respective Representatives for all reasonable and documented out-of-pocket costs incurred by them in connection with the obligations under this Section 6.11 (it being understood that such reimbursement shall not apply to any fees, costs and expenses (x) incurred by, or on behalf of, the Company in connection with its ordinary course financial reporting requirements, (y) any ordinary course amounts payable to existing employees of or consultants to the Company or any of its Subsidiaries with respect to services provided prior to the Closing and (z) any amounts that would have been incurred in connection with the transactions contemplated hereby regardless of the Debt Financing (including the preparation and/or delivery of financial information, payoff letters and lien releases)).
(f) The Company hereby consents to the use of the trademarks, service marks and logos of the Company and its subsidiaries by Parent in connection with the Debt Financing; provided, however, that Parent shall ensure that such logos are used solely in a manner that is not intended, or that is not reasonably likely, to harm or disparage the Company or the Company’s reputation or goodwill.
6.12 Equity Financing.
(a) Each of Parent and Merger Sub shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the Equity Financing in an amount required to satisfy the Required Amount not later than the Closing Date on the terms and conditions described in or contemplated by the Equity Commitment Letter or on other terms with respect to conditionality that are not less favorable to Parent than the conditions set forth in the Equity Commitment Letter as of the date of this Agreement and otherwise on terms and conditions as would not have any result, event or consequence described in any of clauses (A) through (C) of Section 6.12(c), including using reasonable best efforts to (i) maintain in full force and effect the Equity Commitment Letter and the Limited Guarantee, (ii) satisfy and comply with on a timely basis (except to the extent that Parent and Merger Sub have obtained the waiver of) all conditions precedent to the funding or investing of the Equity Financing required to pay the Required Amount applicable to Parent or Merger Sub in the Equity Commitment Letter that are within their control that are to be satisfied by Parent or Merger Sub, (iii) if all of the conditions precedent to the funding of the Equity Financing are satisfied, consummate the Equity Financing in an amount required to pay the Required Amount or enforce the Limited Guarantee at or prior to the Closing and (iv) enforce its rights under the Equity Commitment Letter and the Limited Guarantee. Neither Parent nor Merger Sub shall release or consent to the termination of the obligations of the Investor to provide the Equity Financing to the extent such release or termination would result in Parent and Merger Sub not having sufficient funds (after taking into account any available Equity Financing and Debt Financing) to pay the Required Amount or to the termination of obligations under the Limited Guarantee.
(b) [Reserved].
(c) Neither Parent nor Merger Sub shall permit or consent to or agree to any amendment, restatement, replacement, supplement, termination or other modification or waiver of any provision or remedy under, (i) the Equity Commitment Letter (other than to increase the amount of Equity Financing available thereunder) or (ii) the Limited Guarantee, in each case, without the prior written consent of the Company, if such amendment, restatement, supplement, termination, modification or waiver would (A) impose new or additional conditions precedent to the funding of the Financing or would otherwise materially and adversely change, amend, modify or expand any of the conditions precedent to the funding of the Financing, (B) be reasonably expected to prevent or materially delay the availability of all or a portion of the Equity Financing necessary to pay the Required Amount or the consummation of the transactions contemplated by this Agreement, (C) reduce the aggregate amount of the Equity Financing below the amount necessary to pay the Required Amount or (D) otherwise adversely affect the ability of Parent or Merger Sub to enforce their rights under the Equity Commitment Letter. For purposes of this Agreement (other than with respect to representations in this Agreement made by Parent or Merger Sub that speak as of the date of this Agreement), references to (i) the “Equity Financing” will include the financing contemplated by the Equity Commitment Letter as permitted by this Section 6.12 to be amended, restated, replaced, supplemented or otherwise modified or waived and (ii) the “Equity Commitment Letter” shall include such document as permitted by this Section 6.12(c) to be amended, restated, replaced, supplemented or otherwise modified or waived, in each case from and after such amendment, restatement, replacement, supplement or other modification or waiver.
6.13 Delisting. Each of the parties agrees to reasonably cooperate with the other parties in taking, or causing to be taken, all actions necessary to delist the Company Shares from NASDAQ and terminate its registration under the Exchange Act, provided that such delisting and termination shall not be effective until after the Effective Time.
6.14 Parent Stockholder Consent. Immediately following the execution and delivery of this Agreement by each of the parties hereto, Parent shall execute and deliver a written consent in its capacity as the sole stockholder of Merger Sub duly adopting this Agreement and the transactions contemplated hereby in accordance with the DGCL and the certificate of incorporation and bylaws of Merger Sub.
6.15 Convertible Notes.
(a) On the Closing Date, Parent, Merger Sub and the Company shall, as and to the extent required by the Convertible Notes Indenture, execute, and use reasonable best efforts to cause the Trustee to execute, any supplemental indenture(s) required by the Convertible Notes Indenture and deliver any certificates and other documents required by the Convertible Notes Indenture to be delivered by such persons in connection with such supplemental indenture(s). Notwithstanding anything to the contrary in this Agreement and subject to the immediately preceding sentence, prior to the Effective Time, the Company shall take all actions required under the terms of the Convertible Notes Indenture or the Convertible Notes in connection with the Merger and the other transactions contemplated by this Agreement, which actions shall include, without limitation, the Company (or its Subsidiaries or other Representatives, as applicable) delivering Conversion

Consideration (as defined in the Convertible Notes Indenture) in respect of any conversions of Convertible Notes occurring prior to the Effective Time in accordance with the terms of the Convertible Notes Indenture. Notwithstanding anything to the contrary in this Agreement, prior to the Effective Time, the Company may only elect Cash Settlement (as defined in the Convertible Notes Indenture) with respect to any conversion of Convertible Notes under the Convertible Notes Indenture and otherwise settle any such conversions of the Convertible Notes pursuant to the terms of the Convertible Notes Indenture. For the avoidance of doubt, the transactions contemplated by this Agreement, wherever referred to in Section 6.1 of this Agreement, shall be deemed to include effecting the delivery of Conversion Consideration (as defined in the Convertible Notes Indenture) in respect of any conversions of Convertible Notes in accordance with the terms of the Convertible Notes and the Convertible Notes Indenture.
(b) The Company shall, unless otherwise prohibited by applicable Law, provide Parent and its counsel as promptly as possible, and to the extent practicable, at least three (3) Business Days prior to issuance or delivery to review and comment on any notices, certificates, press releases, supplemental indentures, or other documents or instruments deliverable pursuant to the Convertible Notes Indenture prior to the dispatch or making thereof and shall incorporate all reasonable comments provided by Parent and its counsel with respect thereto.
ARTICLE VII
CONDITIONS TO THE MERGER
7.1 Conditions to the Obligations of Each Party. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger shall be subject to the satisfaction (or waiver by each of Parent and the Company if permissible under applicable Law) prior to the Effective Time, of each of the following conditions:
(a) Required Company Stockholder Approval. The Required Company Stockholder Approval shall have been obtained in accordance with this Agreement, applicable Law and the Charter and bylaws of the Company.
(b) No Legal Prohibition. The consummation of the Merger shall not be restrained, enjoined, prevented or otherwise prohibited or made illegal by any Order (whether temporary, preliminary or permanent) of a court of competent jurisdiction or any other Governmental Authority of competent jurisdiction then in effect, and there shall not be in effect any Law that was enacted, promulgated or deemed applicable to the Merger by any Governmental Authority of competent jurisdiction that restrains, enjoins, prevents or otherwise prohibits the consummation of the Merger.
(c) Antitrust Consents. (i) Any applicable waiting period under the HSR Act shall have expired or been terminated and (ii) any affirmative approval of a Governmental Authority required under any other Antitrust Law set forth in Section 7.1(c) of the Company Disclosure Letter (the “Antitrust Consents”) shall have been obtained or deemed to have been obtained under such applicable Antitrust Law.
7.2 Conditions to the Obligations of Parent and Merger Sub. The respective obligations of Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction (or waiver by each of Parent and Merger Sub if permissible under applicable Law) prior to the Effective Time, of each of the following conditions:
(a) Representations and Warranties. (i) the representations and warranties of the Company contained in the first sentence of Section 3.9 of this Agreement shall be true and correct in all respects as of immediately prior to the Effective Time as though made as of such time; (ii) the representations and warranties of the Company contained in Section 3.2(a), the first sentence of Section 3.2(b) and Section 3.2(c) of this Agreement (without giving effect to any qualification as to “materiality” or “Company Material Adverse Effect” qualifiers set forth therein) shall be true and correct at and as of the Effective Time as though made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for failures of such representations and warranties to be true and correct that, in the aggregate, would not result in more than a de minimis increase in the aggregate consideration payable by Parent and Merger Sub pursuant to Article III of this Agreement, (iii) the representations and warranties of the Company contained in the first sentence of Section 3.1(a), Section 3.2 (other than Section 3.2(a), the first sentence of Section 3.2(b), and Section 3.2(c)), Section 3.4, Section 3.5, Section 3.10, Section 3.24 and Section 3.25 of this Agreement (without giving effect to any qualification as to “materiality” or “Company Material Adverse Effect” qualifiers set forth therein) shall be true and correct in all material respects at and as of the Effective Time as though made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (iv) any other representation and warranty of the Company contained in Article III of this Agreement (without giving effect to any qualification as to “materiality” or “Company Material Adverse Effect” qualifiers set forth therein) shall be true and correct in all respects as of immediately prior to the Effective Time as though made as of such time (except to the extent expressly made as of an earlier date, in which case, at and as of such earlier date), except, in each case, where the failure to be so true and correct would not have, individually or in the aggregate, a Company Material Adverse Effect.
(b) Performance of Obligations. The Company shall not have breached or failed to perform in any material respect any agreement or covenant to be performed, or complied with, by it under the Agreement at or prior to the Effective Time.
(c) Company Officer’s Certificate. The Company shall have delivered to Parent a certificate, signed on behalf of the Company by its chief executive officer, certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.
(d) No Company Material Adverse Effect. No Company Material Adverse Effect will have occurred from or after the date hereof that is continuing.
7.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger shall be subject to the satisfaction (or waiver by the Company if permissible under applicable Law) prior to the Effective Time, of each of the following conditions:
(a) Representations and Warranties. The representations and warranties of each of Parent and Merger Sub contained in this Agreement (without giving effect to any qualification as to “materiality” or “material adverse effect” set forth therein) shall be true and correct in all respects at and as of immediately prior to the Effective Time as though made at and as of such time (except to the extent expressly made as of an earlier date, in which case, at and as of such earlier date), except where the failure to be so true and correct would not or would not reasonably be expected to, individually or in the aggregate, prevent or materially delay, interfere with, hinder or impede the ability to consummate any of the transactions contemplated hereby (including the Merger) in accordance with the terms of this Agreement.
(b) Performance of Obligations. Each of Parent and Merger Sub shall not have breached or failed to perform in any material respect any agreement or covenant to be performed, or complied with, by it under the Agreement at or prior to the Effective Time.
(c) Parent Officer’s Certificate. Parent shall have delivered to the Company a certificate, signed on behalf of Parent by its chief executive officer, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.
ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
8.1 Termination Prior to the Effective Time. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time (it being agreed that the party hereto terminating this Agreement pursuant to this Section 8.1 shall give prompt written notice of such termination to the other party or parties hereto and that any termination by Parent also shall be an effective termination by Merger Sub):
(a) by mutual written agreement of Parent and the Company;
(b) by either Parent or the Company:
(i) if the Effective Time shall not have occurred on or before March 5, 2024 (as such date may be extended pursuant to the immediately succeeding proviso or by the mutual written consent of the parties hereto, the “Termination Date”) for any reason; provided, however, that if, on such date, any of the condition set forth in Section 7.1(b) (solely to the extent such condition has not been satisfied due to any Antitrust Law or Order arising thereunder) or Section 7.1(c) shall not have been fulfilled but all other conditions to the Merger either have been fulfilled or are then capable of being fulfilled, then the Termination Date shall, without any action on the part of the parties hereto, be extended to June 5, 2024; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i)

shall not be available to any party hereto (which shall include, in the case of Parent, Parent and Merger Sub) whose breach of its obligations under this Agreement has been a principal cause of the failure of the Effective Time to occur on or before the date of such termination; or
(ii) if any court of competent jurisdiction or any other Governmental Authority of competent jurisdiction shall have issued any Order, or any Law shall be in effect that was enacted, promulgated or deemed applicable to the Merger by any Governmental Authority of competent jurisdiction, in each case, permanently restraining, enjoining, preventing or otherwise prohibiting or making illegal prior to the Effective Time, the consummation of the Merger, and such Order or Law shall have become final and nonappealable; provided, that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall be available only if the party (which shall include, in the case of Parent, Parent and Merger Sub) seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall have fully complied with its obligations under Section 6.1 and Section 6.2 prior to asserting the right to terminate arising pursuant to this Section 8.1(b)(ii); or
(iii) if the Required Company Stockholder Approval shall not have been obtained upon a vote taken thereon at the Company Stockholder Meeting duly convened therefor or at any adjournment or postponement thereof;
(c) by the Company, in the event that:
(i) (A) the Company is not in breach of this Agreement such that Parent has the right (or would have the right following notice and an opportunity to cure, if applicable) to terminate this Agreement pursuant to Section 8.1(d)(i), (B) Parent and/or Merger Sub shall have breached or otherwise failed to perform any of their respective covenants or agreements, or other obligations under this Agreement, or any of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall have become or been inaccurate, which breach, failure to perform or inaccuracy, individually or in the aggregate with other such breaches, failures to perform or inaccuracies, would reasonably be expected to prevent, materially impede or materially delay the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement (including the Merger), and (C) such breach, failure to perform or inaccuracy of Parent and/or Merger Sub is not cured within twenty (20) Business Days following the Company’s delivery of written notice to Parent of such breach, failure to perform or inaccuracy; or
(ii) prior to receipt of the Required Company Stockholder Approval, (A) the Company Board (or a committee thereof) shall have determined to terminate this Agreement in accordance with the terms set forth in Section 5.3 in order to substantially concurrently with such termination enter into a definitive agreement with respect to a Superior Proposal, and (B) the Company pays Parent the Company Termination Fee payable to Parent pursuant to Section 8.3(b)(ii); or
(iii) (A) the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied as of immediately prior to the Effective Time, but subject to such conditions being able to be satisfied or waived at or prior to the Effective Time) have been satisfied or waived at or prior to the Effective Time (after giving effect to any extensions thereof in accordance with this Agreement), (B) Merger Sub shall have failed to consummate the Merger in accordance with Article II, (C) the Company has delivered written notice to Parent indicating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(c)(iii) if Merger Sub fails to consummate the Merger within three (3) Business Days following the date of the Company’s delivery of such notice (with such notice stating the basis for such termination) and indicating that the Company is ready, willing and able to consummate the Merger on the date such notice is delivered and through the end of the next succeeding three (3) Business Day period, and (D) Merger Sub fails to consummate the Merger prior to the expiration of such three (3) Business Day period; provided that, notwithstanding anything in Section 8.1(b)(i) to the contrary, no party shall be permitted to terminate this Agreement pursuant to Section 8.1(b)(i) during any such three (3) Business Day period following delivery of the notice referred to in clause (3) above;

(d) by Parent in the event that:
(i) (A) Parent and Merger Sub are not in breach of this Agreement such that the Company has the right (or would have the right following notice and an opportunity to cure, if applicable) to terminate this Agreement pursuant to Section 8.1(c), (B) the Company shall have breached or failed to perform any of its covenants or agreements or other obligations under this Agreement that would give rise to the failure of the condition set forth in Section 7.2(b) to be satisfied if such breach or failure to perform were continuing as of immediately prior to the Effective Time, or any of the representations and warranties of the Company set forth in this Agreement shall have been or becomes inaccurate, such that the condition set forth in Section 7.2(a) is not capable of being satisfied by the Termination Date, and (C) and such breach, failure to perform or inaccuracy of the Company is not cured within twenty (20) Business Days following Parent’s delivery of written notice to the Company of such breach, failure to perform or inaccuracy; or
(ii) prior to receipt of the Required Company Stockholder Approval, (A) a Company Board Recommendation Change shall have occurred, or (B) a tender or exchange offer constituting an Acquisition Proposal shall have been publicly commenced by a Person who is not an Affiliate or Representative of Parent and the Company fails to publicly reaffirm the Company Board Recommendation publicly announced, within ten (10) Business Days after the commencement of such tender or exchange offer; provided that Parent’s right to terminate this Agreement pursuant to this Section 8.1(d)(ii) shall expire upon receipt of the Required Company Stockholder Approval.
8.2 Notice of Termination; Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 8.1 shall be effective immediately upon the delivery of written notice by the terminating party to the other party or parties hereto, as applicable, specifying the provision or provisions pursuant to which such termination is being effected. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall be of no further force or effect and there shall be no liability of any party or parties hereto (or any director, officer, employee, Affiliate, agent or other representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for the last sentence of Section 5.2(b), the penultimate sentence of Section 6.5, the terms of Section 5.11(f), this Section 8.2, Section 8.3 and Article IX and the terms of the Confidentiality Agreement, each of which shall survive the termination of this Agreement, and (b) that except as provided in Section 8.3(e) and Section 9.8(c), nothing herein shall relieve any party or parties hereto, as applicable, from any liability or damage resulting from any fraud or Willful Breach of this Agreement that occurs prior to such termination (which, in each case and subject to Section 8.3(e), the parties acknowledge and agree will not be limited to reimbursement of expenses or out-of-pocket costs, and such damages may include the benefit of the bargain lost by the non-breaching party, taking into consideration relevant matters, including opportunity costs, lost profits, and the time value of money). The parties hereto acknowledge and agree that, to the extent Parent or Merger Sub are required to pay damages or the Parent Termination Fee in connection with the termination of this Agreement that, subject to the Parent Liability Limitation, exceeds the Company’s expenses or out-of-pocket costs incurred in connection with this Agreement and the transactions contemplated hereby, including any disputes related thereto, such excess (the “Company Stockholder Damages”) represents an amount of damages payable in respect of losses suffered by the Persons who are Company Stockholders as of the date on which this Agreement is terminated in respect of Company Shares.
8.3 Fees and Expenses.
(a) General. Except as set forth in Section 6.11(f) or this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Merger is consummated.
(b) Company Termination Fee. The Company shall pay to Parent $41,179,000.00 (the “Company Termination Fee”), by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, in the event that:
(i) (A) this Agreement is terminated by Parent or the Company pursuant to (i) Section 8.1(b)(iii), (ii) Section 8.1(b)(i) (provided, that (x) the conditions set forth in Section 7.1(b) and Section 7.1(c) are satisfied at the time of such termination pursuant to Section 8.1(b)(i), (y) the condition set forth in Section 7.1(a) is not satisfied at such time and (z) with respect to such a termination by the Company, the right to terminate this Agreement pursuant to Section 8.1(b)(i) is then available to Parent) or

(iii) Section 8.1(d)(i); (B) following the execution and delivery of this Agreement and prior to such termination of this Agreement, a bona fide Acquisition Proposal shall have been publicly announced or shall have become publicly disclosed or publicly known (in the case of termination pursuant to Section 8.1(b)(i), prior to the date of the Company Stockholder Meeting (or at any adjournment or postponement thereof) at which a vote was taken on the adoption of this Agreement) and, in any case, shall not have been withdrawn or otherwise abandoned; and (C) within twelve (12) months following such termination of this Agreement, the Company enters into a definitive agreement with respect to such Acquisition Transaction that is later consummated or consummates such Acquisition Transaction; in which case the Company Termination Fee shall be payable within two (2) Business Days after the consummation of such Acquisition Transaction;
(ii) this Agreement is terminated by the Company pursuant to Section 8.1(c)(ii), in which case the Company Termination Fee shall be payable substantially concurrently with such termination; or
(iii) this Agreement is terminated by Parent pursuant to Section 8.1(d)(ii), in which case the Company Termination Fee shall be payable within two (2) Business Days after such termination.
For purposes of the references to an “Acquisition Proposal” or an “Acquisition Transaction” in Section 8.3(b)(i), all references to “more than twenty percent (20%)” in the definition of “Acquisition Transaction” shall be deemed to be references to “more than fifty percent (50%).”
(c) Parent Termination Fee. Parent shall pay to the Company $98,829,000.00 (the “Parent Termination Fee”), by wire transfer of immediately available funds to an account or accounts designated in writing by the Company, in the event that this Agreement is terminated:
(i) by the Company pursuant to (A) Section 8.1(c)(i) or (B) Section 8.1(c)(iii); or
(ii) by Parent pursuant to Section 8.1(b)(i) under circumstances in which the Company would have been entitled to terminate the Agreement pursuant to Section 8.1(c)(i) or Section 8.1(c)(iii) at the time of such termination.
The Parent Termination Fee shall be payable by Parent to the Company within two (2) Business Days after any such termination.
(d) Single Payment Only. The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Company Termination Fee on more than one (1) occasion and in no event shall Parent be required to pay the Parent Termination Fee on more than one (1) occasion, whether or not the Company Termination Fee or Parent Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.
(e) Termination Fees as Liquidated Damages. The parties acknowledge that the agreements contained in Section 8.3(b) are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty, and that, without these agreements, the parties would not enter into this Agreement. Notwithstanding anything herein to the contrary, in the event the Agreement is terminated under the circumstances in which the Company Termination Fee or Parent Termination Fee, as applicable, is payable, the payment by the Company of the Company Termination Fee pursuant to Section 8.3(b) and the payment by Parent of the Parent Termination Fee pursuant to Section 8.3(c) (including, in each case, any additional amount payable pursuant to this Section 8.3(e)) shall be the sole and exclusive remedy of Parent, Merger Sub, their respective Affiliates and the Representatives of each of the foregoing or the Company, its Affiliates and the Representatives of each of the foregoing (including against the Debt Financing Sources), as applicable, in the event of termination of this Agreement under circumstances requiring the payment of a Company Termination Fee pursuant to Section 8.3(b) or payment of a Parent Termination Fee pursuant to Section 8.3(c). If the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 8.3, and, in order to obtain the payment, Parent or the Company, as the case may be, commences a Legal Proceeding which results in a judgment against the other party, with respect to Parent or Merger Sub, or either other party, with respect to the Company, for the payment set forth in this Section 8.3, such paying party shall pay the other party or parties, as applicable, its or their reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Legal Proceeding not to exceed $5,000,000, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received. Notwithstanding the foregoing, but for the avoidance of doubt subject to the Parent Liability Limitation, payment of the Company Termination Fee or the Parent Termination Fee, as applicable, will not relieve either party from liability for any fraud or Willful Breach.
8.4 Transfer Taxes. Except as expressly provided in Section 2.7(m), all transfer, documentary, sales, use, stamp, registration, value-added and other similar Taxes and fees incurred in connection with the transaction contemplated by this Agreement and the transactions contemplated hereby shall be paid by Parent and Merger Sub when due.
8.5 Amendment. To the extent permitted by applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the parties hereto at any time prior to the Effective Time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company; provided, however, that any amendment following the receipt of the Required Company Stockholder Approval for which further approval of the Company Stockholders is required under the DGCL shall subject to the approval of the Company Stockholders by the same votes required to obtain the Required Company Stockholder Approval. Notwithstanding anything else to the contrary herein, no amendment, modification or alteration to this sentence of Section 8.5 or the provisions of Section 8.3(e), Section 9.3, Section 9.6, Section 9.9, Section 9.10, Section 9.11 and Section 9.13 (in each case, solely to the extent that it relates to the Debt Financing Sources) (and any related definitions to the extent an amendment, modification or alteration of such definitions would modify the substance of any of the foregoing provisions) in any manner materially adverse to the Debt Financing Sources shall be effective as to the Debt Financing Sources without the prior written consent of the Debt Financing Sources.
8.6 Extension; Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto (it being agreed that any extension or waiver by Parent also shall be an effective extension or waiver by Merger Sub) may, to the extent permitted by applicable Law and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver (it being agreed that any agreement to an extension or waiver by Parent also shall be an effective extension or waiver by Merger Sub) shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law.
ARTICLE IX
GENERAL PROVISIONS
9.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time or are to be performed (in whole or in part) following the Effective Time shall survive the Effective Time in accordance with their respective terms. After the Effective Time, none of Parent, Merger Sub or the Surviving Corporation shall be permitted to claim that any breach by the Company of any of its representations, warranties, covenants or obligations under this Agreement results in a failure of a condition to consummate the Merger or excuses performance by Parent, Merger Sub or the Surviving Corporation of any of its obligations hereunder.

9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) two (2) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (b) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (c) immediately upon delivery by hand or email, or (d) on the date of receipt, if delivered by facsimile, in each case, to the intended recipient as set forth below (or to such other recipient or address as designated in a written notice to the other parties hereto in accordance with this Section 9.2):
(a)	if to Parent or Merger Sub, to:

c/o Thoma Bravo, L.P.
One Market Plaza, Suite 2400,
San Francisco, CA 94105
	Attention:	A.J. Rohde
Peter Hernandez
	Email:	arohde@thomabravo.com
phernandez@thomabravo.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
	Attention:	Joshua M. Zachariah
David E. Johanson
	Email:	jzachariah@goodwinlaw.com
djohanson@goodwinlaw.com

(b)	if to the Company, to:

NextGen Healthcare, Inc.
	Attention:	Jeffrey Linton, General Counsel
	Email:	jlinton@nextgen.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
650 Town Center Drive, 20th Floor
Costa Mesa, California 92626
	Attention:	Michael A. Treska
Darren J. Guttenberg
	E-mail:	michael.treska @lw.com
darren.guttenberg@lw.com
9.3 Assignment. No party may assign (by operation of Law or otherwise) either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, that each of Parent and Merger Sub shall have the right, without the prior written consent of the Company, to assign all or any portion of their respective rights, and obligations hereunder to any debt financing sources (including the Debt Financing Sources) for purposes of creating a security interest herein or otherwise assigning as collateral in respect of any debt financing (including the Debt Financing or any other debt financing), but no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Agreement will be void ab initio.

9.4 Confidentiality. Parent, Merger Sub and the Company hereby acknowledge that Parent and the Company have previously executed a Confidentiality Agreement, dated as of June 24, 2023 (as amended, the “Confidentiality Agreement”), which will continue in full force and effect in accordance with its terms.
9.5 Entire Agreement. This Agreement (including any schedules, annexes and exhibits hereto) and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Annexes hereto, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, however, that the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF THE PARTIES HERETO EXPRESSLY CONTAINED IN THIS AGREEMENT, NEITHER PARENT, MERGER SUB, ANY OF THEIR RESPECTIVE AFFILIATES OR ANY REPRESENTATIVES OF ANY OF THE FOREGOING, ON THE ONE HAND, NOR THE COMPANY, ANY OF ITS AFFILIATES OR ANY REPRESENTATIVE OF ANY OF THE FOREGOING, ON THE OTHER HAND, MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER, AND EACH PARTY (INDIVIDUALLY AND ON BEHALF OF ITS AFFILIATES AND THEIR RESPECTIVE REPRESENTATIVES) HEREBY DISCLAIMS AND AGREES AND ACKNOWLEDGES THAT IT, ITS AFFILIATES AND THEIR RESPECTIVE REPRESENTATIVES HAVE NOT RELIED ON ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED (INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE), OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION OR REPRESENTATIONS OR WARRANTIES, MADE WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.
9.6 Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except (a) as set forth in or contemplated by the terms and provisions of Section 6.7 and Section 6.11(b), (b) from and after the Effective Time, the rights of Company Stockholders and the holders of other Company Securities to receive the Merger Consideration, the Option Consideration, the PSU Consideration, the DSU Consideration, the Vested Restricted Stock Consideration or the Unvested Restricted Stock Consideration, as applicable, as provided in Article II; (c) the rights of Company to receive the Company Stockholder Damages on behalf of the Company Stockholders, as applicable, as provided in Section 8.2, and (d) any claims that the Company may assert against the Investor, if, as and when required pursuant to the terms and conditions of the Limited Guarantee or the rights of the Company as an express third party beneficiary under the Equity Commitment Letter pursuant to the terms and conditions of the Equity Commitment Letter. In addition to the foregoing, the Debt Financing Sources shall be third party beneficiaries of, and shall be entitled to enforce the provisions of the second sentence of Section 8.3(e), Section 8.4, Section 9.3, this Section 9.6, Section 9.9, Section 9.10, Section 9.11 and Section 9.13 (in each case, solely to the extent that it relates to the Debt Financing Sources).
9.7 Severability. In the event that any term or other provision of this Agreement, or the application thereof, is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be effected as originally contemplated to the fullest extent possible.

9.8 Remedies.
(a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.
(b) The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by the Company, on the one hand, or Parent and/or Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall be entitled (without proof of actual damages or otherwise or posting or securing any bond or other security), in addition to any other remedy to which they are entitled to under law or equity, to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, by the other (as applicable), to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, and, in the case of the Company, to specifically enforce Parent’s obligation to cause the Equity Financing to be funded under the Equity Commitment Letter, or to enforce compliance with, the covenants and obligations of the other under this Agreement or the Equity Commitment Letter. The Company, on the one hand, and Parent and Merger Sub, on the other hand hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement or the Equity Commitment Letter by such party (or parties), and to specifically enforce the terms and provisions of this Agreement or the Equity Commitment Letter to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party (or parties) under this Agreement or the Equity Commitment Letter. Subject to the third sentence of Section 9.8(c), any party’s pursuit of any injunction or specific performance at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such party may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by a party in the case of a breach of this Agreement involving Willful Breach or fraud.
(c) Notwithstanding anything to the contrary set forth in this Agreement, under no circumstances will the collective monetary damages payable by Parent, Merger Sub or the Investor or any of their respective Affiliates for breaches under this Agreement, the Limited Guarantee or the Equity Commitment Letter exceed an amount equal to the amount of the Parent Termination Fee plus the amounts of the Reimbursement Obligations in the aggregate for all such breaches (the “Parent Liability Limitation”). In no event will the Company be entitled to seek or obtain any monetary recovery or monetary award in excess of the Parent Liability Limitation against (A) Parent, Merger Sub or the Investor; and (B) the former, current and future holders of any equity, controlling persons, directors, officers, agents and attorneys, Affiliates (other than Parent, Merger Sub or the Investor), Representatives, members, managers, general or limited partners, stockholders and assignees of each of Parent, Merger Sub and the Investor (collectively, the “Parent Related Parties”), and upon payment of the full amount of the Parent Liability Limitation, none of the Parent Related Parties will have any further liability or obligation to the Company relating to or arising out of this Agreement, any agreement executed in connection herewith (including the Limited Guarantee) or the transactions contemplated hereby and thereby (except that the parties (or their Affiliates) will remain obligated with respect to, and the Company and its Subsidiaries may be entitled to remedies with respect to, the Confidentiality Agreement, the Reimbursement Obligations and Section 8.4). The parties acknowledge and agree that while the Company may pursue a grant of specific performance in accordance with Section 9.8(b) and payment of monetary damages up to the Parent Liability Limitation, in no event shall the Company be entitled to obtain both (x) a grant of specific performance pursuant to Section 9.8(b) that results in the Closing occurring and (y) payment of monetary damages or of all or any portion of the Parent Termination Fee. Notwithstanding anything herein to the contrary and for the avoidance of doubt, but subject to the immediately preceding sentence, (A) nothing in this Section 10.10(c) shall limit in any way the Company’s right to an injunction, specific performance or other equitable remedy in accordance with Section 10.10(a), and (B) nothing in this Section 9.8(c) or Section 9.3 shall limit the remedies of the parties under the Confidentiality Agreements.

9.9 Governing Law. This Agreement, including any claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance thereof or the transactions contemplated hereby, shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Notwithstanding anything in this Agreement to the contrary, each of the parties hereto agrees that, except as specifically set forth in the Definitive Financing Agreements, any debt commitment letter, any claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance thereof or the transactions contemplated hereby, or the Definitive Financing Agreements, any debt commitment letter, the Debt Financing or the performance of services thereunder or related thereto, in each case, involving any Debt Financing Source will be governed by, construed in accordance with and enforced under the Laws of the State of New York.
9.10 Consent to Jurisdiction. Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 or in such other manner as may be permitted by applicable Law, and nothing in this Section 9.10 shall affect the right of any party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, the state or federal courts in the State of Delaware) in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect thereof; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state or federal court in the State of Delaware); (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Notwithstanding anything in this Agreement to the contrary, each of the parties hereto agrees that it will not bring or support any Legal Proceedings against the Debt Financing Sources arising out of or relating to this Agreement, including any dispute arising out of relating in any way to the Debt Financing or the performance thereof, in any forum other than a court of competent jurisdiction located within the Borough of Manhattan in the City of New York, New York, whether a state or Federal court.
9.11 WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE LIMITED GUARANTEE, THE EQUITY COMMITMENT LETTER, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, ANY DEFINITIVE FINANCING AGREEMENTS, ANY DEBT COMMITMENT LETTER, THE DEBT FINANCING OR THE EQUITY FINANCING (INCLUDING ANY SUCH LEGAL PROCEEDING INVOLVING FINANCING SOURCES IN CONNECTION WITH THE FINANCING DESCRIBED IN THIS AGREEMENT) OR THE NEGOTIATION, ADMINISTRATION, VALIDITY, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT, THE LIMITED GUARANTEE OR THE EQUITY COMMITMENT LETTER. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION

OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
9.12 Disclosure Letter References. The parties hereto agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding section or subsection of this Agreement, and (b) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure.
9.13 Debt Financing Sources. The Company, on behalf of itself, and its Subsidiaries and each of their respective controlled Affiliates, hereby agrees that none of the Debt Financing Sources shall have any liability to the Company or any of its Subsidiaries or any of their respective controlled Affiliates based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement, any documents, certificates, instruments or other papers that are reasonably required for the consummation of the transactions contemplated herein (the “Ancillary Documents”), or any of the transactions contemplated hereunder or thereunder (including the Debt Financing); (b) the negotiation, execution or performance of this Agreement or any of the Ancillary Documents (including any representation or warranty made in connection with, or as an inducement to, this Agreement or any of the Ancillary Documents); (c) any breach or violation of this Agreement or any of the Ancillary Documents; and (d) any failure of any of the transactions contemplated hereunder or thereunder (including the Debt Financing) to be consummated; provided, that notwithstanding the foregoing, nothing in this Section 9.13 shall in any way limit or modify the rights and obligations of Parent or Merger Sub under this Agreement or any Debt Financing Source’s obligations to Parent or Merger Sub under any Definitive Financing Agreement (it being understood that following consummation of the Merger, nothing in this Section 9.13 shall limit the rights of any of the parties to any Definitive Financing Agreement).
9.14 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no Parent Related Parties (other than the Investor to the extent set forth in the Limited Guarantee or Equity Commitment Letter or under the Confidentiality Agreement) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith.
9.15 No Presumption Against Drafting Party. Each of Parent, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.
9.16 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission, including by e-mail attachment, shall be effective as delivery of a manually executed counterpart of this Agreement.
(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.
NEXT HOLDCO, LLC

By:	/s/ A.J. Rhode
Name:	A.J. Rhode
Title:	President

NEXT MERGER SUB, INC.

By:	/s/ A.J. Rhode
Name:	A.J. Rhode
Title:	President

NEXTGEN HEALTHCARE, INC.

By:	/s/ David Sides
Name:	David Sides
Title:	President and Chief Executive Officer
(Signature Page to Agreement and Plan of Merger)

ANNEX A-1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION
[Separately Attached]

ANNEX A-2

AMENDED AND RESTATED BYLAWS OF THE SURVIVING CORPORATION
[Separately Attached]

Annex B

September 5, 2023
Board of Directors
NextGen HealthCare, Inc.
3525 Piedmont Road NE
Atlanta, GA 30305
Members of the Board:
We understand that NextGen Healthcare, Inc., a Delaware corporation (the “Company”), Next Parent LP, a Delaware limited partnership (“Parent”), and Next Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger substantially in the form of the draft dated September 5, 2023 (the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company (the “Merger”). Pursuant to the Merger, the Company will become a wholly owned subsidiary of Parent, and each outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), other than (i) shares owned by Parent, Merger Sub or the Company or by any of their direct or indirect wholly owned subsidiaries as of immediately prior to the effective time of the Merger, (ii) shares held by holders who are entitled to demand, and have properly and validly demanded, their statutory rights of appraisal in respect of such shares of Company Common Stock, in compliance in all respects with Section 262 of the General Corporation Law of the State of Delaware or (iii) any shares of Company Common Stock subject to Vested Company Restricted Stock Awards, Unvested Company Restricted Stock Awards, or Company DSU Awards (each as defined in the Merger Agreement) as of immediately prior to the effective time of the Merger (clauses (i), (ii) and (iii), collectively, the “Excluded Shares”), will be automatically converted into the right to receive $23.95 per share in cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.
You have asked for our opinion as to whether the Merger Consideration to be received by the holders of shares of the Company Common Stock (other than holders of the Excluded Shares) pursuant to the Merger Agreement is fair, from a financial point of view, to such holders of shares of Company Common Stock.
For purposes of the opinion set forth herein, we have:
1)	Reviewed certain publicly available financial statements and other business and financial information of the Company;
2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company;
3)	Reviewed certain financial projections prepared by the management of the Company;
4)	Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;
5)	Reviewed the reported prices and trading activity for the Company Common Stock;
6)
Compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other publicly-traded companies comparable with the Company and their securities;

7)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;
8)	Participated in certain discussions and negotiations among representatives of the Company and Parent and their legal advisors;
9)
Reviewed the Merger Agreement, the draft equity commitment letter from Thoma Bravo Discover Fund IV, L.P. to Parent, substantially in the form of the draft dated September 4, 2023 (the “Commitment Letter”) and certain related documents; and

10)	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company, and formed a substantial basis for this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company. We express no view as to such financial projections or the assumptions on which they were based. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions material to our analysis, including, among other things, that Parent will obtain financing in accordance with the terms set forth in the Commitment Letter and that the definitive Merger Agreement will not differ in any material respect from the draft thereof furnished to us. We do not express any view on, and this opinion does not address, any other aspect of the Merger Agreement or the transactions contemplated thereby or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into in connection therewith. Morgan Stanley has assumed that, in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Our opinion does not address the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Merger Consideration to be received by the holders of shares of the Company Common Stock (other than the holders of the Excluded Shares) in the Merger. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.
We have acted as financial advisor to the Board of Directors of the Company in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have provided financial advisory and financing services to Thoma Bravo, LLC (“Thoma Bravo”) (the ultimate controlling equity holder of Parent) and certain of its affiliates and their affiliated funds’ respective portfolio companies (collectively, the “Thoma Bravo Related Entities”), and, in each case, have received fees in connection with such services. Neither we nor any of our affiliates have been engaged on any financial advisory or financing assignments for the Company, nor have we received any fees for such services from the Company during the two years prior to the date hereof. Morgan Stanley may also seek to provide financial advisory and/or financing services to the Company, Parent, Thoma Bravo and the Thoma Bravo Related Entities and their respective affiliates in the future and would expect to receive fees for the rendering of these services.
Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Thoma Bravo, the Thoma Bravo Related Entities, Parent, the Company and their respective affiliates, or any other company, or any currency or commodity, that may be involved in the Merger, or any related derivative instrument. In addition, Morgan Stanley, its affiliates, directors or officers, including individuals working with the Company in connection with the transactions contemplated by the Merger Agreement, may have committed and may commit in the future to invest in private equity funds managed by Thoma Bravo.
This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with the Merger if such inclusion is required by applicable law or regulation. In addition, Morgan Stanley expresses no opinion or recommendation as to how the stockholders of the Company should vote at the stockholders’ meeting to be held in connection with the Merger.
Based on and subject to the foregoing, we are of the opinion on the date hereof that the Merger Consideration to be received by the holders of shares of Company Common Stock (other than the holders of Excluded Shares) pursuant to the Merger Agreement is fair from a financial point of view to such holders of shares of the Company Common Stock.
Very truly yours,

MORGAN STANLEY & CO. LLC

By:	/s/ Edward A. Smith
Edward A. Smith
Managing Director

NEXTGEN HEALTHCARE, INC.
18111 VON KARMAN AVE, SUITE 600
IRVINE, CA 92612

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0000620935_1 R1.0.0.6

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
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NEXTGEN HEALTHCARE, INC.
Special Meeting of Stockholders
November 7, 2023 9:00 AM, Pacific Time
This proxy is solicited by the Board of Directors

The undersigned hereby appoints James R. Arnold, Jr. and Jeffrey D. Linton (the "Named Proxies"), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of NextGen Healthcare, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS' RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any continuation, adjournment, or postponement thereof.

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0000620935_2 R1.0.0.6

Continued and to be signed on reverse side